Exhibit 10.6

$40,000,000

ABL CREDIT AGREEMENT

among

JILL HOLDINGS LLC,

as Parent,

JILL ACQUISITION LLC,

as Company,

CERTAIN SUBSIDIARIES OF JILL ACQUISITION LLC FROM TIME TO TIME

PARTY HERETO,

THE LENDERS PARTY HERETO

and

CIT FINANCE LLC,

as Administrative Agent and Collateral Agent

dated as of May 8, 2015

JEFFERIES FINANCE LLC and MACQUARIE CAPITAL (USA) INC.,

as Co-Syndication Agents

and

JEFFERIES FINANCE LLC and MACQUARIE CAPITAL (USA) INC.,

as Joint Lead Arrangers and Joint Book Running Managers

(i)

SECTION 6.	Conditions Precedent to Credit Events on the Effective Date	95

6.01	Effective Date; Notes	95
6.02	Officer’s Certificate	95
6.03	Opinions of Counsel	95
6.04	Company Documents; Proceedings; etc	95
6.05	Initial Borrowing Base Certificate	95
6.06	Financial Statements; Pro Forma Balance Sheet; Projections	95
6.07	Consummation of the Equity Contribution and Acquisition	96
6.08	Reserved	96
6.09	Fees, etc	96
6.10	Intercreditor Agreement	96
6.11	Security Agreements	96
6.12	Term Loan Agreement; Other Indebtedness	97
6.13	Solvency Certificate; Insurance Certificates	98
6.14	Patriot Act	98
6.15	No Company Material Adverse Effect	98
6.16	Purchase Agreement Representations and Specified Representations	98

SECTION 7.	Conditions Precedent to All Credit Events	99

7.01	No Default; Representations and Warranties	99
7.02	Notice of Borrowing; Letter of Credit Request	99
7.03	Borrowing Base Limitations	99
7.04	Borrower Status	99

SECTION 8.	Representations, Warranties and Agreements	100

8.01	Company Status	100
8.02	Power and Authority	100
8.03	No Violation	101
8.04	Approvals	101
8.05	Financial Statements; Financial Condition; Projections	101
8.06	Litigation	102
8.07	True and Complete Disclosure	102
8.08	Use of Proceeds; Margin Regulations	102
8.09	Tax Returns and Payments	103
8.10	Compliance with ERISA	103
8.11	Security Documents	104
8.12	Properties	104
8.13	OFAC	104
8.14	Patriot Act/FCPA	105
8.15	Compliance with Statutes	105
8.16	Investment Company Act	105
8.17	Environmental Matters	105
8.18	Employment and Labor Relations	106
8.19	Intellectual Property, Etc	106
8.20	Insurance	106
8.21	Borrowing Base Calculation	107

(ii)

SECTION 9.	Affirmative Covenants	107

9.01	Information Covenants	107
9.02	Books, Records and Inspections; Quarterly Conference Calls	112
9.03	Maintenance of Property; Insurance	112
9.04	Existence; Franchises	113
9.05	Compliance with Statutes, etc	113
9.06	Compliance with Environmental Laws	114
9.07	ERISA	114
9.08	End of Fiscal Years; Fiscal Quarters	115
9.09	[Reserved]	115
9.10	Payment of Taxes	115
9.11	Use of Proceeds	115
9.12	Additional Security; Further Assurances; etc	115
9.13	Certain Matters Regarding Collateral	118
9.14	Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases	118
9.15	Inventory	119
9.16	Permitted Acquisitions	119
9.17	Ownership of Subsidiaries	120

SECTION 10.	Negative Covenants	120

10.01	Liens	120
10.02	Consolidation, Merger, Purchase or Sale of Assets, etc	124
10.03	Dividends	127
10.04	Indebtedness	129
10.05	Advances, Investments and Loans	132
10.06	Transactions with Affiliates	136
10.07	Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc	137
10.08	Limitation on Certain Restrictions on Restricted Subsidiaries	138
10.09	Business; etc	139
10.10	Restricted and Unrestricted Subsidiaries	139
10.11	Fixed Charge Coverage Ratio	140
10.12	No Additional Deposit Accounts; etc	140

SECTION 11.	Events of Default	140

11.01	Events of Default	140
11.02	Rescission	144
11.03	Application of Proceeds	144
11.04	Cure Right	145

SECTION 12.	The Administrative Agent and the Collateral Agent	147

12.01	Appointment	147
12.02	Nature of Duties	147
12.03	Lack of Reliance on the Administrative Agent	148
12.04	Certain Rights of the Agents	149
12.05	Reliance	149
12.06	Indemnification	150

(iii)

12.07	The Administrative Agent in its Individual Capacity	150
12.08	Holders	151
12.09	Resignation by the Administrative Agent	151
12.10	Collateral Matters	152
12.11	Delivery of Information	154
12.12	Withholding	155
12.13	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	155

SECTION 13.	Miscellaneous	156

13.01	Expenses; Indemnity; Damage Waiver; Costs and Expenses	156
13.02	Right of Setoff	158
13.03	Notices	159
13.04	Benefit of Agreement; Assignments; Participations	160
13.05	No Waiver; Remedies Cumulative	164
13.06	Payments Pro Rata	164
13.07	Calculations; Computations	165
13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	167
13.09	Counterparts	168
13.10	Effectiveness	168
13.11	Headings Descriptive	168
13.12	Amendment or Waiver; etc	168
13.13	Survival	172
13.14	Domicile of Loans	172
13.15	Register	172
13.16	Confidentiality	173
13.17	Special Notice Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States	174
13.18	Patriot Act	174
13.19	OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENTS; ETC	174
13.20	Interest Rate Limitation	175
13.21	No Fiduciary Duty	175
13.22	Release of Borrowers	176
13.23	Post-Closing Actions	176
13.24	Revival and Reinstatement of Obligations	177
13.25	Lender Action	177
13.26	Cash Management Banks and Hedging Creditors	177

SECTION 14.	Nature of Borrower Obligations	178

14.01	Nature of Borrower Obligations	178
14.02	Independent Obligation	178
14.03	Authorization	178
14.04	Reliance	179
14.05	Contribution; Subrogation	179
14.06	Waiver	179

(iv)

SECTION 15.	Guaranty	179

15.01	The Guaranty	179
15.02	Obligations Unconditional	180
15.03	Reinstatement	181
15.04	Subrogation; Subordination	181
15.05	Remedies	182
15.06	Instrument for the Payment of Money	182
15.07	Continuing Guarantee	182
15.08	Excluded Swap Obligations; Keepwell	182

(v)

SCHEDULES

SCHEDULE 1.01(a)	Commitments
SCHEDULE 1.01(b)	Borrowers
SCHEDULE 1.01(d)	Immaterial Subsidiaries
SCHEDULE 1.01(e)	Existing Letters of Credit
SCHEDULE 8.12	Real Property
SCHEDULE 8.20	Insurance
SCHEDULE 9.01(f)	Borrowing Base Ancillary Deliverables
SCHEDULE 10.01	Existing Liens
SCHEDULE 10.04	Existing Indebtedness
SCHEDULE 10.08	Restrictive Agreements
SCHEDULE 10.12	Deposit Accounts
SCHEDULE 13.03	Lender Addresses
SCHEDULE 13.23	Post-Closing Matters

EXHIBITS

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Revolving Note
EXHIBIT B-2	Form of Swingline Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D-1	Form of U.S. Tax Compliance Certificate
EXHIBIT D-2	Form of U.S. Tax Compliance Certificate
EXHIBIT D-3	Form of U.S. Tax Compliance Certificate
EXHIBIT D-4	Form of U.S. Tax Compliance Certificate
EXHIBIT E	Form of Officer’s Certificate
EXHIBIT F	Form of Security Agreement
EXHIBIT G	Form of Solvency Certificate
EXHIBIT H	Form of Compliance Certificate
EXHIBIT I	Form of Assignment and Assumption Agreement
EXHIBIT J	Initial Intercreditor Agreement
EXHIBIT K	Reserved
EXHIBIT L	Form of Joinder Agreement
EXHIBIT M	Form of Borrowing Base Certificate

(vi)

ABL CREDIT AGREEMENT, dated as of May 8, 2015, among JILL ACQUISITION LLC, a Delaware limited liability company (the “Company”), J. JILL GIFT CARD SOLUTIONS, INC., a Florida corporation (“Gift Card”), the other Borrowers from time to time party hereto, JILL HOLDINGS LLC, a Delaware limited liability company (“Parent”), the other Guarantors from time to time party hereto, the Lenders from time to time party hereto and CIT FINANCE LLC (“CIT”), as Administrative Agent and Collateral Agent. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, on or prior to the date hereof, JJill Holdings, Inc., a Delaware corporation (“Holdings”), intends to acquire Jill Intermediate LLC (“Jill Intermediate”) and its subsidiaries (the “Acquisition”) pursuant to the terms of that certain Membership Interest Purchase Agreement, dated as of March 30, 2015, by and among Holdings, Jill Intermediate, the members of Jill Intermediate party thereto and JJ Holding Company Limited (as the same may be amended, restated, amended and restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof, and together with all exhibits, schedules and other disclosure letters thereto, collectively, the “Purchase Agreement”), pursuant to which (i) certain equity holders will receive equity interests in JJIP, LLC, and contribute such equity interests to JJill Topco Holdings, L.P. (“Topco”), in exchange for certain equity interests in Topco, (ii) Jill Intermediate will pay off interests under the Commodities Purchase Agreement (as defined in the Purchase Agreement as in effect on the Effective Date) and redeem certain of its other outstanding equity interests, (iii) certain affiliates of the Sponsor and certain other Persons will make direct or indirect contributions of cash to Topco, the proceeds of which will be further used to capitalize Holdings, and (iv) Holdings will purchase all of the remaining outstanding equity interests of Jill Intermediate from its members, all for an aggregate purchase price equal to the Purchase Price (as such term is defined in the Purchase Agreement as in effect on the Effective Date) (collectively, the “Acquisition Consideration”);

WHEREAS, in order to finance, in part, the Acquisition described in the first recital to this Agreement, to pay certain fees and expenses in connection with the Transaction, and to provide for the general corporate purposes and working capital of the Company and its Subsidiaries, Parent and the Borrowers have requested that the Joint Lead Arrangers arrange, and the Lenders provide, a senior secured asset-based revolving credit facility in the form of this Agreement (the “ABL Facility”); and

WHEREAS, subject to and upon the terms and conditions set forth herein, the Joint Lead Arrangers have arranged, and the Lenders are willing to make available to the Borrowers, the ABL Facility.

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABL Facility” shall have the meaning provided in the Recitals to this Agreement.

“ABL Facility Priority Collateral” shall have the meaning provided in the Initial Intercreditor Agreement.

“ABL Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank designated in writing by the Company (with the consent of all parties to the respective such Cash Management Agreement) to the Administrative Agent as an “ABL Secured Cash Management Agreement” for purposes of this Agreement and the other Credit Documents on or prior to the date of entering into such agreement (or in the case of any Cash Management Agreement existing on the Effective Date, within 30 days after the Effective Date); provided, that (a) a Cash Management Agreement may not be so designated, and will not constitute an ABL Secured Cash Management Agreement, if it is secured by any Term Loan Priority Collateral on a basis prior to the Obligations pursuant to this Agreement (whether secured on a pari passu basis with the Term Loan Obligations or otherwise) and (b) such Cash Management Agreement (and related obligations) shall be permitted in accordance with the terms of this Agreement.

“ABL Secured Hedging Agreement” shall mean each Interest Rate Protection Agreement and/or Other Hedging Agreement entered into by one or more Credit Parties (which may be guaranteed by any other Credit Parties) with any Lender Counterparty designated in writing by the Company (with the consent of all parties to the respective such Interest Rate Protection Agreement and/or Other Hedging Agreement) to the Administrative Agent as an “ABL Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents within 30 days of entering into such agreement (or in the case of any Interest Rate Protection Agreement existing on the Effective Date, within 30 days after the Effective Date); provided, that (a) an Interest Rate Protection Agreement and/or Other Hedging Agreement may not be so designated, and will not constitute an ABL Secured Hedging Agreement, if it is secured by any Term Loan Priority Collateral on a basis prior to the Obligations pursuant to this Agreement (whether secured on a pari passu basis with the Term Loan Obligations or otherwise) and (b) such Interest Rate Protection Agreement and/or Other Hedging Agreement (and related obligations) shall be permitted in accordance with the terms of this Agreement.

“Account” shall mean an “account” as such term is defined in Article 9 of the UCC, and any and all supporting obligations in respect thereof.

“Account Debtor” shall mean each Person who is obligated on an Account.

“Acquired Entity or Business” shall mean either (a) all or substantially all of the assets constituting a business, division or product line of any Person not already a Subsidiary of the Company, or (b) 50.1% or more of the Equity Interests of any such Person (including by way of merger), which Person shall, as a result of the acquisition of such Equity Interests, become a Restricted Subsidiary of the Company (or shall be merged with and into any Borrower or any Restricted Subsidiary of any Borrower).

“Acquisition” shall have the meaning provided in the Recitals to this Agreement.

“Acquisition Consideration” shall have the meaning provided in the Recitals to this Agreement.

“Additional Security Documents” shall have the meaning provided in Section 9.12(a).

“Administrative Agent” shall mean CIT, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Administrative Agent’s Account” shall have the meaning provided in Section 5.03(d).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in such form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender (other than an Affiliated Person) or any of their respective Affiliates shall be considered an Affiliate of Parent or any Subsidiary thereof.

“Affiliated Person” shall have the meaning provided in Section 13.04(b).

“Agent Advance” shall have the meaning provided in Section 2.01(e).

“Agent Advance Period” shall have the meaning provided in Section 2.01(e).

“Agents” shall mean and include, collectively, the Administrative Agent, the Collateral Agent and the Co-Syndication Agents; and “Agent” shall mean any of them.

“Aggregate Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans, Agent Advances and Swingline Loans then outstanding and (b) the aggregate amount of all Letter of Credit Outstandings at such time.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (a) the aggregate amount of all cash paid (or to be paid) by Parent or any of its Subsidiaries to the seller in connection with such Permitted Acquisition, including all contingent cash purchase price, earn-out, non-compete and other similar cash-pay obligations of Parent or any of its Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by Parent), (b) the aggregate principal amount of all Indebtedness of the seller in such Permitted Acquisition, or any entity acquired in connection with such Permitted Acquisition, assumed, incurred or refinanced by Parent or any of its Subsidiaries and/or issued by Parent and its Subsidiaries to the seller as consideration for such Permitted Acquisition (including, as applicable, Permitted Acquired Debt), (c) the aggregate liquidation preference of all Preferred Equity issued (or to be issued) by Parent or any of its Subsidiaries to the seller as consideration in connection with such proposed Permitted Acquisition and (d) the Fair Market Value (as determined in good faith by the senior management of Parent) of all other consideration paid (or to be paid) by Parent or its Subsidiaries in connection with such Permitted Acquisition, including, if applicable, Parent Common Stock or Qualified Preferred Stock of Parent; provided, that any future payment that is subject to a contingency shall be considered Aggregate Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Parent, the Borrowers or any of their Restricted Subsidiaries.

“Agreement” shall mean this ABL Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Annual Financial Statements” shall mean the audited consolidated balance sheets of Jill Intermediate and its Subsidiaries as of each of January 28, 2012, February 2, 2013, and February 1, 2014, respectively, and related statements of operations, member’s equity and cash flows of Jill Intermediate and its Subsidiaries for the Fiscal Years ended of January 28, 2012, February 2, 2013, and February 1, 2014, respectively.

“Anticipated Cure Deadline” shall have the meaning assigned to such term in Section 11.04.

“Applicable Commitment Commission Percentage” shall mean (a) from the Effective Date to the last day of the calendar month immediately preceding the date of delivery to the Administrative Agent of the quarterly financial statements required by Section 9.01(a) for the first full Fiscal Quarter ended after the Effective Date, 0.375%, and (b) thereafter, (i) for each calendar quarter during which Historical Excess Availability is greater than 50% of Availability, 0.375%, and (ii) for each calendar quarter during which Historical Excess Availability is less than or equal to 50% of Availability, 0.25%. From and after any Extension, with respect to any Extended Revolving Loan Commitments and Extended Loans, the Applicable Commitment Commission Percentage specified for such Extended Revolving Loan Commitments and Extended Loans shall be those set forth in the applicable definitive documentation thereof. Each change in the Applicable Commitment Commission Percentage resulting from a change in Historical Excess Availability shall be effective with respect to all Loans and Letters of Credit outstanding on and after the first day of the calendar month immediately following the date of delivery to the Administrative Agent of the Borrowing Base Certificate required by Section 9.01(f) with respect to a fiscal period that is the final month in a Fiscal Quarter indicating such change until the last day of the calendar month immediately preceding the next date of delivery of such Borrowing Base Certificate with respect to a fiscal period that is the final month of a Fiscal Quarter indicating another such change. Notwithstanding the foregoing, Applicable Commitment Commission Percentage shall be calculated in accordance with clause (b)(i) above at any time during which the Company has failed to deliver the Borrowing Base Certificate required by Section 9.01(f).

“Applicable Margin” shall mean:

(a) from the Effective Date to the last Business Day of the calendar month immediately preceding the date of delivery to the Administrative Agent of the Borrowing Base Certificate required by Section 9.01(f) for the first month following the first full Fiscal Quarter ended after the Effective Date, a rate per annum equal to (i) in the case of Base Rate Loans, 1%, and (b) in the case of LIBOR Loans, 2%.

(b) at all times thereafter, a rate per annum equal to the rate set forth below for the applicable Type of Loan opposite the applicable Historical Excess Availability:

Level	Historical Excess Availability	Revolving Loans Maintained as LIBOR Loans	Revolving Loans and Swingline Loans Maintained as Base Rate Loans
I	Greater than 50% of Availability	1.50%	0.50%

II	Less than or equal to 50% of Availability	1.75%	0.75%

Each change in the Applicable Margin resulting from a change in Historical Excess Availability shall be effective with respect to all Loans and Letters of Credit outstanding on and after the first Business Day of the calendar month immediately following the date of delivery to the Administrative Agent of the Borrowing Base Certificate required by Section 9.01(f) with respect to a fiscal period that is the final month in a Fiscal Quarter indicating such change until the last Business Day of the calendar month immediately preceding the next date of delivery of such Borrowing Base Certificate with respect to a fiscal period that is the final month of a Fiscal Quarter indicating another such change. Notwithstanding the foregoing, Historical Excess Availability shall be deemed to be in Level II at any time during which the Company has failed to deliver the Borrowing Base Certificate required by Section 9.01(f).

“Approved Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean any sale, transfer or other disposition by Parent or any of its Restricted Subsidiaries to any Person other than to a Borrower or a Wholly-Owned Subsidiary of any Borrower that is a Restricted Subsidiary of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person, other than Parent)

pursuant to Section 10.02(d), but excluding any sale, transfer or disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates Net Sale Proceeds of less than $3,000,000.

“Assignment and Assumption Agreement” shall mean an Assignment And Assumption Agreement substantially in the form of Exhibit I.

“Authorized Officer” shall mean, with respect to (a) delivering the Notice of Borrowing, Notices of Conversion/Continuation, Letter of Credit Requests and similar notices, the chief executive officer, chief financial officer, treasurer, chief operating officer of the Company or any person or persons that are designated in writing by one or more persons described above to the Administrative Agent as being authorized by the Borrowers to deliver such notices and (b) any other matter in connection with this Agreement or any other Credit Document, the chief executive officer, the chief financial officer, the treasurer, the principal accounting officer, the president or other similar officer of the Company.

“Availability” at any time shall mean the lesser of (a) the Borrowing Base at such time and (b) the Total Revolving Loan Commitment at such time.

“Back-Stop Arrangements” shall mean, collectively, Letter of Credit Back-Stop Arrangements and Swingline Back-Stop Arrangements.

“Bankruptcy Code” shall have the meaning provided in Section 11.01(e).

“Base Rate” shall mean, at any time, the highest of (a) the Prime Rate at such time, (b) 1/2 of 1% per annum in excess of the overnight Federal Funds Effective Rate at such time, (c) the One-Month LIBO Rate for such day plus 1% and (d) 2%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such One-Month LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such One-Month LIBO Rate, respectively.

“Base Rate Loan” shall mean (a) each Revolving Loan designated or deemed designated as such by the relevant Borrower at the time of the incurrence thereof or conversion thereto and (b) each Swingline Loan.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower Guaranteed Obligations” shall have the meaning provided in Section 15.01.

“Borrower Materials” shall have the meaning provided in Section 13.03(c).

“Borrower Release” shall have the meaning provided in Section 13.22.

“Borrowers” shall mean, collectively, (a) the Company and each Wholly-Owned Domestic Subsidiary listed on Schedule 1.01(b) hereto, and (b) each other Wholly-Owned

Domestic Subsidiary that is or becomes a party to this Agreement pursuant to Section 9.12; and “Borrower” shall mean any of them.

“Borrowing” shall mean the borrowing of one Type of Revolving Loan from all the Lenders, or from the Swingline Lender in the case of Swingline Loans, on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans the same Interest Period; provided, that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans.

“Borrowing Base” shall mean, as of any date of calculation, the amount, calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 9.01(f) (but as modified as provided below in this definition), equal to, without duplication:

(a) 90% of the net amount of Eligible Credit Card Receivables at such time, plus

(b) 85% of the net book value of Eligible Accounts at such time, plus

(c) the lesser of (A) 100% of the Value of Eligible Inventory at such time and (B) 90% of the Net Orderly Liquidation Value of Eligible Inventory at such time, plus

(d) the least of (A) 100% of the Value of Eligible In Transit Inventory at such time, (B) 90% of the Net Orderly Liquidation Value of Eligible In Transit Inventory at such time and (C) the In Transit Maximum Amount, minus

(e) the sum of Reserves then established by the Administrative Agent, as may be modified, amended, eliminated or established from time to time by the Administrative Agent in its Permitted Discretion.

Each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to review such computations and if, in its Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, each of the Administrative Agent and the Collateral Agent shall have the right to correct any such errors. Without limiting the foregoing, subject to the last sentence of Section 9.01(h), assets as described above which are acquired by one or more Borrowers pursuant to one or more Permitted Acquisitions (or owned by Borrowers that are acquired by one or more Permitted Acquisitions) shall be included in the Borrowing Base as of the time of such Permitted Acquisition (subject to satisfaction of the criteria contained in the respective defined terms above), subject to such Reserves as may be established from time to time by the Administrative Agent with respect thereto in its Permitted Discretion.

“Borrowing Base Certificate” shall have the meaning provided in Section 9.01(f).

“Business Day” shall mean (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and (b) relative to the making, continuing, prepaying or repaying of any LIBOR Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition or other event, in each case, for which financial statements have been (or were required to have been) delivered to the Lenders pursuant to Section 8.05 or 9.01(a) or (b), as applicable.

“Capital Expenditures” shall mean, with respect to any Person, for any period, (a) all expenditures by such Person during such period which are required to be included as capital expenditures on a consolidated statement of cash flows in accordance with GAAP and (b) without duplication, the amount expended or capitalized under leases evidencing Capitalized Lease Obligations incurred by such Person in such period.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its Subsidiaries.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank (A) organized under the laws of the United States or any state thereof or the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and (B) having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000 in the case of U.S. banks or $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or any recognized securities dealer having combined capital and surplus of not less than

$250,000,000 in the case of U.S. banks or $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above, and (i) in the case of any Foreign Subsidiary (i) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (ii) investments of comparable tenor and credit quality to those described in clauses (a) through (g) above customarily utilized in such countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean (a) any Lender or an Affiliate of a Lender that as of the Effective Date has a Cash Management Agreement that is permitted under this Agreement and (b) any Person that, at the time it enters into a Cash Management Agreement permitted under this Agreement, is a Lender or an Affiliate of a Lender, in each case in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligations” shall mean any and all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Cash Management Services.

“Cash Management Services” shall mean any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payable services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a controlled foreign corporation under Section 957 of the Code.

“Change of Control” shall mean that (a) (i) at any time prior to an IPO, the Sponsor fails to beneficially own (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), more than 50% of the Equity Interests of Parent having the right to vote for the election of members of the board of directors of Parent and (ii) at any time on or after the consummation of an IPO, any Person or “group” (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act) (other than the Sponsor) owns and controls, directly or indirectly, Equity Interests of Parent having the right to vote for the election of members of the board of directors of Parent representing (A) 35% or more of all such Equity Interests and (B) a percentage of such Equity Interests in excess of those held by the Sponsor, (b) Parent ceases to own and control, directly, 100% of the Equity Interests of the Company, or (c) a “change of control” or similar event shall occur as provided in the Term Loan Agreement (or any Permitted Refinancing Indebtedness in respect thereof), or any other Indebtedness or Disqualified Equity Interests with an outstanding principal amount (or aggregate liquidation preference) equal to or greater than $15,000,000.

“Chattel Paper” shall mean “chattel paper” (as such term is defined in Article 9 of the UCC).

“CIT” shall have the meaning provided in the introductory paragraph to this Agreement.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or are purported to be granted) pursuant to any Security Document, including, without limitation, all Security Agreement Collateral and all Mortgaged Properties.

“Collateral Agent” shall mean CIT, in its capacity as Collateral Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Collateral Agent appointed pursuant to Section 12.09.

“Collection Account” shall mean each account established at a Collection Bank subject to a Control Agreement into which funds shall be transferred as provided in Section 5.03(b).

“Collection Banks” shall have the meaning provided in Section 5.03(b).

“Commingled Inventory” shall mean Inventory of any Borrower that is commingled (whether pursuant to a consignment, a toll manufacturing agreement or otherwise) with Inventory of another Person (other than another Borrower) at a location owned or leased by a Borrower to the extent that such Inventory of such Borrower is not readily identifiable.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 13.03(b).

“Company” shall have the meaning provided in the introductory paragraph to this Agreement.

“Company Material Adverse Effect” shall mean any change, circumstance, development, effect or occurrence that, individually or in the aggregate, (a) has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole; provided, however, that the term “Company Material Adverse Effect” will not include any change, circumstance, development, effect or occurrence to the extent caused by (i) changes or proposed changes in Laws or interpretations thereof or decisions by courts or any Governmental Entity first effected after the Effective Date, (ii) changes or proposed changes in GAAP first effected after the Effective Date, (iii) actions or omissions of any Company Group Member taken with the explicit written consent of Buyer in contemplation of the Contemplated Transactions, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, suppliers, distributors, partners, financing sources, officers, employees and/or consultants on revenue, profitability or cash flows, or actions by Buyer and its Affiliates, (iv) general conditions affecting the economy as a whole, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (v) events or conditions generally affecting the industries in which any Company Group Member operates, (vi) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (vii) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (viii) other than for purposes of Section 3.5 and Section 3.16(b)(x) of the Purchase Agreement (and, to the extent related thereto, the conditions set forth in Section 7.3(a) of the Purchase Agreement) the announcement or pendency of the Purchase Agreement or the Contemplated Transactions to the extent related to the identity of Buyer, (ix) any matter set forth on Schedule 1.1(c) to the Purchase Agreement, (x) the failure by any Company Group Member to take any action that is prohibited by any Transaction Document and for which the written consent of Buyer was sought but denied, (xi) any change or prospective change in the credit ratings of any Company Group Member, or (xii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that (A) the matters described in clauses (i), (ii), (iv), (v), (vi) and (vii) shall be included in the term “Company Material Adverse Effect” to the extent any such matter has a disproportionate and adverse impact on the business, assets, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole, relative to other participants in the same business as the Company Group, and (B) clauses (xi) and (xii) will not prevent a determination that any change or effect underlying any such change or failure, as applicable, has resulted in a Company Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect), or (b) that has or would reasonably be expected to prevent the Members or the Company from performing their respective obligations under the Purchase Agreement or materially delay the ability of the Members or the Company Group to consummate the Contemplated Transactions.

For purposes of the foregoing definition of Company Material Adverse Effect, capitalized terms used therein (other than “Purchase Agreement” and “Company Material Adverse Effect”) shall have the meanings assigned to such terms in the Purchase Agreement as in effect on the Effective Date.

“Compliance Certificate” shall mean a certificate of an Authorized Officer of the Company substantially in the form of Exhibit H.

“Concentration Account” shall have the meaning provided in Section 5.03(c).

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Company and its Restricted Subsidiaries at such time (other than current deferred tax assets).

“Consolidated EBITDA” shall mean, as of any date for the applicable period ending on such date with respect to the Company and its Restricted Subsidiaries on a consolidated basis, and without duplication:

(a) Consolidated Net Income; plus

(b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted (and not added back) (or, in the case of amounts pursuant to clause (vii) below, not already included in Consolidated Net Income) for, without duplication,

(i) Consolidated Interest Expense (and to the extent not included in interest expense, (A) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Equity or Disqualified Equity Interests and (B) costs of surety bonds in connection with financing activities) for such period,

(ii) provision for Taxes based on income, profits or capital of the Company and its Restricted Subsidiaries, including federal, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period including (A) penalties and interest related to such taxes or arising from any tax examinations and (B) in respect of repatriated funds,

(iii) depreciation and amortization expense and impairment charges (including amortization of intangible assets (including goodwill), deferred financing fees or costs), Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits),

(iv) net unusual, extraordinary or nonrecurring charges, expenses or losses (including accruals and payments for amounts payable under executive employment agreements, severance costs, relocation costs, strategic review costs, store/office closure costs, legal settlement costs, retention or completion bonuses, losses realized on disposition of property outside of the ordinary course of business, and losses relating to activities constituting a business that is being terminated or discontinued),

(v) other non-cash charges, expenses or losses (excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period, or write-off or write-down or reserves with respect to Consolidated Current Assets) including (A) any non-cash increase in expenses resulting from the revaluation of Inventory (including any impact of changes to Inventory valuation policy methods including changes in capitalization and variances), (B) losses recognized in respect of post-retirement benefits as a result of the application of FASB ASC 715, (C) losses on minority interests owned by any Person, (D) all losses from Investments recorded using the equity method, (E) the non-cash impact of accounting changes or restatements, (F) non-cash fair value adjustments in Investments, and (G) the non-cash portion of rent expense,

(vi) restructuring charges (including any unusual, extraordinary or non-recurring operating expenses directly attributable to the implementation of any cost savings initiatives), accruals or reserves and business optimization expense (including any restructuring costs and integration costs incurred in connection with Permitted Acquisitions after the Effective Date), costs associated with strategic reviews, project start-up costs, transition costs, costs related to the opening, closure and/or consolidation of offices, facilities and stores (including the termination or discontinuance of activities constituting a business) (and proposals in connection therewith, whether or not successful), retention charges, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs, excess pension charges and consulting fees, and Pre-Opening Expenses,

(vii) the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Company in good faith to be realized (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with the Transaction, any acquisition or disposition by the Company or any Restricted Subsidiary (including the termination or discontinuance of activities constituting a business, any New Project, the termination of senior management and other headcount reductions, the closure of stores/offices domestically and internationally and product sample reductions) or any operational change taken or committed to be taken during such period, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided, that (A) a duly completed certificate signed by an Authorized Officer of the Company shall be delivered to the Administrative Agent, certifying that (1) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized within the timeframes set forth in clauses (I) and (II) below and factually supportable as determined in good faith by the Company, and (2) such cost savings, operating expense reductions, other operating improvements and synergies are to be realized within (I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transaction, 18 months after the Effective Date and (II) in all other cases, within 18 months after the consummation of the acquisition, disposition or operational change which is expected to result in such cost savings, expense reductions, operating improvements or synergies, (B) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, and (C) projected amounts (that are not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (vii) to the extent occurring more than eight full Fiscal Quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, operating improvements and synergies,

(viii) non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options or other Equity Interests to employees of Parent, the Company or any Restricted Subsidiary pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options prior to the Effective Date) or the treatment of such options or other Equity Interests under variable plan accounting,

(ix) Transaction Costs,

(x) the amount of expenses relating to payments made to option holders or related equity holders of Parent or any parent holding company in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted by this Agreement,

(xi) any costs or expenses incurred pursuant to any management equity plan or share or unit option plan or any other management or employee benefit plan or agreement or share or unit subscription or shareholder or similar agreement, to the extent such costs or expenses are funded with cash proceeds contributed to the capital of the Company or the Net Cash Proceeds of any issuance of Equity Interests (other than Disqualified Equity Interests) of Parent or the Company (or any parent holding company thereof),

(xii) transaction fees and expenses incurred, or amortization thereof, in connection with, to the extent permitted hereunder, any Investment, any debt issuance, any issuance of Qualified Equity Interests (including without limitation costs associated with an IPO of the Company or any parent holding company), any acquisition, any disposition, any casualty event, or any amendments or waivers of the Credit Documents and Permitted Refinancings in connection therewith, in each case, whether or not consummated,

(xiii) proceeds from business interruption insurance (to the extent not reflected as revenue or income in Consolidated Net Income and to the extent that the related loss was deducted in the determination of Consolidated Net Income),

(xiv) charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in connection with the Transaction, a Permitted Acquisition or any other acquisition permitted by the Credit Documents or any transaction permitted by the Credit Documents, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed to the Company or any Restricted Subsidiary in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (xiv) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next measurement period),

(xv) cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back,

(xvi) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Sponsor or any Affiliate of the Sponsor (or any accruals related to such fees and related expenses) during such period not in contravention of this Agreement,

(xvii) the amount of any loss attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided, that (A) such losses are reasonably identifiable and factually supportable and certified by an Authorized Officer of the Company and (B) losses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this clause (xvii), and

(xviii) net realized losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830, minus

(c) an amount which, in the determination of Consolidated Net Income, has been included for,

(i) all non-recurring, extraordinary or unusual gains and non-cash income during such period (including income related to any purchase of the Term Loans by any Affiliated Person),

(ii) other non-cash income or gains including (A) any non-cash increase in income resulting from the revaluation of Inventory (including any impact of changes to Inventory valuation policy methods including changes in capitalization and variances and the non-cash portion of rent expense), (B) gains recognized in respect of postretirement benefits as a result of the application of FASB ASC 715 or FASB 106, (C) gains on minority interests owned by any Person, (D) all gains from Investments recorded using the equity method, (E) the non-cash impact of accounting changes or restatements and (F) non-cash fair value adjustments in Investments but excluding (1) accrual of revenue in the ordinary course, (2) any such items in respect of which cash was received in a prior period or will be received in a future period (and, in the case of cash that was received in a prior period, such amounts previously reduced Consolidated Net Income in a prior period (and would not have been required to be added back pursuant to preceding clause (b) of this definition)) or (3) any such items which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required (and where such accrual or reserve previously reduced Consolidated Net Income in a prior period (and would not have been required to be added back pursuant to clause (b) of this definition)), all as determined on a consolidated basis,

(iii) the amount of cash received in such period in respect of any non-cash income or gain in a prior period (to the extent such non-cash income or gain previously increased Consolidated Net Income in a prior period (and would not have been required to be deducted pursuant to preceding clause (c)(ii) of this definition),

(iv) any gains realized upon the disposition of property outside of the ordinary course of business or gains relating to activities constituting a business that is being terminated or discontinued; and

(v) all cash payments made during the respective period in respect of any amounts that previously were added under preceding clause (b) on basis that they were non-cash items, minus

(d) the amount of Dividends paid (i) to Parent or any parent entity of Parent for operating expenses or (ii) as fees to and indemnities to directors of Parent or any parent entity of Parent or of the Company or its Restricted Subsidiaries to the extent (A) such amount, if paid directly by the Company, would have reduced Consolidated Net Income (assuming such amount was paid by the Company) and would not otherwise have been required to be added back pursuant to preceding clause (b) of this definition or (B) such Dividend payment is paid by the Company in respect of an expense or other item that has resulted in, or will result in, a reduction of Consolidated EBITDA, as calculated pursuant to this definition).

Notwithstanding anything to the contrary, (1) to the extent that such amounts were included in the determination of Consolidated Net Income, any calculation of Consolidated EBITDA shall exclude for any period, any income (loss) for such period attributable to the early extinguishment of (x) Indebtedness or (y) obligations under any Interest Rate Protection Agreement, and (2) Consolidated EBITDA shall be deemed to be amounts as set forth in the definition of “Test Period” with respect to certain Fiscal Quarters for periods ending on or prior to the Effective Date (subject to adjustments for determinations on a Pro Forma Basis with respect to events occurring after the Effective Date).

“Consolidated Indebtedness” shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capitalized Lease Obligations, Indebtedness for borrowed money and Disqualified Equity Interests of Parent, the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the total interest expense of the Company and its Restricted Subsidiaries on a consolidated basis deducted in the determination of Consolidated Net Income of the Company and its Restricted Subsidiaries for such period (and not added back), including, as applicable (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments, (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any, made (less net amounts, if any, received) pursuant to Interest Rate Protection Agreements with respect to Indebtedness, (f) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to this Agreement and with respect to other Indebtedness permitted to be incurred hereunder and (g) any expensing of bridge, commitment and other financing fees, but excluding total interest expense associated with synthetic lease obligations) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income or gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed).

“Consolidated Net Income” shall mean, as of any date for the applicable period ending on such date, with respect to the Company and its Restricted Subsidiaries on a consolidated basis, net income, determined in accordance with GAAP, but excluding, without duplication, (a) extraordinary items, (b) any amounts attributable to Investments in any Unrestricted Subsidiary or joint venture to the extent that such amounts have not been distributed in cash to the Company and its Restricted Subsidiaries during such applicable period, (c) (i) any net unrealized gains and losses resulting from fair value accounting required by FASB ASC 815 and (ii) any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830, in each case, to the extent included in Consolidated Net Income, (d) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any Restricted Subsidiary (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis), (e) net income of any Restricted Subsidiary (other than a Credit Party) for any period to the extent that, during such period, there exists any encumbrance or restriction on the ability of such Restricted Subsidiary to pay Dividends or make any other distributions in cash on the Equity Interests of such Restricted Subsidiary held by the Company and its Restricted Subsidiaries, except to the extent of cash actually distributed during such period to the Company or to a Restricted Subsidiary of the Company that is not itself subject to any such encumbrance or restriction, (f) to the extent not already excluded or deducted as minority interest expense in accordance with GAAP, payments made in respect of minority interests of third parties in any Non-Wholly-Owned Subsidiary that is a Restricted Subsidiary, non-Wholly-Owned Foreign Subsidiary that is a Restricted Subsidiary or joint venture in such period, including pursuant to Dividends declared or paid on equity interests held by third parties in respect of such Non-Wholly-Owned Subsidiary, non-Wholly-Owned Foreign Subsidiary or joint venture, and (g) the cumulative effect of a change in GAAP or the Company’s accounting policy. There shall be excluded from Consolidated Net Income for any period the accounting effects of adjustments to Inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any acquisition consummated prior to the Effective Date, the Transaction and any Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions) or any Investment permitted hereunder or the amortization or write-off of any amounts thereof.

“Consolidated Total Assets” shall have the meaning provided in the Term Loan Agreement as in effect on the Effective Date or as amended in accordance with the terms hereof.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contribution Indebtedness” shall mean Indebtedness of the Borrowers or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than the proceeds from the issuance of Disqualified Equity Interests or contributions by the Borrowers or any Restricted Subsidiary and contributions in connection with the exercise of any Cure Right) made to the capital of Parent (and contributed by Parent to the common equity of the Company) after the Effective Date (whether through the issuance or sale of Equity Interests or otherwise); provided, that such Contribution Indebtedness is (a) incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate of an Authorized Officer of the Company delivered to the Administrative Agent on the date of incurrence thereof.

“Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered by a Borrower or one of its Subsidiaries, the Collateral Agent and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account), subject to the terms of the Intercreditor Agreements and consistent with the requirements of Section 5.03.

“Copyright Security Agreement” shall have the meaning specified in the Security Agreement.

“Co-Syndication Agents” shall mean Jefferies Finance LLC and Macquarie Capital (USA) Inc., in their capacity as Co-Syndication Agents and any successor(s) thereto.

“Credit Card Notification” shall have the meaning provided in Section 5.03(b).

“Credit Documents” shall mean, collectively, (a) this Agreement, the Initial Intercreditor Agreement, any Intercompany Subordination Agreement, the Notes (if any), any Joinder Agreement, each Other Intercreditor Agreement, each Security Document and the Fee Letter and (b) all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent, the Collateral Agent or any Lender in connection with the foregoing.

“Credit Event” shall mean the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any amendment, extension or renewal that does not increase the maximum Stated Amount of such Letter of Credit).

“Credit Parties” shall mean, collectively, the Borrowers and the Guarantors; and “Credit Party” shall mean any of them.

“Cure Amount” shall have the meaning provided in Section 11.04.

“Cure Right” shall have the meaning provided in Section 11.04.

“Customer Credit Liability Reserve” shall mean at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards sold by any Borrower entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits issued by and customer deposits received by any Borrower.

“Default” shall mean any event, act or condition which solely with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deposit Account” shall mean any deposit account (as that term is defined in the UCC).

“Designated Non-Cash Consideration” shall mean the fair market value (as determined by the Borrowers in good faith) of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with a sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate signed by an Authorized Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to, such Designated Non-Cash Consideration.

“Disbursement Account” shall mean each disbursement account maintained by each Credit Party for their respective general corporate purposes, including for the purpose of paying their trade payables and other operating expenses.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and the termination of all Letters of Credit and all other Obligations that are accrued and payable and the termination of the Revolving Loan Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the then latest Final Maturity Date at the time of issuance; provided, that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Parent, the Company or its Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Parent, the Company or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender” shall mean (a) those competitors of Parent and its Subsidiaries and Affiliates of such competitors (other than any Affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course), in each case, that were specified in writing to the Joint Lead Arrangers on March 30, 2015, as such list may be updated by written notice to the Administrative Agent from time to time (and subject to the consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed) and (b) those certain banks, financial institutions and other entities that, in each case, were specified in writing to the Joint Lead Arrangers on March 30, 2015; provided, that to the extent the Borrowers update the list of Disqualified Lenders, the inclusion of any Person shall not retroactively apply to prior assignments or participations.

“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired for a consideration any shares of any class of its capital stock or any of its other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests) or shall have permitted any of its Restricted Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Foreign Holding Company” shall mean any Domestic Subsidiary of the Company (a) substantially all of the assets of which consist of the stock of one or more Foreign Subsidiaries that are CFCs, other than immaterial cash held by such Domestic Subsidiary solely for the purpose of paying administrative or maintenance expense of such

Domestic Subsidiary, (b) that conducts no material business other than that of being a holding company for such Foreign Subsidiaries, and (c) that has no material purpose other than serving as a holding company for the ownership of such Foreign Subsidiaries.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia.

“Dominion Period” shall mean any period (a) commencing on the date on which (i) a Default or an Event of Default has occurred and is continuing or (ii) Excess Availability has been less than the greater of (A) $5,000,000 and (ii) 12.5% of Availability for five consecutive Business Days, and (b) ending on the first date thereafter on which (i) in the case of a Dominion Period commencing as a result of clause (a)(i) above, no Default or Event of Default exists or is continuing (including as a result of such Default or Event of Default having been cured or waived in accordance with the provisions of this Agreement) and (ii) in the case of a Dominion Period commencing as a result of clause (a)(ii) above, Excess Availability has been equal to or greater than the greater of (A) $5,000,000 or (B) 12.5% of Availability for 30 consecutive days.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Accounts” shall mean all Accounts of (and owed to) the Borrowers that (x) arise in the ordinary course of their business, (y) arise out of their sale of goods or rendition of services, and (z) are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Eligible Accounts shall not include the following:

(a) Eligible Credit Card Receivables (and Accounts which would constitute Eligible Credit Card Receivables if not excluded pursuant to clauses (a) through (h) of the definition thereof);

(b) Accounts which either are 60 days or more past due or are unpaid more than 120 days after the original invoice date;

(c) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of the total amount of all Accounts owed by that Account Debtor (and its Affiliates) are deemed ineligible hereunder;

(d) Accounts with respect to which the Account Debtor is (i) a Credit Party or an Affiliate of a Credit Party (excluding portfolio companies of the Sponsor that are not Parent, Subsidiaries of Parent, any direct or indirect holding company of Parent or any other Person whose Equity Interests are owned by any of the foregoing) or (ii) an employee or agent of a Credit Party;

(e) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by an Account Debtor may be conditional;

(f) Accounts that are not payable in Dollars or Canadian dollars, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer satisfactory to the Administrative Agent in its Permitted Discretion;

(g) Accounts with respect to which the Account Debtor is a non-Governmental Authority unless: (i) the Account Debtor either (A) maintains its chief executive office in the United States or Canada, or (B) is organized under the laws of the United States or Canada, or any state or subdivision thereof; or (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

(h) Accounts with respect to which the Account Debtor is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

(i) Accounts with respect to which the Account Debtor is the government of the United States or of any state, territory, municipality, or other political subdivision thereof or any department, agency, municipality or instrumentality of any of the foregoing;

(j) Accounts with respect to which the Account Debtor (i) is also a creditor or supplier of the Company or any of its Restricted Subsidiaries, (ii) has or has asserted a right of setoff or (iii) has disputed its obligation to pay all or any portion of the Account; provided, that any such Account shall be eligible (A) to the extent such amount thereof exceeds any such obligation to a creditor, claim, contract, right of setoff, or dispute or (B) such Account Debtor has entered into a written agreement reasonably satisfactory to the Administrative Agent in its Permitted Discretion to waive any claim, right of setoff, or dispute with respect to the foregoing;

(k) Accounts with respect to an Account Debtor (and its Affiliates) whose total obligations owing to the Borrowers exceed 15% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor (and its Affiliates) in excess of such percentages; provided, further, that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentages shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(l) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, has gone out of business, or as to which any Credit Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor unless (i) such Account is supported by a letter of credit satisfactory to the Collateral Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, (ii) such Account Debtor has received debtor-in-possession financing sufficient as determined by the Collateral Agent in its Permitted Discretion to finance its ongoing business activities or (iii) a court order satisfactory to the Administrative Agent in its Permitted Discretion relating to the Insolvency Proceeding has been issued allowing payment on such Account by the Account Debtor so long as the Administrative Agent is satisfied in its Permitted Discretion that the requisite Account Debtor has sufficient resources to pay, and will pay, such Accounts in a timely fashion;

(m) Accounts that are not subject to a valid and perfected First Priority Lien in favor of the Collateral Agent on behalf of the Secured Creditors pursuant to the relevant Security Documents as provided in the Intercreditor Agreement;

(n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Credit Party of the subject contract for goods or services (other than customary maintenance contracts);

(p) Accounts with respect to which any return, rejection or repossession of any of the merchandise giving rise to such Account has occurred, but only to the extent of the value of the goods returned, rejected or repossessed;

(q) Accounts that are evidenced by Chattel Paper unless such Chattel Paper has been delivered to the Collateral Agent;

(r) any Account that has not been invoiced, has not been billed and has not been recognized as received by the applicable Account Debtor;

(s) any Account with respect to which a partial payment of such Account has been made by the respective Account Debtor; provided, that to the extent such Account consists of multiple separate line-items, only the line items that have been partially paid shall be excluded;

(t) Accounts that are not payable to a Borrower;

(u) Accounts to the extent representing service charges or late fees up to the amount of such service charges or late fees; or

(v) Accounts to the extent representing unapplied cash balances up to the amount of such unapplied cash balances.

“Eligible Credit Card Receivables” shall mean Accounts (net of any applicable fees) due to any Credit Party from Visa, MasterCard, American Express Company, Discover and other major credit card or debit card issuer and processors which may be approved by the Administrative Agent, as arise in the ordinary course of business and are not excluded as ineligible by one or more of the criteria set forth below (without duplication of any Reserves established in accordance with Section 2.01(d)). Without limiting the foregoing, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a) Accounts due from credit card or debit card processors that have been outstanding for more than five Business Days from the date of sale or for such longer period as may be approved by the Administrative Agent in its reasonable discretion;

(b) Accounts due from credit card or debit card processors with respect to which a Credit Party does not have good, valid and marketable title, free and clear of any Lien (other than Liens granted to the Collateral Agent for its own benefit and the benefit of the other Secured Creditors and other Liens permitted pursuant to Sections 10.01(a), (b), (d), (e), (h), (j), (k), (n), (p), (q), (r), (t) and (w));

(c) Accounts due from credit card or debit card processors that are not subject to a First Priority security interest in favor of the Collateral Agent for its own benefit and the benefit of the Secured Creditors having priority by applicable law (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause (c));

(d) Accounts due from credit card or debit card processors which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback and except to the extent such claim, counterclaim, offset or chargeback is limited by an agreement that is reasonably satisfactory to the Administrative Agent);

(e) except as otherwise approved by the Administrative Agent (such approval not to be unreasonably withheld), Accounts due from credit card or debit card processors as to which the credit card or debit card processor has the right under certain circumstances to require any Borrower to repurchase the Accounts from such credit card processor;

(f) except as otherwise approved by the Administrative Agent (such approval not to be unreasonably withheld), Accounts due from any Person on account of any private label credit card or debit card receivables other than such Accounts under programs between any Borrower and a third party reasonably acceptable to the Administrative Agent where the third party retains the consumer credit exposure;

(g) Accounts due from credit card or debit card processors (other than Visa, MasterCard, American Express Company and Discover) which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection; or

(h) Accounts due from credit card or debit card processors with respect to which a Credit Card Notification has not been executed and delivered (and a copy thereof provided to the Administrative Agent); provided, that any such Accounts in existence on the Effective Date shall not be excluded so long as Credit Card Notifications are delivered with respect thereto in accordance with (and within the time period required by) Section 5.03(b).

“Eligible In Transit Inventory” shall mean In Transit Inventory owned by the Borrowers which would qualify as “Eligible Inventory” but for clauses (d), (f), (g) and (o) in the definition of “Eligible Inventory”, and:

(a) is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are customary in the Borrowers’ industry and in respect of which the Administrative Agent has been named as loss payee;

(b) for which title has passed to a Borrower;

(c) has been in transit for a period not exceeding 60 days (whether by vessel, air or land) from any location to a location within the United States owned or leased by one or more Credit Parties; and

(d) either:

(i) is evidenced by a full set of clean, tangible, original, negotiable bills of lading that evidence ownership of such Inventory, and such bills of lading are in the physical possession, in the United States, of (i) the Administrative Agent or (ii) the Borrowers’ customs broker or freight forwarder from whom the Administrative Agent has received an acceptable agreement in which the custom broker or freight forwarder agrees that it holds the applicable negotiable bill of lading as agent for the Administrative Agent and has granted the Administrative Agent access to such Inventory; or

(ii) with respect to Inventory located in the United States that was Eligible In Transit Inventory immediately prior to it having entered the United States, is in transit via rail or truck within the United States with a carrier hired by the Borrowers to a location owned or leased by one or more of the Credit Parties and for which (A) nonnegotiable bills of lading, documents or other documents of title (collectively, the “Nonnegotiable Title Documents”) have been issued, (B) upon request of the Administrative Agent, copies of all such Nonnegotiable Title Documents shall have been provided to the Administrative Agent, (C) no negotiable bills of lading or other negotiable documents exist with respect to such Inventory and (D) the Borrowers have provided to the Administrative Agent any other documentation relating to such Inventory as the Administrative Agent may reasonably require to confirm that such Inventory is otherwise Eligible In Transit Inventory.

“Eligible Inventory” shall mean all of the Inventory owned by the Borrowers (without duplication as to Eligible In Transit Inventory) and properly reflected as “Eligible Inventory” in the most recent Borrowing Base Certificate delivered by the Company to the Administrative Agent, except any Inventory as to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include any Inventory of a Borrower that:

(a) is not of a type held for sale by the applicable Borrower in the ordinary course of business as is being conducted by each such Borrower;

(b) is not subject to a First Priority Lien in favor of the Collateral Agent on behalf of the Secured Creditors as provided in the Intercreditor Agreement; provided, that no Inventory subject to a Lien shall be Eligible Inventory to the extent such Lien (i) is not a Permitted Lien or (ii) primes the perfected lien granted to the Collateral Agent, as determined by the Administrative Agent in its Permitted Discretion, in each case only to the extent of the value of such Lien;

(c) is not owned by a Borrower free and clear of the rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Borrower’s performance with respect to that Inventory), except the First Priority Lien in favor of the Collateral Agent on behalf of the Secured Creditors and Permitted Liens (which shall be subject to the provisions of clause (b) above);

(d) (i) is not located on premises owned, leased or rented by a Borrower (excluding in-transit Inventory located in the United States, which is subject to the following clause (f), and In Transit Inventory, which shall be subject to the definition of “Eligible In Transit Inventory”) or stored with a bailee or warehouseman or (ii) is located on premises leased or rented by a Borrower (except for Inventory located at a retail store leased or rented by a Borrower) or stored with a bailee or warehouseman, unless, in the case of this sub-clause (ii), (A) in the case of leased or rented premises, either (1) if requested by the Administrative Agent, a reasonably satisfactory landlord waiver has been delivered to the Administrative Agent or (2) Rent Reserves reasonably satisfactory to the Administrative Agent in its Permitted Discretion have been established with respect thereto, (B) if stored with a bailee at a leased location, either (1) a reasonably satisfactory landlord waiver or collateral access agreement has been delivered to the Administrative Agent, or (2) Rent Reserves reasonably satisfactory to the Administrative Agent in its Permitted Discretion have been established with respect thereto, and/or (C) if stored with a bailee or warehouseman, either (1) a reasonably satisfactory and acknowledged bailee letter has been received by the Administrative Agent or (2) Reserves reasonably satisfactory to the Administrative Agent in its Permitted Discretion have been established with respect thereto (provided, that any Reserves established under this clause (d) may be reduced or removed by the Administrative Agent in its Permitted Discretion (including if it subsequently receives a landlord waiver, collateral access agreement or bailee letter, as the case may be, as set forth above));

(e) is placed on consignment unless Reserves reasonably satisfactory to the Administrative Agent in its Permitted Discretion have been established with respect thereto;

(f) is in transit, except inventory that (i) is in transit between domestic (U.S.) locations owned or leased by one or more Credit Parties or (ii) is in transit within the United States and is under the control of one or more Credit Parties;

(g) is covered by a negotiable document of title, unless, at the Administrative Agent’s request, such document has been delivered to the Collateral Agent or an agent thereof and such Credit Party takes such other actions as the Administrative Agent requests in order to create a perfected First Priority security interest in favor of the Collateral Agent in such Inventory with all necessary endorsements, free and clear of all Liens except Permitted Liens, and the amount of any shipping fees, costs and expenses shall be reflected in Reserves;

(h) consists of goods that are unsaleable, damaged or obsolete (to the extent not included in determining Net Orderly Liquidation Value) or constitute spare parts, samples or trim (not intended for sale), packaging and shipping materials, promotional products (not intended for sale), or supplies used or consumed in a Credit Party business;

(i) consists of any gross profit mark-up in connection with the sale and distribution thereof to any division of any Credit Party or Subsidiary or Affiliate of such Credit Party, to the extent of such gross profit mark-up;

(j) is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i);

(k) is not covered by casualty insurance required by the terms of this Agreement;

(l) breaches in any material respect any of the representations or warranties pertaining to such Inventory set forth in any Credit Document;

(m) does not conform in all material respects to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof;

(n) is Commingled Inventory;

(o) is located outside the United States (other than In Transit Inventory, which shall be subject to the definition of “Eligible In Transit Inventory”);

(p) is subject to a license agreement or other arrangement with a third party which, in the Administrative Agent’s Permitted Discretion, restricts the ability of the Administrative Agent or the Collateral Agent to exercise its rights under the Credit Documents with respect to such Inventory unless (i) such third party has entered into an agreement in form and substance reasonably satisfactory to the Administrative Agent permitting the Administrative Agent or the Collateral Agent to exercise its rights with respect to such Inventory, (ii) Reserves satisfactory to the Administrative Agent have been established with respect thereto or (iii) the Administrative Agent has otherwise agreed to allow such Inventory to be eligible in the Administrative Agent’s Permitted Discretion; or

(q) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available.

“Eligible Transferee” shall mean and include any Person that is eligible to become a Lender pursuant to Section 13.04, but in any event excluding (a) the Sponsor, the Borrowers, Guarantors and their respective Affiliates and Subsidiaries, (b) natural persons and (c) any Disqualified Lender.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings arising under any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, regulation and ordinance, and any legally binding code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety as such matters relate to Hazardous Materials or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (as it relates to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Contribution” shall mean the direct or indirect equity contributions to Topco to be made by affiliates of the Sponsor and certain other Persons (including certain individuals who will be directors or officers of the Company upon consummation of the Acquisition), the Net Cash Proceeds of which will be further used to capitalize Holdings in an aggregate amount equal to, when combined with the fair market value of any Equity Interests of any management or other existing direct or indirect equity holders of Jill Intermediate, rolled over or invested in connection with the Transaction (whether contributed to Holdings or a direct or indirect parent of Holdings), at least 35% of the pro forma capitalization of Jill Intermediate and its Subsidiaries on the Effective Date after giving effect to the Transaction; provided, that the Sponsor shall own or control at least a majority of the economic and voting equity interests of Parent and its Subsidiaries on the Effective Date. To the extent that all or any portion of such contributions made to Parent is not in the form of common equity, the amounts and terms thereof shall be reasonably acceptable to the Joint Lead Arrangers.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, Preferred Equity, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Parent or a Subsidiary of Parent would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean any one or more of the following:

(a) any Reportable Event;

(b) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; or the filing under Section 4041(a)(2) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d) the failure to make a required contribution to any Plan that results in the imposition of a lien or other encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; the failure of any Plan to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan; a determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; or Parent, any Subsidiary of Parent or any ERISA Affiliate incurring any liability under Section 436 of the Code, or a violation of Section 436 of the Code with respect to a Plan; or the failure to make any required contribution to a Multiemployer Plan;

(e) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan;

(f) the complete or partial withdrawal of Parent, any Subsidiary of Parent or any ERISA Affiliate from a Multiemployer Plan that results in a material liability to Parent or any Subsidiary; the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan that results in a material liability to Parent or any Subsidiary; or the receipt by Parent, any Subsidiary of Parent or any ERISA Affiliate, of any notice that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; or

(g) Parent, any Subsidiary of Parent or any ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Event of Default” shall have the meaning provided in Section 11.01.

“Excess Availability” shall mean, as of any date of determination, the amount by which (a) Availability at such time exceeds (b) the Aggregate Exposure at such time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Accounts” shall mean (a) Deposit Accounts and Securities Accounts established (or otherwise maintained) by Parent or any of its Restricted Subsidiaries the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Company to be paid to the IRS or state or local government agencies with respect to employees of any of the Credit Parties and (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Credit Parties, (b) all segregated Deposit Accounts and Securities Accounts established (or otherwise maintained) by Parent or any of its Restricted Subsidiaries constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll (and other wage and benefit) accounts, trust or similar accounts, (c) all other Deposit Accounts established (or otherwise maintained) by Parent or any of its Restricted Subsidiaries (excluding Collection Accounts, Concentration Accounts and Administrative Agent’s Accounts) that do not have cash balances at any time exceeding $1,000,000 for any individual Deposit Account or in the aggregate for all such Deposit Accounts and (d) Deposit Accounts of any Borrower maintained with the Administrative Agent the balance of which consists solely of proceeds of any sale or other disposition of any Term Loan Priority Collateral (and only such Collateral).

“Excluded Subsidiary” shall mean (a) any Immaterial Subsidiary, (b) any Domestic Subsidiary that is prohibited by law, rule, regulation or contractual obligation (as in effect on the Effective Date or, if later, that date of acquisition of such Subsidiary so long as not created in contemplation thereof) from providing the Guaranty, for so long as such prohibition is in effect, or that would require governmental consent, approval, license or authorization to provide a guarantee (unless such consent, approval, license or authorization has been obtained), (c) any CFC or Domestic Foreign Holding Company, (d) any direct or indirect Subsidiary of a

CFC, (e) any Subsidiary to the extent that the Borrowers and the Administrative Agent reasonably agree that the cost or other consequence of obtaining the Guaranty by such Subsidiary is excessive in relation to the value afforded thereby or (f) any Unrestricted Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in the Loan (or any fees hereunder) pursuant to a law in effect on the date on which (i) such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by a Borrower under Section 2.13) or (ii) in the case of a Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.04(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Documents” shall mean each of (a) the Credit Agreement, dated as of April 29, 2011, among JJ AB Funding Corp., as Borrower, the Lenders party thereto and The CIT Group/Business Credit, Inc., as Administrative Agent; (b) the Credit Agreement, dated as of April 29, 2011, among JJ Lease Funding Corp., as Borrower, the Lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent; (c) the Credit Agreement, dated as of September 27, 2012, among JJ Mezz Funding Corp., as Borrower, the Lenders party thereto and CC Holdings Agency Corp., as Administrative Agent; (d) the Working Capital Murabaha Facility Agreement dated as of April 29, 2011, among JJ AB Funding Corp., Jill Acquisition LLC, AIA Limited, Arcapita Investment Funding Limited and The CIT Group/Business Credit, Inc., as agent; (e) the Registered Lease and License Financing and Purchase Option Agreement, dated as of April 29, 2011, among Jill Acquisition LLC, JJ Lease Funding Corp. and Credit Suisse AG, Cayman Islands Branch, as agent; and (f) the Commodities Purchase Facility Agreement, dated as of September 27, 2012, among Jill Acquisition LLC, JJ Mezz Funding Corp., AIA Limited, Arcapita Investment Funding Limited, and CC Holdings Agency Corp.

“Existing Letters of Credit” shall mean those letters of credit listed on Schedule 1.01(e).

“Extended Final Maturity Date” shall mean, with respect to any Extended Loan or Extended Revolving Loan Commitment, the agreed upon date occurring after the Initial Maturity Date as specified in the applicable definitive documentation thereof.

“Extended Loan” shall mean each Revolving Loan and each Swingline Loan pursuant to an Extended Revolving Loan Commitment.

“Extended Revolving Loan Commitments” shall have the meaning provided in Section 2.16(b)(ii).

“Extending Lender” shall have the meaning provided in Section 2.16(d).

“Extension” shall have the meaning provided in Section 2.16(a).

“Extension Amendment” shall have the meaning provided in Section 2.16(d).

“Extension Offer” shall have the meaning provided in Section 2.16(a).

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Company.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“FCPA” shall mean The United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations (rounded upwards, if necessary to the next 1/100th of 1%) for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean the Fee Letter dated as of the Effective Date among the Borrowers and the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Final Maturity Date” shall mean the Initial Maturity Date or, if such date is not a Business Day, the first Business Day thereafter; provided, that with respect to any Extended Revolving Loan Commitment, the Final Maturity Date with respect thereto instead shall be the Extended Final Maturity Date.

“Financial Covenant Compliance Period” shall mean any period (a) commencing on the date on which Excess Availability is less than the greater of (i) $4,000,000 and (ii) 10% of Availability, and (b) ending on the first date thereafter on which Excess Availability has been equal to or greater than the greater of (i) $4,000,000 and (ii) 10% of Availability, in each case of this clause (b) for 21 consecutive Business Days.

“First Lien Net Leverage Ratio” shall have the meaning provided in the Term Loan Agreement as in effect on the Effective Date or as amended in accordance with the terms hereof.

“First Priority” shall have the meaning provided in the Initial Intercreditor Agreement.

“Fiscal Month” shall mean any of the fiscal months in any Fiscal Year of Parent and its Subsidiaries.

“Fiscal Quarter” shall mean each of the quarterly periods beginning on the day after the last day of the immediately preceding fiscal quarter and ending on the Saturday closest to April 30, July 31, October 31 and January 31; provided, that for purposes of calculating compliance with any financial ratio or test in respect of a Test Period that includes any period prior to the Effective Date, “Fiscal Quarter” shall be deemed to be each of the three-month periods ended on August 2, 2014, November 1, 2014, January 31, 2015, and May 2, 2015 (with Consolidated EBITDA for such periods deemed to be the amounts provided in the definition of “Test Period” contained herein).

“Fiscal Year” shall mean each fiscal year of Parent and its Subsidiaries ending on the Saturday closest to January 31 in each calendar year.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Company and its Restricted Subsidiaries for any period, the ratio of Consolidated EBITDA for such period, determined on a Pro Forma Basis, to Fixed Charges for such period, also determined on a Pro Forma Basis.

“Fixed Charges” shall mean, with respect to the Company and its Restricted Subsidiaries, for any period, the sum (without duplication) of (a) Consolidated Interest Expense less interest income, (b) all cash Dividends, distributions and other payments made in respect of any Qualified Preferred Stock or Disqualified Equity Interests (excluding items eliminated in consolidation) of Parent, other than Dividends deducted in calculating Consolidated EBITDA, (c) scheduled principal payments made on Indebtedness of the Company and its Restricted Subsidiaries, (d) cash taxes paid by the Company and its Restricted Subsidiaries and (e) except to the extent financed with long-term Indebtedness (but not under revolving or similar facilities), Capital Expenditures.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Parent or any one or more of its Subsidiaries primarily for the benefit of employees of Parent or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided, that determinations in accordance with GAAP for purposes of Sections 9.16 and 10, including defined terms as used therein, and for all purposes of determining the Fixed Charge Coverage Ratio and the First Lien Net Leverage Ratio, are subject (to the extent provided therein) to Section 13.07(a).

“Gift Card” shall have the meaning provided in the introductory paragraph to this Agreement.

“Gift Certificate/Card and Merchandise Credit Liabilities” shall mean, at any time, the aggregate remaining value at such time of (a) gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory that have been outstanding for three years or less, and (b) merchandise credits of the Borrowers that have been outstanding for three years or less.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” shall have the meaning provided in Section 15.01.

“Guarantors” shall mean, collectively, (a) Parent (in its capacity as a guarantor under the Guaranty of all Parent Guaranteed Obligations) and (b) each Borrower (in its capacity as a guarantor under the Guaranty of Borrower Guaranteed Obligations); and “Guarantor” shall mean any of them.

“Guaranty” shall mean the guaranty of the Guarantors pursuant to Section 15.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority.

“Hedging Creditors” shall mean, collectively, each Lender Counterparty party to an ABL Secured Hedging Agreement.

“Historical Excess Availability” shall mean, for the purposes of the definition of “Applicable Margin” and “Applicable Commitment Commission Percentage”, from and after each day of delivery of any Borrowing Base Certificate delivered in accordance with the definition of “Applicable Margin” or “Applicable Commitment Commission Percentage”, an amount equal to (a) the sum of each day’s Excess Availability during the most recently ended Fiscal Quarter divided by (b) the number of days in such Fiscal Quarter; provided, that Excess Availability shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Holdings” shall have the meaning provided in the Recitals to this Agreement.

“ICE” shall mean the ICE Benchmark Administration Direct Data Service.

“Immaterial Subsidiary” shall mean any Subsidiary of the Company (that is not a Borrower) that the Company elects to treat as an Immaterial Subsidiary; provided, that a Subsidiary may be designated an Immaterial Subsidiary (and remain an Immaterial Subsidiary) only so long as such Subsidiary (a) does not, as of the last day of the Fiscal Quarter of the Company most recently ended, have assets with a value in excess of 2.5% of the total assets or revenues representing in excess of 2.5% of total revenues of the Company and its Subsidiaries, in each case, on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the Fiscal Quarter of the Company most recently ended, did not have assets with a value in excess of 5% of total assets or revenues representing in excess of 5% of total revenues of the Company and its Subsidiaries, in each case, on a consolidated basis as of such date. Each Immaterial Subsidiary as of the Effective Date is set forth in Schedule 1.01(d).

“In Transit Inventory” shall mean Inventory which is in transit and not yet in the physical possession of one or more Credit Parties at domestic (U.S.) locations owned or leased by one or more Credit Parties.

“In Transit Maximum Amount” shall mean (a) during the months of January, February, March, July, August and September of each calendar year, $12,500,000, and (b) during all other months during each calendar year, $10,000,000.

“Incremental Amendment” shall have the meaning provided in Section 2.15(b).

“Incremental Availability” shall have the meaning provided in Section 2.15(a).

“Incremental Facility” shall have the meaning provided in Section 2.15(a).

“Incremental Facility Closing Date” shall have the meaning provided in Section 2.15(b).

“Incremental Revolving Loan Commitments” shall have the meaning provided in Section 2.15(a).

“Incremental Revolving Loans” shall have the meaning provided in Section 2.15(b).

“Indebtedness” shall mean, as to any Person, if and to the extent (other than with respect to clause (c)) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), (f) or (g) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, that if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of the amount secured and the Fair Market Value of the property to which such Lien relates), (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted (i.e., take or pay and similar obligations), (f) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (e) above and clause (g) below and (g) all net payments under any Interest Rate Protection Agreement or any Other Hedging Agreement that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined. Notwithstanding the foregoing, Indebtedness shall not include (i) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (ii) prepaid or deferred revenue, (iii) purchase price holdbacks in respect of assets pending the satisfaction by the seller of such assets of unperformed obligations, (iv) accrued expenses and deferred tax and other credits incurred by any Person in the ordinary course of business of such Person or (v) in the case of the Company and its Restricted Subsidiaries, (A) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extension of terms) and made in the ordinary course of business and (B) intercompany liabilities in connection with the cash management, tax and accounting operations of the Company and its Restricted Subsidiaries).

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Individual Exposure” of any Lender shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans made by such Lender and then outstanding, (b) such Lender’s RL Percentage of the aggregate principal amount of all Swingline Loans then outstanding and (c) such Lender’s RL Percentage of the aggregate amount of all Letter of Credit Outstandings at such time.

“Initial Intercreditor Agreement” shall have the meaning provided in Section 6.10.

“Initial Maturity Date” shall mean May 8, 2020, the date that is the fifth anniversary of the Effective Date.

“Initial Term Loan Borrowing Date ” shall mean the date occurring on or after the Effective Date on which the initial borrowing of the Term Loans occurs.

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any state or foreign bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Loans” shall have the meaning provided in Section 10.05(h).

“Intercompany Note” shall mean any promissory note evidencing Intercompany Loans.

“Intercompany Subordination Agreement” shall have the meaning provided in Section 10.05(h).

“Intercreditor Agreement” shall mean the Initial Intercreditor Agreement and any Other Intercreditor Agreement, as applicable.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” shall mean inventory (as such term is defined in Article 9 of the UCC).

“Investments” shall have the meaning provided in Section 10.05.

“IPO” shall mean a bona fide underwritten sale to the public of common stock of Parent (or any parent holding company thereof) pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Parent or any of its Subsidiaries, as the case may be) that is declared effective by the SEC.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Lender” shall mean each of (a) the Administrative Agent or an Affiliate thereof (except as otherwise provided in Section 12.09), (b) any other Lender reasonably acceptable to the Administrative Agent and the Company which agrees to issue Letters of Credit hereunder and (c) a bank or other legally authorized Person selected by or acceptable to the Administrative Agent in its sole discretion and guaranteed by the Administrative Agent (a “Letter of Credit Guaranty”) and, so long as no Event of Default exists at the time of selection, reasonably satisfactory to the Company; provided, that if any Extension is effected in accordance with Section 2.16, then on the occurrence of the Initial Maturity Date (or any subsequent Final Maturity Date which has been extended), each Issuing Lender shall have the right to resign as such on, or on any date within 20 Business Days after, the Initial Maturity Date (or any subsequent Final Maturity Date which has been extended), upon not less than 10 Business Days’ prior written notice thereof to the Company and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the resigning Issuing Lender shall retain all of its rights hereunder and under the other Credit Documents as Issuing Lender with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the last proviso to the preceding sentence), an Issuing Lender has resigned in such capacity in accordance with the preceding sentence and no Issuing Lenders exist at such time, then no Person shall be an Issuing Lender hereunder obligated to issue Letters of Credit unless and until (and only for so long as) a Lender (or Affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Company agrees to act as Issuing Lender hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).

“Jill Intermediate” shall have the meaning provided in the Recitals to this Agreement.

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit L.

“Joint Book-Running Managers” shall mean Jefferies Finance LLC and Macquarie Capital (USA) Inc., in their capacity as Joint Book-Running Managers and any successor(s) thereto.

“Joint Lead Arrangers” shall mean Jefferies Finance LLC and Macquarie Capital (USA) Inc., in their capacity as Joint Lead Arrangers and any successor(s) thereto.

“L/C Supportable Obligations” shall mean (a) obligations of the Company or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (b) such other obligations of the Company or any of its Subsidiaries as are reasonably acceptable to the respective Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (i) Indebtedness pursuant to the Term Loan Facility (and Permitted Refinancings thereof), (ii) any Indebtedness or other obligations that are subordinated in right of payment (or in security) to the Obligations and (iii) any Equity Interests).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee, sublessee or licensee in, to and under leases, subleases or licenses of land, improvements and/or fixtures.

“Legal Requirements” shall mean, as to any person, the organizational documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject, in each case whether or not having the force of law.

“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, or 13.04(b), in each case, (other than with respect to Section 12.06 or 13.01) for so long as such Person holds Loans or Revolving Loan Commitments hereunder.

“Lender Affiliate” shall mean (a) any Affiliate of any Lender, (b) any person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Counterparty” shall mean any counterparty to an Interest Rate Protection Agreement and/or Other Hedging Agreement that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Person enters into such Interest Rate Protection Agreement and/or Other Hedging Agreement (even if the Administrative Agent or such Lender subsequently ceases to be the Administrative Agent or a Lender, as the case may be, under this Agreement for any reason).

“Lender Default” shall mean, as to any Lender, (a) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c), (b) such Lender having been deemed insolvent or having become the subject of an Insolvency Proceeding or a takeover by a regulatory authority, (c) such Lender having failed, within three Business Days after written request by the Administrative Agent or the Company to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided, that such Lender Default shall cease to exist upon receipt of such written confirmation by the Administrative Agent and the Company) or (d) such Lender having notified in writing to the Company and/or the Administrative Agent, the Swingline Lender, any Issuing Lender and/or any Credit Party (i) that it does not intend to comply with its obligations under Sections 2.01(a) or (c), 2.04 or 3, as the case may be, in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (ii) of the events described in preceding clause (b); provided, that for purposes of any documentation entered into pursuant to the Back-Stop Arrangements and any requirements to provide same (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (A) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of an Insolvency Proceeding or a takeover by a regulatory authority, (B) any previously cured “Lender Default” of such Lender under this Agreement, unless the Company, Administrative Agent, each Issuing Lender and the Swingline Lender have agreed in writing that the “Defaulting Lender” has adequately remedied all matters that caused such Lender Default, and (C) the failure of such Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c) within one Business Day of the date (1) the Administrative Agent (in its capacity as a Lender) or (2) Lenders constituting the Required Lenders with Revolving Loan Commitments has or have, as applicable, funded its or their portion thereof.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 3.03(b).

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Guaranty” shall have the meaning provided in the definition of Issuing Lender.

“Letter of Credit Outstandings” shall mean, at any time, the sum of (a) the Stated Amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“LIBO Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, the rate per annum equal to the rate determined by CIT to be the London Interbank Offered Rate benchmark rate which is calculated and distributed daily by ICE (or any successor thereto) for deposits in Dollars (for delivery on the first day of such interest period) with a term equivalent to such interest period, distributed at approximately 11:45 a.m. (London time) (or such other time as confirmed by ICE) two business days prior to the first day of such Interest Period. The Borrowers may elect to use the LIBO Rate provided (a) the Borrowers give CIT at least three business days prior notice of such election and (b) no Default is then outstanding under the Credit Documents. Interest on any Borrowing of LIBOR Loans will be computed and payable at the end of the applicable Interest Period (or, in the case of any Interest Period longer than three months, at the end of each three month period) in arrears on the basis of a 360 day year and based on the actual number of days elapsed.

“LIBOR Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the applicable Borrower at the time of the incurrence thereof or conversion thereto bearing interest at a rate determined by reference to the LIBO Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing).

“Loan” shall mean each Revolving Loan (including, without limitation, each extension of credit pursuant to the Incremental Facility) and each Swingline Loan.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(c).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, property, assets, liabilities or financial condition of Parent, the Company and their respective Subsidiaries taken as a whole or (b) a material adverse effect (i) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent under the Credit Documents or (ii) on the ability of the Credit Parties (taken as a whole) to perform their obligations to the Lenders, the Administrative Agent or the Collateral Agent under the Credit Documents.

“Maximum Letter of Credit Amount” shall mean $10,000,000.

“Maximum Rate” shall have the meaning provided in Section 13.20.

“Maximum Swingline Amount” shall mean $5,000,000.

“Minimum Borrowing Amount” shall mean (a) for Revolving Loans, $250,000 and (b) for Swingline Loans, $100,000 or such lesser amount as may be agreed by the Administrative Agent.

“Minimum Extension Condition” shall have the meaning provided in Section 2.16(c).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, debenture or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgage Policy” shall mean an ALTA Lender’s title insurance policy (Form 2006) or other form reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” shall mean any Real Property owned by the Company or any of its Restricted Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms of this Agreement.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and is contributed to by (or to which there is an obligation to contribute of) Parent or a Subsidiary of Parent or an ERISA Affiliate, or to which Parent, a subsidiary of Parent or an ERISA Affiliate has any liability, contingent or otherwise.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean, with respect to any event, the gross cash proceeds received from such event, net of transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) incurred in connection with such event.

“Net Orderly Liquidation Value” shall mean the cash proceeds of Inventory which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, commissions, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, and in each case expressed as a recovery percentage with respect to each category of such assets. The Net Orderly Liquidation Value for each category of assets will be increased or reduced promptly upon receipt by the Administrative Agent of each updated appraisal.

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (a) transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (b) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 90 days after, the date of such sale or other disposition, (c) the amount of such gross cash proceeds required to be used and actually used within 90 days following such sale or disposition to permanently repay any Indebtedness (other than Indebtedness secured by the assets disposed of on a junior or pari passu basis relative to the Obligations) which is secured by the respective assets which were sold or otherwise disposed of, and (d) the estimated income taxes payable in respect of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments or indemnities (to the extent the Company delivers to the Administrative Agent a certificate signed by an Authorized Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than eighteen months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by Parent or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by Parent and/or any of its Subsidiaries from such sale or other disposition.

“New Project” shall mean (a) each plant, facility, branch or store which is either a new plant, facility, branch or store or an expansion, relocation, remodeling or substantial modernization of an existing plant, facility, branch or store owned by the Company or its Restricted Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit (including, without limitation, individual stores) to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.

“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at 11 West 42nd Street, New York, NY 10036, Attention: Avinash Nainani, Facsimile No.: (212) 771-1759, and Email: Avinash.Nainani@cit.com, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, interest (including any interest accruing following maturity of the Loans, all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit and interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees (including all legal fees and disbursements required to be paid by the Company and its Subsidiaries hereunder), expenses, indemnifications, reimbursements and other liabilities, and guarantees of the foregoing amounts.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“One-Month LIBO Rate” shall mean, for any day, the rate per annum equal to the rate determined by CIT to be the London Interbank Offered Rate benchmark rate which is calculated and distributed daily by ICE (or any successor thereto) for deposits in Dollars (for delivery on such day) with a term equivalent to one month, distributed at approximately 11:45 a.m. (London time) (or such other time as confirmed by ICE) on such day (or if such day is not a Business Day, the immediately preceding Business Day). In the event that such rate is not available at such time for any reason, then the “One-Month LIBO Rate” for such day shall be determined by CIT by reference to such other comparable publicly available service for displaying the offered rate for dollar deposits in the London interbank market as may be selected by CIT and, in the absence of availability, such other method as may be selected by CIT in its sole discretion.

“Organization” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where applicable) or the equivalent of the foregoing in any foreign jurisdiction.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or enforced any Credit Document).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements (including commodity futures or forward purchase contracts), or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Intercreditor Agreements” shall mean any intercreditor agreement (other than the Initial Intercreditor Agreement) in form and substance reasonably satisfactory to the Company and the Administrative Agent and the Collateral Agent.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13). For the avoidance of doubt, Other Taxes shall not include any Taxes imposed on, or measured by reference to, gross income, net income or gain).

“Parent” shall have the meaning provided in the introductory paragraph to this Agreement.

“Parent Common Stock” shall mean the authorized shares of common stock of Parent on the Effective Date, together with any subsequently authorized shares of common stock of Parent.

“Parent Guaranteed Obligations” shall have the meaning provided in Section 15.01.

“Participant” shall have the meaning provided in Section 3.04(a).

“Participant Register” shall have the meaning provided in Section 13.04(a).

“Patent Security Agreement” shall have the meaning provided in the Security Agreement.

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment Conditions” shall mean, with respect to any proposed action for which the Payment Conditions are required to be satisfied, that each of the following conditions are satisfied at the time such action is proposed to occur and immediately after giving effect thereto:

(a) (i) no Default or Event of Default shall have occurred and be continuing, (ii) Thirty-Day Excess Availability and Excess Availability (in each case calculated on a Pro Forma Basis after giving effect to the Borrowing of any Loans or issuance of any Letters of Credit in connection with the proposed action (and assuming that such Loans and Letters of Credit had remained outstanding throughout the applicable 30-day period for which Thirty-Day Excess Availability is to be determined)) shall be equal to or exceed the greater of (A) $6,000,000 and (B) 15% of Availability, (iii) the Company and its Restricted Subsidiaries shall be in compliance with a Fixed Charge Coverage Ratio of not less than 1.00:1.00 for the Test Period then most recently ended on a Pro Forma Basis as if such proposed action had occurred on the first day of such Test Period, and (iv) the Company shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Company certifying as to compliance with preceding clauses (i) through (iii) and demonstrating (in reasonable detail) the calculations required by preceding clauses (ii) and (iii); or

(b) (i) no Default or Event of Default shall have occurred and be continuing, (ii) Thirty-Day Excess Availability and Excess Availability (in each case calculated on a Pro Forma Basis to include the Borrowing of any Revolving Loans or the issuance of any Letters of Credit in connection with the proposed action (and assuming that such Loans and Letters of Credit had remained outstanding throughout the applicable 30-day period for which Thirty-Day Excess Availability is to be determined)), shall be equal to or exceed the greater of (A) $10,000,000 and (B) 25% of Availability, and (iii) the Company shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Company certifying as to compliance with preceding clauses (i) and (ii) and demonstrating (in reasonable detail) the calculations required by preceding clause (ii).

“Payment Office” shall mean the office of the Administrative Agent located at 11 West 42nd Street, New York, NY 10036, Attention: Avinash Nainani, Facsimile No.: (212) 771-1759, and Email: Avinash.Nainani@cit.com, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquired Debt” shall have the meaning provided in Section 10.04(g).

“Permitted Acquisition” shall mean the acquisition by the Company or a Restricted Subsidiary of the Company of an Acquired Entity or Business; provided, that (in each case) (a) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 10.09 and (b) all requirements of Sections 9.12 and 9.16 applicable to such Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in this definition shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Discretion” shall mean the reasonable exercise of the Administrative Agent’s and/or the Collateral Agent’s good faith credit judgment (from the perspective of a reasonable secured asset based lender) in consideration of any factor which is reasonably likely to (a) adversely affect the value of any Collateral, the enforceability or priority of the Liens thereon or the amount that the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, (b) suggest that any collateral report or financial information delivered to the Administrative Agent, the Collateral Agent or the Lenders by any person on behalf of any Credit Party is incomplete, inaccurate or misleading in any material respect, or (c) be expected to change the credit risk of lending to any Credit Party on the security of any Credit Party’s Accounts or Inventory.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, easements, zoning restrictions, rights-of-way restrictions and other similar encumbrances permitted under Section 10.01(h), and such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the aggregate principal amount (or accreted value, if applicable) of the Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended except by an amount equal to unpaid accrued interest, fees, expenses and premium thereon and any make-whole payments applicable thereto and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, replacement, refunding, renewal or extension has a final stated maturity date equal to or later than the final stated maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness), (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) such modification, refinancing, replacement, refunding, renewal or extension does not add guarantors, change obligors or provide for security different from that which applied to the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (e) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (f) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is secured by Liens that are subordinated to the Liens securing the Obligations, such Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided, that a certificate of an officer of the Company delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirements of this clause (f) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrowers within five Business Days following receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (g) in the case of any Permitted Refinancing in respect of the Term Loan Obligations proposed to be secured by the Liens on the Collateral, such Permitted Refinancing is subject to the Initial Intercreditor Agreement or an Other Intercreditor Agreement, as applicable.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness implemented pursuant to, and in accordance with the requirements of, a Permitted Refinancing.

“Permitted Unsecured Ratio Debt” shall mean Indebtedness of a Borrower (which may be guaranteed by one or more Credit Parties), so long as (a) such Indebtedness is unsecured Indebtedness or Subordinated Indebtedness, (b) such Indebtedness does not mature prior to the date that is 91 days after the then latest Final Maturity Date at the time such Indebtedness is incurred and the Weighted Average Life to Maturity of such Indebtedness is no shorter than the remaining Weighted Average Life to Maturity applicable to the then outstanding Term Loans and (c) immediately after giving effect thereto and to the use of the proceeds thereof, (i) no Event of Default shall exist or result therefrom and (ii) on a Pro Forma Basis giving effect to the occurrence of such Indebtedness, the Interest Coverage Ratio (as defined in the Term Loan Agreement as in effect on the Effective Date or as amended in accordance with the terms hereof) shall not exceed 2.00:1.00 as of the last day of the most recently ended Calculation Period prior to the incurrence of such Indebtedness.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA which is maintained or contributed to by (or to which there is an obligation to contribute of) Parent or a Subsidiary of Parent or an ERISA Affiliate, or to which Parent, a subsidiary of Parent or an ERISA Affiliate has any liability, contingent or otherwise, and is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Platform” shall have the meaning provided in Section 13.03(c).

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to stores which are classified as “pre-opening expenses” or “store-opening costs” (or any similar or equivalent caption) in the applicable financial statements of the Copany and its Subsidiaries for such period, prepared in accordance with GAAP.

“Preferred Equity” shall mean, as to any Person, Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock.

“Prime Rate” shall mean, for any day, the rate of interest per annum quoted by JPMorgan Chase Bank as its “prime rate” in effect from time to time (or if such rate is at any time not available, the prime rate so quoted by any banking institution selected by CIT), which rate is not intended to be the lowest rate charged by any such banking institution to its borrowers.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial ratio or test, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction shall be (i) excluded (in the case of a disposition of all or substantially all Equity Interests in any Restricted Subsidiary or any division, product line or facility used for operations of the Company or any Restricted Subsidiary or a designation of a Subsidiary as an Unrestricted Subsidiary) and (ii) included (in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person or a designation of a Subsidiary as a Restricted Subsidiary or non-maintenance capital expenditures expected to result in increased revenue upon completion), (b) any retirement of Indebtedness, (c) if and to the extent applicable hereunder, any incurrence or assumption of

Indebtedness by the Company or any Restricted Subsidiary (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination) and (d) any other Specified Transaction if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of such Specified Transaction than being effected; provided, that (A) Pro Forma Basis, in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by an Authorized Officer of the Company and (B) any such calculation shall be subject to the applicable limitations set forth in the definition of “Consolidated EBITDA” (it being understood that the amounts of Consolidated EBITDA for the Fiscal Quarters ending prior to the first full Fiscal Quarter following the Effective Date, and set forth in the last paragraph of the definition of “Consolidated EBITDA” shall also be subject to the operation of this definition).

“Pro Forma Financial Statements” shall have the meaning provided in Section 8.05(a)(ii).

“Projections” shall mean the projections that were prepared by or on behalf of the Company in connection with this Agreement and delivered to the Administrative Agent and the Lenders prior to the Effective Date.

“Purchase Agreement” shall have the meaning provided in the Recitals to this Agreement.

“Purchase Agreement Representations” shall mean the representations and warranties made by Jill Intermediate in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or its applicable Affiliates have the right to terminate their respective obligations under the Purchase Agreement (or to decline to consummate the Acquisition) as a result of a breach of such representations.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Qualified Preferred Stock” of a Person shall mean any Preferred Equity of such Person that does not constitute Disqualified Equity Interests.

“Quarterly Financial Statements” shall mean the unaudited consolidated balance sheets and related statements of operations and cash flows of Jill Intermediate and its Subsidiaries for the most recent Fiscal Quarters after the date of the last Annual Financial Statements and ended at least 45 days before the Effective Date.

“Quarterly Payment Date” shall mean the last Business Day of each April, July, October and January occurring after the Effective Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Rent Reserve” shall mean a reserve that may be established by the Administrative Agent in respect of rent payments made by a Borrower for a period equal to at least the liquidation period as established in the respective inventory appraisal last received by the Administrative Agent pursuant to this Agreement for each (a) leased store (i) that is in Pennsylvania, Texas, Virginia, Washington, Washington, D.C. or any other State providing lessors with statutory or common law Lien rights on personal property located at such store securing payment of rent and other charges that prime a previously perfected security interest or (ii) that is subject to a lease that grants to the landlord a security interest in property that would otherwise constitute Eligible Inventory which would prime the perfected security interest granted to the Collateral Agent, as determined by the Administrative Agent in its Permitted Discretion, and (b) distribution center, warehouse or other location other than a leased store at which Inventory of a Borrower is located, unless, in each case, such location is subject to a landlord waiver or collateral access agreement reasonably acceptable to the Administrative Agent (as reported to the Administrative Agent by the Company from time to time as requested by the Administrative Agent), as adjusted from time to time by the Administrative Agent in its Permitted Discretion.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (a) Swingline Loans at such time and (b) Letter of Credit Outstandings at such time) represents at least a majority of the sum of the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of the total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentage of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Reserves” shall mean reserves, if any, established by the Administrative Agent from time to time hereunder in its Permitted Discretion against the Borrowing Base, including without limitation, (a) Customer Credit Liability Reserves, (b) Rent Reserves, (c) potential dilution related to Accounts, (d) sums that the Borrowers are or will be required to pay (such as taxes, assessments and insurance premiums) and have not yet paid, (e) amounts owing by any Borrowers to any Person to the extent secured by a Lien on, or trust over, any Collateral that (i) is not a Permitted Lien or (ii) to the extent same could reasonably be expected to have priority over the Liens granted to the Collateral Agent pursuant to the Security Documents, (f) reserves for customs charges, freight and shipping charges related to any In Transit Inventory or other Inventory in transit, (g) reserves against Eligible Inventory as a result of rights of licensors with respect thereto and of Liens as described in Section 10.01(x), (h) reserves for Gift Certificate/Card and Merchandise Credit Liabilities (limited to 50% of such potential liability) and (i) such other events, conditions or contingencies as to which the Administrative Agent, in its Permitted Discretion, determines reserves should be established from time to time hereunder; provided, however, that (1) the Administrative Agent may not implement reserves with respect to matters which are already specifically reflected as ineligible Accounts, Inventory or In Transit Inventory or criteria deducted in computing the net book value of Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory or Eligible In Transit Inventory or the Net Orderly Liquidation Value of Eligible Inventory or Eligible In Transit Inventory, and (2) from the Effective Date through and including June 8, 2015 (or such later date as the Administrative Agent shall agree in writing in its sole discretion), the parties acknowledge and agree that (A) no collateral access agreements shall be required and no Rent Reserves or other Reserves in respect of In Transit Inventory or Inventory shall be established by the Administrative Agent, and (B) the In Transit Inventory or Inventory at such leasehold locations or other third party locations or held by such third party shall be Eligible Inventory or Eligible In Transit Inventory (as applicable) so long as such Inventory otherwise constitutes Eligible Inventory or Eligible In-Transit Inventory (as applicable) hereunder).

“Restricted Junior Payments” shall have the meaning provided in Section 10.07(a).

“Restricted Subsidiary” of any Person shall mean any Subsidiary of such Person that is not an Unrestricted Subsidiary. For the avoidance of doubt, the Company and each other Borrower shall at all times constitute a Restricted Subsidiary of Parent.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Loan” shall have the meaning provided in Section 2.01(a).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “Revolving Loan Commitment,” as same may be (a) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable or (b) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b). In addition, the Revolving Loan Commitment of each Lender shall include, subject to the consent of such Lender, any Extended Revolving Loan Commitment and any Incremental Revolving Loan Commitment of such Lender. The aggregate amount of the Revolving Loan Commitments as of the Effective Date is $40,000,000.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“RL Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time; provided, that if the RL Percentage of any Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such Lender shall be determined immediately prior (and without giving effect) to such termination.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. or any successor to its rating agency business.

“SEC” shall mean the Securities and Exchange Commission, or any successor thereto.

“Second Priority” shall have the meaning provided in the Initial Intercreditor Agreement.

“Secured Creditors” shall mean collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Swingline Lender, the Issuing Lender, each Hedging Creditor and each Cash Management Bank.

“Secured Obligations” shall mean all (a) Obligations and (b) obligations of any Credit Party arising under (i) any ABL Secured Hedging Agreement or the guarantee thereof pursuant to the Credit Documents (other than Excluded Swap Obligations) and (ii) any ABL Secured Cash Management Agreement.

“Securities Account” shall mean a securities account (as that term is defined in the UCC).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 6.11.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, each Control Agreement, each Copyright Security Agreement, each Patent Security Agreement, each Trademark Security Agreement, each Mortgage, after the execution and delivery thereof, each Additional Security Document and any other related document, agreement or grant pursuant to which Parent or any of its Subsidiaries grants, perfects or continues a security interest in favor of the Collateral Agent for the benefit of the Secured Creditors.

“Settlement Date” shall have the meaning provided in Section 2.04(b)(i).

“Solvent”, with respect to any Person, shall mean that as of the date of determination both: (a)(i) the sum of the debt (including contingent liabilities) of such Person and its Restricted Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets of such Person and its Restricted Subsidiaries, taken as a whole, and (ii) the capital of such Person and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Restricted Subsidiaries, taken as a whole; and (b) such Person and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Representations” shall mean those representations and warranties set forth in Sections 8.01(a) and (b), 802,
8.03(c) (as relating to the Credit Documents), 8.05(b), 8.08(b), 8.13, 8.14 and 8.16.

“Specified Transaction” shall mean (a) any incurrence or repayment of Indebtedness (excluding revolving Indebtedness incurred in the ordinary course of business for working capital purposes), any Investment that results in a Person becoming a Subsidiary of the Company, any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, any Permitted Acquisition or any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Company, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any disposition of a business unit, line of business or division of the Company or any Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Company or implementation of any initiative not in the ordinary course of business, (b) any non-maintenance capital expenditure expected to result in increased revenue upon completion and (c) the Transaction.

“Sponsor” shall mean, collectively, TowerBrook Capital Partners L.P., its Affiliates (excluding portfolio companies) and investment funds managed by any of them.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder in each case determined (a) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subordinated Indebtedness” shall mean, with respect to the Obligations, any Indebtedness of any Borrower or any Guarantor which is by its terms subordinated in right of payment to the Obligations (including, in the case of a Guarantor, Obligations of such Guarantor under its Guaranty).

“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned by such Person and/or one or more Subsidiaries of such Person or (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Parent.

“Supermajority Lenders” shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if the reference to “a majority” contained therein were changed to “66 2/3%”.

“Swap Obligation” shall mean, with respect to a Guarantor, any obligations under any ABL Secured Hedging Agreement that constitutes a “swap” within the meaning of the Commodity Exchange Act.

“Swingline Back-Stop Arrangements” shall have the meaning provided in Section 2.01(b).

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Final Maturity Date.

“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.01(b).

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agreement” shall mean the Term Loan Credit Agreement, dated as of the date hereof, by and among Parent, the Company, the subsidiaries of Parent and the Company party thereto, the lenders party thereto from time to time and the Administrative Agent, providing for the making of the Term Loans on the Initial Term Loan Borrowing Date, as it may be amended, restated amended and restated, amended and extended, supplemented or modified from time to time, in each case, in accordance with the terms hereof and thereof and the Initial Intercreditor Agreement. Any reference to the Term Loan Agreement hereunder shall be deemed a reference to any Term Loan Agreement then in existence.

“Term Loan Collateral Agent” shall mean the “Collateral Agent” as defined in the Term Loan Agreement.

“Term Loan Documents” shall mean the “Credit Documents” as defined in the Term Loan Agreement, including any amendments, restatements, amendments and restatements, supplements, modifications, or replacements thereto to the extent same are permitted hereby and by the Initial Intercreditor Agreement.

“Term Loan Facility” shall mean the loan facility provided to the Company pursuant to the Term Loan Agreement.

“Term Loan Obligations” shall mean “Obligations” as defined in the Term Loan Agreement.

“Term Loan Secured Creditors” shall mean the “Secured Creditors” as defined in the Term Loan Agreement.

“Term Loan Priority Collateral” shall have the meaning provided in the Initial Intercreditor Agreement.

“Term Loans” shall mean the “Term Loans” as defined in the Term Loan Agreement.

“Test Period” shall mean each period of four consecutive Fiscal Quarters of the Borrowers (calculated, for any period beginning prior to the Effective Date, as if the Transaction had occurred on the first day of such period) then last ended, in each case, taken as one accounting period; provided, that, subject to adjustments to be made on a Pro Forma Basis other than the Transaction, if the respective Test Period (a) includes the period from February 1, 2014, to May 3, 2014, Consolidated EBITDA for such period shall be deemed to be $14,100,000, (b) includes the period from May 4, 2014, to August 2, 2014, Consolidated EBITDA for such period shall be deemed to be $20,200,000, (c) includes the period from August 3, 2014, to November 1, 2014, Consolidated EBITDA for such period shall be deemed to be $20,400,000 and/or (d) includes the period from November 2, 2014, to January 31, 2015, Consolidated EBITDA for such period shall be deemed to be $13,400,000.

“Thirty-Day Excess Availability” shall mean, as of any date of determination, the quotient obtained by dividing (a) the sum of each day’s Excess Availability during the 30 consecutive day period immediately preceding such date, by (b) 30; provided, that with respect to any test on a date that is less than 30 days from the Effective Date, “Thirty-Day Excess Availability” shall mean the quotient obtained by dividing (i) the sum of each day’s Excess Availability for the period commencing on the Effective Date and ending on the date immediately preceding the date of determination by (ii) the number of days in such period.

“Topco” shall have the meaning provided in the introductory paragraph to this Agreement.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (a) the Total Revolving Loan Commitment in effect at such time less (b) the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

“Trademark Security Agreement” shall have the meaning provided in the Security Agreement.

“Transaction” shall mean, collectively, (a) the consummation of the Acquisition and the other transactions contemplated by the Purchase Agreement, (b) the execution and delivery by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans, if any, on the Effective Date and the use of proceeds thereof, (c) the execution and delivery by each Credit Party of the Term Loan Documents, the incurrence of the Term Loans on the Initial Term Loan Borrowing Date and the use of proceeds thereof and (d) the payment of all Transaction Costs.

“Transaction Costs” shall mean, collectively, one-time costs, fees and expenses incurred in connection with the Transaction.

“Treasury Regulations” shall mean the United States federal income tax regulations promulgated under the Code.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant state or jurisdiction.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of Parent or any of its Subsidiaries, that such cash or Cash Equivalents (a) does not appear (and is not required to appear) as “restricted” on a consolidated balance sheet of Parent or of any such Subsidiary (unless such appearance is related to the Credit Documents (or Liens created thereunder), the Term Loan Documents (or Liens created thereunder) or any other Indebtedness secured on a basis consistent with any of the foregoing and which is subject to, and bound by the provisions of, the Initial Intercreditor Agreement (and any applicable Other Intercreditor Agreement)), and (b) are not subject to any Lien that is senior to the Lien securing the Obligations other than Liens permitted by
Sections 10.01(d)(ii) and (p).

“Unrestricted Subsidiary” shall mean any Subsidiary of the Company (including any Subsidiary of the Company that is acquired or formed after the Effective Date); provided, that the Company designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent; provided, further, that (a) such designation as an Unrestricted Subsidiary shall be deemed to be an Investment (or reduction (but not to less than $0) in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary), on the date of such designation in an amount equal to the sum of (i) the Fair Market Value (as reasonably determined by the Company in good faith) of the Company’s direct or indirect equity ownership of such designated Subsidiary immediately prior to such designation (to be calculated without regard to any guaranty of Indebtedness of Company or its Restricted Subsidiaries provided by such designated Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated Subsidiary to the Company or any other Restricted Subsidiary immediately after such designation, (b) both before and after giving effect thereto, no Default or Event of Default is continuing or would result from such designation, (c) no Subsidiary may be designated an Unrestricted Subsidiary to the extent (i) such Subsidiary or any of its Subsidiaries is a restricted subsidiary for purposes of the Term Loan Agreement (or any Permitted Refinancing thereof) or any other Indebtedness or Disqualified Equity Interests with an outstanding principal amount (or aggregate liquidation preference) equal to or greater than $15,000,000, or (ii) such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Parent or any Restricted Subsidiary of Parent, (d) before and after giving effect to such designation, the Payment Conditions are satisfied, (e) no Subsidiary may be designated as an Unrestricted Subsidiary more than once and (f) the Company shall have delivered a Borrowing Base Certificate reflecting the Borrowing Base calculated as of the date of designation on a Pro Forma Basis after giving effect to such designation. The Company may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary of the Company as a Restricted Subsidiary of the Company, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if at the time of any such re-designation the Company is in compliance with clauses (b), (d) and (f) of the preceding sentence. On the Effective Date, all Subsidiaries of Parent shall constitute Restricted Subsidiaries (and shall not be Unrestricted Subsidiaries at such time).

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (a) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (b) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“U.S. Person” shall mean any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.04(f)(ii)(B)(3).

“Value” shall mean, with respect to Eligible Inventory and Eligible In Transit Inventory, the lower of (a) the cost thereof computed on a first-in first-out basis in accordance with GAAP and (b) the market value thereof (net of any intercompany profit).

“Voidable Transfer” shall have the meaning provided in Section 13.24.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness or Preferred Equity, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity multiplied by the amount of such payment; by (b) the sum of all such payments.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Domestic Subsidiary of such Person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Foreign Subsidiary of such Person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Company with respect to the preceding clauses (a) and (b), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Company and its Subsidiaries under applicable law).

“Withholding Agent” shall mean the Credit Parties and the Administrative Agent.

1.02 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words

“include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Company or any other Credit Party shall be construed to include the Company or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding and (vii) references to agreements (including this Agreement) or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time. For the avoidance of doubt, it is acknowledged and agreed that references to or requirements to enter into any Other Intercreditor Agreement shall only be applicable to the extent there are multiple classes of Indebtedness (issued under multiple debt instruments) secured by the Collateral on an equal and ratable basis.

(c) For purposes of determining compliance at any time with Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 or 10.07, as applicable, in the event that any Lien, disposition, Dividends, Indebtedness, Investments, Affiliate Transactions or Restricted Junior Payments, as applicable, meets the criteria of more than one basket or carveout under the applicable section at the time such Lien, disposition, Dividends, Indebtedness, Investment, Affiliate Transaction or Restricted Junior Payment was originally incurred or made, the Borrowers, in their sole discretion, may classify or reclassify such transaction or item (or portion thereof) in any such baskets or carveouts under the applicable section. It is understood and agreed that any Indebtedness, Lien, Dividend, Restricted Junior Payment, Investment, disposition or Affiliate transaction, as applicable, need not be permitted solely by reference to one basket or carveout for permitted Liens, dispositions, Dividends, Indebtedness, Investments, Affiliate Transactions or Restricted Junior Payments under Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 or 10.07, respectively, but may instead be permitted in part under any combination thereof.

(d) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. Amount and Terms of Credit.

2.01 The Revolving Loan Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Effective Date and prior to the Final

Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers (on a joint and several basis), which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrowers, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans; provided, that except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Exposure of such Lender to exceed the amount of its Revolving Loan Commitment at such time, (v) shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Exposure to exceed Availability at such time and (vi) subject to immediately preceding clause (v), shall be available on the Effective Date up to an aggregate principal amount not to exceed $10,000,000. Without in any way limiting the foregoing, the Borrowers acknowledge, confirm and agree that the aggregate outstanding principal amount of Loans made to Borrowers that have not contributed any assets to the Borrowing Base, as reflected in the most recent Borrowing Base Certificate received by the Administrative Agent in accordance with Section 9.01(f), shall not without the prior written consent of the Administrative Agent, exceed $5,000,000.

(b) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time after the Effective Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrowers (on a joint and several basis), which Swingline Loans (i) shall be denominated in Dollars, (ii) shall be incurred and maintained as Base Rate Loans; (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not be made (and shall not be required to be made) by the Swingline Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Exposure to exceed Availability at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.01(b), (A) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists unless the Swingline Lender has entered into arrangements reasonably satisfactory to it to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans (which arrangements are hereby consented to by the Lenders), including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage of the outstanding Swingline Loans (such arrangements, the “Swingline Back-Stop Arrangements”) and (B) the Swingline Lender shall not make any Swingline Loan after it has received written notice from any Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (1) of rescission of all such notices from the party or parties originally delivering such notice or notices or (2) of the waiver of such Default or Event of Default by the Required Lenders.

(c) On any Business Day, the Swingline Lender may, in its sole discretion give notice to the Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided, that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.01(e) or upon the exercise of any of the remedies provided in the last paragraph of Section 11.01), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each such Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11.01) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s prior notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Borrowing Base or the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from any Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11.01); provided, that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Effective Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

(d) Notwithstanding anything to the contrary in Section 2.01(a) or elsewhere in this Agreement, the Administrative Agent shall have the right to establish Reserves in such amounts, and with respect to such matters, but subject to the limitations contained in the definition of “Reserves” herein, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base (which Reserves shall reduce the then existing Borrowing Base in an amount equal to such Reserves).

(e) In the event that (i) the Borrowers are unable to comply with the Borrowing Base limitations set forth in Section 2.01(a) or (ii) the Borrowers are unable to satisfy the conditions precedent to the making of Revolving Loans set forth in Section 7, in either case, the Lenders, subject to the immediately succeeding proviso, hereby authorize the Administrative Agent, for the account of the Lenders, to make Revolving Loans to the Borrowers (on a joint and several basis), in either case solely in the event that the Administrative Agent in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, expenses and Fees, which Revolving Loans may only be made as Base Rate Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a Notice of Borrowing requesting an Agent Advance until the earliest of (1) the 20th Business Day after such date (or such earlier date as determined by the Administrative Agent), (2) the date the Borrowers are again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Loans, or obtain an amendment or waiver with respect thereto and (3) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”); provided, that the Administrative Agent shall not make any Agent Advance to the extent that at the time of the making of such Agent Advance, the amount of such Agent Advance (x) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, would exceed 10% of the Borrowing Base at such time or (y) when added to the Aggregate Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Revolving Loan Commitment at such time. Agent Advances may be made by the Administrative Agent in its sole discretion and the Borrowers shall have no right whatsoever to require that any Agent Advances be made. Agent Advances will be subject to periodic settlement with the Lenders pursuant to Section 2.04(b).

(f) If the Initial Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then on the Initial Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Initial Maturity Date) or refinanced with a borrowing of an Extension pursuant to Section 2.16; provided, that, if on the occurrence of the Initial Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.07), there shall exist sufficient unutilized Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Revolving Loan Commitments which will remain in effect after the occurrence of the Initial Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on the Initial Maturity Date.

2.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans of a specific Type shall not be less than the Minimum Borrowing Amount applicable thereto. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than eight Borrowings of LIBOR Loans (or such greater number of Borrowings of LIBOR Loans as may be agreed to from time to time by the Administrative Agent).

2.03 Notice of Borrowing. (a) When the Borrowers desire to incur (i) LIBOR Loans hereunder, the Company shall give the Administrative Agent at the Notice Office notice thereof, which notice must be received by the Administrative Agent prior to 1:00 P.M. (New York City time) at least three Business Days prior to the requested date of Borrowing (except with respect to a requested Borrowing on the Effective Date, for which notice must be received by the Administrative Agent prior to 1:00 P.M. (New York City time) on the Business Day immediately preceding the Effective Date), and (ii) Base Rate Loans hereunder (including Agent Advances, but excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), the Company shall give the Administrative Agent at the Notice Office notice thereof, which notice must be received by the Administrative Agent prior to 1:00 P.M. (New York City time) on the Business Day of the requested date of Borrowing. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (A) the aggregate principal amount of the Revolving Loans to be incurred pursuant to such Borrowing, (B) the date of such Borrowing (which shall be a Business Day), (C) if the Revolving Loans proposed to be made pursuant to such Borrowing will constitute Agent Advances (it being understood that the Administrative Agent shall be under no obligation to make such Agent Advance), notice thereof, (D) whether the Revolving Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto and (E) the Borrowing Base at such time. Except as provided in Section 2.04(b), the Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever the Borrowers desire to incur Swingline Loans hereunder, the Company shall give the Swingline Lender no later than 1:00 P.M. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.01(c), with the Borrowers irrevocably agreeing, by their incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(c).

(c) Without in any way limiting the obligation of the Company to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, shall be entitled to rely and act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Company, prior to receipt of written confirmation.

In each such case, each Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04 Disbursement of Funds. (a) No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing (or (i) in the case of Revolving Loans that are Base Rate Loans that are to be made on same day notice, no later than 2:00 P.M. (New York City time) on the date specified pursuant to Section 2.03(a), (ii) in the case of Swingline Loans, no later than 2:00 P.M. (New York City time) on the date specified pursuant to Section 2.03(b) or (iii) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York City time) on the date specified in Section 2.01(c)), each Lender will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrowers at the Payment Office, or to such other account as the Company may specify in writing prior to the Effective Date, the aggregate of the amounts so made available by the Lenders; provided, that, if, on the date of a Borrowing of Revolving Loans (other than a Mandatory Borrowing), there are Unpaid Drawings or Swingline Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit, second, to the payment in full of any such Swingline Loans, and third, to the Borrowers as otherwise provided above. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers, and the Borrowers shall repay such corresponding amount to the Administrative Agent within one Business Day. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (A) if recovered from such Lender, the overnight Federal Funds Effective Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (B) if recovered from the Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

(b) Unless the Required Lenders have instructed the Administrative Agent to the contrary, the Administrative Agent on behalf of the Lenders may, but shall not be obligated to, make Revolving Loans to the Borrowers that are maintained as Base Rate Loans under Section 2.01(a) without prior notice of the proposed Borrowing to the Lenders as follows:

(i) The amount of each Lender’s RL Percentage of Revolving Loans shall be computed weekly (or more frequently in the Administrative Agent’s sole discretion) and shall be adjusted upward or downward on the basis of the amount of outstanding Revolving Loans as of 12:00 P.M. (noon) (New York City time) on the last Business Day of each week, or such other period specified by the Administrative Agent (each such date, a “Settlement Date”). The Lenders shall transfer to the Administrative Agent, or the Administrative Agent shall transfer to the Lenders, such amounts as are necessary so that (after giving effect to all such transfers) the amount of Revolving Loans made by each Lender shall be equal to such Lender’s RL Percentage of the aggregate amount of Revolving Loans outstanding as of such Settlement Date. If a notice from the Administrative Agent of any such necessary transfer is received by a Lender on or prior to 12:00 P.M. (noon) (New York City time) on any Business Day, then such Lender shall make transfers described above in immediately available funds no later than 2:00 P.M. (New York City time) on the day such notice was received; and if such notice is received by a Lender after 12:00 P.M. (noon) (New York City time) on any Business Day, such Lender shall make such transfers no later than 3:00 P.M. (New York City time) on the next succeeding Business Day. The obligation of each of the Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to, or without representation or warranty by, the Administrative Agent. Each of the Administrative Agent and each Lender agrees and the Lenders agree to mark their respective books and records on each Settlement Date to show at all times the dollar amount of their respective RL Percentage of the outstanding Revolving Loans on such date.

(ii) To the extent that the settlement described in preceding clause (i) shall not yet have occurred with respect to any particular Settlement Date, upon any repayment of Revolving Loans by the Borrowers prior to such settlement, the Administrative Agent may apply such amounts repaid directly to the amounts that would otherwise be made available by the Administrative Agent pursuant to this Section 2.04(b).

(iii) Because the Administrative Agent on behalf of the Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when the Lenders will actually advance and/or be repaid Revolving Loans, interest with respect to Revolving Loans shall be allocated by the Administrative Agent to each Lender and the Administrative Agent in accordance with the amount of Revolving Loans actually advanced by and repaid to each Lender and the Administrative Agent and shall accrue from and including the date such Revolving Loans are so advanced to but excluding the date such Revolving Loans are either repaid by the Borrowers in accordance with the terms of this Agreement or actually settled by the Administrative Agent or the applicable Lender as described in this Section 2.04(b).

2.05 Notes. (a) Each Borrower’s joint and several obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Revolving Loans, by a promissory note duly executed and delivered by each Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the

“Revolving Notes”), and (ii) in the case of Swingline Loans, by a promissory note duly executed and delivered by each Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect any Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Loans to the Borrowers shall affect, or in any manner impair, the joint and several obligations of the Borrowers to repay the Loans (and all related Obligations) incurred by the Borrowers which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Credit Document. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrowers shall reasonably promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06 Conversions/Continuations. The Borrowers shall have the option to convert (or continue), on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Revolving Loans made pursuant to one or more Borrowings of one or more Types of Revolving Loans into a Borrowing of another Type of Revolving Loan (or to continue all or a portion of any LIBOR Loan as a LIBOR Loan); provided, that (a) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans (or continued as LIBOR Loans with a new Interest Period) only on the last day of an Interest Period applicable to the Revolving Loans being converted (or continued) and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (b) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into LIBOR Loans if no Default or Event of Default has occurred and is continuing on the date of the conversion, and (c) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02. Each such conversion or continuation shall be effected by the Borrowers by the Company giving the Administrative Agent at the Notice Office prior to 1:00 P.M. (New York City time) at least (i) in the case of conversions of Base Rate Loans into LIBOR Loans (or continuations of LIBOR Loans), three Business Days’ prior notice and (ii) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Revolving Loans to be so converted (or continued), the Borrowing or Borrowings pursuant to which such Revolving Loans were incurred and, if to be converted into (or continued as) LIBOR Loans, the Interest Period to be applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Revolving Loans.

2.07 Pro Rata Borrowings. All Borrowings of Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Revolving Loan Commitments; provided, that all Mandatory Borrowings shall be incurred from the Lenders pro rata on the basis of their RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08 Interest. (a) Each Borrower jointly and severally agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) Each Borrower jointly and severally agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period.

(c) At any time when an Event of Default has occurred and is continuing, overdue principal in respect of each Loan shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) or accrue as applicable, at a rate per annum equal to the rate which is 2% in excess of the rate otherwise then applicable to such Loans. To the maximum extent permitted by law, overdue interest in respect of each Loan, Letter of Credit Fees and all overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (A) quarterly in arrears on each Quarterly Payment Date, (B) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (C) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each LIBOR Loan, (A) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (B) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrowers and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09 Interest Periods. At the time the Company gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, continuation as or conversion into any LIBOR Loan, the Borrowers shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrowers, be (x) a one, two, three or six month period, (y) to the extent agreed to by all Lenders, a twelve month period or (z) if agreed by the Administrative Agent in its discretion and each Lender, such other period not to exceed one-month; provided, that (in each case):

(a) all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(b) the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(c) if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d) if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default has occurred and is continuing; and

(f) no Interest Period in respect of any Borrowing shall be selected which extends beyond the Final Maturity Date.

If by 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrowers have failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrowers shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “LIBO Rate”; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of any change since the Effective Date (or the date such Lender became a Lender hereunder, if later) in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate, or (B) any change subjecting any Recipient to any Taxes (except for Excluded Taxes and any Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) at any time, that the making or continuance of any LIBOR Loan has been made (A) unlawful by any law or governmental rule, regulation or order, (B) impossible by compliance by any Lender in good faith with any request from a Governmental Authority (whether or not having force of law) or (C) impracticable as a result of a contingency, other than with respect to a tax matter not otherwise provided for in this Section 2.10, occurring after the Effective Date or since the date such Person becomes a Lender, if later, which materially and adversely affects the London interbank market generally;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Company and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (1) in the case of clause (i) above, LIBOR Loans shall not be available until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or any Notice of Conversion/Continuation given by any Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrowers, (2) in the case of clause (ii) above, the Borrowers jointly and severally agree to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, and stating that such Lender is charging such costs to its borrowers generally pursuant to its internal policies, submitted to the Company by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (3) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as reasonably possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrowers may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrowers shall, either (i) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by the Company giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Company was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice by the Company to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan; provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Effective Date (or the date such Lender became a Lender hereunder, if later) the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Revolving Loan Commitment hereunder or its obligations hereunder, then the Borrowers jointly and severally agree to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided, that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Company, which notice shall show in reasonable detail the basis for calculation of such additional amounts provided, further, that, notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in each case, be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).

(d) It is understood that this Section 2.10 shall not apply to Excluded Taxes or Indemnified Taxes.

2.11 Compensation. Each Borrower jointly and severally agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation) to the Company, for all losses, expenses and liabilities

(including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain: (a) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or in a Notice of Conversion/Continuation (whether or not withdrawn by the Borrowers or deemed withdrawn or rescinded pursuant to Section 2.10(a)); (b) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (c) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by, or on behalf of, any Borrower; or (d) as a consequence of (i) any other default by any Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (ii) any election made pursuant to Section 2.10(b).

2.12 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), 3.06 or 5.04 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if any; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13 Replacement of Lenders. (a) (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), 2.10(c), 3.06 or 5.04 with respect to any Lender which results in such Lender charging to the Borrowers increased costs in excess of those being generally charged by the other Lenders or which results in any Borrower being required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of such Lender pursuant to Section 5.04 or (z) in the case of a refusal by a Lender to consent to a proposed amendment, change, waiver, discharge or termination with respect to this Agreement which expressly requires the consent of such Lender and which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Company shall have the right, in accordance with Section 13.04(b), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall (other than in the case of an existing Lender) be reasonably acceptable to the Administrative Agent and each Issuing Lender; provided, that:

(i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Borrowers) pursuant to which the Replacement Lender shall acquire the entire

Revolving Loan Commitment and all outstanding Revolving Loans of, and all participations in Letters of Credit and Swingline Loans by, the Replaced Lender and, in connection therewith, shall pay to (A) the Replaced Lender in respect thereof an amount equal to the sum of (1) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the respective Replaced Lender, (2) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (3) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01, (B) each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (C) the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(ii) all obligations of the Borrowers then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11) shall be paid in full to such Replaced Lender concurrently with such replacement.

(b) Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13 and satisfaction of the other conditions set forth in this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is hereby authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) immediately preceding clause (a), recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, (i) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender and (ii) the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.14 Company as Agent for Borrowers and other Credit Parties. Each Credit Party hereby irrevocably appoints the Company as its agent and attorney-in-fact for all purposes under this Agreement and each other Credit Document, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have consented in writing to the revocation of such appointment. (a) Each Borrower hereby irrevocably appoints and authorizes the Company to (i) provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of the Borrowers and (ii) take such action as the Company deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Credit Documents, and (b) each Credit Party hereby irrevocably appoints and authorizes the Company to (i) provide the Administrative Agent with all other notices and instructions under this Agreement or any other Credit Document, (ii) receive statements of account and all other notices from the Administrative Agent with respect to the Obligations or otherwise under or in connection with this Agreement and the other Credit Documents, and (iii) otherwise act on behalf of such Credit Party pursuant to this Agreement and the other Credit Documents. It is understood that the co-borrower structure, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that the Lenders shall not incur liability to any Borrower as a result thereof. Each Borrower expects to derive benefit, directly or indirectly, in a combined fashion from this Agreement since the successful operation of each Borrower is dependent on the continued successful performance of the consolidated group. Each Borrower hereby jointly and severally agrees to indemnify each Lender and hold each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against any Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of the Lenders’ relying on any instructions of the Company; except, that the Borrowers will have no liability to any Lender, Administrative Agent or the Collateral Agent with respect to any liability that has been finally determined by a court of competent jurisdiction to have (A) resulted solely from (i) the bad faith, gross negligence or willful misconduct of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, or (2) the breach of a material obligation hereunder or under any other Credit Document by such Lender, the Administrative Agent or the Collateral Agent, as the case may be, or (B) resulted from any disputes solely among such Lender, the Administrative Agent or the Collateral Agent, as the case may be that do not relate to any action or inaction on the part of the Borrowers or their respective Affiliates and which does not involve any dispute with the Administrative Agent or the Collateral Agent in its capacity as such.

2.15 Incremental Revolving Loans.

(a) The Borrowers may at any time or from time to time after the Effective Date (but not to exceed four times prior to the Initial Maturity Date), upon not less than five Business Days’ notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request that an increase in the then existing Revolving Loan Commitments (the “Incremental Revolving Loan Commitments”; with Revolving Loans made pursuant to any Incremental Revolving Loan Commitments being, “Incremental Revolving Loans”) be made available to the Borrowers (the “Incremental Facility”); provided, that immediately before and after giving effect to the incurrence of such Incremental Facility, (i) the representations and warranties contained in Section 8 and the other Credit Documents are true and correct in all material respects); provided, that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates, (ii) no Default or Event of Default shall have occurred at the time of the incurrence of such Incremental Facility and be continuing or result therefrom, (iii) the Fixed Charge Coverage Ratio shall be not less than 1.00:1.00, (A) determined on a Pro Forma Basis as of the last day of the Calculation Period most recently ended prior to the date of the incurrence of such Incremental Facility, as if such Incremental Facility (and any other Indebtedness incurred or to be incurred after the last day of such Calculation Period and on or prior to the date of determination) had been incurred (and, if incurred to finance a Specified Transaction, such Specified Transaction had been consummated) on the first day of such Calculation Period and (B) without netting the cash proceeds of any Incremental Facility in calculating such ratio and (iv) on a Pro Forma Basis after giving effect to any such Incremental Facility, Excess Availability shall be no less than $5,000,000. Each Incremental Revolving Loan Commitment shall be in an aggregate principal amount of at least $2,500,000. Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Facility shall not exceed $10,000,000 (the “Incremental Availability”). The Incremental Facility shall rank pari passu in right of payment and of security with the existing Facilities. Any Incremental Revolving Loan Commitments and Incremental Revolving Loans shall (A) mature on the same date as the Final Maturity Date applicable to the existing ABL Facility, (B) require no scheduled amortization or mandatory commitment reduction prior to the final maturity thereof and (C) be subject to the same terms and conditions as the ABL Facility and shall be treated substantially the same as, and made under the same documentation as, the existing ABL Facility. Any Incremental Facility may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Incremental Amendment.

(b) Each notice from the Borrowers pursuant to this Section 2.15 shall set forth the requested amount and proposed terms of the relevant Incremental Revolving Loan Commitments. Incremental Revolving Loan Commitments may be made by any existing Lender or by any other bank or other financial institution reasonably acceptable to (i) the Borrowers, (ii) if the consent of the Administrative Agent would be required for an assignment to such additional bank or other financial institution under this Agreement, the Administrative Agent and (iii) each Issuing Lender (any such other bank or other financial institution being called an “Additional Lender”). Commitments in respect of Incremental Revolving Loan Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrowers, the Guarantors, each Lender agreeing to provide such Incremental Revolving Loan Commitment, if any, each Additional Lender, if any, and, to the extent such Incremental Amendment will affect the rights, obligations and duties of the Administrative Agent, the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.15. The effectiveness of, and the borrowing under, any Incremental Amendment shall not be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 7, but only such other conditions as the parties thereto shall agree. The Borrowers will use the proceeds of the Incremental Revolving Loan Commitments for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Revolving Loan Commitments, unless it so agrees.

2.16 Extensions of Revolving Loan Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.16, the Company may extend the maturity date, and otherwise modify the terms of the Total Revolving Loan Commitment, or any portion thereof (including by increasing the interest rate or fees payable in respect of any Loans and/or Revolving Loan Commitments or any portion thereof (and related outstandings) (the “Extension”) pursuant to a written offer (the “Extension Offer”) made by the Company to all Lenders of a given tranche, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective outstanding Revolving Loans and unfunded Revolving Loan Commitments) and on the same terms to each such Lender. In connection with any Extension, the Company will provide notification to the Administrative Agent (for distribution to the Lenders) no later than 10 days prior to the maturity date of the Revolving Loan Commitments to be extended of the requested new Extended Final Maturity Date for the Extension and the due date for Lender responses. In connection with any Extension, each Lender of the applicable tranche wishing to participate in the Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to the Extension Offer by the applicable due date shall be deemed to have rejected the Extension. After giving effect to the Extension, the Revolving Loan Commitments so extended shall cease to be a part of the tranche of the Revolving Loan Commitments they were a part of immediately prior to the Extension and shall be a new tranche of Extended Revolving Loan Commitments hereunder.

(b) The Extension shall be subject to the following:

(i) no Default or Event of Default shall have occurred and be continuing at the time any offering document in respect of an Extension Offer is delivered to the Lenders and at the time of such Extension;

(ii) except as to interest rates, commitment commissions, upfront fees, final maturity (which shall be determined by the Company and set forth in the Extension Offer), the Revolving Loan Commitment of any Lender extended pursuant to the Extension (the “Extended Revolving Loan Commitment”), and the related outstandings, shall be a Revolving Loan Commitment (or related outstandings, as the case may be) and shall have the same terms as the original Revolving Loan Commitments (and related outstandings); provided, that, subject to the provisions of Sections 3.07 and 2.01(f) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after the Initial Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Loan Commitments and/or Extended Revolving Loan Commitments in accordance with their RL Percentages (and except as provided in Sections 3.07 and 2.01(f), without giving effect to changes thereto on the Initial Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Loan Commitments and Extended Revolving Loan Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings) and (B) repayments required upon any Final Maturity Date of any tranche of Revolving Loan Commitments or Extended Revolving Loan Commitments);

(iii) if the aggregate principal amount of Revolving Loan Commitments in respect of which Lenders shall have accepted the Extension Offer shall exceed the maximum aggregate principal amount of Revolving Loan Commitments offered to be extended by the Borrowers pursuant to such Extension Offer, then the Revolving Loan Commitments of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted the Extension Offer;

(iv) all documentation in respect of the Extension shall be consistent with the foregoing; and

(v) any applicable Minimum Extension Condition shall be satisfied.

(c) With respect to each Extension consummated by the Borrowers pursuant to this Section 2.16, (i) such Extension shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.01, 5.02, 5.03, 13.02 or 13.06, (ii) such Extension Offer shall be required to contain a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Company’s discretion, but in no event less than $5,000,000 (unless another amount is agreed to by the Administrative Agent)) be tendered, (iii) if the amount extended is less than the Maximum Letter of Credit Amount, the Maximum Letter of Credit Amount shall be reduced upon the date that is five Business Days prior to the Initial Maturity Date (to the extent needed so that the Maximum Letter of Credit Amount does not exceed the aggregate Revolving Loan Commitments which would be in effect after the Initial Maturity Date), and, if applicable, the Borrowers shall cash collateralize obligations under any issued Letters of Credit in an amount equal to 105% of the portion of the Stated Amount of such Letters of Credit in excess of the Maximum Letter of Credit Amount, as reduced as provided above, and (iv) if the amount extended is less than the Maximum Swingline Amount, the Maximum Swingline Amount shall be reduced upon the date that is five Business Days prior to the Initial Maturity Date (to the extent needed so that the Maximum Swingline Amount does not exceed the aggregate Revolving Loan Commitments which would be in effect after the Initial Maturity Date), and, if applicable, the Borrowers shall prepay any outstanding Swingline Loans. The Administrative Agent, Swingline Lender, Issuing Lenders and the Lenders hereby consent to the Extension and the other transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Loan Commitments on such terms as may be set forth in the Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 5.01, 5.02, 5.03, 13.02 or 13.06) or any other Credit Document that may otherwise prohibit the Extension or any other transaction contemplated by this Section 2.16.

(d) Each Extension shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Lender providing an Extended Revolving Loan Commitment thereunder (each, an “Extending Lender”), which shall be consistent with the provisions set forth in this Section 2.16 (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with such Extension Amendment) on the date thereof of each of the conditions set forth in Section 7 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions and officers’ certificates consistent with those delivered on the Effective Date under Section 6 and (ii) reaffirmation agreements and/or such amendments to the Credit Documents (including, without limitation, any Mortgage modifications and related date-down endorsements to the Mortgage Policies) as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Revolving Loan Commitments are provided with the benefit of the applicable Credit Documents. Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Without limiting the foregoing, in connection with any Extensions the respective Credit Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest Maturity Date so that such maturity date is extended to the then latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent).

(e) In connection with the Extension, the Company shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, rendering timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

SECTION 3. Letters of Credit.

3.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, (i) Letters of Credit may be issued on the Effective Date in order to backstop or replace existing letters of credit issued under facilities no longer available to the Borrowers as of the Effective Date and (ii) the Company (on behalf of the Borrowers) may request that an Issuing Lender issue, at any time and from time to time after the Effective Date and prior to the 30th day prior to the Final Maturity Date, for the joint and several account of the Borrowers and for the benefit of (A) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (B) sellers of goods to the Borrowers or any of their Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”) (provided, that without limiting the joint and several nature of the Borrowers’ obligations in respect of the Letters of Credit, any particular Letter of Credit may name only one or more Borrowers as the account party therein). All Letters of Credit shall be issued on a sight basis only. The Borrowers, the other Credit Parties and the Lender hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Effective Date with the same effect as if such Existing Letters of Credit were issued by Issuing Lender at the request of the Borrowers on the Effective Date.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Effective Date and prior to the 30th day prior to the Final Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the joint and several account of the Borrowers, one or more Letters of Credit; provided, that no Issuing Lender shall be under any obligation to issue any Letter of Credit if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii) such Issuing Lender shall have received from such Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02 Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (a) no Letter of Credit shall be issued (or required to be issued) if the Stated Amount of such Letter of Credit, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed the Maximum Letter of Credit Amount, (b) no Letter of Credit shall be issued (or required to be issued) at any time when the Aggregate Exposure exceeds (or would after giving effect to such issuance exceed) Availability at such time, (c) each Letter of Credit shall be denominated in Dollars, (d) each standby Letter of Credit shall by its terms terminate on or before the earlier of (i) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months) and (ii) five Business Days prior to the Final Maturity Date unless, in the case of this clause (ii), cash collateralized on terms reasonably satisfactory to the Administrative Agent and the Issuing Lender and (e) each trade Letter of Credit shall by its terms terminate on or before the earlier of (i) the date which occurs 180 days after the date of issuance thereof and (ii) five Business Days prior to the Final Maturity Date. Notwithstanding anything to the contrary contained herein, if there are at any time multiple Final Maturity Dates then in effect, Letters of Credit will not be issued which extend beyond any applicable Final Maturity Date unless at the time of the issuance of each such Letter of Credit, that portion of the Total Revolving Loan Commitment which matures after the stated termination of all then outstanding Letters of Credit which mature after each earlier Final Maturity Date equals or exceeds the aggregate stated amounts thereof.

3.03 Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the Borrowers desire that a Letter of Credit be issued for their account, the Company shall give the Administrative Agent and the respective Issuing Lender at least three Business Days’ (or such shorter period as is acceptable to such Issuing Lender) prior written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by each Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from any Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrowers in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrowers and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to a Lender, no Issuing Lender shall be required to issue, renew, extend or amend any Letter of Credit unless such Issuing Lender has entered into arrangements reasonably satisfactory to it to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender (which arrangements are hereby consented to by the Lenders), including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage of the Letter of Credit Outstandings with respect to such Letters of Credit (such arrangements, the “Letter of Credit Back-Stop Arrangements”).

(c) The initial Stated Amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.04 Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrowers shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 2:00 P.M. (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Effective Rate for the first three days and at the interest rate applicable to Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(g) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(h) the existence of any claim, setoff, defense or other right which Parent or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Parent or any Subsidiary of Parent and the beneficiary named in any such Letter of Credit);

(i) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(j) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(k) the occurrence of any Default or Event of Default.

3.05 Agreement to Repay Letter of Credit Drawings. (a) Each Borrower hereby jointly and severally agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in Dollars in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrowers, an “Unpaid Drawing”), not later than one Business Day following receipt by the Company of notice of such payment or disbursement (provided, that no such notice shall be required to be given if a Default or an Event of Default under Section 11.01(e) shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrowers)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 P.M. (noon) (New York City time) on the date of such payment or disbursement from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrowers therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 P.M. (noon) (New York City time) on the third Business Day following the receipt by the Company of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.01(e), interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrowers) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Company prompt written notice of each Drawing under any Letter of Credit issued by it; provided, that the failure to give any such notice shall in no way affect, impair or diminish the Borrowers’ obligations hereunder.

(b) The joint and several obligations of the Borrowers under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Parent or any Subsidiary of Parent may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that no Borrower shall be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06 Increased Costs. If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (b) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for Indemnified Taxes and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender), then, upon the delivery of the certificate referred to below to the Company by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrowers jointly and severally agree to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Company, which notice shall include a certificate submitted to the Company by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrowers.

3.07 Extended Revolving Loan Commitments. If the Initial Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 3.04 and 3.05) under (and ratably participated in by Lenders under the applicable tranche pursuant to) the Extended Revolving Loan Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Initial Maturity Date shall have no effect upon (and shall not diminish) the percentage participations of the Lenders under the Revolving Loan Commitments in any Letter of Credit issued before the Initial Maturity Date

3.08 Subrogation Rights; Letter of Credit Guaranty.

(a) Upon any payments made by Administrative Agent to an Issuing Lender under a Letter of Credit Guaranty, the Administrative Agent, for the benefit of the Lenders, shall acquire by subrogation, any rights, remedies, duties or obligations granted to or undertaken by the applicable Borrower to the Issuing Lender in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to Administrative Agent, for the benefit of the Lenders, and apply in all respects to the Administrative Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.

(b) Each Borrower hereby authorizes and directs any Issuing Lender which is not a Lender hereunder to deliver to the Administrative Agent all instruments, documents, and other writings and property received by such Issuing Lender pursuant to such Letter of Credit and to accept and rely upon the Administrative Agent’s instructions with respect to all matters arising in connection with such Letter of Credit and the related application.

(c) Any and all charges, commissions, out-of-pocket fees, and costs incurred by the Administrative Agent relating to Letters of Credit issued by an Issuing Lender which is not a Lender hereunder in reliance on a Letter of Credit Guaranty shall constitute Obligations for purposes of this Agreement and immediately shall be reimbursable by Borrowers to the Administrative Agent.

SECTION 4. Commitment Commission; Fees; Reductions of Commitment.

4.01 Fees. (a) The Borrowers jointly and severally agree to pay to the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Final Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Applicable Commitment Commission Percentage of the Unutilized Revolving Loan Commitment of such Non-Defaulting Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b) The Borrowers jointly and severally agree to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as LIBOR Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c) The Borrowers jointly and severally agree to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit. Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment, upon which no Letters of Credit remain outstanding.

(d) The Borrowers jointly and severally agree to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e) The Borrowers jointly and severally agree to pay to the Administrative Agent such fees as may have been, or are hereafter, agreed to in writing from time to time by Parent or any of its Subsidiaries and the Administrative Agent (including, without limitation, pursuant to the Fee Letter).

4.02 Voluntary Termination of Unutilized Commitments. (a) Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Company shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an amount not less than $1,000,000 and an integral multiple of $500,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment; provided, that (i) each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Lender and (ii) after giving effect to such termination (A) the aggregate amount of the Letter of Credit Outstandings shall not exceed the Maximum Letter of Credit Amount and (B) the aggregate principal amount of Swingline Loans then outstanding shall not exceed the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Agreement, the Company may, subject to Section 2.11, rescind any notice of termination pursuant to this Section 4.02(a) if such termination would have resulted from a refinancing which is not consummated or is otherwise delayed

(b) In the event of refusal by a Lender to consent to proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrowers shall have the right, subject to obtaining the consents required by Section 13.12(b), upon five Business Days’ prior written notice by the Company to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as (i) all Loans, together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) are repaid concurrently with the effectiveness of such termination (at which time Schedule 1.01(a) shall be deemed modified to reflect such Revolving Loan Commitments) and (ii) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such repaid Lender.

4.03 Mandatory Termination of Commitments. The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety upon the Final Maturity Date.

SECTION 5. Prepayments; Payments; Taxes.

5.01 Voluntary Prepayments. (a) The Borrowers shall have the right to prepay the Loans, without premium or penalty (other than reimbursement of Lenders’ costs in accordance with Section 2.11), in whole or in part at any time and from time to time on the following terms and conditions: (i) the Company shall give the Administrative Agent prior to 12:00 P.M. (noon) (New York City time) at the Notice Office (A) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowers’ intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (B) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowers’ intent to prepay LIBOR Loans, which notice (in each case) shall specify whether Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (A) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $250,000 (or such lesser amount as is acceptable to the Administrative Agent) and (B) each partial prepayment of Swingline Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case); provided, that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Company shall have no force or effect; and (iii) each prepayment pursuant to this
Section 5.01(a) in respect of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans; provided, that at the Company’s election in connection with any prepayment of Revolving Loans pursuant to this
Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.

(b) In the event of refusal by a Lender to consent to proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrowers shall have the right, upon five Business Days’ prior written notice by the Company to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to repay all Revolving Loans of such Lender, together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) in accordance with, and subject to the requirements of Section 13.12(b), so long as in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (A) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule 1.01(a) shall be deemed modified to reflect the changed Revolving Loan Commitments) and (B) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company may, subject to Section 2.11, rescind any notice of prepayment pursuant to this Section 5.01 if such prepayment would have resulted from a refinancing which is not consummated or is otherwise delayed.

5.02 Mandatory Repayments; Cash Collateralization. (a) (i) On any day on which the Aggregate Exposure exceeds Availability (plus, during an Agent Advance Period, the principal amount of any then outstanding Agent Advances which have not remained outstanding beyond the period described in Section 2.01(e) and do not exceed 10% of the Borrowing Base as then in effect) at such time, then in each case, the Borrowers shall, and shall be jointly and severally obligated to, repay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the repayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds Availability at such time, then in each case, the Borrowers shall, and shall be jointly and severally obligated to, pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrowers to each applicable Issuing Lender and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent; provided, that, subject to compliance with the requirements set forth in Section 5.03, all such cash and/or Cash Equivalents paid to the Administrative Agent by the Borrowers as security in such cash collateral account shall be made available to the Borrowers promptly following the Company’s written request (in reasonable detail as to any requested funds transfer) delivered to the Administrative Agent, when (and then to the extent) the Aggregate Exposure no longer exceeds Availability.

(ii) On any day on which the aggregate amount of the Letter of Credit Outstandings exceeds the Maximum Letter of Credit Amount, the Borrowers shall, and shall be jointly and severally obligated to, pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess, such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrowers to each applicable Issuing Lender and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent; provided, that, subject to the compliance with the requirements set forth in Section 5.03, all such cash and/or Cash Equivalents paid to the Administrative Agent by the Borrowers as security in such cash collateral account shall be made available to the Borrowers promptly following the Company’s written request (in reasonable detail as to any requested funds transfer) delivered to the Administrative Agent, when (and then to the extent) the Letter of Credit Outstandings no longer exceed the Maximum Letter of Credit Amount.

(iii) On any day on which the aggregate principal amount of Swingline Loans then outstanding exceeds the Maximum Swingline Amount, the Borrowers shall, and shall be jointly and severally obligated to, repay on such day the principal of Swingline Loans in an amount equal to such excess.

(b) With respect to each repayment of Loans required by this Section 5.02, the Company (on behalf of the Borrowers) may designate the Types of Loans which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made; provided, that: (i) repayments of LIBOR Loans pursuant to this Section 5.02 made on a day other than the last day of an Interest Period applicable thereto shall be subject to Section 2.11; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among the Lenders holding such Revolving Loans. In the absence of a designation by the Company as described in the preceding sentence, the Administrative Agent shall, subject to the above, apply such repayment first, to the then outstanding Borrowings of Base Rate Loans and second, at such time as there remain no outstanding Borrowings of Base Rate Loans, to LIBOR Loans in direct order of the maturities of the Interest Periods applicable thereto (or pro rata to such Borrowings with Interest Periods expiring on the same date). For the avoidance of doubt, it is understood that all mandatory repayments made pursuant to Section 5.02(a) will be made without a corresponding reduction to the Total Revolving Loan Commitment.

(c) In addition to any other mandatory repayments pursuant to this Section 5.02, (i) all then outstanding Swingline Loans shall be repaid in full on the earlier of (A) the fifth Business Day following the date the incurrence of such Swingline Loans and (B) Swingline Expiry Date and (ii) all then outstanding Revolving Loans shall be repaid in full on the Final Maturity Date.

(d) If any Lender becomes a Defaulting Lender at any time that any Letter of Credit issued by any Issuing Lender is outstanding, the Borrowers shall, and shall be jointly and severally obligated to, enter into the applicable Letter of Credit Back-Stop Arrangements with such Issuing Lender no later than five Business Days after the date such Lender has become a Defaulting Lender.

5.03 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 P.M. (noon) (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

(b) The Borrowers and each other Credit Party shall, along with the Collateral Agent and certain financial institutions selected by the Company and reasonably approved by the Administrative Agent (the “Collection Banks”), enter into and thereafter maintain separate Control Agreements with respect to all Deposit Accounts (other than Excluded Deposit Accounts) of such Credit Parties (A) in the case of Deposit Accounts in existence on the Effective Date, on or prior to the 90th day following the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion), (B) in the case of Deposit Accounts acquired in connection with a Permitted Acquisition, on or prior to the 30th day following the consummation of such Permitted Acquisition (as such date may be extended from time to time by the Administrative Agent in its sole discretion), (C) in the case of any new Deposit Account, concurrently with the establishment thereof and (D) in the case of any existing Excluded Deposit Account into which the depositing of funds would result in such account ceasing to be an Excluded Deposit Account, prior to depositing any such funds. The Borrowers shall also deliver to the Administrative Agent notifications in form reasonably satisfactory to the Administrative Agent executed on behalf of such Borrower and addressed to such Borrower’s credit card clearinghouses and processors (each a “Credit Card Notification”) (A) in the case of the Borrower’s credit card clearinghouses and processors as the Effective Date, on or prior to the 30th day thereafter (as such date may be extended from time to time by the Administrative Agent in its sole discretion), (B) in the case of any arrangements with credit card clearinghouses and processors acquired by the Borrowers in connection with a Permitted Acquisition, on or prior to the 30th day following the consummation of such Permitted Acquisition (as such date may be extended from time to time by the Administrative Agent in its sole discretion) and (C) in the case of all other credit card clearinghouse and processor arrangements, concurrently with the establishment thereof. Each Credit Party shall instruct all Account Debtors of the Credit Parties to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Collection Bank (or to remit such payments to the applicable Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor which remittances shall be collected by the applicable Collection Bank and deposited in the applicable Collection Account. All amounts received by any Credit Party and any Collection Bank, in respect of any Account, in addition to all other cash received from any other source, shall upon receipt be deposited into a Collection Account or directly into a Concentration Account or, subject to the limitations in the definition of “Excluded Deposit Account”, an Excluded Deposit Account.

(c) All amounts held in all of the Collection Accounts and Disbursement Accounts (but not Excluded Deposit Accounts) with respect to each Credit Party shall be wired by the close of business on each Business Day into one or more concentration accounts with the Collateral Agent and/or one or more other institutions reasonably acceptable to the Administrative Agent (each, a “Concentration Account”) unless such amounts are otherwise required or permitted to be applied pursuant to Section 5.02. All of the Collection Accounts and Disbursement Accounts (other than Excluded Deposit Accounts) shall be “zero” balance accounts. So long as no Dominion Period then exists, the Borrowers shall be permitted to transfer cash from the Concentration Accounts to the Disbursement Accounts to be used for working capital and general corporate purposes, all subject to the requirements of this Section 5.03(c) and pursuant to procedures and arrangements to be reasonably determined by the Administrative Agent. If a Dominion Period exists, all collected amounts held in the Concentration Accounts shall be applied as provided in Section 5.03(d).

(d) Each Control Agreement relating to a Concentration Account shall (unless otherwise agreed by the Administrative Agent in its sole discretion) include provisions that allow, during any Dominion Period, for all collected amounts held in such Concentration Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained with the Administrative Agent (each, a, “Administrative Agent’s Account”). Subject to the terms of the Intercreditor Agreement, all amounts received in an Administrative Agent’s Account shall be applied (and allocated) by the Administrative Agent (i) if the circumstances described in Section 11.03 are applicable, in accordance with such Section 11.03 and (ii) otherwise, on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below): (A) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent and the Collateral Agent under any of the Credit Documents and to repay or prepay outstanding Loans advanced by the Administrative Agent on behalf of the Lenders pursuant to Sections 2.01(e) and 2.04(b); (B) second, to the extent all amounts referred to in preceding clause (A) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable to each Issuing Lender under any of the Credit Documents and to repay all outstanding Unpaid Drawings and all interest thereon; (C) third, to the extent all amounts referred to in preceding clauses (A) and (B) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Loans and all accrued and unpaid Fees actually due and payable to the Administrative Agent, the Issuing

Lenders and the Lenders under any of the Credit Documents; (D) fourth, to the extent all amounts referred to in preceding clauses (A) through (C), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Loans which are then due and payable; (E) fifth, to the extent all amounts referred to in preceding clauses (A) through (D), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations then due and payable to the Administrative Agent, the Collateral Agent and the Lenders under any of the Credit Documents; (F) sixth, to the extent all amounts referred to in preceding clauses (A) through (E), inclusive, have been paid in full to repay (on a ratable basis) the outstanding principal of Loans which are not then due and payable; (G) seventh, to the extent all amounts referred to in preceding clauses (A) through (F), inclusive, have been paid in full, to pay an amount to the Administrative Agent equal to 105% of the Stated Amount of outstanding Letters of Credit on such date, to be held in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent; and (H) eighth, to the extent all amounts referred to in preceding clauses (A) through (G), inclusive, have been paid in full and so long as no Default under Section 11.01(a), (b) or (e) or any Event of Default then exists, to be returned to the Borrowers (as directed by the Company) for the Borrowers’ own account.

5.04 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.04) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Tax.

(c) Indemnification by the Borrowers. The Credit Parties shall, without duplication of Section 5.04(a) or (b) above, jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.04) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) Evidence of Payments. As soon as reasonably practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.04, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if (A) a change in treaty, law or regulation has occurred prior to the date on which such delivery would otherwise be required that renders any such form or certificate inapplicable or would prevent the Lender from duly completing and delivering any such form or certificate with respect to it and such Lender so advises the Borrowers and (B) in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent

(in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent) duly completed and executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	duly completed and executed originals of IRS Form W-8ECI with respect to such Foreign Lender;

(3)	in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)

to the extent a Foreign Lender is not the beneficial owner, duly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (D), “FATCA” shall include any amendments made to FATCA and any regulations promulgated thereunder after the date of this Agreement; and

(E) each Agent that is entitled to an exemption from or reduction of withholding tax with respect to any payment under this Agreement made by any Borrower to such Agent under the law of the jurisdiction in which such Borrower is located shall deliver to the Borrowers or the Administrative Agent, as applicable, (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Agent becomes an Agent under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, as applicable), any such properly completed and executed documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may permit such payments to be made without withholding or at a reduced rate of withholding tax. Without limiting the generality of the foregoing, each Agent that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent (or, in the case of an Administrative Agent, the Borrowers) (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Agent becomes an Agent under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, as applicable) duly completed and executed originals of IRS Form W-9 (or successor form) certifying that such Agent is exempt from United States federal backup withholding tax and such other documentation as will enable the Borrowers and the Administrative Agent, as applicable, to determine whether or not such Agent is subject to United States federal backup withholding tax or information reporting requirements.

Each Lender and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly (1) update such form or certification or (2) notify the Borrowers and the Administrative Agent in writing of its legal inability to do so. Each Lender shall promptly (x) notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (y) take such steps as shall not be disadvantageous to it, in the sole reasonable judgment of such Lender, and as may be reasonably necessary to avoid any requirement of applicable laws of any jurisdiction that the Borrowers or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.04 (including by the payment of additional amounts pursuant to this Section 5.04) it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 5.04 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 5.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 6. Conditions Precedent to Credit Events on the Effective Date. The occurrence of the Effective Date and the obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Effective Date, are subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction or waiver (in accordance with Section 13.12) of the following conditions:

6.01 Effective Date; Notes. On or prior to the Effective Date, (a) this Agreement shall have been executed and delivered as provided in Section 13.10 and (b) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same in writing, the appropriate Revolving Notes executed by the Borrowers and if requested by the Swingline Lender, the appropriate Swingline Notes executed by the Borrowers, in each case, in the amount, maturity and as otherwise provided herein.

6.02 Officer’s Certificate. On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Borrowers by an Authorized Officer of the Company, certifying on behalf of the Borrowers, that all of the conditions in Sections 6.07, 6.12, 6.15, 6.16, 7.01 and 7.03 have been (or will be concurrently with the funding of the Term Loans and any Loans on the Effective Date) satisfied on such date.

6.03 Opinion of Counsel. On the Effective Date, the Administrative Agent shall have received from Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Effective Date in form reasonably acceptable to the Administrative Agent.

6.04 Company Documents; Proceedings; etc. (a) On the Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Effective Date, signed by an Authorized Officer of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit E with appropriate insertions, together with certified copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) On or prior to the Effective Date, the Administrative Agent shall have received all records of Company proceedings, good standing certificates and bring down letters, if any, which the Administrative Agent reasonably may have requested, such documents and papers where appropriate to be certified by proper Company or Governmental Authorities.

6.05 Reserved.

6.06 Financial Statements; Pro Forma Balance Sheet; Projections. The Joint Lead Arrangers shall have received the Annual Financial Statements, the Quarterly Financial Statements and the Pro Forma Financial Statements.

6.07 Consummation of the Equity Contribution and Acquisition. On the Effective Date and substantially concurrently with the incurrence of the Term Loans and any Loans, (a) the Equity Contribution shall have been consummated, and (b) the Acquisition shall have been consummated in accordance with the terms of the Purchase Agreement; there shall have been no modifications or waivers of, or consents under the Purchase Agreement which are materially adverse to the interests of the Lenders without the consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); it is hereby understood and agreed that (i) any modification, amendment, or waiver to the definition of Material Adverse Effect (as defined in the Purchase Agreement as in effect on the Effective Date) and (ii) any reduction in the Acquisition Consideration shall, in each case, be deemed to be materially adverse to the interests of the Lenders, unless, in the case of clause (ii), such reduction of the purchase price (A) does not exceed 20% of the original consideration and (B) is applied as follows: (1) 25% to reduce the Equity Contribution and (2) 75% to reduce the amount of the Term Loan to be funded under the Term Loan Agreement on the Effective Date.

6.08 Reserved.

6.09 Fees, etc. On the Effective Date, the Company shall have paid to the Administrative Agent (and its relevant affiliates), the Collateral Agent and the Joint Lead Arrangers all costs, fees and expenses (including, without limitation, reasonable and documented legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent (and/or its relevant affiliates), the Collateral Agent or any Joint Lead Arranger to the extent presented for payment at least three Business Days prior to the Effective Date and for which reasonably detailed invoices have been provided.

6.10 Intercreditor Agreement. On the Effective Date, each Credit Party, the Collateral Agent (for and on behalf of the Secured Creditors) and the Term Loan Collateral Agent (for and on behalf of the Term Loan Secured Creditors) shall have duly authorized, executed and delivered the Intercreditor Agreement in the form of Exhibit J (as amended, restated, amended and restated, modified and/or supplemented from time to time, the “Initial Intercreditor Agreement”), and the Initial Intercreditor Agreement shall be in full force and effect.

6.11 Security Agreements. On the Effective Date, each Credit Party shall have duly authorized, executed and delivered (a) the Security Agreement in the form of Exhibit F (as amended, restated, amended and restated, modified and/or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, (b) to the extent applicable, the Copyright Security Agreement for filing with the United States Copyright Office, (c) to the extent applicable, the Patent Security Agreement for filing with the United States Patent and Trademark Office and (d) to the extent applicable, the Trademark Security Agreement for filing with the United States Patent and Trademark Office, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the foregoing Security Documents;

(ii) (A) any certificates representing Pledged Interests (as defined in the Security Agreement), together with executed and undated endorsements of transfer and (B) any promissory notes endorsed in blank; provided, that 100% of the total outstanding non-voting stock and not more than 65% of the total outstanding voting stock in or of any Excluded Subsidiary of the type referred to in clauses (c) and (d) of the definition thereof shall be pledged or similarly hypothecated to guarantee or support any Loan;

(iii) reports as of a recent date listing all effective financing statements that name Parent or any of its domestic Restricted Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above, none of which shall evidence any Lien other than (A) Permitted Liens or (B) Liens in respect of which the Collateral Agent shall have received satisfactory termination or other release documentation; and

(iv) evidence of the completion of all other recordings and filings of, or with respect to, each such Security Document as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests intended to be created by each such Security Document;

and each such Security Document shall be in full force and effect; provided, that (A) to the extent any security interest under a Security Document (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery or possession of certified securities) is not perfected on the Effective Date (1) due to undue burden or expense or (2) after the Borrowers have used commercially reasonable efforts to do so, such perfection shall not be a condition to Borrowing on the Effective Date, and (B) any such unperfected security shall be perfected promptly after the Effective Date, and in no event later than 90 days after the Effective Date or such later date as the Administrative Agent may agree pursuant to Section 13.23.

6.12 Term Loan Agreement; Other Indebtedness.

(a) On the Effective Date, the Administrative Agent shall have received a true and correct copy of the Term Loan Agreement, which shall be in full force and effect.

(b) On the Effective Date, after giving effect to the Transaction, Parent, the Company and its Subsidiaries shall have outstanding no Indebtedness for borrowed money or Preferred Equity other than (i) the Term Loans (not to exceed $400,000,000) and (ii) the Loans.

(c) The Administrative Agent shall have received reasonably satisfactory pay off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Credit Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(d) The Administrative Agent shall have received a “pay-off” letter (or other documentation of termination or unwinding) in form and substance reasonably satisfactory to the Administrative Agent with respect to all Existing Credit Documents, and the Administrative

Agent shall have received, or been given reasonable assurance of receiving contemporaneous with the closing, from any person holding any Lien securing any such Existing Credit Documents, such UCC (or equivalent) termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in intellectual property and other instruments, in each case in proper form for recording or filing, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such Existing Credit Documents.

6.13 Solvency Certificate; Insurance Certificates. On the Effective Date, the Administrative Agent shall have received:

(a) a solvency certificate from the chief financial officer (or other officer with reasonably equivalent duties) of the Company in the form of Exhibit G; and

(b) certificates of insurance and related policy endorsements, each in form reasonably satisfactory to the Collateral Agent complying with the requirements of Section 9.03 for the business and properties of the Company and its Subsidiaries and naming the Collateral Agent as an additional insured and/or as loss payee, as applicable.

6.14 Patriot Act. The Administrative Agent shall have received at least five days prior to the Effective Date (or such shorter period as may be agreed to by the Administrative Agent) all documentation and other information about Parent and the other Credit Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested by the Administrative Agent at least 10 days prior to the Effective Date.

6.15 No Company Material Adverse Effect. Since March 30, 2015, there have not have occurred a Company Material Adverse Effect.

6.16 Purchase Agreement Representations and Specified Representations. The Purchase Agreement Representations and the Specified Representations shall be true and correct in all material respects (it being understood and agreed that (a) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (b) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects).

In determining the satisfaction of the conditions specified in this Section 6, to the extent any item is required to be satisfactory to any Lender or the Administrative Agent, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Effective Date that the respective item or matter does not meet its satisfaction.

SECTION 7. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Effective Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Effective Date), are subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.01 No Default; Representations and Warranties. At the time of such Borrowing and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Borrowing (it being understood and agreed that (i) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (ii) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date); provided, that, notwithstanding anything to the contrary contained herein, (A) preceding clause (b) shall not apply to Borrowings on the Effective Date and (B) the only representations relating to Parent, the Company and its Subsidiaries and their businesses the truth and correctness of which shall be conditions to the borrowing of Loans on the Effective Date, shall be as provided in Section 6.16.

7.02 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a); it being understood and agreed that, with respect to the initial Loan made hereunder, the Administrative Agent shall have also received, concurrently with the delivery of a Notice of Borrowing, an initial Borrowing Base Certificate meeting the requirements of Section 9.01(f). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

7.03 Borrowing Base Limitations. Notwithstanding anything to the contrary set forth herein (but subject to Section 2.01(e)), it shall be a condition precedent to each Credit Event that after giving effect thereto (and the use of the proceeds thereof):

(a) the Aggregate Exposure would not exceed 100% (or, during an Agent Advance Period, 110% to the extent the excess above 100% is attributable to one or more Agent Advances) of the Borrowing Base at such time; and

(b) the Aggregate Exposure at such time would not exceed the Total Revolving Loan Commitment at such time.

7.04 Borrower Status. Other than in connection with a Borrower Release pursuant to Section 13.22, no Borrower shall have revoked, limited or otherwise modified, or shall have purported to revoke, limit or otherwise modify the authority of the Company to act on its behalf as provided in Section 2.14.

The acceptance of the benefits of the Credit Events shall constitute a representation and warranty by the Borrowers to the Administrative Agent and each of the Lenders that all the conditions specified in Sections 6.07, 6.12, 6.15 and 6.16 (with respect to the occurrence of the Effective Date and Credit Events on the Effective Date) and in this Section 7 (with respect to the occurrence of the Effective Date and Credit Events on or after the Effective Date) and applicable to such Credit Event are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office.

SECTION 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of Parent, the Company and each of its Restricted Subsidiaries makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, on the Effective Date and each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects and on the date of each such Credit Event (it being understood and agreed that (a) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (b) any representation or warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects):

8.01 Company Status. Parent, the Company and each of its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to transact the business in which it is engaged and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02 Power and Authority. Each Credit Party has the Organization power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Organization action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each such Credit Document constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03 No Violation. Neither the consummation of the Transaction, nor the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents and the Term Loan Documents) upon any of the property or assets of any Credit Party or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Restricted Subsidiaries, except with respect to any violation or conflict referred to in clauses (a) and (b) to the extent that such violation or conflict could not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.

8.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (a) those that have otherwise been obtained or made on or prior to the Effective Date and which remain in full force and effect on the Effective Date and (b) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents), or exemption by, any Governmental Authority or third party is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document which in the case of clauses (i) and (ii), if not obtained, could reasonably be expected to result in a Material Adverse Effect.

8.05 Financial Statements; Financial Condition; Projections.

(a) (i) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the consolidated financial condition of Parent and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes and (ii) the unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statements of operations and cash flows of Jill Intermediate as of, and for the 12 month period ending on the last day of, the most recently completed four-Fiscal Quarter period of Parent ended at least 45 days prior to the Effective Date, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statements of operations and cash flows) and any other adjustments as agreed by the Sponsor and the Joint Lead Arrangers (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Annual

Financial Statements and the Quarterly Financial Statements and have been prepared in good faith, based on assumptions believed by Parent to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of Parent and its Restricted Subsidiaries as at the last day of the four-Fiscal Quarter period referenced above and their estimated results of operations for the period covered thereby.

(b) On and as of the Effective Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans and the Term Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, Parent, the Company and its Restricted Subsidiaries taken as a whole are Solvent.

(c) The Projections delivered to the Administrative Agent and the Lenders prior to the Effective Date have been prepared in good faith and are based on assumptions believed to be reasonable by the preparers thereof as of the Effective Date.

(d) After giving effect to the Transaction, since March 30, 2015, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Parent and the Company, threatened (a) with respect to the Transaction or any Credit Document or (b) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Parent or the Company in writing to the Administrative Agent (including, without limitation, information contained in the Credit Documents) for purposes of or in connection with this Agreement is true and accurate in all material respects as of the date furnished and does not fail to state any material fact necessary to make such information (taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections, any pro forma financial information or other forward-looking information or information relating generally to the economy or the industry in which Parent and its Subsidiaries operate.

8.08 Use of Proceeds; Margin Regulations. (a)(i) All proceeds of the Loans will be used by the Borrowers for lawful corporate purposes including, but not limited to, financing, in part, the Transaction and paying Transaction Costs, in each case, on the Effective Date (in an aggregate principal amount, subject to Availability, not to exceed $10,000,000), debt refinancing, acquisitions and distributions and dividends (in each case, to the extent permitted under this Agreement); provided, that the proceeds of Swingline Loans shall not be used to refinance then outstanding Swingline Loans, and (ii) Letters of Credit will be used for lawful corporate purposes, excluding support of payment obligations with respect to Indebtedness for borrowed money.

(b) No part of the proceeds of any Credit Event will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan, nor the issuance of any Letter of Credit, nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X.

8.09 Tax Returns and Payments. Except as would not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect, (a) there are no ongoing actions, suits, proceedings, investigations, audits. proposed or pending tax assessments, deficiencies or claims, to the best knowledge of Parent, the Company or any of its Restricted Subsidiaries, being asserted by any Governmental Authority regarding any Taxes relating to Parent, the Company or any of its Restricted Subsidiaries; (b) each of Parent, the Company or each of its Restricted Subsidiaries has paid or caused to be paid all Taxes and assessments payable by it which have become due, other than those that are being contested in good faith and for which Parent, the Company or any of its Restricted Subsidiaries (as the case may be) has adequately disclosed and fully provided for on its financial statements in accordance with GAAP; (c) as of the Effective Date, (i) neither Parent, the Company nor any of its Restricted Subsidiaries has entered into a written agreement or waiver or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Parent, the Company or any of its Restricted Subsidiaries, and (ii), to the best knowledge of Parent, the Company or any of its Restricted Subsidiaries, the taxable years or other taxable periods of Parent, the Company or any of its Restricted Subsidiaries are subject to the normally applicable statute of limitations; and (d) each of Parent, the Company and each of its Restricted Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by, or with respect to the income, properties, or operations of, it. Except as would not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect, each such Return accurately reflects all liability for Taxes of Parent, the Company and its Restricted Subsidiaries, as applicable, for the periods covered thereby.

8.10 Compliance with ERISA. (a) None of Parent, the Company, any Restricted Subsidiary of the Company or any ERISA Affiliate maintains or contributes to (or is obligated to contribute to) any Plan, or has within five calendar years immediately preceding the date this assurance is given, maintained or contributed to (or been obligated to contribute to) any Plan. No ERISA Event has occurred, or is reasonably expected to occur, other than as would not, individually or in the aggregate, result in a Material Adverse Effect.

(b) None of Parent, the Company, any Restricted Subsidiary of the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given, made or accrued an obligation to make contributions to any Multiemployer Plan.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a material liability; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, and (iii) neither Parent nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.

8.11 Security Documents. The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal and valid security interest in all right, title and interest of the Credit Parties in all of the Security Agreement Collateral, and the Collateral Agent, for the benefit of the Secured Creditors, has (or upon the filing of financing statements and intellectual property filings, entry into of Control Agreements and the taking of possession by the Collateral Agent (or its agent, bailee or designee, including the Collateral Agent under the Term Loan Agreement in accordance with the Intercreditor Agreement) of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession will have) a First Priority (subject to the Initial Intercreditor Agreement) perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein (except for Excluded Deposit Accounts and Securities Accounts over which Control Agreements are not required pursuant to Section 5.03(b) or 10.12, or for Collateral for which possession or control is required for perfection and such possession or control is not otherwise required by the Security Agreement), subject to no other Liens other than Permitted Liens (it being understood that the Permitted Liens described in Section 10.01(d) are subject to the terms of the Initial Intercreditor Agreement). The recordation of (a) the Grant of Security Interest in U.S. Patents and (b) the Grant of Security Interest in U.S. Trademarks in the respective forms attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

8.12 Properties. All Real Property owned or leased by Parent, the Company or any of its Restricted Subsidiaries as of the Effective Date, and the nature of the interest therein, is correctly set forth in Schedule 8.12. Each of Parent, the Company and each of its Restricted Subsidiaries has good and marketable title to all material property owned by such entity free and clear of all Liens, other than Permitted Liens, except such property (other than Real Property required to be subject to a Mortgage) where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Parent, the Company and each of its Restricted Subsidiaries have a valid leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens, except where the failure to have such valid, free and clear interest could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

8.13 OFAC. Neither Parent, the Company nor any of their respective Subsidiaries (a) is a Person whose property or interest in property is blocked or that has been determined to be subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) does knowingly engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise knowingly associate with any such person in any manner violative of Section 2, and (c) is a Person on the list of Specially Designated Nationals and Blocked Persons published by OFAC on June 24, 2003, as updated from time to time, or the subject of the limitations or prohibitions under any other OFAC regulation or executive order.

8.14 Patriot Act/FCPA. Parent, the Company and their respective Subsidiaries are in compliance with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, in violation of the laws of the United States or other jurisdiction, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

8.15 Compliance with Statutes. Each of Parent, the Company and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.16 Investment Company Act. No Credit Party nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.17 Environmental Matters. (a) Each of Parent, the Company and each of its Restricted Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws; there are no pending or, to the knowledge of Parent and the Company, threatened Environmental Claims against Parent, the Company or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by Parent, the Company or any of its Restricted Subsidiaries (including any such claim arising out of the ownership, lease or operation by Parent, the Company or any of its Restricted Subsidiaries of any Real Property formerly owned, leased or operated by Parent, the Company or any of its Restricted Subsidiaries but no longer owned, leased or operated by Parent, the Company or any of its Restricted Subsidiaries); there are no facts, circumstances, conditions or occurrences with respect to the business or operations of Parent, the Company or any of its Restricted Subsidiaries, or any Real Property owned, leased or operated by Parent, the Company or any of its Restricted Subsidiaries (including, to the knowledge of Parent and the Company, any Real Property formerly owned, leased or operated by Parent, the Company or any of its Restricted Subsidiaries but no longer owned, leased or operated by Parent, the Company or any of its Restricted Subsidiaries) or, to the knowledge of Parent and the Company, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against Parent, the Company or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by Parent, the Company or any of its Restricted Subsidiaries or (ii) to cause any Real Property owned, leased or operated by Parent, the Company or any of its Restricted Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by Parent, the Company or any of its Restricted Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property currently owned, leased or operated by Parent, the Company or any of its Restricted Subsidiaries or, to the knowledge of Parent and the Company, any Real Property formerly owned, leased or operated by Parent, the Company or any of its Restricted Subsidiaries or property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated any applicable Environmental Law or could reasonably be expected to give rise to an Environmental Claim.

(c) Notwithstanding anything to the contrary in this Section 8.17, the representations and warranties made in Section 8.17(a) and (b) shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.18 Employment and Labor Relations. Neither Parent, the Company nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Parent, the Company or any of its Restricted Subsidiaries or, to the knowledge of Parent and the Company, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Parent, the Company or any of its Restricted Subsidiaries or, to the knowledge of Parent and the Company, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against Parent, the Company or any of its Restricted Subsidiaries or, to the knowledge of Parent and the Company, threatened against Parent, the Company or any of its Restricted Subsidiaries, (c) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of Parent and the Company, threatened against Parent, the Company or any of its Restricted Subsidiaries, and (d) no wage and hour department investigation has been made of Parent, the Company or any of its Restricted Subsidiaries, except (with respect to any matter specified in clauses (a) through (d) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

8.19 Intellectual Property, Etc. Each of Parent, the Company and each of its Restricted Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained all necessary licenses for the use of any of the foregoing used in the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

8.20 Insurance. Schedule 8.20 sets forth a listing of all insurance maintained by Parent, the Company and its Restricted Subsidiaries as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.

8.21 Borrowing Base Calculation. Each calculation by the Borrowers of the Borrowing Base as shown in any Borrowing Base Certificate and the valuation thereunder is complete and accurate in all material respects.

SECTION 9. Affirmative Covenants. Each of Parent, the Company and each of its Restricted Subsidiaries hereby covenants and agrees that on and after the Effective Date and until the Total Revolving Loan Commitment has been terminated and all Letters of Credit have been terminated (unless fully cash collateralized in a manner reasonably satisfactory to the Administrative Agent and the Issuing Lenders), and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 and reimbursement obligations under Section 13.01 which are, in either case, not then due and payable), are paid in full:

9.01 Information Covenants. The Borrowers will furnish to the Administrative Agent for delivery to each Lender:

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three Fiscal Quarters in each Fiscal Year of the Borrowers, or, in the case of the first Fiscal Quarter ending after the Effective Date, within 60 days after the close of such Fiscal Quarter, commencing with the Fiscal Quarter ended May 2, 2015, (i) the consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Quarter, in each case, setting forth comparative figures for the corresponding Fiscal Quarter in the prior Fiscal Year, all of which shall be certified by the chief financial officer or principal accounting officer of the Company as fairly presenting in all material respects in accordance with GAAP the consolidated financial condition of the Borrowers and their Subsidiaries as of the dates indicated and the consolidated results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Quarter.

(b) Annual Financial Statements. Within 120 days after the close of each Fiscal Year of the Borrowers, commencing with the Fiscal Year ended on January 30, 2016, (i) the consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by PriceWaterhouseCoopers LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit, other than solely with respect to, or resulting solely from, an upcoming maturity date under this Agreement, any Permitted Refinancing facility or the Term Loan Credit Agreement occurring within one year from the time such opinion is delivered or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period), and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year.

(c) Monthly Reports. Within 30 days after the end of any Fiscal Month of the Borrowers during which a Dominion Period was in effect (other than Fiscal Months that end on the last day of a Fiscal Quarter), the consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such Fiscal Month, and the related consolidated statements of income and statement of cash flows for such Fiscal Month and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Month, in each case setting forth comparative figures for the corresponding Fiscal Month in the prior Fiscal Year (subject to modifications necessary to reflect any change in the Borrowers’ Fiscal Year), all of which shall be certified by the chief financial officer of the Company that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrowers and their Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

Simultaneously with the delivery of each set of financial statements referred to in Sections 9.01(a), (b) and (c), summary financial information reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements. In the event that (A) Parent is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the Equity Interests of Parent (and, without limitation on the foregoing, does not have any subsidiaries other than the Company and the Company’s Subsidiaries or (B) in connection with any reporting requirements described in clauses (a), (b) and (c) of this Section 9.01, the Borrowers deliver consolidating financial information that explains, at a level of detail reasonably acceptable to the Administrative Agent, the differences between the information relating to Parent, on the one hand, and the information relating to the Borrowers and their Subsidiaries on a standalone basis, on the other hand, then such consolidated reporting at Parent in a manner consistent with that described in clauses (a) and (b) of this Section 9.01 for the Borrowers will satisfy the requirements of such clauses.

(d) Budgets. No later than the 90th day of each Fiscal Year of the Borrowers (beginning with its Fiscal Year ended closest to January 31, 2016), a budget in form and detail reasonably satisfactory to the Administrative Agent (including budgeted statements of income, cash flow statement and balance sheets for the Borrowers and their Restricted Subsidiaries on a consolidated basis) for such Fiscal Year setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(a), (b) or (c), a compliance certificate from an Authorized Officer of the Company in the form of Exhibit H certifying on behalf of the Company that, to such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such Fiscal Year or Fiscal Quarter, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders at the end of the previous Fiscal Year or Fiscal Quarter, as the case may be, and (ii) in the case of financial statements provided for in Sections 9.01(a) or (b), set forth in reasonable detail the calculations required to establish whether the Borrowers were (or would have been) in compliance with the provisions of

Section 10.11 at the end of such Fiscal Year or Fiscal Quarter, as the case may be (setting forth, for the purposes of such certificate, calculations of the Fixed Charge Coverage Ratio for the Test Period) ended on the last day of such fiscal period irrespective of whether a Financial Covenant Compliance Period exists at such time).

(f) Borrowing Base Certificate. (i) Unless clause (ii) below applies, not later than 5:00 P.M. (New York City time) on or before the 20th day of each Fiscal Month thereafter, (ii) during any period in which a Dominion Period is in effect, not later than 5:00 P.M. (New York City time) on or before Friday of each week with respect to the business week ended the previous Saturday, (iii) at the time of the consummation of a Permitted Acquisition (provided, that the failure to comply with this clause (iii) shall not constitute an Event of Default, but any acquired Inventory or Accounts will not be included in the Borrowing Base pending compliance) and (iv) at the time of the consummation of any Asset Sale involving ABL Facility Priority Collateral, a borrowing base certificate setting forth the Borrowing Base (in each case with supporting calculations in reasonable detail) substantially in the form of Exhibit M (each, a “Borrowing Base Certificate”), which shall be (A) prepared as of the last Business Day of the preceding Fiscal Month in the case of each Borrowing Base Certificate delivered after the Effective Date (or, if any such Borrowing Base Certificate is delivered more frequently than monthly, as of the last Business Day of the week preceding such delivery), (B) in the case of preceding clauses (iii) and (iv), prepared as of the date most recently required above, but on a Pro Forma Basis for any relevant events described in clauses (iii) and (iv) above and (C) accompanied by the supporting documentation required in connection therewith as set forth on Schedule 9.01(f). Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent.

(g) Notice of Dominion Period or Financial Covenant Compliance Period. Promptly, and in any event within two Business Days after any officer of Parent, the Company or any of its Restricted Subsidiaries obtains knowledge thereof, notice of the commencement of a Dominion Period or a Financial Covenant Compliance Period.

(h) Field Examinations; Appraisals. (i) In the case of succeeding sub-clause (A), once during each Fiscal Year of the Borrowers, (ii) in the case of succeeding sub-clause (B), once during each Fiscal Year of the Borrowers, (iii) in the case of either sub-clause (A) or (B) at any time that a Dominion Period is in effect, twice during each Fiscal Year of the Borrowers and (iv) in the case of either sub-clause (A) or (B) at any time that any Default or Event of Default exists, as often as the Administrative Agent may request, (A) an appraisal of the Inventory of the Borrowers and (B) collateral examination of the Inventory and Accounts and related accounts of the Borrowers, in each case, in scope, and from a third-party appraiser and a third-party consultant, respectively, reasonably satisfactory to the Administrative Agent and the Company and at the sole cost and expense of the Borrowers, and the results of such appraisal and collateral examination shall be in form, scope and substance reasonably satisfactory to the Administrative Agent. In addition, at the time of, or as promptly as practicable following, consummation of any Permitted Acquisition in which the net book value of all Accounts (excluding Accounts owing by Visa, MasterCard, American Express Company or Discover) and Inventory located in the United States acquired by one or more Borrowers pursuant to, and (without duplication) of all Persons acquired pursuant to the respective Permitted Acquisition who are or will become Borrowers following, such Permitted Acquisition exceeds $7,500,000, the Borrowers shall cause to be delivered to the Administrative Agent an appraisal and collateral examination as described in clauses (A) and (B) of the immediately preceding sentence, meeting all of the requirements following said clauses and at the sole cost and expense of the Borrowers, in each case in form, scope and substance reasonably satisfactory to the Administrative Agent, covering the business and assets acquired (or owned by Persons acquired) pursuant to the respective Permitted Acquisition; provided, that if such appraisal and collateral examination is not delivered within 90 days after the date of the respective Permitted Acquisition, such failure shall not constitute a Default or Event of Default hereunder, but shall result in the immediate exclusion of all assets so acquired (or of Persons so acquired) from the Borrowing Base until a satisfactory such appraisal and collateral examination is delivered to the Administrative Agent.

(i) Other Reporting. Upon the occurrence and during the continuance of any Event of Default, in each case, as soon as available, but in any event no later than five Business Days after the end of each Fiscal Month of the Borrowers or such longer time period as the Administrative Agent may agree: (i) an Inventory report with respect to the Borrowers by type, location and department as of the last day of such Fiscal Month (and including the amounts of Inventory and value thereof at any leased locations and at premises of warehouses, consignees, processors or other third parties); (ii) a detailed aged trial balance for such period and a detailed summary of all Accounts indicating which Accounts are thirty, sixty and ninety days past due and listing the names of all Account Debtors, accompanied by such supporting detail and documentation as shall be reasonably requested by the Administrative Agent; (iii) a detailed listing and a detailed summary of the Borrowers’ accounts payable in form and scope reasonably acceptable to the Administrative Agent, in each case accompanied by such supporting detail and documentation as shall be reasonably requested by the Administrative Agent (and with all of the foregoing reports and information to be in form and scope reasonably satisfactory to the Administrative Agent); and (iv) the most recently available monthly management report consistent with the form of monthly management reports provided to the Administrative Agent prior to the Effective Date. In addition, upon the request of the Administrative Agent (regardless of whether an Event of Default is in existence), the Company shall furnish the Administrative Agent, as soon as available, but in any event no later than 10 Business Days after the respective request or such longer time period as the Administrative Agent may agree, reports as described in the preceding sentence for the Fiscal Month most recently ended (to the extent not already delivered to the Administrative Agent). For the avoidance of doubt, nothing in clause (iv) hereof shall be deemed a requirement to deliver monthly management reports prior to the date such reports are required to be delivered pursuant to clause (c) of this Section 9.01.

(j) Notice of Default; Litigation and Material Adverse Effect. Promptly, and in any event within five Business Days after any officer of Parent, the Company or any of its Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Parent, the Company or any of its Restricted Subsidiaries which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(k) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Parent, the Company or any of its Restricted Subsidiaries publicly filed with the SEC.

(l) Cancellation of Insurance. Promptly (but in any event within five Business Days of receipt thereof) inform the Administrative Agent if any Credit Party receives notice of cancellation of any insurance policy required to be maintained pursuant to Section 9.03.

(m) Environmental Matters. Promptly after any officer of Parent, the Company or any of its Restricted Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Parent, the Company or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by Parent, the Company or any of its Restricted Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by Parent, the Company or any of its Restricted Subsidiaries that (A) results in noncompliance by Parent, the Company or any of its Restricted Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against Parent, the Company or any of its Restricted Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by Parent, the Company or any of its Restricted Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Parent, the Company or any of its Restricted Subsidiaries of such Real Property under any Environmental Law; and

(iv) taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Parent, the Company or any of its Restricted Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided, that in any event the Company shall deliver to the Administrative Agent all notices received by Parent, the Company or any of its Restricted Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Parent, the Company or any of its Restricted Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Parent, the Company or any of its Restricted Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Parent’s, the Company’s or such Restricted Subsidiary’s response thereto.

(n) Material Real Property. Promptly upon, and in any event within 10 Business Days after, Parent or any other Credit Party acquires any fee interest in Real Property the fair market value of which is equal to or greater than $2,000,000, notice of such acquisition, together with the Company’s good faith determination of the fair market value thereof.

(o) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Parent, the Company or any of its Restricted Subsidiaries as the Administrative Agent may reasonably request.

9.02 Books, Records and Inspections; Quarterly Conference Calls. (a) Parent and the Company will, and will cause each of the Company’s Restricted Subsidiaries to, keep proper books of record and accounts in which true and correct entries in conformity with GAAP and all requirements of law shall be made. Parent and the Company will, and will cause each of the Company’s Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Collateral Agent (i) to visit and inspect, under guidance of officers of Parent, the Company or such Restricted Subsidiary, any of the properties of Parent, the Company or such Restricted Subsidiary and (ii) to examine the books of account of Parent, the Company or such Restricted Subsidiary and discuss the affairs, finances and accounts of Parent, the Company or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times (during normal business hours) and intervals and to such reasonable extent as the Administrative Agent or any such other Agent may reasonably request; provided, that so long as no Default or Event of Default has occurred and is continuing, no more than one such visitation and inspection referred to in preceding clause (i) may occur in any Fiscal Year; provided, further, that, in no event shall Parent, the Company or any of its Restricted Subsidiaries be required pursuant to the terms of this Section 9.02 to allow any Person to inspect or examine, or be required to discuss, any records, documents or other information (A) with respect to which Parent, the Company or any of its Restricted Subsidiaries has obligations of confidentiality that would be violated as a result thereof (whether pursuant to law, contract or otherwise) (it being understood that Parent, the Company or any of its Restricted Subsidiaries shall, following a reasonable request from the Administrative Agent or a Lender, (1) use commercially reasonable efforts to request consent from the applicable contractual counterparty to disclose such information (but shall not be required to incur any cost or expense or pay any consideration of any type to such party in order to obtain such consent) and (2) permit the Administrative Agent or the respective Lender at its option, to enter into a confidentiality agreement if same will allow it access to such information) or (B) that is subject to attorney-client privilege. Any Lender may accompany the Administrative Agent on any such inspection.

(b) At the request of the Administrative Agent, within 10 days following the date of the delivery of the quarterly and annual financial information pursuant to Sections 9.01(a) and (b), the Borrowers will hold a conference call or teleconference, at a time selected by the Company and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Year or Fiscal Quarter, as the case may be, and the financial condition of Parent and its Restricted Subsidiaries and the budgets presented for the current Fiscal Year or Fiscal Quarter, as the case may be, of Parent and its Restricted Subsidiaries if applicable.

9.03 Maintenance of Property; Insurance. (a) Parent and the Company will, and will cause each of the Company’s Restricted Subsidiaries to, (i) keep all property necessary to the business of Parent, the Company and its Restricted Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Parent, the Company and its Restricted Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, information as to the insurance carried. Such insurance shall include physical damage insurance on all material real and tangible personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.

(b) Parent and the Company will, and will cause each of the Company’s Restricted Subsidiaries to, cause Collateral Agent to be listed as a loss payee on property and casualty policies maintained pursuant to the preceding clause (a) and as an additional insured on liability policies maintained pursuant to the preceding clause (a).

(c) If at any time any portion of a Mortgaged Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Borrowers or the relevant Credit Party, as applicable, shall keep and maintain at all times flood insurance in an amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.

(d) If Parent, the Company or any of its Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or if Parent, the Company or any of its Restricted Subsidiaries shall fail to so endorse all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and Parent, the Company and each of its Restricted Subsidiaries jointly and severally agree to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

9.04 Existence; Franchises. Parent and the Company will, and will cause each of the Company’s Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights (charter and statutory), franchises, licenses, permits, copyrights, trademarks, patents and approvals; provided, however, that nothing in this Section 9.04 shall prevent (a) sales of assets and other transactions by Parent, the Company or any of its Restricted Subsidiaries in accordance with Section 10.02 or (b) the withdrawal or lapse by Parent, the Company or any of its Restricted Subsidiaries of its qualification as a foreign Organization in any jurisdiction or the failure to preserve or keep in full force and effect any other right, license, franchise, intellectual property or approval if such withdrawal, lapse or failure could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.05 Compliance with Statutes, etc. Parent and the Company will, and will cause each of the Company’s Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, FCPA, OFAC (including sanctions administered and enforced thereunder)

applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06 Compliance with Environmental Laws.

(a) Parent and the Company will comply, and will cause each of the Company’s Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by Parent, the Company or any of its Restricted Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens, in each case except such noncompliances and non-payments as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(m), (ii) at any time that Parent, the Company or any of its Restricted Subsidiaries are not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 11.01, Parent and the Company will (in each case) provide, at the sole expense of Parent, the Company and its Restricted Subsidiaries, upon the reasonable request of the Administrative Agent, an environmental site assessment report concerning any relevant Real Property owned, leased or operated by Parent or any of its Restricted Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If Parent and the Company fail to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by Parent, the Company and its Restricted Subsidiaries, and Parent, the Company and its Restricted Subsidiaries shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to Parent or the Company, all at the sole expense of Parent, the Company and its Restricted Subsidiaries.

9.07 ERISA. Parent and the Company shall supply to the Administrative Agent:

(a) promptly and in any event within 30 days after Parent, any Subsidiary of Parent or any ERISA Affiliate receives any notice from a Multiemployer Plan sponsor concerning an ERISA Event, a copy of such notice;

(b) promptly and in any event within 30 days after Parent, the Company, any Restricted Subsidiary of Company or any ERISA Affiliate knows of the occurrence of any ERISA Event, a certificate of the chief financial officer of the Company describing such ERISA Event, what action Parent, the Company, any Restricted Subsidiary of the Company or any

ERISA Affiliate has taken, is taking or proposes to take with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by Parent, the Company, any Restricted Subsidiary of the Company or any ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided, that in the case of ERISA Events under clause (b) of the definition thereof, in no event shall notice be given later than five Business Days following the occurrence of the ERISA Event; and

(c) promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or from any prior notice, as applicable; (ii) the adoption of, or the commencement of contributions to, any Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by Parent, the Company, any Restricted Subsidiary of the Company or any ERISA Affiliate; or (iii) the adoption of any amendment to a Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which results in a material increase in contribution obligations of Parent, the Company, any Restricted Subsidiary of the Company or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Company.

9.08 End of Fiscal Years; Fiscal Quarters. Other than as reasonably agreed to by the Administrative Agent, Parent and the Company will cause (a) its and each of its Restricted Subsidiaries’ Fiscal Years to end on a date specified for such Fiscal Year end in the definition of “Fiscal Year” and (b) its and each of its Restricted Subsidiaries’ Fiscal Quarters to end on a date specified for such Fiscal Quarter end in the definition of “Fiscal Quarter”; provided, that any Acquired Entity or Business may have a different fiscal year and fiscal quarter ends for a period not exceeding 270 days following the acquisition thereof.

9.09 [Reserved].

9.10 Payment of Taxes. Parent and the Company will pay and discharge, and will cause each of the Company’s Restricted Subsidiaries to pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien or charge upon any material properties of Parent, the Company or any of its Restricted Subsidiaries not otherwise permitted under Section 10.01(a); provided, that neither Parent, the Company nor any of the Company’s Restricted Subsidiaries shall be required to pay or discharge any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

9.11 Use of Proceeds. The Borrowers will use the proceeds of the Loans only as provided in Section 8.08.

9.12 Additional Security; Further Assurances; etc. (a) Subject to clause (e) of this Section 9.12, Parent and the Company will, and will cause each of the Company’s Restricted

Subsidiaries to, grant to the Collateral Agent for the benefit of the Secured Creditors, at the expense of the Borrowers, security interests and Mortgages (not to exceed 110% of the Fair Market Value of the Real Property being mortgaged) in the assets and Real Property of Parent, the Company and such other Restricted Subsidiary as are not covered by the original Security Documents, as may be reasonably requested from time to time by the Administrative Agent (or otherwise required at such time pursuant to the Initial Intercreditor Agreement) (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable (i) First Priority (subject to the terms of the Initial Intercreditor Agreement) perfected security interests, hypothecations and Mortgages with respect to ABL Facility Priority Collateral and (ii) Second Priority (subject to the terms of the Initial Intercreditor Agreement) perfected security interests, hypothecations and Mortgages with respect to Term Loan Priority Collateral. The Additional Security Documents or instruments related thereto shall, at the expense of the Borrowers, be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full. Notwithstanding the foregoing, this Section 9.12(a) shall not apply to (and Parent, the Company and its Restricted Subsidiaries shall not be required to grant a security interest or Mortgage in) (A) any owned Real Property the Fair Market Value of which is less than $2,000,000 or any Leasehold unless, in either case, a Mortgage is granted (or required to be granted) in respect of such Real Property pursuant to the terms of the Term Loan Documents or the documents governing any secured Indebtedness incurred or issued in reliance on Section 10.04(o) or (r), (B) any motor vehicles, (C) more than 65% of the voting Equity Interests of any CFC or Domestic Foreign Holding Company or (D) any other assets expressly excluded from Security Agreement Collateral or any other Collateral under any of the Security Documents, including any Excluded Assets (as defined in the Security Agreement).

(b) Subject to clause (e) of this Section 9.12, Parent and the Company will, and will cause each of the Company’s Restricted Subsidiaries to, at the expense of Parent and the Company, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such schedules, confirmatory assignments, financing statements (including, but not limited to, UCC fixture filings to be filed along with the applicable Mortgages), transfer endorsements, powers of attorney, certificates, collateral access agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require, subject to the terms of the Initial Intercreditor Agreement; provided, that in the case of any such agreements, assurances or instruments that require the consent of, or any action by, a third party, Parent, the Company and its Restricted Subsidiaries shall only be required to use commercially reasonable efforts to obtain the same; provided, further, that in no event shall any bailee agreements, landlord lien waivers, collateral access agreements or similar agreements, or the execution of any local law pledge and/or security agreements or taking other actions with respect thereto be required. Furthermore, in the case of additional Real Property Collateral, Parent and the Company will, and will cause each of the Company’s Restricted Subsidiaries to, deliver to the Collateral Agent such opinions of counsel in each jurisdiction in which the mortgaged Real Property is located, surveys or survey updates or ExpressMaps, as required to the extent necessary to allow the issuer of the Mortgage Policy to issue such policy without exception.

Mortgage Policies and other related documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Collateral Agent to assure itself that this Section 9.12 has been complied with.

(c) If the Administrative Agent reasonably determines that the Lenders are required by law or regulation to have appraisals prepared in respect of any Real Property of Parent, the Company and its Restricted Subsidiaries constituting Collateral, subject to clause (e) of this Section 9.12, Parent, the Company and its Restricted Subsidiaries will, at their own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended.

(d) Subject to clause (e) of this Section 9.12, the Credit Parties shall deliver to the Collateral Agent a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of Mortgaged Property (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrowers or the relevant Credit Party, as applicable, and evidence of flood insurance, in the event any such parcel of Mortgaged Property is located in a special flood hazard area).

(e) Parent, the Company and its Restricted Subsidiaries agree that each action required by clauses (a) through (d), or by clauses (f) and (g) of this Section 9.12 shall be completed as soon as reasonably practicable, but in no event later than 60 days (or 30 days in the case of clauses (f) and (g) of this Section 9.12) after such action is requested to be taken by the Administrative Agent (or such longer period of time as may be agreed to by the Administrative Agent in its discretion); provided, that in no event will Parent, the Company or any of its Restricted Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from, or actions by, third parties with respect to its compliance with this Section 9.12.

(f) Parent and the Company will cause each Person that becomes a Wholly-Owned Domestic Subsidiary (other than an Excluded Subsidiary) of the Company and a Restricted Subsidiary of the Company after the Effective Date to (i) promptly pledge the capital stock or other Equity Interests owned by it pursuant to, and to the extent required by, the Security Agreement and deliver to the Collateral Agent (or to its agent, bailee or designee, including the Collateral Agent under the Term Loan Agreement in accordance with the terms of the Intercreditor Agreement) the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, (ii) (A) execute a Joinder Agreement or such comparable documentation to become a Borrower or Guarantor hereunder and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto, (B) take all actions reasonably necessary or advisable in the reasonable opinion of, and requested by, the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and (C) become a party to the Initial Intercreditor Agreement and, if applicable, execute Control Agreements, a Patent Security Agreement, a Trademark Security Agreement and a Copyright Security Agreement, (iii) to the extent reasonably requested by the

Administrative Agent or the Required Lenders, take all actions required pursuant to this Section 9.12 and (iv) at least five days prior to the effective date of any new Wholly-Owned Domestic Subsidiary of the Company becoming a Borrower or Guarantor hereunder pursuant to clause (ii), provide to all Lenders all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the Patriot Act and the information described in Section 13.18. In addition, to the extent reasonably requested by the Collateral Agent, each new Wholly-Owned Domestic Subsidiary of the Company that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 6 as such new Wholly-Owned Domestic Subsidiary of the Company would have had to deliver if such new Subsidiary were a Credit Party on the Effective Date.

(g) In addition, promptly after any applicable Wholly-Owned Domestic Subsidiary of Company that is a Restricted Subsidiary ceases to constitute an “Excluded Subsidiary” in accordance with the respective definitions thereof, Company shall cause such Subsidiary to take all actions required by this Section 9.12 as if such Subsidiary were then established, created or acquired. Each Borrower and each other Credit Party shall, within 90 days following the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion), enter into one or more Control Agreements as, and to the extent, required by Section 5.03(b).

9.13 Certain Matters Regarding Collateral. Parent, the Company and its Restricted Subsidiaries shall not effect any change (a) in any Credit Party’s legal name, (b) in any Credit Party’s identity or organizational structure, (c) in any Credit Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (d) in any Credit Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, dissolving, liquidating, reorganizing or organizing in any other jurisdiction) unless it provides at least five Business Days’ prior written notice of such change to the Administrative Agent. Each Credit Party agrees (i) to promptly provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the preceding sentence and with such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (ii) to promptly take all action reasonably requested by the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Creditors in the Collateral, if applicable.

9.14 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. With respect to locations in the United States only, each Credit Party shall use its commercially reasonable efforts to obtain a landlord waiver, collateral access agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Inventory of a Credit Party with a book value in excess of $1,000,000 is stored or located (other than any retail store operated by the Borrowers or its Restricted Subsidiaries), which agreement or letter shall (unless otherwise agreed to in writing by the Administrative Agent) contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. With respect to such locations or warehouse space leased or owned as of the Effective Date and thereafter in the United States, if the Collateral Agent has not received a landlord, collateral access or mortgagee agreement or bailee letter as of the Effective Date (or, if later, as of the date such location is acquired or leased), any Eligible Inventory at that location shall be subject to such Reserves as may be established by the Administrative Agent in its Permitted Discretion in accordance with clause (f) of the definition of “Eligible Inventory”. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse in the United States where any Collateral is or may be located except to the extent that the same are being contested in good faith.

9.15 Inventory. With respect to the Inventory:

(a) each Borrower will at all times maintain records (in all material respects) of Inventory consistent with past practices, keep correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the cost therefore and daily withdrawals therefrom and additions thereto;

(b) each Borrower will conduct cyclical or physical counts of its Inventory consistent with past practices, and (ii) upon the reasonable request of the Administrative Agent shall supply the Administrative Agent with a report in the form and with such specificity as may be reasonably satisfactory to the Administrative Agent concerning such count; and

(c) each Borrower will keep the Inventory (other than any immaterial portion thereof) in good and marketable condition (damage by any casualty event excepted).

9.16 Permitted Acquisitions. (a) Subject to the provisions of this Section 9.16 and the requirements contained in the definition of “Permitted Acquisition”, the Borrowers and/or one or more of its Restricted Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) no Equity Interests of Parent or any of its Subsidiaries are used as consideration for the Permitted Acquisition other than Parent Common Stock and/or Qualified Preferred Stock of Holdings; (iii) in the case of any Permitted Acquisition with a Fair Market Value in excess of $3,000,000, the Borrowers shall have given to the Administrative Agent and the Lenders at least five Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iv) in the case of a Permitted Acquisition by a Borrower of a Person who does not become a Borrower (or assets which will be acquired by such a Person pursuant to a Permitted Acquisition), the Aggregate Consideration payable for the proposed Permitted Acquisition, when added to the Aggregate Consideration paid or payable for all other Permitted Acquisitions by Persons who are not, or of Persons who do not become Borrowers (and assets acquired by such Persons pursuant to all other Permitted Acquisitions), does not exceed the greater of (A) $20,000,000 and (B) 30% of Consolidated EBITDA as of the last day of the most recent Test Period, except to the extent any excess amounts are justified as Investments pursuant to Sections 10.05(p) or (r) and which meet the requirements thereof); (v) immediately after giving effect to any such Permitted Acquisition on a Pro Forma Basis, the Borrowers shall be in compliance with the financial covenant set forth in Section 10.11 as of the most recent Calculation Period, (vi) in the case of any Permitted Acquisition for which the Aggregate Consideration payable exceeds $3,000,000, the Payment Conditions shall be satisfied both immediately before and after giving effect to such Permitted Acquisition; (vii) if any assets acquired in such Permitted Acquisition are to be included in the Borrowing Base as of the date of such Permitted Acquisition, the Borrowers shall have delivered to the Administrative Agent a Borrowing Base Certificate, completed on a Pro Forma Basis giving effect to the respective Permitted Acquisition; and (viii) the Borrowers shall have delivered to the Administrative Agent and each Lender a certificate executed by an Authorized Officer of the Company certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vi), inclusive, and containing reasonably detailed calculations evidencing compliance such clauses, as applicable.

(b) Promptly after each Permitted Acquisition involving the creation or acquisition of a Restricted Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (but only to the extent required by) the Security Agreement.

(c) The Parent will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Section 9.12.

9.17 Ownership of Subsidiaries. Except as otherwise permitted pursuant to a Permitted Acquisition, an Investment or an asset disposition pursuant to Section 10.02(d), in each case consummated in accordance with the terms hereof, Parent and the Company will, and will cause each of the Company’s Restricted Subsidiaries to, own 100% of the Equity Interests of each of their Restricted Subsidiaries (other than directors’ qualifying shares and other nominal amounts of shares to the extent required by applicable law).

SECTION 10. Negative Covenants. Each of Parent, the Company and each of its Restricted Subsidiaries hereby covenants and agrees that on and after the Effective Date and until the Revolving Loan Commitment has been terminated and all Letters of Credit have been terminated (unless fully cash collateralized in a manner reasonably satisfactory to the Administrative Agent and the Issuing Lenders), and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described herein and reimbursement obligations under Section 13.01 which, in either case, are not then due and payable), are paid in full:

10.01 Liens. Parent will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets (real or personal, tangible or intangible) of Parent, the Company or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or assign (as security) any right to receive income; provided, that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a) inchoate Liens for Taxes, assessments or governmental charges or levies not yet due or Liens for Taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b) Liens in respect of property or assets of Parent, the Company or any of its Restricted Subsidiaries, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’ s and mechanics’ or construction liens and other similar Liens arising in the ordinary course of business, so long as, in each case, such Liens secure amounts not overdue for a period of more than 30 days, or if more than 30 days overdue, are unfiled and no action has been taken to enforce such Liens or are being contested in good faith by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule 10.01, plus renewals, replacements and extensions of such Liens; provided, that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension (except by the amount associated with costs, fees, expenses and premiums) and (ii) any such renewal, replacement or extension does not encumber any additional assets or properties of Parent, the Company or any of its Restricted Subsidiaries other than (a) after-acquired property that is affixed to or incorporated into the property covered by such Lien and (b) proceeds and products thereof;

(d) (i) Liens created by or pursuant to this Agreement and the Security Documents and (ii) Liens created by or pursuant to the Term Loan Documents (including any Permitted Refinancing Indebtedness in respect thereof outstanding pursuant to Section 10.04(j), subject to the terms of the Initial Intercreditor Agreement);

(e) (i) licenses, sublicenses, leases or subleases (including with respect to intellectual property, the extent such license, sublicense, lease or sublease is non-exclusive) granted by Parent, the Company or any of its Restricted Subsidiaries to other Persons not materially interfering with the conduct of the business of Parent, the Company or any of its Restricted Subsidiaries and (ii) any interest or title of a lessor, sublessor or licensor under any lease, sublease or license agreement existing as of the date hereof or otherwise permitted by this Agreement to which Parent, the Company or any of its Restricted Subsidiaries is a party;

(f) Liens securing Indebtedness permitted by Section 10.04(d); provided, that such Liens encumber only the assets financed thereby, the proceeds thereof and improvements and accessions thereto;

(g) [reserved];

(h) easements, servitudes, rights-of-way, restrictions, encroachments, covenants, licenses and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the ordinary conduct of the business of Parent, the Company or any of its Restricted Subsidiaries, taken as a whole;

(i) Liens arising out of the existence of judgments to the extent and so long as such judgments do not individually or in the aggregate constitute an Event of Default under Section 11.01(j);

(j) statutory and common law landlords’ liens under leases to which the Company or any of its Restricted Subsidiaries is a party;

(k) (i) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money) and (ii) Liens on pledges or deposits in the ordinary course securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit and bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent, the Company or any of its Restricted Subsidiaries;

(l) Permitted Encumbrances and Liens arising in the ordinary course in connection with Investments permitted pursuant to Section 10.05(n), (o) or (u);

(m) Liens on property or assets (other than on ABL Facility Priority Collateral, unless junior and subordinated in priority to the Liens thereon securing the Secured Obligations) acquired pursuant to a Permitted Acquisition or another permitted Investment, or on property or assets of a Restricted Subsidiary of the Company in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other permitted Investment; provided, that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04(g), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any asset of Parent or any other asset of the Company or any of its Restricted Subsidiaries other than proceeds thereof and improvements and accessions thereto;

(n) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(o) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Parent, the Company or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks or other entity with which such accounts are maintained;

(q) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 10.04;

(r) Liens on earnest money deposits made in connection with any Permitted Acquisition or other permitted Investment or in respect of any anticipated Permitted Acquisition or other permitted Investment and Liens that may be deemed to exist by reason of any agreement to sell assets;

(s) Liens on cash and Cash Equivalents of the Company and its Restricted Subsidiaries deposited as collateral in favor of a hedging counterparty to secure obligations under Interest Rate Protection Agreements and/or Other Hedging Agreements otherwise permitted to be entered into by this Agreement;

(t) Liens securing obligations in respect of Indebtedness permitted under Section 10.04(s);

(u) [reserved];

(v) additional Liens (other than on ABL Facility Priority Collateral, unless junior and subordinated in priority to the Liens thereon securing the Secured Obligations) on assets of the Company or any Restricted Subsidiary of the Company not otherwise permitted by this Section 10.01, so long as the aggregate amount of obligations secured by such additional Liens (other than, in the case of obligations constituting Indebtedness, accrued but unpaid interest and fees thereon not paid in kind or capitalized as principal) at any time outstanding does not exceed the greater of (i) $15,000,000 and (ii) 22.5% of Consolidated EBITDA as of the last day of the most recent Test Period;

(w) Liens arising from precautionary UCC financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(x) (i) Liens on Equity Interests in joint ventures securing obligations of such joint ventures and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(y) Liens with respect to property or assets of any Foreign Subsidiary securing local lines of credit or other Indebtedness of a Foreign Subsidiary permitted to be incurred under Section 10.04;

(z) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (f) of the definition thereof;

(aa) Liens in favor of any Borrower or any other Credit Party; provided, that if any Lien covers the Collateral, the holder thereof shall execute a subordination agreement reasonably satisfactory to the Administrative Agent; and

(bb) Liens with respect to property or assets of any Restricted Subsidiary that is not a Guarantor, so long as such Liens secure obligations of such Restricted Subsidiaries that are not otherwise permitted by this Agreement.

In connection with the granting of Liens of the type described in clauses (c), (e), (f), (g), (m), (n), (r), (s), (v) (except with respect to ABL Facility Priority Collateral, unless junior and subordinated in priority to the Liens thereon securing the Secured Obligations) or (x) of this Section 10.01 by the Company or any of its Restricted Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to release or subordinate its Liens on property subject to such Liens (and, so long as no Default or Event of Default has occurred and is continuing and the Term Loan Collateral Agent has released (or concurrently releases) or subordinated its Lien in favor of the holder or holders of such Liens, shall at the request of the Company release or subordinate its Liens on property subject to such Liens) and take any other actions reasonably deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or subordination agreements in favor of the holder or holders of such Liens solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02 Consolidation, Merger, Purchase or Sale of Assets, etc. Parent and the Company will not, and will not permit any of the Company’s Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or merge or consolidate into or with any Person, or convey, sell, lease or otherwise dispose of any of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire an Acquired Entity or Business; except, that:

(a) each of the Company and its Restricted Subsidiaries may sell inventory in the ordinary course of business;

(b) each of the Company and its Restricted Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business;

(c) Investments may be made to the extent permitted by Section 10.05;

(d) each of the Company and its Restricted Subsidiaries may sell assets (including by way of merger or consolidation or in connection with sale-leaseback transactions) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Company or the respective Restricted Subsidiary receives at least Fair Market Value as determined in good faith by the Company, (iii) with respect to any such transaction in which the purchase price is in excess of $3,000,000, the consideration received by the Company or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents paid at the time of the closing of such sale; provided, however, that for the purposes of this clause (iii), (A) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Company or any Restricted Subsidiary) of the Company or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or the notes thereto) that are assumed by the transferee of any such assets and for which the Company and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (B) the amount of any trade-in value applied to the purchase price of any replacement asses acquired in connection with such disposition, (C) any securities received by the Company or any Restricted Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable disposition and (D) any Designated Non-Cash Consideration received by the Company or any of its Restricted Subsidiaries in such sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at such time outstanding, not to exceed the greater of (1) $7,500,000 and (2) 10% of Consolidated EBITDA as of the last day of the most recent Test Period at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash, and (iv) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02; provided, that no capital stock or other Equity Interests of any Restricted Subsidiary shall be sold pursuant to this clause (d) unless (A) all of the capital stock or other Equity Interests of such Restricted Subsidiary are sold in accordance with this clause (d) or (B) such sale is a sale of less than 100% of the capital stock or other Equity Interests of an Excluded Subsidiary; except, that the aggregate Fair Market Value of all such sales of capital stock or other Equity Interests pursuant to this clause (B) does not exceed 2.5% of Consolidated Total Assets of the Company and its Restricted Subsidiaries as of the date of any such sale;

(e) each of the Company and its Restricted Subsidiaries may lease (as lessee), sublease (as sublessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(d));

(f) each of the Company and its Restricted Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(g) each of the Company and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases (including with respect to intellectual property, to the extent such license, sublicense, lease or sublease is non-exclusive) to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Restricted Subsidiaries;

(h) the Company or any Restricted Subsidiary of the Company may convey, sell or otherwise transfer all or any part of its business, properties and assets to any Borrower, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect (including, as the case may be, as same may be replaced by the transferee Borrower) and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain or renew said perfected status have been taken;

(i) any Restricted Subsidiary of the Company may merge or consolidate with and into, or be dissolved or liquidated into, any Borrower, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Company, the Company is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in the case of any such merger, consolidation, dissolution or liquidation involving a Borrower, a Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, and (iii) all actions required to create or maintain perfected Liens in respect of assets required to be Collateral have been taken;

(j) Permitted Acquisitions may be consummated, including by way of merger or consolidation, in accordance with the requirements of Section 9.16;

(k) each of the Company and its Restricted Subsidiaries may liquidate or otherwise dispose of Cash Equivalents, in each case for cash or Cash Equivalents;

(l) Liens may be granted to the extent permitted by Section 10.01;

(m) any involuntary loss, damage or destruction of property and the disposition of the assets so damaged or destroyed shall be permitted;

(n) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property shall be permitted;

(o) the lapse, abandonment or cancellation of registered or pending patents, trademarks and other intellectual property of the Company and its Restricted Subsidiaries shall be permitted in the reasonable business judgment of the Company or such Restricted Subsidiary;

(p) any Restricted Subsidiary of the Company that is not a Credit Party may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Restricted Subsidiary of the Company that is not a Credit Party, so long as any security interests required to be granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents or Section 9.12 in the Equity Interests of such Restricted Subsidiary shall remain in full force and effect, or as the case may be, be granted, and perfected and enforceable and all actions required to maintain or create said perfected status have been taken;

(q) Dividends may be paid to the extent permitted by Section 10.03;

(r) the discount of Inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable may be made, in each case, consistent with past practices prior to the Effective Date;

(s) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings may be made;

(t) the Acquisition may be consummated; and

(u) Parent may merge or consolidate with and into, or be dissolved or liquidated into, any direct or indirect parent of Parent (“New Parent”) so long as (i) as a result of such merger, consolidation, liquidation or dissolution, New Parent shall directly own 100% of the Equity Interests of the Company and (ii) concurrently with such merger, New Parent signs a Joinder Agreement (and pursuant to which New Parent agrees to become “Parent” hereunder and subject to all of the rights and obligations of Parent hereunder) along with such other security documents as may be reasonably requested by the Agents, and otherwise complies with Section 9.12; provided, that, for the avoidance of doubt, concurrent with such merger, consolidation or liquidation, all actions required to give the Collateral Agent a perfected security interest in the Equity Interests of the Company shall have been taken, including, without limitation, that New Parent has delivered to the Collateral Agent certificates, together with undated powers (or other documents of transfer acceptable to the Collateral Agent) endorsed in blank by New Parent, representing the Equity Interests of the Company. For the avoidance of doubt, such transaction shall not be deemed a “Change of Control”.

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale, transfer or disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by this Section 10.02 (other than to a Credit Party), such Collateral shall be sold, transferred or disposed of free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent are hereby authorized and directed to take any actions reasonably requested by the Borrowers in order to effect or evidence the foregoing.

10.03 Dividends. Parent and the Company will not, and will not permit any of the Company’s Restricted Subsidiaries to, authorize, declare or pay any Dividends with respect to Parent, the Company or any of its Restricted Subsidiaries; except, that:

(a) any Restricted Subsidiary of the Company may pay Dividends to the Company or to any Subsidiary of the Company that owns Equity Interests therein;

(b) any Non-Wholly-Owned Subsidiary of the Company may pay Dividends to its shareholders, members or partners generally, so long as the Company or its respective Restricted Subsidiary which owns the Equity Interest in the Restricted Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Restricted Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Restricted Subsidiary);

(c) the Company may pay cash Dividends to Parent, and Parent may pay cash Dividends to any parent entity of Parent, for the purpose of enabling Parent (or any parent entity of Parent) to redeem, repurchase or otherwise acquire for value outstanding Equity Interests of Parent (or such parent entity) originally issued to (or for the benefit of), and following the death, disability, resignation or termination of employment of, officers, directors or employees of Parent, the Company or any of its Restricted Subsidiaries (so long as Parent (or any parent holding company) promptly uses the proceeds therefrom for such purposes); provided, that (i) the sum of (A) the aggregate amount of Dividends paid by the Company in reliance on this clause (c) shall not exceed (1) $5,000,000 in any Fiscal Year of the Company and (2)

$15,000,000 in the aggregate in respect of all such Dividends during the term of this Agreement, and (ii) at the time of any Dividend, purchase or payment permitted to be made pursuant to this clause (c), no Event of Default shall have occurred and be continuing or would result therefrom;

(d) the Company may pay cash Dividends to Parent and Parent may pay cash Dividends to any parent entity of Parent that serves as the common parent of an affiliated, consolidated or unitary group that includes the Company at the times and in the amounts necessary to enable Parent or such parent holding company to pay its tax obligations, to the extent attributable solely to the business of the Company and its Restricted Subsidiaries; provided, that (i) the amount of cash Dividends paid by the Company pursuant to this clause (d) to enable Parent to pay Federal and state income and franchise taxes at any time shall not exceed the amount of such Federal and state income and franchise taxes actually owing by Parent at such time for the respective period as determined in good faith by Parent and (ii) the proceeds of such Dividends shall be used promptly by Parent and/or any parent holding company for the purposes described above in this clause (d);

(e) the Company may pay cash Dividends to Parent and Parent may pay cash Dividends to any parent entity of Parent, so long as the proceeds thereof are promptly used by Parent or such parent entity to pay operating expenses of Parent or such parent entity incurred in the ordinary course of business (including, without limitation, outside directors and professional fees, expenses and indemnities) and other similar corporate overhead costs and expenses, in each case, to the extent attributable solely to the business of the Company and its Restricted Subsidiaries; provided, that the aggregate amount of all Dividends paid by the Company or Parent pursuant to this clause (e) to one or more parent entities of Parent shall not exceed $3,000,000 in any Fiscal Year of the Company;

(f) Parent may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of Qualified Preferred Stock (but not in cash); provided, that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, Parent may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued;

(g) the Company may, in lieu of making direct cash payments to Sponsor and its Affiliates as otherwise permitted by Sections 10.06(g), (h), (i), (j) and (k), pay cash Dividends to Parent and Parent may pay such cash Dividends to any parent holding company thereof to enable Parent or such parent holding company to make such payments, so long as Parent or such parent holding company promptly uses the proceeds of such Dividends to make the payments permitted by such Sections; provided, that all payments pursuant to this clause (g) shall be treated as having been made pursuant to the relevant clauses of Section 9.06 for purposes of determining compliance therewith;

(h) if before and after giving effect to the respective Dividend, the Payment Conditions are satisfied, then the Company may pay cash Dividends to Parent and Parent may pay the amount of such Dividend to its shareholders; provided, that with respect to any Dividend made pursuant to this Section 10.03(h), the Company shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Company certifying to the best of his or her knowledge as to compliance with the requirements of this clause (h) and containing the calculations (in reasonable detail) demonstrating such compliance;

(i) Dividends deemed to occur upon the cashless exercise of stock options and warrants or similar equity incentive awards of Parent shall be permitted;

(j) after an IPO, the Company may pay cash Dividends to Parent, and Parent may pay cash Dividends to its respective equity holders, in an aggregate amount not exceeding 6% per annum of the net cash proceeds received by Parent, and contributed by it to the Company, from such IPO;

(k) the Company may pay dividends to Parent and Parent may pay Dividends to its equity holders or the equity holders of any parent holding company to make payments in cash in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person; provided, that the aggregate amount of all dividends paid by Parent pursuant to this clause (k) shall not exceed $3,000,000;

(l) Parent and its Restricted Subsidiaries may pay other Dividends in an aggregate amount, together with all other Dividends made pursuant to this Section 10.03(l), not to exceed the greater of (i) $15,000,000 and (ii) 22.5% of Consolidated EBITDA as of the last day of the most recent Test Period; and

(m) Parent and its Restricted Subsidiaries may make additional Dividends so long as the Payment Conditions are satisfied both before and after giving effect to the respective Dividend.

10.04 Indebtedness. Parent and the Company will not, and will not permit any of the Company’s Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b) Indebtedness outstanding on the Effective Date and listed on Schedule 10.04 and any Permitted Refinancing Indebtedness in respect thereof;

(c) Indebtedness under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 and (ii) under Other Hedging Agreements, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(d) Indebtedness of the Company and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness and any Permitted Refinancing in respect thereof; provided, that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations, purchase money Indebtedness and Permitted Refinancing incurred in reliance on this clause (d) exceed $17,500,000 at any time outstanding;

(e) Indebtedness constituting Intercompany Loans to the extent permitted by Sections 10.05(h) and (q);

(f) Indebtedness consisting of guaranties (i) by the Borrowers of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement and (ii) by non-Credit Parties of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement;

(g) Indebtedness of a Restricted Subsidiary of the Borrowers incurred or acquired pursuant to a Permitted Acquisition or another permitted Investment (or Indebtedness assumed at the time of a Permitted Acquisition or other permitted acquisition of an asset securing such Indebtedness) (any such Indebtedness, “Permitted Acquired Debt”), and any Permitted Refinancing Indebtedness in respect thereof, in each case, so long as (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other Investment or acquisition and (ii) the principal amount of all such Indebtedness does not at any one time outstanding exceed $15,000,000;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within three Business Days of its incurrence;

(i) Indebtedness of the Company and its Restricted Subsidiaries with respect to performance bonds, surety bonds, appeal bonds, customs bonds, worker’s compensation claims and similar obligations, required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any of its Restricted Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default (including guarantees or obligations of the Company or any Restricted Subsidiary with respect to letters of credit supporting such performance, appeal, customs or surety bonds or workers’ compensation claims);

(j) Indebtedness of the Credit Parties under the Term Loan Documents (and any Permitted Refinancing Indebtedness incurred in respect thereof) in an aggregate principal amount not to exceed $250,000,000 (plus, in the case of any Permitted Refinancing Indebtedness, unpaid accrued interest, fees, expenses and premium thereon and any make-whole payments applicable thereto) at any time outstanding, except to the extent independently justified pursuant to following clause (s);

(k) Indebtedness of the Company or any of its Restricted Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, earnouts and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement (including the Purchase Agreement), so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 10.04(f);

(l) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Company or any of its Restricted Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months;

(m) Indebtedness in respect of treasury, depositary and cash management services or automated clearinghouse transfer of funds, including without limitation the Cash Management Obligations, in the ordinary course of business;

(n) Indebtedness of the Company or any Restricted Subsidiary in respect of indemnification, working capital or similar adjustments of purchase price, “earn-out” or similar performance-based deferred purchase price arrangements, non-competes, transition services or similar obligations under the Purchase Agreement or otherwise incurred in connection with Permitted Acquisitions;

(o) [reserved];

(p) (i) Contribution Indebtedness; provided, that immediately before and after giving effective thereto, no Default or Event of Default shall have occurred and be continuing and (ii) any Permitted Refinancing Indebtedness with respect thereto; provided, that the aggregate principal amount of Indebtedness outstanding under this clause (p) shall not at any time exceed $15,000,000;

(q) Permitted Unsecured Ratio Debt and any Permitted Refinancing Indebtedness in respect thereof; provided, that the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries of the Company that are not Guarantors outstanding under this clause (q) shall not at any time exceed $15,000,000;

(r) [reserved];

(s) secured Indebtedness of the Company in an aggregate principal amount not to exceed $50,000,000 plus any additional amounts, so long as after giving effect to the incurrence and application of proceeds of any such additional amounts, the First Lien Net Leverage Ratio for the Calculation Period most recently ended does not exceed 3.50:1.00; provided, that with respect to Indebtedness incurred pursuant to this clause (s), (i) such Indebtedness shall not be guaranteed by any Person other than the Credit Parties, (ii) such Indebtedness is not secured by any asset of Parent, the Company or any Subsidiary other than the Collateral, (iii) such Indebtedness shall not mature and is not subject to mandatory redemption, repurchase, repayment or sinking fund obligation (other than customary offers to repurchase on a change of control, asset sale or casualty event and customary acceleration rights after an event of default, and prepayment requirements substantially similar to the Term Loans), in each case, prior to the date that is 90 days after the then latest Final Maturity Date then in effect and, until the 91st day after such then latest Final Maturity Date, scheduled amortization or prepayments thereof shall not exceed 1% per annum of the original principal amount thereof, and (iv) the holders of such Indebtedness (or their representative) as holders of Term Loan Obligations or Additional Term Loan Obligations (as such term is defined in the Initial Intercreditor

Agreement) and the Administrative Agent shall be party to the Initial Intercreditor Agreement, or the holders of junior Indebtedness (or their representative) and the Administrative Agent shall be party to an Other Intercreditor Agreement;

(t) so long as no Default or Event of Default has occurred and is continuing at the time of the incurrence thereof, or would result therefrom, additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed at any time outstanding the greater of (i) $30,000,000 and (ii) 45% of Consolidated EBITDA as of the last day of the most recent Test Period;

(u) unsecured Indebtedness in respect of obligations of the Company or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money;

(v) Indebtedness issued by the Company or a Restricted Subsidiary to future, present or former officers, directors, employees, members of management or consultants thereof or any direct or indirect parent thereof, their respective estates, spouses, former spouses, domestic partners or former domestic partners, in each case to finance the purchase or redemption of Equity Interests of Parent, the Company, a Restricted Subsidiary of the Company or any of their direct or indirect parent companies permitted by Section 10.03(c) hereof;

(w) (i) Indebtedness of Restricted Subsidiaries that are not Credit Parties in an aggregate principal amount outstanding at any time not to exceed the greater of (A) $15,000,000 and (B) 22.5% of Consolidated EBTIDA as of the last day of the most recent Test Period, and (ii) letters of credit issued for the account of Restricted Subsidiaries that are not Borrowers in an aggregate principal amount outstanding at any time not to exceed $7,500,000; and

(x) Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Company or any of its Restricted Subsidiaries not to exceed, at any one time outstanding, the greater of (A) $15,000,000 and (B) 22.5% of Consolidated EBTIDA as of the last day of the most recent Test Period.

10.05 Advances, Investments and Loans. Parent and the Company will not, and will not permit any of the Company’s Restricted Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or hold any cash or Cash Equivalents (each of the foregoing, and any deemed Investment pursuant to the definition of “Unrestricted Subsidiary”, an “Investment” and, collectively, “Investments”) ; except, that the following shall be permitted:

(a) the Company and its Restricted Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business;

(b) Parent, the Company and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents; provided, that from and after the date required therefor under Section

5.03 (and to the extent required thereunder), all such cash and Cash Equivalents of the Company and its Restricted Subsidiaries that are Credit Parties are held or credited to Deposit Accounts or Securities Accounts set forth in Parts A through D of Schedule 10.12;

(c) Parent, the Company and its Restricted Subsidiaries may hold the Investments held by them on the Effective Date, and any modification, replacement, renewal or extension thereof that does not increase the amount thereof unless any additional Investments made with respect thereto are permitted under the other provisions of this Section 10.05;

(d) the Company and its Restricted Subsidiaries may acquire and own investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e) the Company and its Restricted Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $3,000,000 outstanding at any time (determined without regard to any write-downs or write-offs of such loans and advances but taking into account any return of capital, repayment, dividend or distribution in respect thereof);

(f) Parent, the Company and its Restricted Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of Equity Interests of Parent (so long as no cash is actually advanced by Parent, the Company or any of its Restricted Subsidiaries in connection with the acquisition of such obligations);

(g) the Company may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 10.04(c);

(h) (i) Parent and any Borrower may make intercompany loans and advances to any Borrower, (ii) any Restricted Subsidiary of the Company which is not a Borrower may make intercompany loans and advances to any Borrower, (iii) any Restricted Subsidiary of the Company which is not a Borrower may make intercompany loans and advances to any other Restricted Subsidiary of the Company which is not a Borrower and (iv) any Borrower may make intercompany loans and advances to any Restricted Subsidiary of the Company which is not a Borrower (such intercompany loans and advances referred to in preceding clauses (i) through (iv), collectively, the “Intercompany Loans”); provided, that (A) each Intercompany Note owed to a Credit Party (which may, at the Company’s discretion, be in the form of one or more global intercompany notes) shall be pledged by such Credit Party to the Collateral Agent pursuant to the Security Agreement, (B) each Intercompany Loan made to a Borrower by a Person that is not a Borrower shall be subject to an intercompany subordination agreement (an “Intercompany Subordination Agreement”) in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the obligations in respect of such Intercompany Loan shall be subordinated to the Obligations, and (C) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to preceding subclause (iv) of this clause (h)

when added to the amount of contributions and acquisitions of Equity Interests theretofore made and then outstanding pursuant to subclause (i)(iv) of this Section 10.05 (for this purpose taking the Fair Market Value of any property (other than cash) so contributed at the time of such contributions) exceed the greater of (1) $15,000,000 and (2) 22.5% of Consolidated EBTIDA as of the last day of the most recent Test Period (determined without regard to any write-downs or write-offs of such loans, advances and other Investments referenced above but taking into account any return of capital, repayment, dividend or distribution in respect thereof);

(i) (i) Parent may make capital contributions to, or acquire Equity Interests of, the Company, (ii) the Borrowers may make capital contributions to, or acquire Equity Interests of, any other Borrower (other than the Company), (iii) any Restricted Subsidiary of the Company that is not a Borrower may make capital contributions to, or acquire Equity Interests of, any other Restricted Subsidiary of the Company which is not a Borrower and (iv) any Borrower may make capital contributions to, or acquire Equity Interests of, any Restricted Subsidiary of the Company which is not a Borrower; provided, that the aggregate amount of contributions and acquisitions of Equity Interests on and after the Effective Date made and outstanding pursuant to preceding subclause (iv) (for this purpose, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), when added to the aggregate outstanding principal amount of Intercompany Loans made to any Restricted Subsidiary of the Company which is not a Borrower pursuant to subclause (iv) of Section 10.05(h) (determined without regard to any write-downs or write-offs thereof but taking into account any return of capital, repayment, dividend or distribution in respect thereof), shall not exceed an amount equal to the greater of (A) $15,000,000 and (B) 22.5% of Consolidated EBTIDA as of the last day of the most recent Test Period;

(j) Parent, the Company and its Restricted Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently permitted under another provision of this Section 10.05);

(k) Contingent Obligations permitted by Section 10.04, to the extent constituting Investments;

(l) Permitted Acquisitions shall be permitted in accordance with the requirements of Section 9.16;

(m) the Company and its Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 10.02(d);

(n) the Company and its Restricted Subsidiaries may make advances (i) of payroll to employees of the Company and its Restricted Subsidiaries in the ordinary course of business and (ii) in the form of a prepayment of expenses to vendors, suppliers, distributors and trade creditors, so long as such prepayments are made, and expenses will be incurred in the ordinary course of business of the Company or such Restricted Subsidiary;

(o) the Company and its Restricted Subsidiaries may make advances in connection with purchases of goods or services in the ordinary course of business;

(p) so long as no Default or Event of Default has occurred and is continuing at the time of the making of such Investment or would result therefrom, the Borrowers and their Restricted Subsidiaries may from time to time make Investments not otherwise permitted by this Section 10.05; provided, that the aggregate amount of Investments made and outstanding pursuant to this clause (p) shall not exceed at any time the greater of (A) $25,000,000 and (B) 35% of Consolidated EBTIDA as of the last day of the most recent Test Period (determined without regard to any write downs or write offs thereof but taking into account any return of capital, repayments, dividend or distribution in respect thereof);

(q) in connection with a Permitted Acquisition where an amount is to be invested pursuant to Section 9.16(a)(iv), so long as no Default or Event of Default has occurred and is continuing at the time of the making of such Investment or would result therefrom, the Company and its Restricted Subsidiaries may from time to time make Investments in a Person that does not become a Borrower to finance such Permitted Acquisition (or assets which will be acquired by such a Person pursuant to such Permitted Acquisition) in accordance with Section 9.16(a)(iv); and

(r) additional Investments at any time so long as the Payment Conditions are satisfied both before and after giving effect thereto;

(s) Investments in joint ventures in an aggregate amount not to exceed at any time outstanding the greater of (i) $15,000,000 and (ii) 22.5% of Consolidated EBTIDA as of the last day of the most recent Test Period;

(t) Investments of a Person acquired (pursuant to a merger, consolidation, acquisition or otherwise) pursuant to a Permitted Acquisition or other Investment permitted under this Section 10.05; provided, that such Investment was not made in anticipation or contemplation of such Permitted Acquisition or other Investment;

(u) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(v) Investments in the ordinary course of business consisting of (i) UCC Article 3 endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;

(w) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(x) Investments made on or prior to the Effective Date to consummate the Transaction;

(y) so long as no Default or Event of Default is then in existence, the forgiveness or conversion to equity of any Indebtedness owed to a Credit Party and otherwise permitted by this Section 10.05; and

(z) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of (i) $15,000,000 and (ii) 22.5% of Consolidated EBITDA outstanding at any time.

10.06 Transactions with Affiliates. Parent and the Company will not, and will not permit any of the Company’s Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Parent or any of its Subsidiaries (other than Parent, the Company or any Restricted Subsidiary of the Company), except (x) on terms and conditions substantially as favorable to Parent, the Company or such Restricted Subsidiary as would reasonably be obtained by Parent, the Company or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate and (y) in the case of any such transaction or series of related transactions involving one or more payments by Parent, the Company or its Restricted Subsidiaries in excess of $1,000,000, to the extent same has been disclosed to the Administrative Agent prior to the consummation thereof; provided, that the following in any event shall be permitted:

(a) Dividends may be paid to the extent provided in Section 10.03;

(b) loans may be made and other transactions may be entered into by Parent, the Company and its Restricted Subsidiaries to the extent permitted by Section 10.04(x) or 10.05(e), (f) and (s);

(c) customary fees, indemnities and reimbursements may be paid to directors of Parent, the Company and its Restricted Subsidiaries;

(d) Parent may issue Parent Common Stock (and options, warrants and rights with respect thereto) and Qualified Preferred Stock;

(e) Parent, the Company and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of Parent, the Company and its Restricted Subsidiaries in the ordinary course of business;

(f) payments of principal, interest and fees under the Term Loan Documents to Affiliated Persons that are Lenders (or lenders under the Term Loan Documents) solely in their capacities as Lenders;

(g) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Parent and/or the Company may pay management fees pursuant to a management agreement to the Sponsor and its Affiliates quarterly in advance in an aggregate for all such Persons taken together not to exceed $2,000,000 per Fiscal Year; provided, that if at any time any such management fees to the Sponsor and its Affiliates are not permitted to be paid as a result of the existence of a Default or Event of Default, then (i) such amounts shall continue to accrue, and (ii) any such amounts that have accrued but which were not permitted to be paid may be paid in any subsequent quarter, so long as no Default or Event of Default has occurred and is continuing or would result from such payment at the time of the making of such payment;

(h) Parent and/or the Company may reimburse the Sponsor and its Affiliates for their reasonable out-of-pocket expenses and indemnification claims incurred in connection with their providing management services to Parent, the Company and its Restricted Subsidiaries;

(i) Parent, the Company and its Restricted Subsidiaries may pay to Sponsor reasonable out-of-pocket expenses pursuant to any financial advisory, financing, underwriting, or placement agreement or in respect of other investment banking activities in connection with acquisitions, divestitures, debt incurrences or equity issuances that are permitted by this Agreement;

(j) the Company and any of its Restricted Subsidiaries may pay customary and reasonable fees to the Sponsor for any transaction-based financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and, in any such case, in connection with acquisitions, divestitures, debt incurrences or equity issuances that are permitted by this Agreement; provided, that (i) such fees are approved in good faith by a majority of the members of the board of directors, or a majority of the disinterested members of the board of directors, of Parent or the Company, (ii) no such fees shall be paid in connection with any such transaction that is not actually consummated and (iii) no Default or Event of Default has occurred and is continuing or would result from such payment at the time of the making of such payment; and

(k) Parent, the Company and any of its Restricted Subsidiaries may make payments to the Sponsor and its Affiliates on the Effective Date and upon consummation of the Acquisition (or anytime within 90 days thereafter) a fee in an amount equal to 1% of the aggregate Acquisition Consideration.

Notwithstanding anything to the contrary contained above in this Section 10.06, in no event shall Parent, the Company or any of its Restricted Subsidiaries pay any management, consulting or similar fee to Sponsor or any of its employees, except as specifically provided in clauses (g), (h), (i), (j) and (k) of this Section 10.06.

10.07 Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc. Parent and the Company will not, and will not permit any of the Company’s Restricted Subsidiaries to:

(a) except in connection with a Permitted Refinancing thereof or the satisfaction thereof with the net proceeds of any sale by or contribution to Parent of Qualified Equity Interests of Parent, or, for the avoidance of doubt, regularly scheduled principal or interest payments thereon and mandatory prepayments from asset sales, insurance and condemnation events, debt issuances and excess cash flow of the type required by the Term Loans, make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, in each case without limitation, by way of depositing with any agent or trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) any Indebtedness for borrowed money (other than Indebtedness under this Agreement and the other Credit Documents) (collectively, “Restricted Junior Payments”); provided, that the Company or the applicable Restricted Subsidiary may make voluntary or optional prepayments of any such Indebtedness, so long as both before and after giving effect to the respective prepayment, the Payment Conditions shall be satisfied;

(b) amend, modify, change or waive any term or provision of any Term Loan Document in a manner which is prohibited by the terms of the Initial Intercreditor Agreement;

(c) amend or modify, or permit the amendment or modification of, any provision of any Subordinated Indebtedness in any manner that is, or could reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender; or

(d) amend, modify or change its certificate or articles of incorporation, articles of designation, certificate of formation, limited liability company agreement, by-laws or equivalent organizational documents, as applicable, unless such amendment, modification, change or other action contemplated by this clause (d) would not be adverse in any material respect to the interests of the Lenders and the terms of any such amendment, modification, change or other action will not violate any of the other provisions of this Agreement or any other Credit Document.

10.08 Limitation on Certain Restrictions on Restricted Subsidiaries. Parent and the Company will not, and will not permit any of the Company’s Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits, in each case owned by the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries that are Borrowers or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries that are Borrowers, except for such encumbrances or restrictions existing under or by reason of (i) any agreement in effect on the Effective Date and described on Schedule 10.08, (ii) applicable law, (iii) this Agreement and the other Credit Documents (and restrictions applicable to other Indebtedness so long as not more restrictive in any material respect than those contained in this Agreement and the other Credit Documents), (iv) the Term Loan Agreement and the other Term Loan Documents (and restrictions applicable to other Indebtedness so long as not more restrictive in any material respect than those contained in the Term Loan Agreement and the other Term Loan Documents), (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Company or any of its Restricted Subsidiaries, (vi) [reserved], (vii) customary provisions restricting assignment, sublicensing or subletting of any licensing or leasing agreement (in which the Company or any of its Restricted Subsidiaries is the licensee or lessee), any acquisition or sale agreement permitted by this Agreement or any other contract entered into by Parent, the Company or any of its Restricted Subsidiaries in the ordinary course of business, (viii) restrictions on the transfer of any asset or Subsidiary or the conduct of business related thereto pending the close of the sale of such asset or Subsidiary, (ix) restrictions on the transfer of any asset subject to a Lien permitted by Sections 10.01(c), (e), (f), (m), (n), (r), (s), (t), (v) or (x); (x)

any agreement or instrument in effect at the time any entity becomes a Subsidiary of the Company or any assets are acquired by a Credit Party, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the acquisition of such Subsidiary or assets by a Credit Party; (xi) restrictions applicable to any joint venture that is a Restricted Subsidiary, (xii) customary restrictions on the transfer of joint venture interests, (xiii) restrictions and conditions on any Foreign Subsidiary imposed by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred pursuant to Section 10.04, (xiv) customary net worth provisions contained in real property leases entered into by the Company and the Restricted Subsidiaries in the ordinary course of business, so long as the Company has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Company and Restricted Subsidiaries to meet their ongoing obligations, (xv) any restrictions regarding licenses or sublicenses by the Company and the Restricted Subsidiaries of intellectual property rights in the ordinary course of business (in which case such restrictions shall relate only to such intellectual property rights); and (xvi) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in the foregoing clauses (i) through (xv); provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such encumbrance or restriction than those contained in the encumbrance or restriction prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.09 Business; etc. (a) Parent and the Company will not, and will not permit any of the Company’s Restricted Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by Parent, the Company and its Restricted Subsidiaries as of the Effective Date and businesses reasonably related, ancillary or complimentary thereto.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, Parent will not engage in any business or own any significant assets or have any material liabilities other than (i) its ownership of the capital stock of the Company, cash and Cash Equivalents, (ii) holding intercompany loans made to the Company, (iii) other activities attributable to or ancillary to its role as a holding company, including making contributions to the capital of the Company, guaranteeing the obligations of the Subsidiaries solely to the extent such obligations are not prohibited hereunder, making Dividends and Investments permitted to be made by this Agreement, any IPO, and providing indemnification to officers and directors, and (iv) those liabilities which it is responsible for under this Agreement and the other Credit Documents to which it is a party and those related to its ownership of the capital stock of the Company; provided, that Parent may engage in those activities and have liabilities that are incidental to (A) the maintenance of its existence in compliance with applicable law and (B) legal, tax and accounting matters in connection with any of the foregoing activities.

10.10 Restricted and Unrestricted Subsidiaries. Neither Parent nor the Company shall designate any Subsidiary as an Unrestricted Subsidiary, except for designations made by the Company after the Effective Date in accordance with the definition of “Unrestricted Subsidiary” contained herein; it being understood and agreed that (a) the Company shall not be designated as an Unrestricted Subsidiary and (b) no other Credit Party now or hereafter a Borrower hereunder shall be designated as an Unrestricted Subsidiary unless (i) concurrently with such designation, the Borrowers deliver an updated Borrowing Base certificate reflecting such designation and (ii) after giving effect to such designation, the Aggregate Exposure shall not exceed Availability. After the designation of any Subsidiary as an Unrestricted Subsidiary in accordance with the preceding sentence, such Unrestricted Subsidiary shall not subsequently be designated as a Restricted Subsidiary except in accordance with the requirements of the definition of “Unrestricted Subsidiary” contained herein.

10.11 Fixed Charge Coverage Ratio. During each Financial Covenant Compliance Period, the Company shall not permit the Fixed Charge Coverage Ratio for (a) the last Test Period ended prior to the beginning of such Financial Covenant Compliance Period for which financial statements are available (or were required to be made available), or (b) any Test Period ended before or during such Financial Covenant Compliance Period for which financial statements become available (or were required to be made available) during such Financial Covenant Compliance Period, to be less than 1.00:1.00.

10.12 No Additional Deposit Accounts; etc. No Credit Party will, directly or indirectly, open, acquire, maintain or otherwise have any checking, savings, deposit, securities or other accounts at any bank or other financial institution where cash or Cash Equivalents are or may be deposited or maintained with any Person, other than (a) the Concentration Accounts set forth on Part A of Schedule 10.12, (b) the Collection Accounts set forth on Part B of Schedule 10.12, (c) the Disbursement Accounts set forth on Part C of Schedule 10.12, (d) the other Deposit Accounts set forth on Part D of Schedule 10.12 and (e) the Excluded Deposit Accounts set forth on Part E of Schedule 10.12; provided, that the Company or any other Credit Party may (i) open a new Concentration Account, Collection Account, Disbursement Account, other Deposit Account or Excluded Deposit Account not set forth in such Schedule 10.12 or (ii) deposit funds into an Excluded Deposit Account that would result in such account ceasing to be an Excluded Deposit Account, so long as (A) the Borrowers have delivered an updated Schedule 10.12 to the Administrative Agent reflecting same and (B) a Control Agreement reasonably acceptable to the Administrative Agent is executed and delivered in accordance with Section 5.03(b). Unless consented to in writing by the Administrative Agent, no Credit Party will enter into any agreements with credit card or debit card issuers or processors other than the ones set forth on Part F of Schedule 10.12 unless (1) the Borrowers have delivered an updated Schedule 10.12 to the Administrative Agent describing such arrangement and (2) a Credit Card Notification is executed and delivered in accordance with Section 5.03(b).

SECTION 11. Events of Default.

11.01 Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a) Payments. The Borrowers shall (i) default in the payment when due of any principal of any Loan or any Note or any Unpaid Drawing, or (ii) default in the payment when due of any interest on any Loan or any Note or any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document, and such default pursuant to this clause (ii) shall continue unremedied for five or more Business Days; or

(b) Representations, etc. Any representation, warranty or statement made, confirmed or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made, confirmed or deemed made; or

(c) Covenants. Parent, the Company or any of its Restricted Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 5.03, 9.01(e)(i), (f), (g), (h), or (i), 9.04 (with respect to company existence) or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 11.01(a) and (b) and clause (i) of this Section 11.01(c)) and such default shall continue unremedied for a period of 30 days after the date on which written notice thereof is given to the Borrowers by the Administrative Agent or the Required Lenders; or

(d) Default Under Other Agreements. (i) Parent, the Company or any of its Restricted Subsidiaries shall (A) default in any payment of any Indebtedness (other than the Obligations and the Indebtedness described in clause (ii) below) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (B) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations and the Indebtedness described in clause (ii) below) beyond any period of grace, if any, provided therein if the effect of such default (however denominated) is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity; provided, that it shall not be a Default or an Event of Default under clause (i) of this Section 11.01(d) unless the aggregate principal amount of all Indebtedness as described above with respect to which such default, other event or condition, has occurred and is continuing is at least $15,000,000, or (ii) Parent, the Company or any of its Restricted Subsidiaries shall (A) default in any payment of any Indebtedness under the Term Loan Documents beyond the period of grace, if any, provided therein or (B) default in the observance or performance of any agreement or condition relating to the Indebtedness under, or contained in, the Term Loan Documents beyond any period of grace, if any, provided therein, if the effect of such default (however denominated) is to cause, or to permit the holder or holders of commitments or Indebtedness under the Term Loan Documents (or an agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such commitments or Indebtedness to be terminated or become due, as applicable, prior to its stated expiration or maturity, as the case may be; provided, that, notwithstanding the foregoing, with respect to any breach or default with respect to Section 9.11 and/or Section 9.12 of the Term Loan Agreement (or any other financial covenant(s) subsequently added to the Term Loan Agreement or contained in any Permitted Refinancing of the Term Loan Agreement), such breach or default shall constitute an Event of Default under this Agreement only if the maturity of the obligations under the Term Loan Agreement are accelerated as a result of such breach or default; or

(e) Bankruptcy, etc. Parent, the Company or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Parent, the Company or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Parent, the Company or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), to operate all or any substantial portion of the business of Parent, the Company or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), or Parent, the Company or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Parent, the Company or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), or there is commenced against Parent, the Company or any of its Restricted Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or Parent, the Company or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Parent, the Company or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or Parent, the Company or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall fail generally to pay its debts as they become due; or

(f) ERISA. (i)(A) one or more ERISA Events shall have occurred, or

(B) there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability); or

(C) there is or arises any withdrawal liability under Section 4201 of ERISA, if Parent, the Company, any Restricted Subsidiary of the Company or any of the ERISA Affiliates withdraws completely from any and all Multiemployer Plans; and

(ii) there shall result from any such event or events described in clause (a) the imposition of a lien, the granting of a security interest or a liability; and such lien, security interest or liability, individually, and/or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; or

(g) Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, prior (on a First Priority basis with respect to the ABL Facility Priority Collateral and on a Second Priority basis with respect to Term Loan Priority Collateral) to the rights of all third Persons (except for Liens permitted by Section 10.01), and subject to no other Liens (except for Liens permitted by Section 10.01); provided, that the failure to have such a perfected and enforceable Lien on Collateral in favor of the Collateral Agent shall not give rise to an Event of Default under this Section 11.01(g), if either (A) the aggregate fair market value of all Collateral over which the Collateral Agent fails to have such a perfected and enforceable Lien is less than $3,000,000, (B) such lack of perfection or enforceability results from any act or omission of the Collateral Agent or the Administrative Agent (so long as such act or omission does not result from the breach or non-compliance by a Credit Party with the terms of any Credit Document), (C) the lack of perfection or enforceability is with respect to a Mortgaged Property and is covered by a lender’s title insurance policy for the benefit of the Collateral Agent and the Administrative Agent shall be reasonably satisfied with the credit of such insurer and the amount insured, or (D) the lack of perfection results from limitations of foreign laws, rules or regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or applications thereof); or

(h) Guaranties. Any Guaranty or any material provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm in writing such Guarantor’s obligations under the Guaranty to which it is a party; or

(i) [Reserved]; or

(j) Judgments. One or more judgments or decrees shall be entered against Parent, the Company or any Restricted Subsidiary of the Company and such judgments and decrees shall be final and non-appealable and shall not be vacated, satisfied, discharged or stayed, covered by a reputable and solvent insurance company or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $15,000,000, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Parent, the Company or any of its Restricted Subsidiaries to enforce any such judgment equal to or in excess of $15,000,000; or

(k) Change of Control. A Change of Control shall occur; or

(l) Intercreditor Agreements. The Initial Intercreditor Agreement or, after the execution thereof, any Other Intercreditor Agreement, or any provision of any thereof shall cease to be in full force or effect (except in accordance with its terms) or, any Credit Party shall deny or disaffirm in writing its obligations thereunder;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent to enforce its claims against any Credit Party, or the rights of any Lender or the holder of any Note to enforce its claims against the Borrowers (provided, that if an Event of Default specified in Section 11.01(e) shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and (b) below, shall occur automatically without the giving of any such notice): (a) declare the Total Revolving Loan Commitment terminated, whereupon the Revolving Loan Commitment of each Lender shall forthwith terminate immediately and any accrued Commitment Commission shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (c) terminate any Letter of Credit which may be terminated in accordance with its terms; (d) direct the Borrowers to pay (and the Borrowers jointly and severally agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in clause (e) above with respect to any Borrower, they will pay) to the Collateral Agent at the Payment Office, such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrowers and then outstanding; (e) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations; (f) subject to the terms of the Intercreditor Agreements, enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents in accordance with the terms thereof; and (g) enforce each Guaranty.

11.02 Rescission. If (1) at any time after termination of the Revolving Loan Commitments or acceleration of the maturity of the Loans, the Borrowers shall have paid all arrears of interest and all payments on account of principal of the Loans and reimbursement obligations with respect to Letters of Credit owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and (2) all Defaults and Events of Default (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall have been remedied or waived pursuant to Section 13.12, then upon the written consent of the Required Lenders and written notice to the Borrowers, the termination of the Revolving Loan Commitments or the acceleration and its consequences may be rescinded and annulled. For the avoidance of doubt, such action shall not affect any subsequent Default or Event of Default or impair any right or remedy consequent thereon. The provisions of the first sentence of this Section 11.02 do not give any Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

11.03 Application of Proceeds. Subject to the Intercreditor Agreements, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies during the continuation of an Event of Default shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Credit Document;

(b) Second, in the order, and to the amounts, specified in clauses (i) through (iv) of Section 5.03(d);

(c) Third, to repay all outstanding principal of Swingline Loans;

(d) Fourth, to pay all outstanding principal of Revolving Loans (whether or not due and payable);

(e) Fifth, to pay an amount to the Administrative Agent equal to 105% of the Stated Amount of outstanding Letters of Credit on such date, to be held in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent;

(f) Sixth, to the payment in full (on a ratable basis) of all other outstanding Obligations then due and payable to the Administrative Agent, the Collateral Agent and the Lenders under any of the Credit Documents;

(g) Seventh, to the payment of all amounts due and payable under ABL Secured Cash Management Agreements and ABL Secured Hedging Agreements and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing; and

(h) Eighth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Seventh of this Section 11.03, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

11.04 Cure Right.

(a) Notwithstanding anything to the contrary contained in this Section 11, in the event that the Borrowers fail to comply with the requirements of the covenant under Section 10.11, until the expiration of the 10th Business Day subsequent to the date financial statements are required to be delivered pursuant to Section 9.01(a) or Section 9.01(b) (the “Anticipated Cure Deadline”), in respect of the period ending on the last day of such Fiscal Quarter, the Borrowers shall have the right to request Parent to issue Qualified Preferred Stock or obtain a contribution to its common equity, in each case, for cash and to be contributed to the equity capital of the Company as common equity (the “Cure Right”), in each case following the end of such Fiscal Quarter and on or prior to the Anticipated Cure Deadline, in each case in an aggregate amount not to exceed the amount necessary to cure the relevant failure to comply with such covenant may, at the election of the Borrowers be included in the calculation of Consolidated EBITDA for purposes of determining compliance with such covenant, and upon the earlier of (x) the delivery by the Borrowers of written notice to the Administrative Agent that they intend to exercise the Cure Right hereunder (it being understood that to the extent such notice is provided in advance of delivery of a compliance certificate for the applicable period, the amount of such net cash proceeds that are received as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure such failure to comply with the requirements of the covenant under Section 10.11 is less than the full amount of any originally designated amount) and (y) receipt by the Company of such cash proceeds (the “Cure Amount”), such covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) solely for purpose of determining the existence of a failure to comply with the requirements of the covenant under Section 10.11, Consolidated

EBITDA for the Fiscal Quarter of the Borrowers for which such certificate is required to be delivered shall be increased by an amount equal to the Cure Amount, and such increase shall be effective for all periods that include the Fiscal Quarter of the Borrowers for which such Cure Right was exercised and not for any other purpose under this Agreement; provided, that (A) the receipt by the Company of the Cure Amount pursuant to the Cure Right shall be deemed to have no other effect whatsoever under this Agreement (including determining the availability or amount of any covenant baskets or carve-outs) and (B) no Cure Amount shall reduce Indebtedness (whether on a Pro Forma Basis or otherwise and whether by netting (including with respect to the calculation of Consolidated Indebtedness or otherwise) for any period in which the Cure Amount is included in the calculation of Consolidated EBITDA for purposes of calculating the financial covenant set forth in Section 10.11; provided, further, that the proceeds of any Cure Amount may be used, at the Borrowers’ option, to prepay the Loans (it being understood and agreed that such prepayments shall not be given effect in determining compliance with the financial covenant set forth in Section 10.11 for any period in which the Cure Amount is included in the calculation of Consolidated EBITDA); and

(ii)    if, after giving effect to the foregoing recalculations (but not giving effect to any payment of Indebtedness made with such Cure Amount when calculating compliance with Section 10.11 at the end of such (but no other) Fiscal Quarter), the Borrowers shall then be in compliance with the requirements of the covenant under Section 10.11 at the end of such Fiscal Quarter, the Borrowers shall be deemed to have satisfied the requirements of the covenant under Section 10.11 as of the last day of such Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default or Event of Default of the covenant under Section 10.11 that had occurred shall be deemed cured for this purpose under this Agreement and the other Credit Documents; provided, that if the Cure Amount is not received by the Company prior to the Anticipated Cure Deadline, such Default or Event of Default shall be deemed reinstated.

(b)    Notwithstanding anything herein to the contrary, (i) in each consecutive four-fiscal-quarter period of the Borrowers there shall be at least two Fiscal Quarters in which the Cure Right is not exercised, (ii) the Cure Right shall not be exercised more than five times during the term of this Agreement, (iii) the Cure Amount shall not exceed the amount required to cause the Borrowers to be in compliance with the covenant under Section 10.11; (iv) neither the Administrative Agent nor any Lender or Secured Creditor shall exercise any remedy under the Credit Documents or applicable law on the basis of an Event of Default caused by the failure to comply with Section 10.11 until after the Borrowers’ ability to cure has lapsed and the Borrowers have not exercised the Cure Right; (v) prior to the Company’s receipt of the Cure Amount in accordance with the terms hereof, any Event of Default that has occurred as a result of a breach the covenant under Section 10.11 shall be deemed to be continuing and, as a result, the Lenders shall have no obligation to make additional loans (including providing the Incremental Facility) or otherwise extend additional credit hereunder; and (vi) ) the Cure Right shall not be exercised if, at the time of the Company’s receipt of the Cure Amount, an Event of Default (other than the Event of Default that has occurred as a result of a breach the covenant under Section 10.11) has occurred and is continuing.

SECTION 12. The Administrative Agent and the Collateral Agent.

12.01 Appointment. (a) The Lenders hereby irrevocably designate and appoint CIT as Administrative Agent and Collateral Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include CIT in its capacity as Collateral Agent pursuant to the Security Documents, the Initial Intercreditor Agreement and any Other Intercreditor Agreement) to act as specified herein and in the other Credit Documents and CIT hereby accepts such designation and appointment. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder by or through its officers, directors, agents, sub-agents, employees or affiliates. Any sub-agent may perform any and all its duties and exercise its rights and powers by or through its directors, trustees, officers, employees, agents, advisors or affiliates. The exculpatory and indemnification provisions contained in this Section 12 shall apply to the Administrative Agent and any sub-agent and to their respective directors, trustees, officers, employees, agents, advisors and affiliates, and shall apply to their respective activities in connection with the syndication of the Loans, as well as activities as Agent or sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. The provisions of this Section 12 are solely for the benefit of the Agents and the Lenders, and no Credit Party shall have rights as a third party beneficiary of any such provisions.

(b) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Creditors, in assets in which, in accordance with the UCC or any other applicable legal requirement a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions. The Lenders hereby acknowledge and agree that the Collateral Agent may act, subject to and in accordance with the terms of the Intercreditor Agreement, as the collateral agent for the Lenders.

12.02 Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Lead Arrangers, the Joint Book-Running Managers and the Co-Syndication Agents are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each of the Joint Lead Arrangers, the Joint Book-Running Managers and the Co-Syndication Agents shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, none of the Joint Lead Arrangers, the Joint Book-Running Managers or the Co-Syndication Agents shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.03 Lack of Reliance on the Administrative Agent. (a) Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Parent and its Subsidiaries in connection with the making and the continuance of the Loans, the issuance of any Letter of Credit and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Parent and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or the issuance of any Letter of Credit, or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Parent or any of its Subsidiaries or be required to make any inquiry concerning the financial condition of Parent or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default. The Administrative Agent shall be deemed to have no knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by Parent, the Borrowers or a Lender. No Agent shall be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Credit Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any

Credit Document or the occurrence of any Default, (D) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Sections 6 and 7 or elsewhere in any Credit Document. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Credit Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrowers and the other Credit Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption Agreement and funding its initial Revolving Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Effective Date.

12.04 Certain Rights of the Agents. If any Agent shall request instructions from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 13.12) with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders (or such other Lenders, as the case may be); and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, and (b) no Agent (nor any of their officers, partners, directors, employees or agents) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Credit Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.12); provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfactory, or that is contrary to any Credit Document or applicable Legal Requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code and any and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally or that may affect a foreclosure, modification or termination of property of a Defaulting Lender under the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

12.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing (including any electronic message, Internet or intranet website posting or other distribution), resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made or otherwise authenticated by any Person that the Administrative Agent believed to be the proper Person, and each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by the Administrative Agent and shall not be liable for any action taken or not taken in good faith by it in accordance with the advice of any such counsel, accountants or experts.

12.06 Indemnification. To the extent each Agent, and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing and each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 12.01 or any comparable provision of any Credit Document (collectively, the “Related Persons”), is not reimbursed and indemnified by the Borrowers (without limiting the obligation of the Borrowers to do so), the Lenders will reimburse and indemnify such Agent (or such Related Persons) in proportion to their respective “percentage” as used in determining the Required Lenders (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such outstanding Revolving Loans and Commitments as in effect immediately prior to such date) (in any event, determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature (whether before or after the payment of the Revolving Loans) which may be imposed on, asserted against or incurred by such Agent (or such Related Person) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of the Commitments, this Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein, the Transaction or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the such Agent’s (or such Related Person’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans or issue or participate in Letters of Credit under this Agreement, the

Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Required Lenders”, “holders of Notes”, “Supermajority Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08 Holders. Any Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all of its respective functions and duties hereunder and/or under the other Credit Documents at any time by notifying the Lenders and, unless a Default or an Event of Default under Section 11.01(e) has occurred and is continuing, the Borrowers. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (i) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (ii) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrowers, which acceptance shall not be unreasonably withheld or delayed; provided, that the Borrowers’ approval shall not be required if an Event of Default has occurred and is continuing.

(c) If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed) (provided, that the Borrowers’ approval shall not be required if an Event of Default has occurred and is continuing), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000, who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by such 30th day after the date such notice of resignation was given by such Administrative Agent, such Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) and Sections 13.01, 13.08 and 13.24 shall continue in effect for the benefit of the Administrative Agent, its sub-agents and their respective Affiliates for each of their actions and inactions while serving as the Administrative Agent.

(f) Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among the Borrowers and such successor.

12.10 Collateral Matters. (a) Each Secured Creditor hereby authorizes and directs the Administrative Agent or the Collateral Agent, as applicable, to enter into the Security Documents, the Initial Intercreditor Agreement and Other Intercreditor Agreements for the benefit of the Lenders and the other Secured Creditors (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Credit Party of any Permitted Refinancing Indebtedness, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the relevant Credit Party, to the extent such priority is permitted by the Credit Documents)); provided, that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any ABL Secured Hedging Agreement. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent to release or subordinate, as applicable, any Lien granted to or held by the Collateral Agent upon any Collateral (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any ABL Secured Hedging Agreement) (i) upon termination of the Total Commitment and payment and satisfaction of all of the Obligations (other than inchoate indemnification and reimbursement obligations and other than obligations in respect of any ABL Secured Hedging Agreement) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, whether or not on the date of such release there may be outstanding Obligations in respect of ABL Secured Hedging Agreements, (ii) constituting property being sold or otherwise disposed of (to Persons other than Parent and the Credit Parties) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12), (iv) as otherwise may be expressly provided in the relevant Security Documents, in the Initial Intercreditor Agreement and Other Intercreditor Agreements or the last sentence of each of Sections 10.01 (so long as the Term Loan Agent has released or concurrently releases its Lien on such Collateral) and 10.02, (v) constituting property (A) owned by any Unrestricted Subsidiary permitted to be designated as such pursuant to the terms of this Agreement or (B) following or concurrently with a sale or other disposition (to Persons other than Parent and the other Credit Parties) of a Subsidiary of Parent in compliance with Section 10.02, constituting property owned by such Subsidiary or (vi) constituting property subject to (or which will become subject to promptly following such release) Liens pursuant to Section 9.01(f) or (m), and the Collateral Agent shall promptly, at the written request of the Borrowers, release or subordinate, as applicable, the Collateral Agent’s Liens on such property. The Lenders hereby further authorize the Administrative Agent to release from its Guaranty any Unrestricted Subsidiary permitted to be designated as such pursuant to the terms of this Agreement (provided, that no such release shall occur if such Guarantor continues to be a guarantor in respect of any of the Term Loan Documents), or any Subsidiary of Parent upon the sale or other disposition thereof in its entirety (to Persons other than Parent and its Restricted Subsidiaries) in compliance with Section 10.02 or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 13.12) have otherwise consented, and the Administrative Agent shall, at the written request of the Borrowers, release such Unrestricted Subsidiary or such Subsidiary of Parent from its Guaranty. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than inchoate indemnification and reimbursement obligations and obligations in respect of any ABL Secured Hedging Agreement) have been paid in full and all Commitments have terminated or expired, in each case, in accordance with the terms of this Agreement, upon request of the Borrowers, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any ABL Secured Hedging Agreement) take such actions as shall be required to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of ABL Secured Hedging Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its or their property, or otherwise, all as though such payment had not been made.

(c) Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(d) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(e) Anything contained in any of the Credit Documents to the contrary notwithstanding, Parent, the other Credit Parties, the Administrative Agent, the Collateral Agent and each other Secured Creditor hereby agree that (i) no Secured Creditor other than the Administrative Agent or Collateral Agent, as applicable, shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty; it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Creditors in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Creditors in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

12.11 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices,

communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

12.12 Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by any Credit Party or the relevant Lender.

12.13 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Revolving Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under the Credit Documents) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 13. Miscellaneous.

13.01 Expenses; Indemnity; Damage Waiver; Costs and Expenses. (a) The Borrowers hereby jointly and severally agree to:

(i) whether or not the transactions herein contemplated are consummated, pay all reasonable and documented out-of-pocket costs and expenses of (A) the Administrative Agent and its Affiliates (including, without limitation, (1) the reasonable fees and disbursements of Stradley Ronon Stevens & Young, LLP and of a single separate firm of local counsel in each appropriate jurisdiction, and (2) the costs and expenses of consultants and fees and expenses in connection with appraisals and collateral examinations required pursuant to Section 9.01(h) and all reasonable third party administrative, audit and monitory expenses incurred in connection with the Borrowing Base and determinations thereunder) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, (B) the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and (C) after the occurrence and during the continuance of an Event of Default, the Administrative Agent and each of the Issuing Lenders and the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable and documented fees and disbursements of counsel and consultants for the Administrative Agent and counsel for the Issuing Lenders and the Lenders); provided, that reasonable fees and disbursements of counsel shall be limited to (x) one primary counsel for the Administrative Agent, the Issuing Lenders and the Lenders taken as a whole and, if reasonably required by the Administrative Agent, local or specialist counsel and (y) one additional counsel for the Issuing Lenders and the Lenders taken as a whole (unless there is a conflict of interest that requires separate representation for any Issuing Lender or Lender, in which case those Issuing Lenders or

Lenders similarly affected shall, as a whole, be entitled to one separate counsel) and, to the extent reasonably necessary, local or specialist counsel; provided, further, that fees with respect to any financial advisor or similar consultant shall be limited to one such financial advisor or consultant (for the Agents, the Issuing Lenders and the Lenders taken as a whole);

(ii) pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, each Issuing Lender and the Swingline Lender in connection with the Back-Stop Arrangements entered into by such Persons; and

(iii) indemnify the Administrative Agent, each Joint Lead Arranger, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, Affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable and documented attorneys’ and consultants’ fees and disbursements, but limited, in the case of legal fees, to the reasonable fees, disbursements and other charges of one counsel for all Indemnified Persons and, if necessary, of a single separate firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest (as reasonably determined by the Indemnified Person affected by such conflict) where such Indemnified Person informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm or counsel (and local counsel in each appropriate jurisdiction) for such affected Indemnified Person)) incurred by, imposed on or assessed against any of them as a result of, or arising out of or by reason of, (A) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Joint Lead Arranger, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Loans or Letters of Credit hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (B) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Parent or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Parent or any of its Subsidiaries at any location, whether or not owned, leased or operated by Parent or any of its Subsidiaries, the non-compliance by Parent or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Parent, the Company, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Parent, the Company or any of its Subsidiaries, (including, in each case, without limitation, the reasonable and documented fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding) but excluding any losses, liabilities, claims, damages or expenses to the extent (1) found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of the Indemnified Person to be indemnified or (y) any material breach of the obligations under the Credit Documents of the Indemnified Person to be indemnified or (2) relating to any dispute solely among the Indemnified Persons (other than

(aa) claims against the Administrative Agent or any Joint Lead Arranger or their respective Affiliates in their capacity or in fulfilling their role as the Administrative Agent or arranger or any other similar role under the Credit Documents and (bb) claims arising out of any act or omission on the part of Parent, the Company or its Subsidiaries); provided, further, that clause (ii) of this Section 13.01(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, Joint Lead Arrangers, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) To the full extent permitted by applicable law, each of Parent and the Borrowers shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, any Letter of Credit or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

13.02 Right of Setoff. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and, subject to Section 13.25, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of Parent or any of the other Credit Parties against and on account of the Obligations, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be unmatured.

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS, ANY LETTER OF CREDIT OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE

REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE ISSUING LENDERS, THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

13.03 Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier, cable communication or other electronic image transmission) and mailed, telegraphed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule 13.03; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrowers and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier; except, that notices and communications to the Administrative Agent, and the Company shall not be effective until received by the Administrative Agent or the Company, as the case may be.

(b) Notwithstanding Section 13.03(a), unless directed otherwise by the Administrative Agent, Parent and the Company will, or will cause its respective Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that is or relates to a Notice of Borrowing or a notice pursuant to Section 2.06 or the delivery of a Letter of Credit Request (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each of Parent and the Company agrees, and agrees to cause its respective Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in Section 13.03(a) but only to the extent specifically requested by the Administrative Agent in a particular instance.

(c) Each of the Borrowers and the Guarantors hereby acknowledges that the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Parent and/or the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”).

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH.

(e) Notwithstanding Section 13.03(a), the Administrative Agent, Issuing Lenders and Lenders agree that the receipt of the Communications by the Administrative Agent at its electronic mail address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Issuing Lender and Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Issuing Lender and Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

13.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that neither Parent nor the Borrowers may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders (and any purported assignment or transfer without such consent shall be null and void); provided, further, that, although any Lender may grant participations to Eligible Transferees (each a “Participant”) in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Revolving Loan Commitment, Loans, Letters of Credit, Note or other Obligations hereunder except as provided in Sections 2.13 and 13.04(b)) and the Participant shall not constitute a “Lender” hereunder; provided, further, that any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and no Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Letter of Credit or Note (unless such Letter of Credit is not extended past the Final Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment or a mandatory repayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Revolving Loan Commitment (or the available portion thereof) or Loan (or the addition of additional Revolving Loan Commitments or Loans) shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Parent or the Borrowers of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans and Letters of Credit hereunder in which such Participant is participating. In the case of any such participation, except as otherwise set forth below in this Section 13.04(a), the Participant shall not have any rights under this Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation.

The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.06 and 5.04 (subject to the requirements and limitations therein, including the requirements under Section 5.04(f) (it being understood that the documentation required under Section 5.04(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.04; provided, that such Participant (A) agrees to be subject to the provisions of Sections 2.12 and 2.13 as if it were an assignee under clause (b) of this Section 13.04; and (B) shall not be entitled to receive any greater payment under Sections 2.10, 2.11, 3.06 and 5.04, with respect to any participation, than its participating Lender would have been entitled to receive. A participant shall not be entitled to the benefits of Section 5.04 to the extent such Participant fails to comply with Section 5.04(f) as though it were a Lender (it being understood that the documentation required under Section 5.04(f) shall be delivered to the participating Lender). Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.02 as though it were a Lender; provided, that such Participant agrees to be subject to Section 13.06 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the

“Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b) Notwithstanding the foregoing, any Lender may (in each case below, excluding any assignments to any of Parent, any Borrower, the Sponsor or any of their respective Affiliates (each an “Affiliated Person”)) (i) assign (in each case pursuant to this clause (i) to an Eligible Transferee) all or a portion of its Revolving Loan Commitment and related outstanding Obligations (or, if the Revolving Loan Commitment has terminated, outstanding Obligations) hereunder to (A) (1) any Lender Affiliate of such Lender or (2) to one or more other Lenders or any Lender Affiliate of any such other Lender (provided, that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as a Lender Affiliate of such other Lender for the purposes of this subclause (i)(A)(2)), or (B) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor or (ii) assign all, or if less than all, a portion equal to at least $5,000,000 (or such lesser amount as the Administrative Agent and, so long as no Event of Default has occurred and is continuing under Section 11.01(a) or (e), the Company may otherwise agree, which agreement shall not be unreasonably withheld or delayed) in the aggregate for the assigning Lender, of such Revolving Loan Commitment and related outstanding Obligations (or, if the Revolving Loan Commitment has terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignor or Eligible Transferee (as applicable) (if any)), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement; provided, that (v) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Revolving Loan Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (w) upon the surrender of the relevant Notes (if any) by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrowers for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments and/or outstanding Loans, as the case may be, (x) the consent of the Administrative Agent, the Swingline Lender and each Issuing Lender shall be required in connection with any assignment pursuant to clause (i) or (ii) above (such consent, in each case, not to be unreasonably withheld, delayed or conditioned) and, so long as no Event of Default under Section 11.01(a) or (e) has occurred and is continuing, the consent of the Company (such consent deemed to have been made with respect to any assignment if the Company has not responded within 10 Business Days after delivery of notice of such assignment; provided, that the consent of the Borrowers shall not be required during primary syndication to the extent such Lender (or Affiliate or Approved Fund thereof) shall have been approved in writing by the Sponsor) shall be required in connection with any such assignment pursuant to clause (ii) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), (y) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided, that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor and which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (z) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Revolving Loan Commitment and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, (aa) to the extent legally entitled to do so, provide to the Company the appropriate IRS Forms described in Section 5.04(f), and (bb) deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee Lender shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee Lender’s compliance procedures and applicable laws, including Federal and state securities laws). To the extent that an assignment of all or any portion of a Lender’s Revolving Loan Commitment and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Company shall not be obligated to pay such increased costs (although the Company shall be obligated to pay increased costs, as and to the extent provided in Section 2.10 and 5.04 (excluding for the avoidance of doubt Excluded Taxes), after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, and any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Company or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans, Letters of Credit and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued by, such fund, as security for such obligations or securities. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Any Lender which assigns all of its Revolving Loan Commitment and/or Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.

(e) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Revolving Loans, or disclosure of confidential information, to any Disqualified Lender.

(f) Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Revolving Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrowers or any other Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), but excluding amounts received from sales of assignments or participations in accordance with the provisions of this Agreement, which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment

Commission or Letter of Credit Fees, of a sum which constitutes a greater proportion of the total of such Obligation then owed and due to such Lender than the related sum or sums received by other Lenders constitutes of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided, that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto); provided, that (i) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with Sections 9.16 and 10 and calculations of the Fixed Charge Coverage Ratio and the First Lien Net Leverage Ratio, shall utilize GAAP and policies in conformity with those used to prepare the Pro Forma Financial Statements (subject to purchase accounting and other adjustments reasonably satisfactory to the Administrative Agent as a result of the Acquisition); provided, that if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrowers or the Required Lenders, then the Borrowers and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof, (ii) except as otherwise expressly provided herein, for purposes of calculating financial terms, all covenants and related definitions, all such calculations shall be based on the operations, assets and results of the Company and its Restricted Subsidiaries on a consolidated basis and shall be made without giving effect to the operations, assets or results of any Unrestricted Subsidiaries, (iii) notwithstanding anything to the contrary contained herein, all covenants and financial ratios contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof, (iv) all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of any accounting change shall contain a schedule showing the adjustments, in any, necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting changes, and (v) all references in this Agreement to a four-Fiscal Quarter period of the Company referring to a period prior to the Effective Date shall refer to the applicable period prior to the Effective Date as if the Company had existed and the Transaction has occurred on the first day of said period.

(b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Rate in the case of Base Rate Loans, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest are payable.

(c) Notwithstanding anything to the contrary herein, at any time after an IPO, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio and/or the amount of Consolidated EBITDA) or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to (A) the making of any Dividend and/or (B) the making of any Restricted Junior Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrowers, (1) in the case of any Dividend, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (A) the declaration of such Dividend or (B) the making of such Dividend and (2) in the case of any Restricted Junior Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (1) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Junior Payment or (2) the making of such Restricted Junior Payment, in each case, after giving effect to the relevant acquisition, Dividend and/or Restricted Junior Payment on a Pro Forma Basis.

(d) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, Section 10.11, any Fixed Charge Coverage Ratio test and/or the amount of Consolidated EBITDA), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(e) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capitalized Lease Obligations”, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capitalized Lease Obligations in conformity with GAAP on the date hereof shall be considered Capitalized Lease Obligations, and all calculations and deliverables under this Agreement or any other Credit Document shall be made or delivered, as applicable, in accordance therewith (provided, that together with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of any such accounting change, the Borrowers shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING ON THE EFFECTIVE DATE (A) THE INTERPRETATION OF A COMPANY MATERIAL ADVERSE EFFECT AND WHETHER A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED, (B) THE ACCURACY OF ANY MERGER AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF PARENT OR ITS AFFILIATES HAVE THE RIGHT (WITHOUT REGARD TO ANY NOTICE REQUIREMENT) TO TERMINATE ITS OR THEIR RESPECTIVE OBLIGATIONS (OR TO REFUSE TO CONSUMMATE THE ACQUISITION) UNDER THE MERGER AGREEMENT AND (C) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT (IN EACH CASE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF DELAWARE). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS (INCLUDING ANY APPELLATE COURTS THEREOF). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS REFERENCED IN SECTION 13.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER OR ANY GUARANTOR IN ANY OTHER JURISDICTION.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or by other electronic method of transmission shall be as effective as delivery of any original executed counterpart hereof. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Credit Document mutatis mutandis.

13.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which (a) Parent, the Borrowers, the Administrative Agent, the Collateral Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it, and (b) the conditions contained in Section 6 have been met to the reasonable satisfaction of the Administrative Agent, which date is May 8, 2015.

13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated (other than upon payment in full of the Obligations or as expressly provided herein or therein) unless such change, waiver, discharge or termination is in writing signed by the Credit Parties party hereto or thereto and signed or consented to in writing by the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Company and Collateral may be released from, the Security Documents and the Intercreditor Agreements in accordance with the provisions hereof and thereof, additional Borrowers may be added to this Agreement and the Security Documents in accordance with the provisions of Section 9.12(f), and Borrowers which are Subsidiaries of the Company may be released as Borrowers hereunder (and as parties to the relevant Security Documents) as provided in Section 13.22, without the consent of the other Credit Parties party thereto or the Required Lenders); provided, that no such change, waiver, discharge or termination shall, without the consent of each Lender (with Obligations being directly affected in the case of following clauses (i) and (iv)), (i) extend the final scheduled maturity of any Loan or Note, or extend the stated expiration date of any Letter of Credit beyond the Final Maturity Date (except as contemplated herein), or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest for the purposes of this clause (i)), or amend Section 2.09 to permit the Borrowers to select Interest Periods for any Loans in excess of six months at any time when such longer Interest Periods is not available to all Lenders, (ii) release all or substantially all of the Collateral under the Security Documents or release all or substantially all of the value of the Guaranty provided by any Guarantor (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Loan Commitments and the Loans on the Effective Date), (iv) reduce the “majority” voting threshold specified in the definition of “Required Lenders”, (v) consent to the assignment or transfer by Parent or the Borrowers of any of its rights and obligations under this Agreement, (vi) amend, modify or waive the application of payments set forth in Section 5.03(d), 11.03 or Section 13.06 hereof, or (vii) contractually subordinate the payment of Obligations to any other Indebtedness, or except as permitted herein or as provided in the Intercreditor Agreement, contractually subordinate the priority of any of the Administrative Agent’s Liens to the Liens securing other Indebtedness; provided further, that no such change, waiver, discharge or termination shall (A) increase the Revolving Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Loan Commitment or a mandatory repayment of Loans shall not constitute an increase of the Revolving Loan Commitment of any Lender, and that an increase in the available portion of the Revolving Loan Commitment of any Lender shall not constitute an increase of the Revolving Loan Commitment of such Lender), (B) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision of this Agreement or any other Credit Document as same relates to the rights or obligations of the Administrative Agent, (C) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (D) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (E) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans or (F) without the consent of the Supermajority Lenders, (1) amend the definition of “Supermajority Lenders” (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the extensions of Loans and Revolving Loan Commitments are included on the Effective Date), (2) increase the advance rates applicable to the Borrowing Base over those in effect on the Effective Date (it being understood that the establishment, modification or elimination of Reserves and adjustment, establishment and elimination of criteria for Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory and or Eligible In Transit Inventory, in each case by the Administrative Agent in accordance with the terms hereof, will not be deemed such an increase in advance rates) or (3) amend or expand any of the following definitions, in each case the effect of which would be to increase the amounts available for borrowing hereunder: Borrowing Base, Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory and or Eligible In Transit Inventory (including, in each case, the defined terms used therein) (it being understood that the establishment, modification or elimination of Reserves and adjustment, establishment and elimination of criteria for Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory and or Eligible In Transit Inventory, in each case by the Administrative Agent in accordance with the terms hereof, will not be deemed to require a Supermajority Lender consent).

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (i) or (ii) below, to either (i) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (ii) repay all outstanding Loans and terminate all Revolving Loan Commitments of such Lender in accordance with Section 4.02(b); provided, that unless the Loans which are repaid or Revolving Loan Commitments which are terminated pursuant to preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the outstanding Loans or Revolving Loan Commitments of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (ii), (A) the calculation of Required Lenders shall be determined after giving effect to any such repayment or termination, (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto and (C) by the terms of such agreement the Revolving Loan Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and all Loans of any such non-consenting Lender (with accrued and unpaid interest and any breakage costs or other amounts owing to such Lender) shall be repaid in full at such time; provided further, that the Borrowers shall not have the right to replace a Lender, terminate its Revolving Loan Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) Notwithstanding anything to the contrary in this Section 13.12, no Lender consent is required (although the consent of the Administrative Agent shall be required (such consent not to be unreasonably withheld, conditioned or delayed)) to effect any amendment or supplement to an Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Refinancing Indebtedness or any other secured Indebtedness permitted hereunder (or a representative agent or trustee with respect thereto) (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the Initial Intercreditor Agreement (or the comparable provisions, if any, of any Other Intercreditor Agreement); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

(d) If Indebtedness is incurred pursuant to Section 10.04 hereof that is secured by a Lien on any Collateral, the Administrative Agent and/or the Collateral Agent is authorized to enter into any Other Intercreditor Agreement or any amendment to the Initial Intercreditor Agreement or any Other Intercreditor Agreement (and the Administrative Agent and the Collateral Agent shall enter into such Other Intercreditor Agreement or amendment to the Initial Intercreditor Agreement or such Other Intercreditor Agreement) if reasonably requested to do so by the Borrowers in order to reflect the incurrence of such Indebtedness and the Lien priority intended to be created thereon.

(e) [Reserved].

(f) Notwithstanding anything to the contrary in this Section 13.12, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Collateral Agent and may be amended and waived with the consent of the Collateral Agent at the request of the Borrowers without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to reflect local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guaranty, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

(g) Further, notwithstanding anything to the contrary contained in this Section 13.12, (i) (A) Security Documents and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Collateral Agent, (B) the Other Intercreditor Agreements entered into in connection with this Agreement may be in a form reasonably determined by the Collateral Agent, and (C) such Security Documents and related documents, the Initial Intercreditor Agreement and the Other Intercreditor Agreements may be amended, supplemented and waived with the consent of the Collateral Agent, the Administrative Agent and the Borrowers without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered (1) in order to comply with local law or advice of local counsel, (2) in order to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents or (3) in connection with the incurrence of any Indebtedness under Sections 10.04(j) or (s) (and the addition of any collateral as Collateral in connection therewith) and the entry by the Administrative Agent and the Collateral Agent into intercreditor arrangements (including, without limitation, any amendment, amendment and restatement or supplement to the Initial Intercreditor Agreement pursuant to Section 8.3 of the Initial Intercreditor Agreement, or the corresponding provision in any Other Intercreditor Agreement or amendment or modification thereof) in connection therewith (and the Administrative Agent and Collateral Agent agree to enter into such agreements, amendments and modifications if reasonably requested by the Borrowers in connection with the transactions described above) and (ii) if, following the Effective Date, the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a typographical, technical or immaterial nature, in each case, in any provision of any Credit Document, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes in law after the date of the respective transfer).

13.15 Register. The Borrowers hereby designate the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15 and such agency being solely for Tax purposes, to maintain a register (the “Register”) on which it will record the names and addresses of the Lenders, and the Revolving Loan Commitments of, and the principal amounts (and stated interest) of the Loans made by each of the Lenders pursuant to the terms hereof from time to time. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Revolving Loan Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Revolving Loan Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Revolving Loan Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Revolving Loan Commitments and Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b), an Administrative Questionnaire completed in respect of the assignee Lender (unless the assignee

Lender shall already be a Lender hereunder), the appropriate IRS Forms, if applicable, the processing and recordation fee referred to in Section 13.04(b), if applicable, and the consent of the Administrative Agent and, if required, the Borrowers. Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Revolving Loan Commitment or Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Revolving Loan Commitment or Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrowers agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15, except to the extent incurred by reason of its bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable decision). The entries in the Register shall be conclusive absent manifest error. The Register shall be available for inspection by the Borrowers, the Collateral Agent, and any Lender (with respect to its interests only), at any reasonable time and from time to time upon reasonable prior notice.

13.16 Confidentiality. Each Lender agrees that it will not disclose without the prior written consent of the Borrowers (other than to its affiliates, and its and their partners, directors, officers, employees, agents, representatives, auditors, advisors or counsel if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information; provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to Parent or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document; provided, that any Lender may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section 13.16 by the respective Lender, (b) as may be required or requested by any municipal, state or Federal regulatory body or self-regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the Administrative Agent or the Collateral Agent or any other Lender, (f) to any direct or indirect contractual (actual or prospective) counterparty in any cash management, swap, hedge or similar agreement (and/or to any such contractual counterparty’s professional advisor) relating to the Obligations, so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 and no such disclosure shall be made to a Disqualified Lender and (g) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes, Letters of Credit. Revolving Loan Commitments, Revolving Loans or any interest therein by such Lender; provided, that such prospective transferee, pledgee or participant agrees to be bound by the confidentiality provisions contained in this Section 13.16.

13.17 Special Notice Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States. The parties hereto acknowledge and agree that the Security Documents require that certain promissory notes, and certain capital stock and other Equity Interests owned by the respective Credit Party be pledged, and, in certain cases, delivered for pledge, to the Collateral Agent. The parties hereto further acknowledge and agree that, except to the extent requested by the Administrative Agent pursuant to Section 9.12(b), each Credit Party shall only be required to take actions under the laws of the United States and any State thereof to perfect the security interests in the pledged capital stock and other Equity Interests of, and promissory notes issued by, any Person regardless of where organized (and in each case, to the extent said capital stock, other Equity Interests or promissory notes are owned by any Credit Party). To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or capital stock or other Equity Interests in, any Foreign Subsidiary of the Borrowers or any other Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that no actions have been required or will be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose capital stock or other Equity Interests are pledged, under the Security Documents. All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions (unless otherwise requested pursuant to Section 9.12(b)) under local law of any non-U.S. jurisdiction (but only with respect to capital stock of, other Equity Interests in, and promissory notes issued by, a Foreign Subsidiary of the Borrowers or any other Persons organized under laws of jurisdictions other than the United States and any State thereof).

13.18 Patriot Act. Each Lender subject to the USA PATRIOT Improvement and Reauthorization Act (Pub. L. 109-177 (signed into law March 9, 2009)) (the “Patriot Act”) hereby notifies Parent and the other Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Parent, the Borrowers and the other Credit Parties and other information that will allow such Lender to identify the Borrowers and the other Credit Parties in accordance with the Patriot Act.

13.19 OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENTS; ETC. (a) EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE TERM LOAN DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO TERMS AND CONDITIONS OF THE INITIAL INTERCREDITOR AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF THE INITIAL INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INITIAL INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE INITIAL INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b) EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE INITIAL INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INITIAL INTERCREDITOR AGREEMENT.

(c) THE PROVISIONS OF THIS SECTION 13.19 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INITIAL INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INITIAL INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INITIAL INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INITIAL INTERCREDITOR AGREEMENT.

(d) EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT OTHER INTERCREDITOR AGREEMENTS MAY BE ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THIS SECTION 13.19 SHALL BE APPLICABLE TO ANY SUCH OTHER INTERCREDITOR AGREEMENTS AS SAME APPLIES TO THE INITIAL INTERCREDITOR AGREEMENT.

13.20 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.21 No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this Section 13.21, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their respective affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary duty between any Lender, on the one hand, and any Credit Party, its respective stockholders or its respective affiliates, on the other. The Credit Parties acknowledge and agree that: (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, each Credit Party, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit

Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of such Credit Party, its respective management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that such Credit Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

13.22 Release of Borrowers. Upon the consummation of any Asset Sale permitted under Section 10.02 of this Agreement as a result of which any Borrower (other than the Company) ceases to be a Subsidiary of a Borrower, the Administrative Agent may, without the consent of any Restricted Subsidiary other than the Company or any Lender, release such Borrower from its obligations under the Credit Documents and all security interests in the Collateral of such Borrower shall be automatically released in connection therewith (a “Borrower Release”); provided, that (a) the Administrative Agent shall have received a written request of the Company with respect to such Borrower Release at least five Business Days prior to the effective date of such requested Borrower Release and (b) no Default or Event of Default shall have occurred or shall be continuing prior to, or would occur after giving effect to, such Borrower Release. In connection with any termination or release pursuant to this Section 13.22, the Administrative Agent and/or the Collateral Agent, as the case may be, shall promptly execute and deliver to the Company and any Borrower, as applicable, at the Company’s or such Borrower’s expense, all documents that the Company or such Borrower shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 13.22 shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

13.23 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that Parent, the Company and its Restricted Subsidiaries shall be required to take the actions specified in Schedule 13.23 attached hereto as promptly as practicable, and in any event within the time periods set forth in Schedule 13.23, unless and then only to the extent extended by the Administrative Agent.

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents); provided, that to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects (or in all respects, to the extent such representation or warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.23. The acceptance of the benefits of the Borrowing on the Effective Date shall constitute a representation, warranty and covenant by the Borrowers and Parent to each of the Secured Creditors that the actions required pursuant to this Section 13.23 will be taken within the relevant time periods referred to in this Section 13.23 and Schedule

13.23, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an Event of Default pursuant to this Agreement.

13.24 Revival and Reinstatement of Obligations. If the incurrence or payment of the Secured Obligations by the Borrowers or any Guarantor or the transfer to the Secured Creditors of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Secured Creditors are required to repay or restore, in whole or in part, any such Voidable Transfer, or elect to do so upon the reasonable advice of their counsel, then, as to any such Voidable Transfer, or the amount thereof that the Secured Creditors are required or elect to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Secured Creditors related thereto, the liability of the Borrowers or the Guarantors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

13.25 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Administrative Agent (in respect of the exercise of any set off, such consent not to be unreasonably withheld). The provisions of this Section 13.25 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

13.26 Cash Management Banks and Hedging Creditors. Each Cash Management Bank and each Hedging Creditor shall be deemed a third party beneficiary hereof and of the provisions of the other Credit Documents solely for purposes of and solely with respect to any reference in a Credit Document to the parties for whom the Collateral Agent is acting. The Collateral Agent hereby agrees to act as agent for such Cash Management Banks and such Hedging Creditors and, by virtue of being a counterparty to an ABL Secured Cash Management Agreement or ABL Secured Hedging Agreement, as the case may be, each Cash Management Bank and each Hedging Creditor shall be automatically deemed to have appointed the Collateral Agent as its agent; it being understood and agreed that the rights and benefits of each Cash Management Bank and each Hedging Creditor under the Credit Documents consist exclusively of such Cash Management Bank’s or such Hedging Creditor’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Collateral Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, the Collateral Agent shall be entitled to assume no amounts are owing to any Cash Management Bank or any Hedging Creditor unless such Cash Management Bank or such Hedging Creditor, as the case may be, has provided written notification to the Administrative Agent of the amount that is owing to it and such notification is received by the Administrative Agent a reasonable period of time prior to the making of such distribution.

SECTION 14. Nature of Borrower Obligations.

14.01 Nature of Borrower Obligations. Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that all Obligations to repay principal of, interest on, and all other amounts with respect to, all Loans, Letters of Credit and all other Obligations pursuant to this Agreement and each other Credit Document (including, without limitation, all fees, indemnities, taxes and other Obligations in connection therewith or in connection with the related Revolving Loan Commitments) shall constitute the joint and several obligations of each of the Borrowers. In addition to the direct (and joint and several) obligations of the Borrowers with respect to Obligations as described above, all such Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the Guaranty.

14.02 Independent Obligation. The obligations of each Borrower with respect to the Obligations are independent of one another and of the obligations of Parent under the Guaranty of such Obligations, and a separate action or actions may be brought and prosecuted against each Borrower and Parent (in its capacity as a Guarantor), whether or not any other Borrower or Parent is joined in any such action or actions. Each Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each Borrower.

14.03 Authorization. Each of the Borrowers authorizes the Administrative Agent, the Issuing Lenders and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) exercise or refrain from exercising any rights against any other Borrower or Parent or others or otherwise act or refrain from acting;

(b) release or substitute any other Borrower, endorsers, Parent, guarantors or other obligors;

(c) settle or compromise any of the Obligations of any other Borrower or any other Credit Party, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Lenders;

(d) apply any sums paid by any other Borrower or any other Person, howsoever realized, to any liability or liabilities of such other Borrower or other Person regardless of what liability or liabilities of such other Borrower or other Person remain unpaid; and/or

(e) consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Borrower or any other Person.

14.04 Reliance. It is not necessary for the Administrative Agent, any Issuing Lender or any Lender to inquire into the capacity or powers of any Borrower or any of its Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall constitute the joint and several obligations of the Borrowers hereunder.

14.05 Contribution; Subrogation. No Borrower shall exercise any rights of contribution or subrogation with respect to any other Borrower as a result of payments made by it hereunder, in each case unless and until the Total Revolving Loan Commitment and all Letters of Credit have been terminated (or, in the case of Letters of Credit, cash collateralized on terms reasonably satisfactory to the Administrative Agent and the Issuing Lenders) and all Obligations, other than contingent, indemnity and similar Obligations with respect to which no claim has been made, have been paid in full in cash.

14.06 Waiver. Each Borrower waives, to the fullest extent permitted by applicable law, any right to require the Administrative Agent, the Collateral Agent, the Issuing Lenders or the Lenders to (a) proceed against any other Borrower, Parent or any other party, (b) proceed against or exhaust any security held from any Borrower, Parent or any other party or (c) pursue any other remedy in the Administrative Agent’s, the Collateral Agent’s, any Issuing Lender’s or Lender’s power whatsoever. Each Borrower waives, to the fullest extent permitted by applicable law, any defense based on or arising out of suretyship or any impairment of security held from any Borrower, Parent or any other party or on or arising out of any defense of any other Borrower, Parent or any other party other than payment in full in cash of the Obligations, including, without limitation, any defense based on or arising out of the disability of any other Borrower, Parent or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, in each case other than as a result of the payment in full in cash of the Obligations.

SECTION 15. Guaranty.

15.01 The Guaranty. (a) Parent hereby guarantees, as a primary obligor and not as a surety, to each Secured Creditor and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, any Borrower, and all other Secured Obligations from time to time owing to the Secured Creditors by any Credit Party under any Credit Document, any ABL Secured Cash Management Agreement or any ABL Secured Hedging Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Parent Guaranteed Obligations”) and (b) each Borrower hereby guarantees, as a primary obligor and not as a surety, to each Secured Creditor and their respective successors and assigns, the prompt payment in full when due of Secured Obligations from time to time owing to the Secured Creditors by any Credit Party under any ABL Secured Cash Management Agreement or any ABL Secured Hedging Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Borrower Guaranteed Obligations” and, together with the Parent Guaranteed Obligations, the

“Guaranteed Obligations”). Parent hereby agrees that if any Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, Parent will promptly pay the same in cash, upon demand, and that in the case of any extension of time of payment or renewal of any of the Parent Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Each Borrower hereby agrees that if any Credit Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Borrower Guaranteed Obligations, such Borrower will promptly pay the same in cash, upon demand, and that in the case of any extension of time of payment or renewal of any of the Borrower Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

15.02 Obligations Unconditional. The obligations of each Guarantor under Section 15.01 shall constitute a guaranty of payment and not of collection and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of any Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guaranty of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full (other than contingent indemnity obligations not then yet due and payable)). Without limiting the generality of the foregoing and subject to applicable law, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Credit Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guaranty of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected.

Each Guarantor hereby expressly waives, to the maximum extent permitted by law, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Creditor exhaust any right, power or remedy or proceed against any Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guaranty of, or security for, any of the Guaranteed Obligations. Each Guarantor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Creditor upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between any Borrower and the Secured Creditors shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guaranty of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Creditors, and the obligations and liabilities of the Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Secured Creditors or any other Person at any time of any right or remedy against the Borrowers or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guaranty therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

15.03 Reinstatement. The obligations of Parent and each Borrower under this Section 15 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower or other Credit Party in respect of the Parent Guaranteed Obligations, on the one hand, or the Borrower Guaranteed Obligations, on the other hand, is rescinded or must be otherwise restored by any holder of any such Parent Guaranteed Obligations or Borrower Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

15.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) and the expiration or termination of the Revolving Loan Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guaranty in Section 15.01, whether by subrogation or otherwise, against any Borrower of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of a Guarantor to any other Credit Party shall be subordinated in right of payment to the payment in full in cash of the Guaranteed Obligations and any proceeds of such Indebtedness collected or received by any Credit Party during the continuance of an Event of Default shall, at the request of the Administrative Agent, be paid over to the Administrative Agent for application against the Guaranteed Obligations; provided, that upon the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) and the expiration or termination of the Revolving Loan Commitments of the Lenders under this Agreement, without any further action by any Person, the respective Credit Party shall be automatically subrogated to the rights of the Administrative Agent and the Lenders to the extent of any payment hereunder.

15.05 Remedies. Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of any Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 11.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11.01) for purposes of Section 15.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 15.01.

15.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guaranty in this Section 15 constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

15.07 Continuing Guarantee. The guaranty in this Section 15 is a continuing guaranty of payment, and shall apply to all Guaranteed Obligations whenever arising.

15.08 Excluded Swap Obligations; Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 15, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 15 shall remain in full force and effect until the Discharge of ABL Facility Obligations (as defined in the Initial Intercreditor Agreement). Each Qualified ECP Guarantor intends that this Section 15 constitute, and this Section 15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of
Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

BORROWERS:

JILL ACQUISITION LLC

By:	/s/ David Biese
Name:	David Biese
Title:	Chief Financial Officer

J. JILL GIFT CARD SOLUTIONS, INC.

By:	/s/ David Biese
Name:	David Biese
Title:	Chief Financial Officer

Address:

4 Batterymarch Park
Quincy, Massachusetts 02169
Attention: Chief Financial Officer
Facsimile No.: (617) 376-4479
E-mail: Dave.Biese@jjill.com

[Signature Page to ABL Credit Agreement]

GUARANTORS:

JILL HOLDINGS LLC

By:	/s/ David Biese
Name:	David Biese
Title:	Chief Financial Officer

Address:

c/o TowerBrook Capital Partners L.P.
Park Avenue Tower
65 East 55th Street, 27th Floor
New York, New York 10022
Attention: Glenn Miller
Facsimile No.:
E-mail: Glenn.Miller@towerbrook.com

[Signature Page to ABL Credit Agreement]

AGENT:

CIT FINANCE LLC, as Administrative Agent, as Collateral Agent, as an Issuing Lender and as a Lender

By:	/s/ Robert L. Klein
Name:	Robert L. Klein
Title:	Director

[Signature Page to ABL Credit Agreement]

SCHEDULE 1.01(a)

TO

ABL CREDIT AGREEMENT

Revolving Loan Commitments

Lender	Revolving Loan Commitment	Pro Rata Share
CIT Finance LLC	$40,000,000.00	100%
Total	$40,000,000.00	100%

Schedule 1.01(b)

Borrowers

Jill Acquisition LLC

J. Jill Gift Card Solutions, Inc.

Schedule 1.01(d)

Immaterial Subsidiaries

None.

Schedule 1.01(e)

Existing Letters of Credit

Credit Party	Issuing Bank	LC Type	LC#	Beneficiary	Date of Issue	Expires	Q4 2014 LC Balance	Q1 2015 LC Activity	Q2 2015 LC Activity	Outstanding LC Balance
[Jill Acquisition LLC]	Bank of America	Standby	6809 9659	Liberty Mutual Insurance Company	October 23, 2013	October 1, 2015	$1,276,000.00	$—	$—	$1,276,000.00
[Jill Acquisition LLC]	Bank of America	Standby	6811 0930	Lincoln Square Commercial Holding	April 7, 2015	March 20, 2016	$—	$173,541.67	$—	$173,541.67

						Total LC’s	$1,276,000.00	$173,541.67	$—	$1,449,541.67

Schedule 8.12

Real Property

[Provided to Lenders.]

Schedule 8.20

Insurance

[Provided to Lenders.]

SCHEDULE 9.01(f)

TO

ABL CREDIT AGREEMENT

Borrowing Base Ancillary Deliverables

(a) a schedule detailing each Borrower’s Inventory, in form and substance reasonably satisfactory to the Administrative Agent, (i) by location (showing In Transit Inventory and any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class, by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Credit Parties are deemed by the Administrative Agent to be appropriate in its Permitted Discretion, (ii) including, if available, a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued the Borrowers and complaints and claims made against the Borrowers), and (iii) reconciled to the Borrowing Base Certificate delivered as of such date;

(b) a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory and Eligible In Transit Inventory, with such worksheets detailing the Accounts, Credit Card Receivables, Inventory and In Transit Inventory excluded from Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory and Eligible In Transit Inventory and the reason for such exclusion;

(c) a reconciliation of the Borrowers’ Inventory between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clause (a) above;

(d) copies of any default notices sent or received under or with respect to (i) any leased location or public warehouse where (A) Eligible Inventory with a value in excess of $150,000 individually or $1,500,000 in the aggregate is located, or (B) if such default could reasonably be expected to result in a Material Adverse Effect;

(e) a schedule detailing the obligations of each Transaction Party in respect of any ABL Secured Hedging Agreement (for purposes of this clause (e), the “obligations” of any Credit Party in respect of any ABL Secured Hedging Agreement at any time shall be the maximum aggregate amount, if any (giving effect to any netting agreements) that such Credit Party would be required to pay if such ABL Secured Hedging Agreement were terminated at such time); and

(f) a schedule and aging of the Credit Parties’ accounts payable.

Schedule 10.01

Existing Liens

None.

Schedule 10.04

Existing Indebtedness

None.

Schedule 10.08

Restrictive Agreements

None.

Schedule 10.12

Deposit Accounts

[Provided to Lenders.]

SCHEDULE 13.03

TO

ABL CREDIT AGREEMENT

Lender Addresses

CIT Finance LLC

11 West 42nd Street

New York, NY 10036

Attention:         Avinash Nainani

Facsimile No.:

E-mail:

and

CIT Finance LLC

11 West 42nd Street

New York, NY 10036

Attention:         Jorge Wagner, Chief Counsel - Corporate Finance

Facsimile No.:

E-mail:

SCHEDULE 13.23

TO

ABL CREDIT AGREEMENT

Post-Closing Matters

Parent, the Company and its Restricted Subsidiaries shall deliver or cause to be delivered to the Administrative Agent, or shall have taken or caused to have been taken, in form and substance reasonably satisfactory to the Administrative Agent, as promptly as possible following the Effective Date, but in any event no later than the dates referred to below with respect to each such item (or such later date as the Administrative Agent shall agree in writing in its sole discretion), the items or actions set forth below:

(a) On or before June 8, 2015, a Control Agreement duly authorized, executed and delivered by the Collateral Agent, the Term Loan Agent, the Company and Bank of America, N.A. with respect to the deposit account numbers                             .

(b) On or before June 8, 2015, an opinion, in form and substance reasonably acceptable to the Administrative Agent, from local counsel (reasonably acceptable to the Administrative Agent) to the Credit Parties in Florida addressed to the Administrative Agent, the Collateral Agent and the Lenders.

Additionally, Parent, the Company and its Restricted Subsidiaries shall use commercially reasonable efforts to deliver or cause to be delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, as promptly as possible following the Effective Date, but in any event no later than the dates referred to below with respect to each such item (or such later date as the Administrative Agent shall agree in writing in its sole discretion), the items or actions set forth below (it being understood and agreed that failure to comply with the foregoing clauses (1) through (3) shall not be deemed to cause a Default or Event of Default under the Agreement, but rather shall result in the Administrative Agent no longer deeming such any such item, action or agreement as having been delivered for purposes of calculating the Borrowing Base and establishing Reserves with respect thereto (until such time as such item, action or agreement is received by the Administrative Agent)):

(1) On or before June 8, 2015, a landlord waiver or collateral access agreement, in form and substance reasonably satisfactory to the Collateral Agent, duly authorized, executed and delivered by Cole JJ Tilton NH, LLC with respect to the premises located at 100 Birch Pond Drive, Tilton, New Hampshire.

(2) On or before June 8, 2015, a customs broker/freight forwarder agreement, in form and substance reasonably satisfactory to the Collateral Agent, duly authorized, executed and delivered by each of the following persons:

(A)	Dynasty International, Inc.; and

(B)	Vandergrift Forwarding, Inc.

(3) On or before June 8, 2015, a credit card processor agreement, in form and substance reasonably satisfactory to the Collateral Agent, duly authorized, executed and delivered by each of the following persons:

(A)	American Express Travel Related Services Company, Inc.;

(B)	DFS Services LLC;

(C)	Fifth Third Processing Solutions, LLC; and

(D)	World Financial Capital Bank.

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

[Date]

CIT Finance LLC

as Administrative Agent (the “Administrative Agent”)

for the Lenders party to the Credit Agreement

referred to below

11 West 42nd St.

New York, NY 10036

Attention: Avinash Nainani

Facsimile No.: (212) 771-1759

E-mail: Avinash.Nainani@cit.com

With a copy to

CIT Finance LLC

11 West 42nd St., 12th Floor

New York, NY 10036

Attention: Jorge Wagner, Chief Counsel - Corporate Finance

Facsimile No.: (212-461-5402)

E-mail: jorge.wagner@cit.com

Ladies and Gentlemen:

The undersigned, JILL ACQUISITION LLC, a Delaware limited liability company (a “Company”), refers to the ABL Credit Agreement, dated as of May 8, 2015 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”; unless otherwise defined herein, capitalized terms used in this Notice shall have the meanings set forth in the Credit Agreement), among JILL HOLDINGS LLC, a Delaware limited liability company, other Guarantors from time to time party thereto, Company, J. Jill Gift Card Solutions, Inc., a Florida corporation (“Gift Card”), certain other Subsidiaries of the Company from time to time party thereto as borrowers (together with Gift Card and the Company, each a “Borrower” and collectively the “Borrowers”), the Lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”) and you, as Administrative Agent and Collateral Agent for such Lenders, and hereby gives you, subject to Section 2.10 of the Credit Agreement, irrevocable notice, pursuant to Section [2.03(a)] [2.03(b)(i)] [2.15(a)] of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section [2.03(a)] [2.03(b)(i)] [2.15(a)] of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is             ,         .1

[1]	In the case of LIBOR Loans, notice must be received by the Administrative Agent prior to 12:00 P.M. (noon) (New York City time) at least three Business Days prior to the requested date of the Proposed Borrowing. In the case of Base Rate Loans, notice must be received by the Administrative Agent prior to 12:00 P.M. (noon). (New York City time) on the requested date of the Proposed Borrowing. In the case of Swingline Loans, the Borrower shall give the Swingline Lender notice no later than 12:00 P.M. (noon) (New York City time) on the date that each Swingline Loan is to be incurred.

EXHIBIT A-l

(ii)	The aggregate principal amount of the Proposed Borrowing is $ .

(iii)	The Loans to be made pursuant to the Proposed Borrowing shall consist of [[Incremental] Revolving Loans] [Swingline Loans].

(iv)	[The [Incremental] Revolving Loans [will] [will not] constitute Agent Advances.]

(v)	[The [Incremental] Revolving Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [LIBOR Loans].2]

(vi)	[The initial Interest Period for the Proposed Borrowing is [ days] [one month] [two months] [three months] [six months] [twelve months][3].][4]

(vii)	[The Borrowing Base [(based on the Borrowing Base Certificate last delivered)] is .][5]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing after giving effect thereto:

(A) all representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date);

(B) no Default or Event of Default has occurred and is continuing; and

(C) after giving effect to the Proposed Borrowing (and the use of the proceeds thereof), (i) the Aggregate Exposure will not exceed 100% (or, during an Agent Advance Period, 110%, to the extent the excess above 100% is attributable to one or more Agent Advances) of the Borrowing Base at such time and (ii) the Aggregate Exposure will not exceed the Total Revolving Loan Commitment at such time.

[2]	Swingline Loans may only be incurred and maintained as Base Rate Loans.
[3]	If agreed to by all Lenders, a period of twelve months may be specified.
[4]	If agreed to by the Administrative Agent in its discretion and each Lender, another period not to exceed one month may be specified.
[5]	Paragraphs (iv) - (vii) to be included for a Proposed Borrowing of Revolving Loans. Paragraph (vi) should only be included for a Proposed Borrowing of Revolving Loans to be maintained as LIBOR Loans. All paragraph numbers need be renumbered accordingly.

EXHIBIT A-1

Very truly yours,

JILL ACQUISITION LLC

By:
Name:
Title:

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

CIT Finance LLC

as Administrative Agent (the “Administrative Agent”)

for the Lenders party to the Credit Agreement

referred to below

11 West 42nd St.

New York, NY 10036

Attention: Avinash Nainani

Facsimile No.: (212) 771-1759

E-mail: Avinash.Nainani@cit.com

With a copy to:

CIT Finance LLC

11 West 42nd St., 12th Floor

New York, NY 10036

Attention: Jorge Wagner, Chief Counsel - Corporate Finance

Facsimile No.: (212-461-5402)

E-mail: jorge.wagner@cit.com

Ladies and Gentlemen:

The undersigned, JILL ACQUISITION LLC, a Delaware limited liability company (the “Company”), refers to the ABL Credit Agreement, dated as of May 8, 2015 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”; unless otherwise defined herein, capitalized terms used in this Notice shall have the meanings set forth in the Credit Agreement), among JILL HOLDINGS LLC, a Delaware limited liability company, other Guarantors from time to time party thereto, Company, J. Jill Gift Card Solutions, Inc., a Florida corporation (“Gift Card”), certain other Subsidiaries of the Company from time to time party thereto as borrowers (together with Gift Card and the Company, each a “Borrower” and collectively the “Borrowers”), the Lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”) and you, as Administrative Agent and Collateral Agent for such Lenders, and hereby gives you notice pursuant to Section [2.06][2.09] of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of Revolving Loans referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section [2.06][2.09] of the Credit Agreement:

(i) The Proposed [Conversion] [Continuation] relates to the Borrowing of Revolving Loans originally made on             , 20     (the “Outstanding Borrowing”) in the principal amount of $             and currently maintained as a Borrowing of [Base Rate Loans] [LIBOR Loans with an Interest Period ending on             ,         ].

(ii) The Business Day of the Proposed [Conversion] [Continuation] is             ,         1

[1]	In the case of a conversion into, or a continuation of, LIBOR Loans, this date shall be a Business Day at least three Business Days after the date hereof, or in the case of a conversion into Base Rate Loans, this date shall be a Business Day at least one Business Day after the date hereof; provided that, in either case, such notice shall be deemed to have been given on a certain day only if given before 12:00 P.M. (noon) (New York City time) on such day.

Exhibit A-2

(iii) The Outstanding Borrowing shall be [continued as a Borrowing of LIBOR Loans with an Interest Period of             ] [converted into a Borrowing of [Base Rate Loans] [LIBOR Loans with an Interest Period of             ]].2

[The undersigned hereby certifies that no Default or Event of Default has occurred and will be continuing on the date of the Proposed Conversion or will have occurred and be continuing on the date of the Proposed Conversion].3

Very truly yours,

JILL ACQUISITION LLC

By:
Name:
Title:

[2]	In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect same.
[3]	In the case of a Proposed Conversion, insert this sentence only in the event that the conversion is from a Base Rate Loan to a LIBOR Loan, unless the Required Lenders otherwise agree.

EXHIBIT B-1

FORM OF REVOLVING NOTE

$[ ]	New York, New York
	[DATE	]

FOR VALUE RECEIVED, JILL ACQUISITION LLC, a Delaware limited liability company (the “Company”), J. JILL GIFT CARD SOLUTIONS, INC., a Florida corporation (“Gift Card”), and each other entity that becomes a Borrower under the Credit Agreement referred to below (each, a “Borrower”, and collectively with the Company and Gift Card, the “Borrowers”), hereby jointly and severally promise to pay to [LENDER] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement) initially located at 11 West 42nd St., 12th Floor, New York, New York 10036, on the Final Maturity Date (as defined in the Credit Agreement referred to below) the principal sum of [    ] DOLLARS ($[    ]) or, if less, the unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrowers also jointly and severally promise to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is one of the Revolving Notes referred to in the ABL Credit Agreement, dated as of May 8, 2015, among Jill Holding LLC, the other Guarantors from time to time party thereto, the Company, Gift Card, the other Borrowers from time to time party thereto, the Company, the other Borrowers, the Lenders party thereto from time to time (including the Lender), and CIT Finance LLC, as Administrative Agent and as Collateral Agent (as amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), and is entitled to the benefits thereof and of the other Credit Documents. This Note is secured by the Security Documents and is entitled to the benefits of the Guaranty. As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Final Maturity Date (as such date may be extended pursuant to and in accordance with the Credit Agreement), in whole or in part, and Revolving Loans may be converted from one Type into another Type to the extent provided in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.

The assignment of this Revolving Note and any right with respect thereto is subject to the provisions of the Credit Agreement, including the provisions governing the Register and Participant Register.

Exhibit B-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

JILL ACQUISITION LLC, as Borrower

By:
Name:
Title:

J. JILL GIFT CARD SOLUTIONS, INC., as Borrower

By:
Name:
Title:

EXHIBIT B-2

FORM OF SWINGLINE NOTE

$[ ]	New York, New York
	[DATE	]

FOR VALUE RECEIVED, JILL ACQUISITION LLC, a Delaware limited liability company (the “Company”), J. JILL GIFT CARD SOLUTIONS, INC., a Florida corporation (“Gift Card”), and each other entity that becomes a Borrower under the Credit Agreement referred to below (each, a “Borrower”, and collectively with the Company and Gift Card, the “Borrowers”), hereby jointly and severally promise to pay to [LENDER] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below), initially located at 11 West 42nd St., 12th Floor, New York, NY 10036, on the Swingline Expiry Date (as defined in the Credit Agreement) the principal sum of              DOLLARS ($    ) or, if less, the unpaid principal amount of all Swingline Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrowers also jointly and severally promise to pay interest on the unpaid principal amount of each Swingline Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is the Swingline Note referred to in the ABL Credit Agreement, dated as of May 8, 2015, among Jill Holdings LLC, the other Guarantors from time to time party thereto, the Company, Gift Card, the other Borrowers, the Lenders party thereto from time to time (including the Lender), and CIT Finance LLC, as Administrative Agent and as Collateral Agent (as amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), and is entitled to the benefits thereof and of the other Credit Documents. This Note is secured by the Security Documents and is entitled to the benefits of the Guaranty. As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.

The assignment of this Swingline Note and any right with respect thereto is subject to the provisions of the Credit Agreement, including the provisions governing the Register and Participant Register.

Exhibit B-2

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

JILL ACQUISITION LLC, as Borrower

By:
Name:
Title:

J. JILL GIFT CARD SOLUTIONS, INC., as Borrower

By:
Name:
Title:

EXHIBIT C

FORM OF LETTER OF CREDIT REQUEST

[DATE]

CIT Finance LLC

11 West 42nd St.

New York, NY 10036

Attention: Avinash Nainani

Facsimile No.: (212) 771-1759

E-mail: Avinash.Nainani@cit.com

With a copy to:

CIT Finance LLC

11 West 42nd St., 12th Floor

New York, NY 10036

Attention: Jorge Wagner, Chief Counsel - Corporate Finance

Facsimile No.: (212-461-5402)

E-mail: jorge.wagner@cit.com

[[                                         1], as Issuing Lender under the Credit Agreement

                                                                 ]

RE: Standby Letter of Credit

Ladies and Gentlemen:

Pursuant to Section 3.03 of that certain the ABL Credit Agreement, dated as of May 8, 2015 (as amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, the “Credit Agreement”), among Jill Holdings LLC, the other Guarantors from time to time party thereto, Jill Acquisition LLC (the “Company”), J. Jill Gift Card Solutions, Inc. (“Gift Card”), certain other Subsidiaries of the Company from time to time party thereto as borrowers (together with Gift Card and the Company, each a “Borrower” and collectively the “Borrowers”), the Lenders from time to time party thereto and CIT Finance LLC, as Administrative Agent and Collateral Agent, the undersigned hereby requests that the Issuing Lender referred to above issue a [trade] [standby] Letter of Credit for the account of the undersigned on             2 (the “Date of Issuance”) which Letter of Credit shall be denominated in Dollars and shall be in the aggregate Stated Amount of             3.

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

[1]	Insert name and address of Issuing Lender. For Letters of Credit issued by CIT Finance LLC, use the address above. For Letters of Credit issued by another Issuing Lender, insert the correct notice information for that Issuing Lender.
[2]	Date of Issuance which shall be a Business Day that is at least three (3) Business Days after the date hereof (or such shorter period as is acceptable to the Issuing Lender).
[3]	Aggregate initial Stated Amount of the Letter of Credit, which should not be less than $50,000, or such lesser amount as is acceptable to the respective Issuing Lender.

Exhibit C

The beneficiary of the requested Letter of Credit will be             4, and such Letter of Credit will be in support of             5 and will have a stated expiration date of             6.

We hereby certify that:

(A)	all representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such date); and

(B)	no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur.

Copies of all material documentation with respect to the supported transaction are attached hereto.

JILL ACQUISITION LLC

By:
Name:
Title:

[4]	Insert name and address of beneficiary.
[5]	Insert a description of L/C Supportable Obligations (in the case of standby Letters of Credit) and insert description of permitted trade obligations of the Company or any of its Subsidiaries (in the case of trade Letters of Credit).
[6]	Insert the last date upon which drafts may be presented which may not be later than (i) in the case of standby Letters of Credit, the earlier of (x) twelve (12) months after the Date of Issuance (subject to extension for successive 12 month periods to the extent such extension is not beyond five (5) days Business Days prior to the Final Maturity Date (unless cash collateralized on terms reasonably satisfactory to the Administrative Agent and the Issuing Lender)) and (y) five (5) Business Days prior to the Final Maturity Date (unless cash collateralized on terms reasonably satisfactory to the Administrative Agent and the Issuing Lender) and (ii) in the case of trade Letters of Credit, the earlier of (x) 180 days after the Date of Issuance and (y) five (5) Business Days prior to the Final Maturity Date.

EXHIBIT D-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement, dated as of May 8, 2015 (as amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, the “Credit Agreement”), by and among Jill Holdings LLC, the other Guarantors from time to time party thereto, Jill Acquisition LLC (the “Company”), J. Jill Gift Card Solutions, Inc. (“Gift Card”), certain other Subsidiaries of the Company from time to time party thereto as borrowers (together with Gift Card and the Company, each a “Borrower” and collectively the “Borrowers”), the Lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”) and CIT Finance LLC, as administrative agent and collateral agent (the “Administrative Agent”).

Pursuant to the provisions of Section 5.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a duly completed and executed certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform each of the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished each of the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT D-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement, dated as of May 8, 2015 (as amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, the “Credit Agreement”), by and among Jill Holdings LLC, the other Guarantors from time to time party thereto, Jill Acquisition LLC (the “Company”), J. Jill Gift Card Solutions, Inc. (“Gift Card”), certain other Subsidiaries of the Company from time to time party thereto as borrowers (together with Gift Card and the Company, each a “Borrower” and collectively the “Borrowers”), the Lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”) and CIT Finance LLC, as administrative agent and collateral agent (the “Administrative Agent”).

Pursuant to the provisions of Section 5.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a duly completed and executed certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT D-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement, dated as of May 8, 2015 (as amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, the “Credit Agreement”), by and among Jill Holdings LLC, the other Guarantors from time to time party thereto, Jill Acquisition LLC (the “Company”), J. Jill Gift Card Solutions, Inc. (“Gift Card”), certain other Subsidiaries of the Company from time to time party thereto as borrowers (together with Gift Card and the Company, each a “Borrower” and collectively the “Borrowers”), the Lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”) and CIT Finance LLC, as administrative agent and collateral agent (the “Administrative Agent”).

Pursuant to the provisions of Section 5.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a duly completed and executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed IRS Form W-8BEN and (ii) a duly completed and executed IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT D-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement, dated as of May 8, 2015 (as amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, the “Credit Agreement”), by and among Jill Holdings LLC, the other Guarantors from time to time party thereto, Jill Acquisition LLC (the “Company”), J. Jill Gift Card Solutions, Inc. (“Gift Card”), certain other Subsidiaries of the Company from time to time party thereto as borrowers (together with Gift Card and the Company, each a “Borrower” and collectively the “Borrowers”), the Lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”) and CIT Finance LLC, as administrative agent and collateral agent (the “Administrative Agent”).

Pursuant to the provisions of Section 5.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a duly completed and executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed IRS Form W-8BEN and (ii) a duly completed and executed IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

This Omnibus Officer’s Certificate is furnished pursuant to that certain Term Loan Credit Agreement (the “Term Loan Credit Agreement”), dated as of May 8, 2015, among Jill Holdings LLC, a Delaware limited liability company (“Holdings”), Jill Acquisition LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, and Jefferies Finance LLC, as administrative agent and collateral agent, and that certain ABL Credit Agreement (the “ABL Credit Agreement” and together with the Term Loan Credit Agreement, the “Credit Agreements”), dated as of May 8, 2015, among Holdings, the Borrower, J. Jill Gift Card Solutions, Inc., a Florida corporation (“Gift Card Solutions”), the Lenders from time to time party thereto and CIT Finance LLC, as administrative agent and collateral agent. Each of the Borrower, Holdings, and Gift Card Solutions is referred to herein as a “Company” and collectively, as the “Companies”. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreements.

Each of the Companies does hereby certify, through the undersigned, as follows:

1. Attached hereto as Exhibit A is a list of certain persons who are duly elected and qualified officers of such Company, holding the offices of such Company indicated next to their respective names. The signature appearing opposite the name of each such officer is such officer’s true and genuine signature. Each such officer is fully authorized to execute and deliver on behalf of such Company all documents and certificates to be delivered by it pursuant to the Credit Agreements.

2. Attached hereto as Exhibit B is a true, complete and correct copy of the Certificate of Formation or Certificate of Incorporation, as applicable, of such Company as in full force and effect on the date hereof, and no proceedings for the amendment, rescission or other modification of such charter documents are pending or contemplated by such Company.

3. Attached hereto as Exhibit C is a true, complete and correct copy of the Limited Liability Company Agreement or By-laws, as applicable, of such Company as in effect on the date hereof and as certified by the Secretary of State of such Company’s jurisdiction of formation or incorporation, and no proceedings for the amendment, rescission or other modification of such organizational documents are pending or contemplated by such Company.

4. Attached hereto as Exhibit D is a true, complete and correct copy of the resolutions duly adopted by the Member or Board of Directors, as applicable, of such Company authorizing the execution, delivery and performance of the Credit Agreements and the other Credit Documents to which such Company is party, which resolutions have not been amended, modified, revoked or rescinded since their adoption to and including the date hereof. Such resolutions constitute the only actions taken by the organizational bodies of such Company or any committee thereof relating to the execution, delivery or performance of any of the Credit Documents to which such Company is a party.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each Company, through the undersigned, has executed this Certificate this 8th day of May, 2015.

JILL ACQUISITION LLC
JILL HOLDINGS LLC
J. JILL GIFT CARD SOLUTIONS, INC.

By:
Name: David Beise
Title: Senior Vice President and/or Vice President

Each Company, through the undersigned, the officer of such Company, hereby certifies that the person named above with respect to such Company is the duly elected and qualified Senior Vice President and/or Vice President of such Company and that the signature above is such person’s true and genuine signature.

IN WITNESS WHEREOF, each Company, through the undersigned, has executed this Certificate this 8th day of May, 2015.

JILL ACQUISITION LLC
JILL HOLDINGS LLC
J. JILL GIFT CARD SOLUTIONS, INC.

By:
Name: Paula Bennett
Title: Chief Executive Officer

[Signature Page to Omnibus Officer’s Certificate]

LIST OF EXHIBITS TO OMNIBUS OFFICER’S CERTIFICATE

Certificate Party	Incumbency Certificate	Certificate of Formation or Certificate of Incorporation	Limited Liability Company Agreement or By-laws	Resolutions
Jill Acquisition LLC	A	B-1	C-1	D-1
Jill Holdings LLC	A	B-2	C-2	D-2
J. Jill Gift Card Solutions, Inc.	A	B-3	C-3	D-3

Exhibit A

Name	Certificate Party	Title	Signature
David Beise	Jill Acquisition LLC	Senior Vice President and/or Vice President

Jill Holdings LLC

J. Jill Gift Card Solutions, Inc.
Paula Bennett	Jill Acquisition LLC	Chief Executive Officer

Jill Holdings LLC

J. Jill Gift Card Solutions, Inc.

Exhibit B-2

CERTIFICATE OF FORMATION

OF

JILL ACQUISITION LLC

[Attached]

Exhibit B-2

CERTIFICATE OF FORMATION

OF

JILL HOLDINGS LLC

[Attached]

Exhibit B-3

CERTIFICATE OF INCORPORATION

OF

J. JILL GIFT CARD SOLUTIONS, INC.

[Attached]

Exhibit C-1

LIMITED LIABILITY COMPANY AGREEMENT

OF

JILL ACQUISITION LLC

[Attached]

Exhibit C-2

LIMITED LIABILITY COMPANY AGREEMENT

OF

JILL HOLDINGS LLC

[Attached]

Exhibit C-3

BY-LAWS

OF

J. JILL GIFT CARD SOLUTIONS, INC.

[Attached]

Exhibit D-1

RESOLUTIONS

OF

JILL ACQUISITION LLC

[Attached]

Exhibit D-2

RESOLUTIONS

OF

JILL HOLDINGS LLC

[Attached]

Exhibit D-3

RESOLUTIONS

OF

J. JILL GIFT CARD SOLUTIONS, INC.

[Attached]

EXHIBIT F

FORM OF SECURITY AGREEMENT

This SECURITY AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of May 8, 2015, among the Grantors listed on the signature pages hereof and those additional entities that hereafter become parties hereto by executing the form of Supplement attached hereto as Annex 1 (the “Grantors” and each, a “Grantor”), and CIT FINANCE LLC (“CIT”), as collateral agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”) for the benefit of the Secured Creditors (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain ABL Credit Agreement dated as of even date herewith (as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”) among JILL HOLDINGS LLC, a Delaware limited liability company (“Parent”), the other Guarantors from time to time party thereto, (together with Parent each a “Guarantor” and collectively the “Guarantors”), JILL ACQUISITION LLC, a Delaware limited liability company (the “Company”), J. JILL GIFT CARD SOLUTIONS, INC., a Florida corporation (“Gift Card”), certain other Subsidiaries of the Company from time to time party thereto as borrowers (together with Gift Card and the Company, each a “Borrower” and collectively the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), and CIT in its capacity as the Administrative Agent (together with the Lenders and the Collateral Agent, the “Lender Creditors”) and the Collateral Agent, the Lender Creditors have agreed to make certain financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof;

WHEREAS, the Credit Parties may enter into (or be a party to) one or more ABL Secured Hedging Agreements with a Hedging Creditor;

WHEREAS, the Credit Parties may enter into (or be a party to) one or more ABL Secured Cash Management Agreements with a Cash Management Bank (the Cash Management Banks, the Hedging Creditors and the Lender Creditors are herein called the “Secured Creditors”);

WHEREAS, the Collateral Agent has agreed to act as agent for the benefit of the Secured Creditors in connection with the transactions contemplated by the Credit Agreement and this Agreement;

WHEREAS, in order to induce the Lender Creditors to enter into the Credit Agreement and the other Credit Documents, to induce the Hedging Creditors to enter into ABL Secured Hedging Agreements, to induce the Cash Management Banks to enter into ABL Secured Cash Management Agreements and to induce the Secured Creditors to make financial accommodations to the Borrowers as provided for in the Credit Agreement, the other Credit Documents, the ABL Secured Hedging Agreements and the ABL Secured Cash Management Agreements, the Grantors have agreed to grant a continuing security interest in and to the Collateral in order to secure the prompt and complete payment, observance and performance of, among other things, the Secured Obligations; and

WHEREAS, the Initial Intercreditor Agreement governs the relative rights and priorities of the Secured Creditors and the Term Loan Secured Parties in respect of the Term Loan Priority Collateral and the ABL Facility Priority Collateral.

NOW, THEREFORE, for and in consideration of the recitals made above and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. All capitalized terms used herein (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement. Any terms used in this Agreement (whether capitalized or lower case) that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided, however, that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:

“ABL Facility Priority Collateral” shall have the meaning specified therefor in the Initial Intercreditor Agreement.

“Code” shall mean the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection, priority, or remedies with respect to the Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such perfection, priority, or remedies.

“Collateral” shall have the meaning specified therefor in Section 2.

“Collateral Agent” shall have the meaning specified therefor in the preamble to this Agreement.

“Collateral Agent’s Lien” shall mean the Liens granted by the Grantors to the Collateral Agent pursuant to the Security Documents.

“Collections” shall mean all cash, checks, notes instruments and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds).

“Copyright Security Agreement” shall mean each Copyright Security Agreement among Grantors, or any of them, and the Collateral Agent, for the benefit of the Secured Creditors, in substantially the form of Exhibit A.

“Copyrights” shall mean any and all copyrights and copyright registrations, including (i) the copyright registrations and recordings thereof and all applications in connection therewith listed on Schedule 1, (ii) all reissues, continuations, extensions or renewals thereof, (iii) all causes of action arising prior to or after the date hereof for infringement of any of the above and (iv) all rights corresponding thereto.

“Credit Agreement” shall have the meaning specified therefor in the recitals to this Agreement.

“Deposit Accounts” shall mean, collectively, with respect to each Grantor, all “deposit accounts” as such term is defined in the Code and all accounts and sub-accounts relating to any of the foregoing accounts, including Collection Accounts, Concentration Accounts, Disbursement Accounts, Administrative Agent’s Account, and Term Proceeds Accounts (as defined in the Intercreditor Agreement).

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“Domain Names” shall mean all Internet domain name registrations and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Equipment” shall mean (i) equipment (as that term is defined in the Code), (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the Code) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“Excluded Assets” shall have the meaning set forth in Section 2.

“First Priority” shall have the meaning specified therefor in the Initial Intercreditor Agreement.

“General Intangibles” shall mean general intangibles (as that term is defined in the Code) and includes payment intangibles, software, contract rights, rights to payment, rights under Interest Rate Protection Agreements or Other Hedging Agreements (including the right to receive payment on account of the termination (voluntarily or involuntarily) of any Interest Rate Protection Agreements or Other Hedging Agreement), rights arising under common law, statutes, or regulations, choses or things in action, goodwill (including the goodwill associated with any Trademark), Intellectual Property, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, Money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.

“Grantor” and “Grantors” shall have the respective meanings specified therefor in the preamble to this Agreement.

“Initial Intercreditor Agreement” shall have the meaning specified therefor in the Credit Agreement.

“Insolvency or Liquidation Proceeding” shall have the meaning specified therefor in the Initial Intercreditor Agreement.

“Instruments” shall mean all instruments (as that term is defined in Article 9 of the Code, rather than Article 3 of the Code) and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Insurance” shall have the meaning specified therefor in the Initial Intercreditor Agreement.

“Intellectual Property” shall mean any and all Patents, Copyrights, Trademarks, Domain Names and all confidential and proprietary information, including Trade Secrets, product designs, industrial designs, blueprints, drawings, specifications, documentations, programming materials, reports, catalogs, literature and any other forms of technology of any kind.

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“Intellectual Property Licenses” shall mean license agreements granting rights under or interests in any Patent, Trademark, Copyright or other Intellectual Property, including software license agreements with any other party, whether the applicable Grantor is a licensee or licensor under any such license agreement, including the license agreements listed on Schedule 2, and the right to use the foregoing in connection with the enforcement of the Secured Creditors’ rights under the Credit Documents, including the right to prepare for sale and sell any and all Inventory and Equipment now or hereafter owned by any Grantor and now or hereafter covered by such licenses.

“Investment Related Property” shall mean (i) any and all investment property (as that term is defined in the Code), and (ii) any and all of the following (regardless of whether classified as investment property under the Code): all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.

“Lender Creditors” shall have the meaning specified in the recitals to this Agreement.

“Money” shall have the meaning set forth in Article 1 of the Code.

“Negotiable Collateral” shall mean Letters of Credit, Letter-of-Credit Rights, Instruments, Promissory Notes, Drafts and Documents (as each such term is defined in the Code).

“Patent Security Agreement” shall mean each Patent Security Agreement among the Grantors, or any of them, and the Collateral Agent, for the benefit of the Secured Creditors, in substantially the form of Exhibit B.

“Patents” shall mean patents and patent applications, including (i) the patents and patent applications listed on Schedule 3, (ii) all renewals, continuations, divisionals, continuations-in-part, reissues and re-examinations thereof, (iii) all causes of action arising prior to or after the date hereof for infringement of any of the above and (iv) all rights corresponding thereto.

“Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any Governmental Authority.

“Pledged Companies” shall mean each Person listed on Schedule 4 as a “Pledged Company”, together with each other Person (other than an Excluded Subsidiary), all or a portion of whose Equity Interests are acquired or otherwise owned by a Grantor after the Effective Date.

“Pledged Interests” shall mean except to the extent constituting Excluded Assets, all of each Grantor’s right, title and interest in and to all of the Equity Interests now or hereafter owned by such Grantor, regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all Proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interests, the right to receive any certificates representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

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“Pledged Interests Addendum” shall mean a Pledged Interests Addendum substantially in the form of Exhibit C.

“Pledged LLC Interests” means all interests of any Grantor now owned or hereafter acquired in any limited liability company (other than any such interests that are Excluded Assets), including all limited liability company interests listed on Schedule 4 and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing.

“Pledged Operating Agreements” shall mean all of each Grantor’s rights, powers, and remedies under the limited liability company operating agreements of each of the Pledged Companies that are limited liability companies.

“Pledged Partnership Agreements” shall mean all of each Grantor’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships.

“Pledged Partnership Interests” means all interests of any Grantor now owned or hereafter acquired in any general partnership, limited partnership, limited liability partnership or other partnership (other than any such interests that are Excluded Assets), including all partnership interests listed on Schedule 4 and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing.

“Proceeds” shall have the meaning specified therefor in the Initial Intercreditor Agreement.

“Second Priority” shall have the meaning specified therefor in the Initial Intercreditor Agreement.

“Secured Creditors” shall have the meaning specified in the recitals to this Agreement.

“Security Interest” shall have the meaning specified therefor in Section 2.

“Supporting Obligations” shall mean supporting obligations (as such term is defined in the Code) and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments or Investment Related Property.

“Term Loan Agent” shall have the meaning assigned to the term “Term Loan Collateral Agent” in the Initial Intercreditor Agreement.

“Term Loan Documents” shall have the meaning specified therefor in the Initial Intercreditor Agreement.

“Term Loan Priority Collateral” shall have the meaning specified therefor in the Initial Intercreditor Agreement.

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“Term Loan Secured Parties” shall have the meaning specified therefor in the Initial Intercreditor Agreement.

“Trade Secrets” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to the following: (i) trade secrets or other confidential and proprietary information, including unpatented inventions, invention disclosures, engineering or other data, information, production procedures, know-how, financial data, customer lists, supplier lists, business and marketing plans, processes, schematics, algorithms, techniques, analyses, proposals, source code, and data collections; (ii) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims and payments for past and future infringements thereof; (iii) all rights to sue for past, present and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (iv) all rights corresponding to any of the foregoing.

“Trademark Security Agreement” shall mean each Trademark Security Agreement among the Grantors, or any of them, and the Collateral Agent, for the benefit of the Secured Creditors, in substantially the form of Exhibit D.

“Trademarks” shall mean any and all trademarks, trade names, service marks, trade dress, logos, slogans, designs or fictitious business names, registered or otherwise, including trademark applications and service mark applications, including (i) those marks listed on Schedule 5, (ii) all renewals thereof, together (in each case) with all of the goodwill associated therewith, and all causes of action arising prior to or after the date hereof for infringement of any of the above or unfair competition regarding the same and (iii) all rights corresponding thereto.

“URL” shall mean “uniform resource locator,” an internet web address.

2. Grant of Security.

(a) As security for the prompt and complete payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby pledges, collaterally assigns, mortgages, transfers, hypothecates and grants to the Collateral Agent, and its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Creditors, a continuing security interest (hereinafter referred to as the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under all of the following personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor, and regardless of where located (all of which are collectively referred to as the “Collateral”):

(i) all Accounts;

(ii) all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(iii) all Intellectual Property;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

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(vii) all General Intangibles;

(viii) all Goods;

(ix) all Instruments;

(x) all Inventory;

(xi) all Investment Property;

(xii) all Money, cash and Cash Equivalents;

(xiii) all letters of credit and Letter-of-Credit Rights;

(xiv) all Deposit Accounts, Securities Accounts, Commodities Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Grantor with any bank or other financial institution, all Security Entitlements in any or all of the foregoing and all monies, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing;

(xv) all Commercial Tort Claims;

(xvi) all Permits;

(xvii) all Contracts, together with all Contract Rights arising thereunder;

(xviii) all Licenses;

(xix) all other personal property not otherwise described in clauses (i) through (xx) above, in each case now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest;

(xx) all Supporting Obligations; and

(xxi) all accessions to, substitutions and replacements for, Proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

(b) Notwithstanding the foregoing, the term “Collateral” shall not include:

(i) any owned Real Property the Fair Market Value of which is less than $2,000,000 or any Leasehold, unless, in either case, a Mortgage is granted (or required to be granted) in respect of such Real Property pursuant to the terms of either the Credit Agreement or the Term Loan Documents or the documents governing any secured Indebtedness incurred or issued in reliance on Section 10.04(s) of the Credit Agreement;

(ii) any General Intangibles or other rights arising under any contracts, instruments, leases, licenses, agreements or other documents as to which the grant of a security interest

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would (A) constitute a violation of a restriction in favor of an unaffiliated third party (other than any Grantor) on such grant or result in the abandonment, invalidation or unenforceability of any right of such Grantor, unless and until any required consents shall have been obtained or (B) result in a breach, termination or default under such contract, instrument, lease, license, agreement or other document (including pursuant to any “change of control” or similar provision); provided, however, such assets shall only be excluded, in each case under clauses (A) and (B) of this sub-clause (ii), to the extent such violation or right to terminate would not be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law; and provided, further, that such assets shall not be excluded, and such security interest shall attach immediately, at such time as the condition causing such violation or right to terminate shall no longer exist and, to the extent severable, such security interest shall attach immediately to any portion of such General Intangible that does not result in any of the consequences specified in clause (A) or (B) of this sub-clause (ii);

(iii) (A) more than 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any Foreign Subsidiary of such Grantor and of each first-tier Foreign Subsidiary of such Grantor or (B) Equity Interests of any captive insurance subsidiary;

(iv) the assets of any Unrestricted Subsidiary,

(v) any asset or property (including, without limitation, any permit or license issued by a Governmental Authority to any Pledgor and any state or local franchises, charters and authorizations), the granting of a security interest in which would (A) be prohibited by enforceable anti-assignment provisions of applicable law, except, in the case of this clause (A), to the extent and for so long as such prohibition would be rendered ineffective under the Code or other applicable law notwithstanding such prohibition, or (B) result in materially adverse tax consequences to any Grantor as reasonably determined by the Borrower in consultation with the Collateral Agent,

(vi) (A) Commercial Tort Claims individually asserting damages of less than $500,000, (B) vehicles and other assets subject to certificates of title or (C) Letter of Credit Rights to the extent that a security interest therein cannot be perfected as supporting obligations on the primary collateral by filing a financing statement pursuant to the Code,

(vii) any specifically identified asset with respect to which the Collateral Agent and the Borrower shall reasonably agree that the cost of or other consequence of obtaining or perfecting a security interest therein are excessive in relation to the value afforded thereby,

(viii) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing with respect thereto of a verified “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act, to the extent that, and during the period in which, the assignment, transfer, pledge or grant of a security interest in such intent-to-use application would impair the validity or enforceability of any registration that issues from that intent-to-use application under applicable federal law;

(ix) any accounts or funds held or received on behalf of third parties (other than any Grantor); and

(x) any equipment or other asset subject to Liens securing Permitted Acquired Debt, sale and leaseback transactions, Capital Lease Obligations or other purchase money

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Indebtedness, in each case, limited to the equipment or assets acquired or financed thereby, to the extent and for so long as the contract or other agreement providing for such Indebtedness or Capital Lease Obligation prohibits or requires the consent of any Person (other than any Grantor) as a condition to the creation of any other security interest on such equipment or asset, and in each case, such prohibition or requirement is permitted under the Credit Documents (all of the items referred to in clauses (i) through (x) hereof, collectively, the “Excluded Assets”); provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (i) through (x) hereof (unless such Proceeds, substitutions or replacements would constitute Excluded Assets referred to in clauses (i) through (x) hereof).

In no event shall (i) notices be required to be sent to account debtors or other contractual third parties except in connection with any enforcement action otherwise permitted hereunder and under the Credit Agreement, or (ii) foreign-law governed security documents or perfection under foreign law be required.

Notwithstanding anything to the contrary contained herein, immediately upon the ineffectiveness, lapse or termination of any restriction or condition causing or resulting in such personal property or other assets to constitute Excluded Assets under this Section 2, the Collateral shall include, and the Borrowers and the other Grantors, as applicable, shall be deemed to have granted a security in, all relevant previously restricted or conditioned right, title and interest in, to and under the personal property or other assets referred to in such paragraph, as the case may be, as if such restriction or condition had never been in effect.

(c) Notwithstanding anything to the contrary contained in this Section 2 or elsewhere in this Agreement, each Grantor and the Collateral Agent (on behalf of the Secured Creditors) acknowledges and agrees that:

(i) the Security Interest granted pursuant to this Agreement (including pursuant to this Section 2) to the Collateral Agent for the benefit of the Secured Creditors (A) in the ABL Facility Priority Collateral, shall be a First Priority Lien and (B) in the Term Loan Priority Collateral, shall be a Second Priority Lien, fully junior, subordinated and subject to the security interest granted to the Term Loan Agent for the benefit of the Term Loan Secured Parties in the Term Loan Priority Collateral on the terms and conditions set forth in the Term Loan Documents, the Initial Intercreditor Agreement and, after the execution thereof, any Other Intercreditor Agreement and all other rights and benefits afforded hereunder to the Secured Creditors with respect to the Term Loan Priority Collateral are expressly subject to the terms and conditions of the Initial Intercreditor Agreement and, after the execution thereof, any Other Intercreditor Agreement; and

(ii) the Term Loan Secured Parties’ security interests in the Collateral constitute security interests separate and apart (and of a different class and claim) from the Secured Creditors’ Security Interests in the Collateral.

(d) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THIS AGREEMENT IN ANY COLLATERAL AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INITIAL INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INITIAL INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INITIAL INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

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(e) All rights of the Collateral Agent hereunder, the Security Interest in the Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Credit Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

3. Security for Obligations. The Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by the Grantors, or any of them, to the Collateral Agent or any Secured Creditor, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency or Liquidation Proceeding involving any Grantor due to the existence of such Insolvency or Liquidation Proceeding.

4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each of the Grantors shall remain liable under the contracts and agreements included in the Collateral, including the Pledged Operating Agreements and the Pledged Partnership Agreements, to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent or any other Secured Creditor of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) none of the Secured Creditors shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall any of the Secured Creditors be obligated to perform any of the obligations or duties of any Grantors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Until an Event of Default shall occur and be continuing, except as otherwise provided in this Agreement, the Credit Agreement, or other Credit Documents, the Grantors shall have the right to possession and enjoyment of the Collateral for the purpose of conducting their respective businesses, subject to and upon the terms hereof and of the Credit Agreement and the other Credit Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including all voting, consensual, dividend and distribution rights, shall remain in the applicable Grantor until the occurrence of an Event of Default and until the Collateral Agent has notified the applicable Grantor of the Collateral Agent’s election to exercise such voting, consensual, dividend or distribution rights with respect to the Pledged Interests pursuant to Section 15 (although no such notice shall be required if an Event of Default under Section 11.01(e) of the Credit Agreement has occurred and is continuing).

5. Representations and Warranties. Each Grantor hereby represents and warrants as of the Effective Date to the Collateral Agent for the benefit of the Secured Creditors, that:

(a) Schedule 6 sets forth the exact legal name, the type of organization, the jurisdiction of organization, the organizational identification number (if any) and the Federal Employer Identification Number (if any) of each Grantor as of the date hereof;

(b) Schedule 7 sets forth the location of the chief executive office of each Grantor at the address set forth for such Grantor as of the date hereof;

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(c) Schedule 8 sets forth all other locations where any Grantor currently maintains any Collateral consisting of Inventory or Equipment (including property in possession of a third party (e.g., a warehouseman or other bailee or on consignment)), as of the date hereof, other than Inventory in transit, in each case with a value (at cost) in excess of $250,000;

(d) Schedule 9 sets forth a true and correct list of all Instruments (other than checks to be deposited in the ordinary course of business) and Tangible Chattel Paper, in each case having a face amount in excess of $250,000, held by any Grantor as of the date hereof, including the names of the obligors, amounts owing and due dates;

(e) Schedule 10 sets forth a true and correct list of all Commercial Tort Claims filed in a court of competent jurisdiction and asserting damages in excess of $250,000, held by any Grantor as of the Effective Date, including a brief description thereof;

(f) Schedule 11 sets forth a true and complete list as of the date hereof of all Deposit Accounts (other than Excluded Deposit Accounts) and Securities Accounts maintained by any Grantor, including the name of such Grantor, the name of the financial institution at which such account is maintained and the account number of such account;

(g) Schedule 12 lists all Letter-of-Credit Rights as of the date hereof with value in excess of $250,000 issued in favor of each Grantor;

(h) Schedule 13 sets forth all fee-owned Real Property owned by the Grantors as of the Effective Date;

(i) As of the Effective Date, no Grantor (i) owns any Copyrights, Patents, Trademarks or Domain Names that are the subject of a registration or pending application for registration, except as set forth on Schedules 1, 3 and 5 respectively and (ii) is a party to any Intellectual Property Licenses that are material to the business of the Grantors, taken as a whole, pursuant to which any Grantor receives a license to a third party’s Intellectual Property except as set forth on Schedule 2. Each Grantor represents and warrants that it owns, is licensed to use or otherwise has the right to use all Intellectual Property that is material to the business of such Grantor as conducted on the date hereof. Each Grantor further warrants that the Intellectual Property material to its business is valid, subsisting, and has not been cancelled, and each Grantor has made all necessary filings and paid all necessary fees with respect to such Intellectual Property. Each Grantor represents and warrants that it has not received any third party claim in writing that any aspect of such Grantor’s present or contemplated business operations may infringe, violate, misuse, dilute, or misappropriate any intellectual property of any other Person, which claim could reasonably be expected to have a Material Adverse Effect. Each Grantor represents and warrants that as of the date hereof it owns all right, title, and interest in and to all Intellectual Property set forth on Schedules 1, 3 and 5, respectively, free of all Liens except Permitted Liens. This Agreement is effective to create a valid and continuing Lien on such Copyrights, Patents and Trademarks and, upon filing of the Copyright Security Agreement with the United States Copyright Office and filing of the Patent Security Agreement and the Trademark Security Agreement with the United States Patent and Trademark Office, and the filing of appropriate financing statements in the jurisdictions listed on Schedule 14, all action necessary or desirable to protect and perfect the Security Interest in, to and on each Grantor’s Patents, Trademarks, or Copyrights registered, applied for or issued within the United States has been taken;

(j) This Agreement creates a valid and binding security interest in the Collateral of each of the Grantors, to the extent a security interest therein can be created under the Code, securing the payment of the Secured Obligations. Except to the extent a security interest in the Collateral cannot be

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perfected by the filing of a financing statement under the Code or pursuant to filings with the United States Patent and Trademark Office or the United States Copyright Office, all filings within the United States and other actions necessary or desirable to perfect and protect such security interest have been duly taken or will have been taken, upon (i) the filing of appropriate financing statements listing each applicable Grantor, as a debtor, and the Collateral Agent, as secured party, in the jurisdictions listed next to such Grantor’s name on Schedule 14, (ii) the filing of the Copyright Security Agreement with the United States Copyright Office and (iii) the filing of the Patent Security Agreement and the Trademark Security Agreement with the United States Patent and Trademark Office. Upon the making of such filings, the Collateral Agent shall have a First Priority perfected security interest in the Collateral of each Grantor to the extent such security interest can be perfected by the filing of a financing statement or pursuant to filings with the United States Patent and Trademark Office or the United States Copyright Office;

(k) (i) Except for the Security Interest created hereby, each Grantor is the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Liens, of the Pledged Interests indicated on Schedule 4 as being owned by such Grantor and, when acquired by such Grantor, any Pledged Interests acquired after the Effective Date in any Pledged Company, (ii) all of the Pledged Interests issued by any Grantor or any Subsidiary thereof, are duly authorized, validly issued, fully paid and non-assessable and the Pledged Interests constitute or will constitute the percentage of the issued and outstanding Equity Interests of the Pledged Companies of such Grantor identified on Schedule 4, as supplemented or modified by any Pledged Interests Addendum or any Supplement to this Agreement, (iii) such Grantor has the right and requisite authority to pledge, the Investment Related Property pledged by such Grantor to the Collateral Agent as provided herein, (iv) all actions necessary or desirable to perfect the Collateral Agent’s Liens in the Investment Related Collateral, and the proceeds thereof, have been duly taken, (A) upon the execution and delivery of this Agreement; (B) upon the taking of possession by the Collateral Agent (or its agent or designee) of any certificates representing the Pledged Interests, to the extent such Pledged Interests are represented by certificates, together with undated powers (or other documents of transfer acceptable to the Collateral Agent) endorsed in blank by the applicable Grantor; (C) upon the filing of financing statements in the applicable jurisdiction set forth on Schedule 14 for such Grantor with respect to the Pledged Interests owned by such Grantor that are not represented by certificates, and (D) with respect to any Deposit Accounts (other than Excluded Deposit Accounts) and any Securities Accounts, upon the delivery of Control Agreements with respect thereto; and (v) each Grantor has delivered to and deposited with the Collateral Agent (or, with respect to any Pledged Interests created or obtained after the Effective Date, will deliver and deposit in accordance with Section 6(a) and Section 8) all certificates representing the Pledged Interests owned by such Grantor to the extent such Pledged Interests are represented by certificates, and undated powers (or other documents of transfer acceptable to the Collateral Agent) endorsed in blank with respect to such certificates. None of the Pledged Interests representing Equity Interests of any Restricted Subsidiary owned or held by such Grantor has been issued or transferred to Grantor in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject;

(l) No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person, other than (a) consents or approvals that have been obtained and that are still in force and effect and (b) filings and recordings with respect to the Collateral to be made by, or otherwise delivered to, the Collateral Agent for filing or recordation, is required (i) for the grant, validity, enforceability or perfection (to the extent perfection can be obtained through filing or recordation) of a Security Interest by such Grantor in and to the Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by such Grantor, or (ii) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement with respect to the Investment Related Property or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with such disposition of Investment

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Related Property by laws affecting the offering and sale of securities generally and for consents or approvals with respect to such exercise or disposition the failure of which to obtain could not reasonably be expected to cause a Material Adverse Effect;

(m) This Agreement is made with full recourse to each Grantor and pursuant to and in reliance upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein and in the other Security Documents.

6. Covenants. Each Grantor, jointly and severally, covenants and agrees with the Collateral Agent that from and after the date of this Agreement and until the date of termination of this Agreement in accordance with Section 22:

(a) Possession of Collateral. Subject to the terms of the Initial Intercreditor Agreement, in the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, Investment Related Property (other than Pledged Interests) or Chattel Paper, in each case, with an individual value or face amount in excess of $500,000, the applicable Grantor, promptly (and in no event later than 5 Business Days after receiving such request or such longer time period as the Collateral Agent may agree), shall execute such other documents and instruments as shall be reasonably requested by the Collateral Agent or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Related Property, or Chattel Paper to the Collateral Agent, together with such undated powers endorsed in blank as shall be requested by the Collateral Agent;

(b) Chattel Paper.

(i) Subject to the terms of the Initial Intercreditor Agreement, each Grantor, promptly upon the written request of the Collateral Agent (and in no event later than 5 Business Days after receiving such request or such longer time period as the Collateral Agent may agree), shall take all steps reasonably necessary to grant the Collateral Agent control of all electronic Chattel Paper with an individual value or face amount in excess of $500,000, in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction; and

(ii) Subject to the terms of the Initial Intercreditor Agreement, if any Grantor retains possession of any Chattel Paper or Instruments (which retention of possession shall be subject to the extent permitted hereby and by the Credit Agreement) with an individual value or face amount in excess of $500,000, promptly upon the written request of the Collateral Agent (and in no event later than 5 Business Days after receiving such request or such longer time period as the Collateral Agent may agree), such Chattel Paper and Instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of CIT Finance LLC, as Collateral Agent for the benefit of the Secured Creditors”;

(c) Control Agreements.

(i) To the extent required by the Credit Agreement and the Term Loan Documents (and subject to the time frames set forth therein), each Grantor shall enter into a Control Agreement, with each bank maintaining a Deposit Account (other than the Administrative Agent’s Accounts) or Securities Account for such Grantor; and

(ii) The Collateral Agent will not provide notice of control with respect to any Control Agreement unless an Event of Default has occurred and is continuing at the time such notice

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is provided and shall rescind such notice in accordance with the procedures set forth in the applicable Control Agreement (to the extent such procedures are set forth therein) if the applicable Event of Default is no longer continuing and no additional Event of Default has occurred and is continuing prior to the date of such rescission.

(d) Letter of Credit Rights. Subject to the terms of the Initial Intercreditor Agreement, each Grantor that is or becomes the beneficiary of a Letter of Credit with an individual value or face amount in excess of $500,000 shall promptly (and in any event within 5 Business Days after becoming a beneficiary or such longer time period as the Collateral Agent may agree), notify the Collateral Agent thereof and use commercially reasonable efforts to, promptly upon the written request of the Collateral Agent (and in no event later than 5 Business Days after receiving such request or such later time as the Collateral Agent may agree), enter into a tri-party agreement with the Collateral Agent and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to the Collateral Agent and directing all payments thereunder to the Collateral Agent’s Account, all in form and substance reasonably satisfactory to the Collateral Agent;

(e) Commercial Tort Claims. Subject to the terms of the Initial Intercreditor Agreement, each Grantor shall promptly (and in any event within 10 Business Days of obtaining knowledge of receipt thereof or such longer time period as the Collateral Agent may agree), notify the Collateral Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim with an individual value in excess of $500,000 after the date hereof and, promptly upon the written request of the Collateral Agent (and in no event later than 5 Business Days after receiving such request or such longer time period as the Collateral Agent may agree), amend Schedule 10 to describe such after-acquired Commercial Tort Claim in a manner that reasonably identifies such Commercial Tort Claim, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things reasonably deemed necessary or desirable by the Collateral Agent to give the Collateral Agent a perfected security interest in any such Commercial Tort Claim;

(f) Government Contracts. Subject to the terms of the Initial Intercreditor Agreement, if any Account or Chattel Paper with an individual value or face amount in excess of $500,000 arises out of a contract or contracts with the United States of America or any department, agency, or instrumentality thereof, the Grantors shall promptly (and in any event within 5 Business Days of the creation thereof or such longer time period as the Collateral Agent may agree) notify the Collateral Agent thereof in writing and execute any instruments or take any steps reasonably required by the Collateral Agent in order that all moneys due or to become due under such contract or contracts shall be assigned to the Collateral Agent, for the benefit of the Secured Creditors, and shall provide written notice thereof under the Assignment of Claims Act or other applicable law;

(g) Intellectual Property.

(i) In order to facilitate filings with the United States Patent and Trademark Office and the United States Copyright Office, upon the date of this Agreement or as otherwise required by Section 6(g)(iv), each Grantor shall execute and deliver to the Collateral Agent one or more Copyright Security Agreements, Trademark Security Agreements, or Patent Security Agreements to further evidence the Collateral Agent’s Lien on such Grantor’s Patents, Trademarks, or Copyrights, and the General Intangibles of such Grantor relating thereto or represented thereby, that constitute Collateral and that are subject to a registration or pending application for registration in the United States Copyright Office or the United States Patent and Trademark Office;

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(ii) With respect to Intellectual Property, now owned or hereafter acquired by a Grantor or any of its Subsidiaries, each Grantor shall have the duty, to the extent determined by such Grantor in its reasonable business judgment that the Intellectual Property is used, useful or otherwise economically desirable in the operation of such Grantor’s business, to use commercially reasonable efforts, (A) to sue for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, (B) to prosecute any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement and (D) to take all reasonable and necessary actions to preserve and maintain all of such Grantor’s Trademarks, Patents, Copyrights, Domain Names, other material Intellectual Property, Intellectual Property Licenses, and its rights therein, including filing of applications for renewal, affidavits of use and affidavits of noncontestability and opposition and interference and cancellation proceedings. Each Grantor shall promptly file an application with the United States Copyright Office for any Copyright that has not been registered with the United States Copyright Office if such Copyright is material to the business of the Grantors, taken as a whole. Any expenses incurred in connection with the foregoing shall be borne by the appropriate Grantor. Each Grantor further agrees not to abandon any Trademark, Patent, Copyright or Intellectual Property License (except for dispositions permitted under the Credit Documents) that is material in the operation of such Grantor’s business as determined in the reasonable business judgment of such Grantor;

(iii) Grantors acknowledge and agree that the Secured Creditors shall have no duties with respect to the Intellectual Property or Intellectual Property Licenses. Without limiting the generality of this Section 6(g)(iii), Grantors acknowledge and agree that no Secured Creditor shall be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but any Secured Creditor may do so at its option solely upon and during the continuance of an Event of Default, and all reasonable out-of-pocket expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Borrower; and

(iv) In the event any Grantor, either itself or through any agent, employee, licensee, or designee, files an application for the registration of any Copyright with the United States Copyright Office, or acquires or otherwise obtains any ownership of Collateral consisting of any such Copyrights after the date hereof, such Grantor shall, in no event more than sixty (60) days thereafter, execute and deliver a Copyright Security Agreement in accordance with Section 6(g)(i). In the event any Grantor, either itself or through any agent, employee, licensee, or designee, files an application for the registration of any Patent or Trademark with the United States Patent and Trademark Office, or acquires or otherwise obtains any ownership of Collateral consisting of such Patents or Trademarks after the date hereof, such Grantor shall, in no event more than sixty (60) days thereafter, execute and deliver a Patent or Trademark Security Agreement, as applicable, in accordance with Section 6(g)(i);

(h) Investment Related Property.

(i) If any Grantor shall acquire, obtain, or receive any Pledged Interests after the Effective Date, it shall promptly (and in any event within 10 Business Days of receipt thereof, unless a longer period of time for delivery is permitted by Section 9.12 of the Credit Agreement with respect to such Pledged Interests) deliver to the Collateral Agent a duly executed Pledged Interests Addendum identifying such Pledged Interests and all certificates, agreements or instruments in respect of such Pledged Interests, together with undated stock powers duly executed in blank or other undated instruments of transfer reasonably satisfactory to the Collateral Agent and such other instruments and documents as the Collateral Agent may reasonably request to perfect (or obtain control with respect to) the Collateral Agent’s security interest in such Pledged Interests;;

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(ii) From and after the occurrence and during the continuance of an Event of Default, all sums of money and property paid or distributed in respect of the Investment Related Property which are received by any Grantor shall be held by the Grantors in trust for the benefit of the Collateral Agent segregated from such Grantor’s other property, and, upon the written request of the Collateral Agent, such Grantor shall deliver such money and property forthwith to the Collateral Agent in the exact form received;

(iii) From and after the occurrence and during the continuance of an Event of Default, each Grantor shall promptly deliver to the Collateral Agent a copy of each material notice or other communication received by it in respect of any Pledged Interests;

(iv) [Reserved];

(v) Each Grantor agrees that it will cooperate with the Collateral Agent in obtaining all necessary approvals and making all necessary filings under federal, state, local or foreign law in connection with the Security Interest on the Investment Related Property or any sale or transfer thereof; and

(vi) As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby represents, warrants and covenants that the Pledged Interests issued pursuant to such agreement (A) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (B) do not and will not constitute investment company securities, and (C) are not and will not be held by such Grantor in a Securities Account. In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provide or shall provide that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction (unless such Pledged Interests are certificated and have been pledged and delivered to the Collateral Agent in accordance with the terms hereof);

(i) Real Property; Fixtures. Subject to the terms of the Initial Intercreditor Agreement, each Grantor covenants and agrees that upon the acquisition of any fee interest in Real Property with a Fair Market Value which is equal to or greater than $2,000,000, it will promptly (and in any event within 5 Business Days of acquisition or such longer time as the Collateral Agent may agree) notify the Collateral Agent of the acquisition of such Real Property and will grant to the Collateral Agent, for the benefit of the Secured Creditors, a First Priority Mortgage on such Real Property and shall deliver such other documentation and opinions required to be delivered under, and in the time periods provided in, Section 9.12 of the Credit Agreement. Each Grantor acknowledges and agrees that, to the extent permitted by applicable law, all of the Collateral shall remain personal property regardless of the manner of its attachment or affixation to real property;

(j) Change of Name, Organizational Structure, etc. Each Grantor covenants and agrees that it shall not change (i) its legal name, (ii) its identity or organizational structure, (iii) its organizational identification number (if any) or its Federal Taxpayer Identification Number or organizational identification number, or (iv) its jurisdiction of organization (in each case, including by merging with or into any other entity, dissolving, liquidating, reorganizing or organizing in any other jurisdiction) unless it provides at least 5 Business Days’ prior written notice of such change to the Administrative Agent. Each Grantor agrees (A) to promptly provide the Collateral Agent with certified

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organizational documents reflecting any of the changes described in the preceding sentence and with such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) to promptly take all action reasonably requested by the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Creditors in the Collateral, if applicable;

(k) Transfers and Other Liens. The Grantors shall take all steps reasonably necessary to defend the Collateral against all persons at any time claiming any interest therein, except to the extent such interest is permitted under the Credit Agreement;

(l) Other Actions as to Any and All Collateral.

(i) Each Grantor shall notify the Collateral Agent in writing of the acquisition of certain Collateral as follows:

(A) promptly (and in any event within 5 Business Days of acquiring or otherwise obtaining such Collateral or such longer time period as the Collateral Agent may agree) otherwise obtaining any Collateral after the date hereof consisting of Investment Related Property, Chattel Paper (electronic, tangible or otherwise), or Documents (as defined in Article 9 of the Code), Promissory Notes or Instruments in each case with an individual value or face amount in excess of $500,000;

(B) promptly and in any event within 5 Business Days (or such longer time period as the Collateral Agent may agree) of any amount payable under or in connection with any of the Collateral being or becoming evidenced by any Chattel Paper, Documents, Promissory Notes, or Instruments with an individual value or face amount in excess of $500,000;

(C) [Reserved]; and

(D) within 30 days (or such longer time period as the Collateral Agent may agree) of acquiring or otherwise obtaining any Collateral after the date hereof consisting of Intellectual Property Licenses material to the business of the Grantors, taken as a whole, pursuant to which any Grantor receives a license to a third party’s Intellectual Property, and

(ii) Subject to the terms of the Initial Intercreditor Agreement, each Grantor shall promptly upon the written request of the Collateral Agent (and in no event later than 5 Business Days after receiving such request or such longer time period as the Collateral Agent may agree), execute other documents, or if applicable, deliver such Chattel Paper, other documents or certificates evidencing any Investment Related Property and do such other acts or things reasonably deemed necessary or desirable by the Collateral Agent to protect the Collateral Agent’s Security Interest therein;

(m) Term Loan Priority Collateral. Notwithstanding anything contained in this Section 6, or elsewhere in this Agreement or any other Security Document, to the extent that the provisions of this Agreement (or any other Security Document) require the delivery of, or granting of control over, or giving notice with respect to any Term Loan Priority Collateral to the Collateral Agent, then delivery of such Collateral (or control or notice with respect thereto) shall instead be made to the Term Loan Agent, to be held in accordance with the Term Loan Documents or any collateral and/or security documents entered into in connection therewith and the Initial Intercreditor Agreement and any Grantor’s obligations hereunder with respect to such delivery, control or notice shall be deemed satisfied. Furthermore, at all times prior to the Discharge of Term Loan Obligations (as defined in the Initial Intercreditor Agreement), the Collateral Agent is authorized by the parties hereto to effect transfers of such Collateral at any time in its possession (and any “control” or similar agreements with respect to such Collateral) to the Term Loan Agent.

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(n) Certain Uncertificated Securities. In the event that any of the Pledged Interests consists of limited liability company interests or partnership interests that are Uncertificated Securities for the purposes of the Code, then the respective Grantor that owns such Pledged Interests shall, upon the request of the Administrative Agent, cause (or, in the case of any issuer which is not a Subsidiary of such Grantor, use commercially reasonable efforts to cause) the issuer thereof to duly authorize, execute and deliver to the Collateral Agent an agreement for the benefit of the Collateral Agent and the other Secured Creditors in order to establish the Collateral Agent’s Control over such Uncertificated Securities in form and substance reasonably satisfactory to the Collateral Agent.

(o) Article 8 of the Code. Each Grantor acknowledges and agrees that to the extent that any Pledged Partnership Interest or Pledged LLC Interest now or in the future owned by such Grantor and pledged hereunder is, pursuant to the applicable limited liability company agreement, partnership agreement or other similar agreement, a “security” within the meaning of Article 8 of the Code and is governed by Article 8 of the Code, such interest shall be certificated and each such interest shall at all times hereafter continue to be such a security and represented by such certificate and promptly delivered to the Collateral Agent. Each Grantor further acknowledges and agrees that with respect to any Pledged Partnership Interest or Pledged LLC Interest now or in the future owned by such Grantor and pledged hereunder that is not, pursuant to the terms of the applicable limited liability company agreement, partnership agreement or other similar agreement, a “security” within the meaning of Article 8 of the Code, such Grantor shall at no time amend the applicable limited liability company agreement, partnership agreement or other similar agreement to expressly provide that such interest is a “security” within the meaning of Article 8 of the Code or elect to treat any such interest as a “security” within the meaning of Article 8 of the Code, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

7. Relation to Other Security Documents. The provisions of this Agreement shall be read and construed with the other Credit Documents referred to below in the manner so indicated.

(a) Credit Agreement. In the event of any conflict between any provision in this Agreement and a provision in the Credit Agreement, such provision of the Credit Agreement shall control.

(b) Patent, Trademark, Copyright Security Agreements. The provisions of the Copyright Security Agreements, Trademark Security Agreements, and Patent Security Agreements are supplemental to the provisions of this Agreement, and nothing contained in the Copyright Security Agreements, Trademark Security Agreements, or the Patent Security Agreements shall limit any of the rights or remedies of Collateral Agent hereunder. In the event of any conflict between any provision in this Agreement and a provision in a Copyright Security Agreement, Trademark Security Agreement or Patent Security Agreement, such provision of this Agreement shall control.

8. Further Assurances.

(a) Each Grantor agrees that from time to time, at its own expense, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that the Collateral Agent may reasonably request, in order to perfect and protect the Security Interest granted

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hereby, to create, attach, perfect or protect the Security Interest purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral.

(b) Each Grantor authorizes the filing by the Collateral Agent financing or continuation statements, or amendments thereto.

(c) Each Grantor authorizes the Collateral Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments in any jurisdiction and in any filing office (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, in each case, at the option of the Collateral Agent, (ii) indicating such Collateral includes such assets or property “whether now owned or hereafter acquired”, (iii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iv) that contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance. Each Grantor also hereby ratifies any and all financing statements or amendments previously filed by or on behalf of the Collateral Agent in any jurisdiction.

(d) Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of the Collateral Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the Code.

9. Collateral Agent’s Right to Perform Contracts, Exercise Rights, etc. Solely upon the occurrence and during the continuance of an Event of Default, the Collateral Agent (or its designee) (a) may proceed to perform any and all of the obligations of any Grantor contained in any contract, lease, or other agreement and exercise any and all rights of any Grantor therein contained as fully as such Grantor itself could, (b) shall have the right to use any Grantor’s rights in any Intellectual Property, including rights under Intellectual Property Licenses in connection with the enforcement of the Collateral Agent’s rights hereunder, and shall have the right to prepare for sale and sell any and all Intellectual Property, Inventory and Equipment now or hereafter owned by any Grantor and now or hereafter covered by such licenses, and (c) shall have the right to request that any Equity Interest that is pledged hereunder be registered in the name of the Collateral Agent or any of its nominees and each Grantor agrees to comply with any such request.

10. Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, at such time as an Event of Default has occurred and is continuing under the Credit Agreement, to take any action and to execute any instrument which the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Grantor;

(b) to receive and open all mail addressed to such Grantor and to notify postal authorities to change the address for the delivery of mail to such Grantor to that of the Collateral Agent (other than with respect to mail from legal counsel for any Grantor);

(c) to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

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(d) to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral of such Grantor or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to such Grantor in respect of any Account of such Grantor;

(f) to use any Intellectual Property or Intellectual Property Licenses of such Grantor, including but not limited to any labels, Patents, Trademarks, Trade Secrets, trade names, URLs, Domain Names, industrial designs, Copyrights, advertising matter or other industrial or intellectual property rights, in preparing for sale, advertising for sale and selling Inventory and other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Grantor;

(g) the Collateral Agent, on behalf of the Secured Creditors, shall have the right, but shall not be obligated, to bring suit in its own name to enforce the Intellectual Property, including Intellectual Property Licenses and if the Collateral Agent shall commence any such suit, the appropriate Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all proper documents reasonably required by the Collateral Agent in aid of such enforcement; and

(h) to sign any document which may be required by the United States Patent and Trademark Office, the United States Copyright Office or similar registrar in order to effect an absolute assignment of all right, title and interest in each registered Intellectual Property right and each application for such registration, and record the same.

To the extent permitted by law, each Grantor hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated.

11. Collateral Agent May Perform. If any of the Grantors fails to perform any agreement contained herein and an Event of Default has arisen as a result, the Collateral Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be payable, jointly and severally, by Grantors.

12. Collateral Agent’s Duties; Etc.. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interest in the Collateral, for the benefit of the Secured Creditors, and shall not impose any duty upon the Collateral Agent to exercise any such powers. Except for the safe custody of any Collateral in its actual possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment substantially similar to that which the Collateral Agent accords its own property. Neither the Collateral Agent, nor any other Secured Creditor nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent and the Secured Creditors shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and

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nonappealable decision of a court of competent jurisdiction to have resulted from their own gross negligence or willful misconduct in breach of a duty owed to such Grantor. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Creditors, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Creditors with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation to make any inquiry respecting such authority.

13. Collection of Accounts, General Intangibles and Negotiable Collateral. Subject to the terms of the Initial Intercreditor Agreement, at any time upon the occurrence and during the continuation of an Event of Default, the Collateral Agent or the Collateral Agent’s designee may (a) notify Account Debtors of any Grantor that the Accounts, General Intangibles, Chattel Paper or Negotiable Collateral have been assigned to the Collateral Agent, for the benefit of the Secured Creditors, or that the Collateral Agent has a security interest therein, and (b) collect the Accounts, General Intangibles and Negotiable Collateral directly, and any collection costs and expenses shall constitute part of such Grantor’s Secured Obligations under the Credit Documents.

14. Disposition of Pledged Interests by Collateral Agent. None of the Pledged Interests existing as of the date of this Agreement are, and the Pledged Interests hereafter acquired on the date of acquisition thereof may not be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Each Grantor understands that in connection with such disposition, the Collateral Agent may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market. Each Grantor, therefore, agrees that: (a) if the Collateral Agent shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, the Collateral Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof; and (b) such reliance shall be conclusive evidence that the Collateral Agent has handled the disposition in a commercially reasonable manner.

15. Voting Rights and Other Rights in Respect of Pledged Interests.

(a) Subject to the terms of the Initial Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default, (i) the Collateral Agent may, at its option, and with 2 Business Days prior notice to any Grantor (although no such notice shall be required if an Event of Default under Section 11.01(e) of the Credit Agreement exists and is continuing), and in addition to all rights and remedies available to the Collateral Agent hereunder, under any other agreement, at law, in equity, or otherwise, exercise all voting rights, and all other ownership or consensual rights (including any dividend distribution rights) in respect of the Pledged Interests owned by such Grantor, but under no circumstances is the Collateral Agent obligated by the terms of this Agreement to exercise such rights, and (ii) if the Collateral Agent duly exercises its right to vote any of such Pledged Interests, each Grantor hereby appoints the Collateral Agent, such Grantor’s true and lawful attorney-in-fact and

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IRREVOCABLE PROXY to vote such Pledged Interests in any manner the Collateral Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable.

(b) Subject to the terms of the Initial Intercreditor Agreement, for so long as any Grantor shall have the right to vote the Pledged Interests owned by it, such Grantor covenants and agrees that it will not, without the prior written consent of the Collateral Agent, vote or take any consensual action with respect to such Pledged Interests which would materially adversely affect the rights of the Collateral Agent or the other Secured Creditors.

(c) After all Events of Default have been cured or waived, each Grantor’s right to exercise the voting and/or consensual rights and powers that any Grantor would otherwise be entitled to exercise shall be reinstated.

16. Remedies. Subject to the terms of the Initial Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default:

(a) The Collateral Agent may, and, at the instruction of the Required Lenders, shall exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Credit Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law. Without limiting the generality of the foregoing, each Grantor expressly agrees that, in any such event, the Collateral Agent without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon any Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Grantors to, and each Grantor hereby agrees that it will at its own expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at one or more locations where such Grantor regularly maintains Inventory, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit, and/or upon such other terms as the Collateral Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to any of Grantors of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and specifically such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Solely upon and during the continuance of an Event of Default, the Collateral Agent is granted a worldwide license or other right to use, without liability for royalties or any other charge, each Grantor’s labels, Patents, Copyrights, rights of use of any name, Trade Secrets, trade names, Trademarks, service marks and advertising matter, URLs, domain names, industrial designs, other industrial or intellectual property or any property of a similar nature, whether owned by any of Grantors or with respect to which any of Grantors have rights under license, sublicense, or other agreements, in each case to the extent of such Grantor’s rights therein and to the extent permitted by applicable licenses or other agreements related thereto, and such Grantor will not be in default under the applicable license, sublicense or other agreement as a result of such use by the Collateral Agent, as it pertains to the

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Collateral, in preparing for sale, advertising for sale and selling any Collateral, and each Grantor’s rights under all licenses and all franchise agreements shall inure to the benefit of the Collateral Agent for such purposes to the extent permitted thereunder; provided, however, that such license (i) shall be subject to those exclusive Intellectual Property Licenses granted by the Grantors in effect on the date hereof and those granted by any Grantor hereafter, as permitted under the Credit Documents, to the extent conflicting, (ii) any such license entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default; and (iii) apply to the use of Trademarks in connection with goods and services of similar type and quality to those therefore sold by such Grantor under such Trademark. With respect to Trademarks owned by a Grantor and licensed under this Section 16(b), the applicable Grantor shall have such rights of quality control and inspection which are reasonably necessary under applicable law to maintain the validity and enforceability of such Trademarks.

(c) Solely upon and during the continuance of an Event of Default, Collateral Agent may, by written notice to the relevant Grantor, take any or all of the following actions: (i) declare the entire right, title and interest of such Grantor in and to the Intellectual Property rights, vested in Collateral Agent for the benefit of the Secured Creditors, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 10(h) to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar, (ii) take and use or sell the Intellectual Property rights, (iii) take and use or sell the goodwill of such Grantor’s business symbolized by the Trademarks and the right to carry on the business and use the assets of such Grantor in connection with which the Trademarks or Domain Names have been used and (iv) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Intellectual Property rights in any manner whatsoever, directly or indirectly, and such Grantor shall execute such further documents that Collateral Agent may reasonably request to further confirm this and to transfer ownership of the Intellectual Property rights and registrations and any pending applications in the United States Copyright Office, United States Patent and Trademark Office, equivalent office in a state of the United States or applicable Domain Name registrar to Collateral Agent.

(d) The Collateral Agent may, in addition to other rights and remedies provided for herein, in the other Credit Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon any of Grantors or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), (i) with respect to any of Grantors’ Deposit Accounts in which the Collateral Agent’s Liens are perfected by control under Section 9-104 of the Code, instruct the bank maintaining such Deposit Account for the applicable Grantor to pay the balance of such Deposit Account to or for the benefit of the Collateral Agent, and (ii) with respect to any of Grantors’ Securities Accounts in which the Collateral Agent’s Liens are perfected by control under Section 9-106 of the Code, instruct the securities intermediary maintaining such Securities Account for the applicable Grantor to (A) transfer any cash in such Securities Account to or for the benefit of the Collateral Agent, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of the Collateral Agent.

(e) Subject to the terms of the Initial Intercreditor Agreement, any cash held by the Collateral Agent as Collateral and all cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Secured Obligations in the order set forth in the Credit Agreement. In the event the proceeds of Collateral are insufficient to satisfy all of the Secured Obligations in full, each Grantor shall remain jointly and severally liable for any such deficiency.

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(f) Each Grantor hereby acknowledges that the Secured Obligations arise out of commercial transactions, and agrees that if an Event of Default shall occur and be continuing the Collateral Agent shall have the right to an immediate writ of possession without notice of a hearing. The Collateral Agent shall have the right to the appointment of a receiver for the properties and assets of each of Grantors, and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantor may have thereto or the right to have a bond or other security posted by the Collateral Agent.

17. Remedies Cumulative. Each right, power, and remedy of the Collateral Agent and the Secured Creditors as provided for in this Agreement or in the other Credit Documents or ABL Secured Hedging Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Credit Documents and the ABL Secured Hedging Agreement or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Collateral Agent or any Secured Creditor, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Collateral Agent or such Secured Creditor of any or all such other rights, powers, or remedies.

18. Marshaling. The Collateral Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Collateral Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

19. Indemnity and Expenses.

(a) Each Grantor, jointly and severally, agrees to indemnify the Collateral Agent and the other Secured Creditors from and against all claims, lawsuits and liabilities (including reasonable attorneys’ fees) resulting from this Agreement (including enforcement of this Agreement) (other than, to the extent excluded from Section 13.01 of the Credit Agreement, disputes solely between the Lenders), except claims, losses or liabilities resulting from the gross negligence or willful misconduct of the party seeking indemnification as determined by a final non-appealable order of a court of competent jurisdiction. This provision shall survive the termination of this Agreement and the Credit Agreement and the repayment of the Secured Obligations.

(b) Grantors, jointly and severally, shall, upon demand, pay to the Collateral Agent all reasonable out-of-pocket costs, expenses or disbursements (including reasonable attorneys’ fees and expenses) which the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Credit Documents, (iii) the exercise or enforcement of any of the rights of the Collateral Agent hereunder or (iv) the failure by any of the Grantors to perform or observe any of the provisions hereof.

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20. Merger, Amendments; Etc. THIS AGREEMENT, TOGETHER WITH THE OTHER CREDIT DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES. No waiver of any provision of this Agreement, and no consent to any departure by any of Grantors herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except as expressly set forth herein or in the Credit Agreement, no amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Collateral Agent and each of Grantors to which such amendment applies.

21. Addresses for Notices. All notices and other communications provided for hereunder shall be given in the form and manner and delivered to the Collateral Agent at its address specified in the Credit Agreement, and to any of the Grantors at their respective addresses specified in the Credit Agreement or, as to any party, at such other address as shall be designated by such party in a written notice to the other party.

22. Continuing Security Interest: Assignments under Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the Obligations have been paid in full in cash in accordance with the provisions of the Credit Agreement, (b) be binding upon each of the Grantors, and their respective successors and assigns, and (c) inure to the benefit of, and be enforceable by, the Collateral Agent, and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may, in accordance with the provisions of the Credit Agreement, assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such the Lender herein or otherwise. Upon payment in full in cash of the Obligations in accordance with the provisions of the Credit Agreement, the Security Interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantors or any other Person entitled thereto, and the Collateral Agent shall execute and deliver to the Grantors, at the Grantors’ expense, all termination statements, releases and other documents (without recourse and without representation or warranty) which the Grantors shall reasonably, in each case, request to evidence such termination and authorize the filing of any such termination, release or other document executed and delivered by the Collateral Agent. No transfer or renewal, extension, assignment, or termination of this Agreement or of the Credit Agreement, any other Credit Document, or any other instrument or document executed and delivered by any Grantor to the Collateral Agent nor other loans made by any Lender to the Borrowers, nor the taking of further security, nor the retaking or re-delivery of the Collateral to the Grantors, or any of them, by the Collateral Agent, nor any other act of the Secured Creditors, or any of them, shall release any of the Grantors from any obligation, except a release or discharge executed in writing by the Collateral Agent in accordance with the provisions of the Credit Agreement. The Collateral Agent shall not by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by the Collateral Agent and then only to the extent therein set forth. A waiver by the Collateral Agent of any right or remedy on any occasion shall not be construed as a bar to the exercise of any such right or remedy which the Collateral Agent would otherwise have had on any other occasion. Upon the consummation of any sale or other disposition of Collateral to any third party pursuant to a transaction permitted by the Credit Agreement or the other Credit Documents, the Security Interest granted hereby with respect to such Collateral shall terminate (but shall attach to the Proceeds or products thereof) and the Collateral Agent shall, at the reasonable request and at the expense of the applicable Grantor, provide evidence (without recourse and without any representation or warranty) of such termination.

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23. Governing Law.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER CREDIT DOCUMENT IN RESPECT OF SUCH OTHER CREDIT DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (INCLUDING ANY APPELLATE COURTS THEREOF); PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY GRANTOR, ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE COLLATERAL AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE COLLATERAL AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH GRANTOR, COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE COLLATERAL AGENT AND EACH GRANTOR WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 23(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE COLLATERAL AGENT AND EACH GRANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE COLLATERAL AGENT AND EACH GRANTOR REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE GRANTORS HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE

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JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

24. New Subsidiaries. Pursuant to Section 9.12 of the Credit Agreement, certain new direct or indirect Restricted Subsidiaries (whether by acquisition, creation or “designation”) of the Company are required to enter into this Agreement by executing and delivering in favor of the Collateral Agent a supplement to this Agreement in the form of Annex 1 attached hereto. Upon the execution and delivery of Annex 1 by each such new Subsidiary, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Borrower or Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Agreement shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor hereunder.

25. Collateral Agent. Each reference herein to any right granted to, benefit conferred upon or power exercisable by the “Collateral Agent” shall be a reference to the Collateral Agent, for the benefit of the Secured Creditors.

26. Miscellaneous.

(a) This Agreement is a Credit Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or by other electronic method of transmission (i.e. “PDF”) shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or by other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Credit Document mutatis mutandis.

(b) Any provision of this Agreement which is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(c) Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Secured Creditor or any Grantor, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

27

(e) The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

(f) Unless the context of this Agreement or any other Credit Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Credit Document refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Credit Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, accounts, leasehold interests and contract rights. Any reference herein or in any other Credit Document to the satisfaction, repayment or payment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms of the Credit Agreement) of all Obligations other than unasserted contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(g) All of the annexes, schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

[Remainder of page intentionally left blank.]

28

IN WITNESS WHEREOF, the undersigned parties hereto have executed this Agreement by and through their duly authorized officers, as of the day and year first above written.

GRANTORS:	JILL HOLDINGS LLC, a Delaware limited liability company

By:
Name:
Title:

JILL ACQUISITION LLC, a Delaware limited liability company

By:
Name:
Title:

J. JILL GIFT CARD SOLUTIONS, INC., a Florida corporation

By:
Name:
Title:

[Signature Page to ABL Security Agreement]

COLLATERAL AGENT:	CIT FINANCE LLC

By:
Name:
Title:

[Signature Page to ABL Security Agreement]

SCHEDULE 1

COPYRIGHTS

Registered Copyrights

Owner	Country	Title of Work	Registration No.	Registration Date

Sch. 1

SCHEDULE 2

MATERIAL INTELLECTUAL PROPERTY LICENSES

A.	Software License Agreements (other than off-the-shelf software licenses)

Name of Agreement
1.	[ ]
2.	[ ]

B. Trademark License Agreements

Name of Agreement
1.	[ ]
2.	[ ]

Sch. 2

SCHEDULE 3

PATENTS

Owner	Patent Titles	Country	Patent No.	Applic. No.	Filing Date	Issue Date
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

Sch. 3

SCHEDULE 4

PLEDGED COMPANIES

Name of Grantor	Name of Pledged Company	Number of Shares/ Units	Class of Interests	Percentage of Class Owned	Certificate Nos.
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

Sch. 4

SCHEDULE 5

TRADEMARKS

A.	Owned Trademarks

Mark Name	Country	Status	Class	Serial No.	Filing Date	Reg. No.	Reg. Date

[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

B.	Trade Names

Trade Names

[ ]

[ ]

C.	Domain Name Registrations

Domain Names

[ ]

[ ]

Sch. 5

SCHEDULE 6

Legal Names; Type of Organization; Jurisdiction of Organization; Organizational Identification Numbers; Federal Employer Identification Number.

Exact Legal Name of Each Grantor	Type of Organization	Jurisdiction of Organization	Organizational Identification Number	Federal Employer Identification Number

[ ]	[ ]

[ ]	[ ]

Sch. 6

SCHEDULE 7

CHIEF EXECUTIVE OFFICE

Grantor	Address(es) of Chief Executive Office

Sch. 7

SCHEDULE 8

INVENTORY AND EQUIPMENT LOCATIONS

Grantor	Location

Sch. 8

SCHEDULE 9

INSTRUMENTS AND TANGIBLE CHATTEL PAPER

Grantor	Description of Instrument/Tangible Chattel Paper

Sch. 9

SCHEDULE 10

COMMERCIAL TORT CLAIMS

Sch. 10

SCHEDULE 11

DEPOSIT ACCOUNTS

Name of Grantor	Description of Deposit/Securities Account	Account Number	Name of Bank, Address and Contact Information	Jurisdiction of Bank (determined in accordance with Code§ 9- 304)

[ ]	[ ]	[ ]	[ ]	[ ]

[ ]	[ ]	[ ]	[ ]	[ ]

Sch. 11

SCHEDULE 12

LETTER OF CREDIT RIGHTS

Sch. 12

SCHEDULE 13

OWNED REAL PROPERTY

Grantor	Property	Property Address	County

[ ]	[ ]	[ ]	[ ]

[ ]	[ ]	[ ]	[ ]

Sch. 13

SCHEDULE 14

LIST OF UNIFORM COMMERCIAL CODE FILING JURISDICTIONS

Grantor	Jurisdiction

[ ]	[ ]

[ ]	[ ]

Sch. 14

ANNEX 1 TO SECURITY AGREEMENT

FORM OF SUPPLEMENT

Supplement No.             (this “Supplement”) dated as of                     , 20    , to the Security Agreement dated as of May 8, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by each of the parties listed on the signature pages thereto and those additional entities that thereafter become parties thereto (collectively, jointly and severally, “Grantors” and each individually “Grantor”) and CIT FINANCE LLC (“CIT”), in its capacity as collateral agent (together with its successors, the “Collateral Agent”) for the benefit of the Secured Creditors (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain ABL Credit Agreement dated as of May 8, 2015 (as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”) among JILL HOLDINGS LLC, a Delaware limited liability company (“Parent”), the other Guarantors from time to time party thereto, (together with Parent each a “Guarantor” and collectively the “Guarantors”), JILL ACQUISITION LLC, a Delaware limited liability company (the “Company”), J. JILL GIFT CARD SOLUTIONS, INC., a Florida corporation (“Gift Card”), certain other Subsidiaries of the Company from time to time party thereto as borrowers (together with Gift Card and the Company, each a “Borrower” and collectively the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), and CIT in its capacity as the Administrative Agent (together with the Lenders and the Collateral Agent, the “Lender Creditors”) and the Collateral Agent, the Lender Creditors have agreed to make certain financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof;

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement or the Credit Agreement;

WHEREAS, the Credit Parties may enter into (or be a party to) one or more ABL Secured Hedging Agreements with a Hedging Creditor;

WHEREAS, the Credit Parties may enter into (or be a party to) one or more ABL Secured Cash Management Agreements with a Cash Management Bank (the Hedging Creditors, the Cash Management Banks and the Lender Creditors are herein called the “Secured Creditors”);

WHEREAS, the Grantors have entered into the Security Agreement in order to induce the Secured Creditors to make certain financial accommodations to the Borrowers; and

WHEREAS, pursuant to Section 9.12 of the Credit Agreement, certain new direct or indirect Subsidiaries of any Credit Party must execute and deliver certain Credit Documents, including the Security Agreement, and the execution of the Security Agreement by the undersigned new Grantor or Grantors (collectively, the “New Grantors”) may be accomplished by the execution of this Supplement in favor of the Collateral Agent, for the benefit of the Secured Creditors.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each New Grantor hereby agrees as follows:

1. In accordance with Section 24 of the Security Agreement, each New Grantor, by its signature below, becomes a “Grantor” under the Security Agreement with the same force and effect as if

Annex-1

originally named therein as a “Grantor” and each New Grantor hereby (a) agrees to all of the terms and provisions of the Security Agreement applicable to it as a “Grantor” thereunder and (b) represents and warrants that the representations and warranties made by it as a “Grantor” thereunder are true and correct in all material respects (or, if qualified by materiality, are true and correct in all respects) on and as of the date hereof. In furtherance of the foregoing, each New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby grant, assign, and pledge to the Collateral Agent, for the benefit of the Secured Creditors, a security interest in and security title to all Collateral (as defined in the Security Agreement) of such New Grantor including, all property of the type described in Section 2 of the Security Agreement to secure the full and prompt payment of the Secured Obligations, including, any interest thereon, plus reasonable attorneys’ fees and expenses if the Secured Obligations represented by the Security Agreement are collected by law, through an attorney-at-law, or under advice therefrom. Schedule 1, “Copyrights”, Schedule 2, “Material Intellectual Property Licenses”, Schedule 3, “Patents”, Schedule 4, “Pledged Companies”, Schedule 5, “Trademarks”, Schedule 6, “Legal Names; Type of Organization; Jurisdiction of Organization; Organizational Identification Numbers; Federal Employer Identification Number”, Schedule 7, “Chief Executive Office”, Schedule 8, “Inventory and Equipment Locations”, Schedule 9, “Instruments and Tangible Chattel Paper”, Schedule 10, “Commercial Tort Claims”, Schedule 11, “Deposit Accounts”, Schedule 12, “Letter of Credit Rights”, Schedule 13, “Owned Real Property” and Schedule 14, “List of Uniform Commercial Code Filing Jurisdictions”, attached hereto supplement Schedule 1, Schedule 2, Schedule 3, Schedule 4, Schedule 5, Schedule 6, Schedule 7, Schedule 8, Schedule 9, Schedule 10, Schedule 11, Schedule 12, Schedule 13, and Schedule 14, respectively, to the Security Agreement and shall be deemed a part thereof for all purposes of the Security Agreement. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is incorporated herein by reference.

2. Each New Grantor represents and warrants to the Collateral Agent and the Secured Creditors that this Supplement has been duly executed and delivered by such New Grantor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3. This Supplement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission shall be as effective as delivery of a manually executed counterpart hereof.

4. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

5. This Supplement shall be construed in accordance with and governed by the laws of the State of New York.

Notwithstanding anything herein to the contrary, the Liens and Security Interests granted to the Collateral Agent pursuant to this Supplement in any Collateral and the exercise of any right or remedy by the Collateral Agent with respect to any Collateral hereunder are subject to the provisions of the Initial Intercreditor Agreement. In the event of any conflict between the terms of the Initial Intercreditor Agreement and this Supplement (other than Section 1 hereof) the terms of the Initial Intercreditor Agreement shall govern and control.

[Remainder of this page intentionally left blank.]

Annex-2

IN WITNESS WHEREOF, each New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

NEW GRANTORS:	[Name of New Grantor]

By:
Name:
Title:

[Name of New Grantor]

By:
Name:
Title:

COLLATERAL AGENT:	CIT FINANCE LLC, as Collateral Agent

By:
Name:
Title:

Annex-3

EXHIBIT A

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Copyright Security Agreement”) is made this              day of                     , 20    , among the Grantors listed on the signature pages hereto (“Grantors” and each, a “Grantor”), and CIT FINANCE LLC (“CIT”), in its capacity as Collateral Agent (together with its successors, the “Collateral Agent”) for the benefit of the Secured Creditors (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain ABL Credit Agreement dated as of May 8, 2015 (as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”) among JILL HOLDINGS LLC, a Delaware limited liability company (“Parent”), the other Guarantors from time to time party thereto, (together with Parent each a “Guarantor” and collectively the “Guarantors”), JILL ACQUISITION LLC, a Delaware limited liability company (the “Company”), J. JILL GIFT CARD SOLUTIONS, INC., a Florida corporation (“Gift Card”), certain other Subsidiaries of the Company from time to time party thereto as borrowers (together with Gift Card and the Company, each a “Borrower” and collectively the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), and CIT in its capacity as the Administrative Agent (together with the Lenders and the Collateral Agent, the “Lender Creditors”) and the Collateral Agent, the Lender Creditors have agreed to make certain financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof;

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement or the Credit Agreement;

WHEREAS, the Credit Parties may enter into (or be a party to) one or more ABL Secured Hedging Agreements with a Hedging Creditor;

WHEREAS, the Credit Parties may enter into (or be a party to) one or more ABL Secured Cash Management Agreements with a Cash Management Bank (the Hedging Creditors, the Cash Management Banks and the Lender Creditors are herein called the “Secured Creditors”);

WHEREAS, in order to induce the Lender Creditors to enter into the Credit Agreement and the other Credit Documents and to induce the Lender Creditors to make financial accommodations to the Borrowers as provided for in the Credit Agreement, the Grantors agreed to grant a continuing security interest in and to the Collateral, including the Copyright Collateral (as defined below), in order to secure the prompt and complete payment, observance and performance of, among other things, the Secured Obligations, pursuant to that certain Security Agreement dated as of May 8, 2015 among the Grantors and the Collateral Agent (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, amended and restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, the Grantors are required to execute and deliver to the Collateral Agent, for the benefit of the Secured Creditors, this Copyright Security Agreement.

NOW, THEREFORE, for and in consideration of the recitals made above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors hereby agree as follows:

Exh. A-1

1. DEFINED TERMS. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement or the Credit Agreement.

2. GRANT OF SECURITY INTEREST IN COPYRIGHT COLLATERAL. Each Grantor hereby unconditionally grants and pledges to the Collateral Agent and its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Creditors, to secure the Secured Obligations, a continuing security interest (referred to in this Copyright Security Agreement as the “Security Interest”) in such Grantor’s right, title and interest in, to the following, whether now owned by or hereafter acquired by or arising in favor of such Grantor (collectively, the “Copyright Collateral”):

(a) all of such Grantor’s copyrights and copyright registrations, including (i) the copyright registrations and recordings thereof and all applications in connection therewith listed on Schedule I; (ii) all extensions or renewals thereof; and (iii) all rights corresponding thereto; and

(b) all products and proceeds (as that term is defined in the Code) of the foregoing, including any claim by such Grantor against third parties for past, present or future infringement or dilution of any Copyright.

3. SECURITY FOR OBLIGATIONS. The Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Copyright Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by the Grantors, or any of them, to the Collateral Agent or any Secured Creditor whether or not they are unenforceable or not allowable due to the existence of an Insolvency or Liquidation Proceeding involving any Grantor.

4. SECURITY AGREEMENT. The Security Interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interests granted to the Collateral Agent, for the benefit of the Secured Creditors, pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Security Interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Copyright Security Agreement and the Security Agreement, the Security Agreement shall control.

5. AUTHORIZATION TO SUPPLEMENT. Grantors hereby authorize the Collateral Agent unilaterally to modify this Copyright Security Agreement by amending Schedule I to include any future United States registered copyrights or applications therefor of the Grantors. Notwithstanding the foregoing, no failure to so modify this Copyright Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from the Collateral Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6. TERMINATION. This Copyright Security Agreement shall terminate upon termination of the Security Agreement.

7. COUNTERPARTS. This Copyright Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Copyright Security Agreement or any other Credit Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

Exh. A-2

8. GOVERNING LAW. THE VALIDITY OF THIS COPYRIGHT SECURITY AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9. CONSTRUCTION. Unless the context of this Copyright Security Agreement or any other Credit Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Copyright Security Agreement or any other Credit Document refer to this Copyright Security Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Copyright Security Agreement or such other Credit Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Copyright Security Agreement unless otherwise specified. Any reference in this Copyright Security Agreement or in any other Credit Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein or in any other Credit Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms of the Credit Agreement) of all Obligations other than unasserted contingent indemnification and expense reimbursement Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Credit Document shall be satisfied by the transmission of a Record.

10. INTERCREDITOR AGREEMENT. Notwithstanding anything herein to the contrary, the Liens and Security Interests granted to the Collateral Agent pursuant to this Copyright Security Agreement in any Collateral and the exercise of any right or remedy by the Collateral Agent with respect to any Collateral hereunder are subject to the provisions of the Initial Intercreditor Agreement. In the event of any conflict between the terms of the Initial Intercreditor Agreement and this Copyright Security Agreement, the terms of the Initial Intercreditor Agreement shall govern and control.

[Remainder of this page intentionally left blank.]

Exh. A-3

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTORS:	[Name of Grantor]

By:
Name:
Title:

[Name of Grantor]

By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED BY:

COLLATERAL AGENT:	CIT FINANCE LLC

By:
Name:
Title:

Exh. A-4

SCHEDULE

TO

COPYRIGHT SECURITY AGREEMENT

UNITED STATES COPYRIGHT REGISTRATIONS

Grantor	Copyright	Registration No.	Registration Date

EXHIBIT B

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (this “Patent Security Agreement”) is made this         day of                     20    , among Grantors listed on the signature pages hereto (“Grantors” and each, a “Grantor”), and CIT FINANCE LLC, in its capacity as Collateral Agent for the benefit of the Secured Creditors (together with its successors, the “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain ABL Credit Agreement dated as of May 8, 2015 (as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”) among JILL HOLDINGS LLC, a Delaware limited liability company (“Parent”), the other Guarantors from time to time party thereto, (together with Parent each a “Guarantor” and collectively the “Guarantors”), JILL ACQUISITION LLC, a Delaware limited liability company (the “Company”), J. JILL GIFT CARD SOLUTIONS, INC., a Florida corporation (“Gift Card”), certain other Subsidiaries of the Company from time to time party thereto as borrowers (together with Gift Card and the Company, each a “Borrower” and collectively the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), and CIT in its capacity as the Administrative Agent (together with the Lenders and the Collateral Agent, the “Lender Creditors”) and the Collateral Agent, the Lender Creditors have agreed to make certain financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof;

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement or the Credit Agreement;

WHEREAS, the Credit Parties may enter into (or be a party to) one or more ABL Secured Hedging Agreements with a Hedging Creditor;

WHEREAS, the Credit Parties may enter into (or be a party to) one or more ABL Secured Cash Management Agreements with a Cash Management Bank (the Hedging Creditors, the Cash Management Banks and the Lender Creditors are herein called the “Secured Creditors”);

WHEREAS, in order to induce the Lender Creditors to enter into the Credit Agreement and the other Credit Documents and to induce the Lender Creditors to make financial accommodations to the Borrowers as provided for in the Credit Agreement, the Grantors agreed to grant a continuing security interest in and to the Collateral, including the Patent Collateral (as defined below), in order to secure the prompt and complete payment, observance and performance of, among other things, the Secured Obligations, pursuant to that certain Security Agreement dated as of May 8, 2015 among the Grantors and the Collateral Agent (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, amended and restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, the Grantors are required to execute and deliver to the Collateral Agent, for the benefit of the Secured Creditors, this Patent Security Agreement.

Exh. B-1

NOW, THEREFORE, for and in consideration of the recitals made above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors hereby agree as follows:

1. DEFINED TERMS. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement or the Credit Agreement.

2. GRANT OF SECURITY INTEREST IN PATENT COLLATERAL. Each Grantor hereby unconditionally grants and pledges to the Collateral Agent and its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Creditors, to secure the Secured Obligations, a continuing security interest (referred to in this Patent Security Agreement as the “Security Interest”) in such Grantor’s right, title and interest in, to the following, whether now owned by or hereafter acquired by or arising in favor of such Grantor (collectively, the “Patent Collateral”):

(a) all of its patents and patent applications, including (i) the patents and patent applications listed on Schedule I; (ii) all renewals, continuations, divisionals, continuations-in-part, reissues and examinations thereof, and (iii) all rights corresponding thereto; and

(b) all products and proceeds (as that term is defined in the Code) of the foregoing, including any claim by such Grantor against third parties for past, present or future infringement or dilution of any Patent or any Patent licensed under any Intellectual Property License.

3. SECURITY FOR OBLIGATIONS. The Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Patent Security Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by the Grantors, or any of them, to the Collateral Agent or any Secured Creditor, whether or not they are unenforceable or not allowable due to the existence of an Insolvency or Liquidation Proceeding involving any Grantor.

4. SECURITY AGREEMENT. The security interests granted pursuant to this Patent Security Agreement are granted in conjunction with the security interests granted to the Collateral Agent, for the benefit of the Secured Creditors, pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Patent Security Agreement and the Security Agreement, the Security Agreement shall control.

5. AUTHORIZATION TO SUPPLEMENT. If any Grantor shall obtain rights to any new patentable invention or become entitled to the benefit of any patent application or patent for any continuations, divisionals, continuations-in-part, reissues, or reexaminations of the patents or patent applications listed on Schedule I, the provisions of this Patent Security Agreement shall automatically apply thereto. Without limiting Grantors’ obligations under this Section, Grantors hereby authorize the Collateral Agent unilaterally to modify this Patent Security Agreement by amending Schedule I to include any such new patent rights of Grantors. Notwithstanding the foregoing, no failure to so modify this Patent Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from the Collateral Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6. TERMINATION. This Patent Security Agreement shall terminate upon termination of the Security Agreement.

7. COUNTERPARTS. This Patent Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Patent Security Agreement or any

Exh. B-2

other Credit Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

8. GOVERNING LAW. THE VALIDITY OF THIS PATENT SECURITY AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9. CONSTRUCTION. Unless the context of this Patent Security Agreement or any other Credit Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Patent Security Agreement or any other Credit Document refer to this Patent Security Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Patent Security Agreement or such other Credit Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Patent Security Agreement unless otherwise specified. Any reference in this Patent Security Agreement or in any other Credit Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein or in any other Credit Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms of the Credit Agreement) of all Obligations other than unasserted contingent indemnification and expense reimbursement Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Credit Document shall be satisfied by the transmission of a Record.

10. INTERCREDITOR AGREEMENT. Notwithstanding anything herein to the contrary, the Liens and Security Interests granted to the Collateral Agent pursuant to this Patent Security Agreement in any Collateral and the exercise of any right or remedy by the Collateral Agent with respect to any Collateral hereunder are subject to the provisions of the Initial Intercreditor Agreement. In the event of any conflict between the terms of the Initial Intercreditor Agreement and this Patent Security Agreement, the terms of the Initial Intercreditor Agreement shall govern and control.

[Remainder of this page intentionally left blank.]

Exh. B-3

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTORS:	[Name of Grantor]

By:
Name:
Title:

[Name of Grantor]

By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED BY:

COLLATERAL AGENT:	CIT FINANCE LLC

By:
Name:
Title:

Exh. B-4

SCHEDULE I

TO

PATENT SECURITY AGREEMENT

UNITED STATES PATENTS AND PATENT APPLICATIONS

EXHIBIT C

PLEDGED INTERESTS ADDENDUM

This Pledged Interests Addendum, dated as of [                    ], 20[    ], is delivered pursuant to Section 6 of the Security Agreement referred to below. The undersigned hereby agrees that this Pledged Interests Addendum may be attached to that certain Security Agreement, dated as of May 8, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), made by the undersigned, together with the other Grantors named therein, to CIT FINANCE LLC, as Collateral Agent. Initially capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Security Agreement or the Credit Agreement. The undersigned hereby agrees that the additional interests listed on this Pledged Interests Addendum as set forth below shall be and become part of the Pledged Interests pledged by the undersigned to the Collateral Agent in the Security Agreement and any pledged company set forth on this Pledged Interests Addendum as set forth below shall be and become a “Pledged Company” under the Security Agreement, each with the same force and effect as if originally named therein.

The undersigned hereby certifies that the representations and warranties set forth in Section 5 of the Security Agreement, to the extent applicable, of the undersigned are true and correct as to the Pledged Interests listed herein on and as of the date hereof.

[Name of Grantor]

By:
Name:
Title:

Exh. C-1

Name of Grantor	Name of Pledged Company	Number of Shares/ Units	Class of Interests	Percentage of Class Owned	Certificate Nos.

Exh. C-2

EXHIBIT D

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Trademark Security Agreement”) is made this         day of                 , 20    , among the Grantors listed on the signature pages hereof (“Grantors” and each, a “Grantor”), and CIT FINANCE LLC (“CIT”), in its capacity as Collateral Agent (together with its successors, the “Collateral Agent”) for the benefit of the Secured Creditors (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain ABL Credit Agreement dated as of even date herewith (as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”) among JILL HOLDINGS LLC, a Delaware limited liability company (“Parent”), the other Guarantors from time to time party thereto, (together with Parent each a “Guarantor” and collectively the “Guarantors”), JILL ACQUISITION LLC, a Delaware limited liability company (the “Company”), J. JILL GIFT CARD SOLUTIONS, INC., a Florida corporation (“Gift Card”), certain other Subsidiaries of the Company from time to time party thereto as borrowers (together with Gift Card and the Company, each a “Borrower” and collectively the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), and CIT in its capacity as the Administrative Agent (together with the Lenders and the Collateral Agent, the “Lender Creditors”) and the Collateral Agent, the Lender Creditors have agreed to make certain financial accommodations available to Borrowers from time to time pursuant to the terms and conditions thereof;

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement or the Credit Agreement;

WHEREAS, the Credit Parties may enter into (or be a party to) one or more ABL Secured Hedging Agreements with a Hedging Creditor;

WHEREAS, the Credit Parties may enter into (or be a party to) one or more ABL Secured Cash Management Agreements with a Cash Management Bank (the Hedging Creditors, the Cash Management Banks and the Lender Creditors are herein called the “Secured Creditors”);

WHEREAS, in order to induce the Lender Creditors to enter into the Credit Agreement and the other Credit Documents and to induce the Lender Creditors to make financial accommodations to Borrowers as provided for in the Credit Agreement, the Grantors agreed to grant a continuing security interest in and to the Collateral, including the Trademark Collateral (as defined below), in order to secure the prompt and complete payment, observance and performance of, among other things, the Secured Obligations, pursuant to that certain Security Agreement dated as of May 8, 2015 among the Grantors and the Collateral Agent (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, amended and restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Collateral Agent, for the benefit of the Secured Creditors, this Trademark Security Agreement.

NOW, THEREFORE, for and in consideration of the recitals made above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors hereby agree as follows:

Exh. D-1

1. DEFINED TERMS. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement or the Credit Agreement.

2. GRANT OF SECURITY INTEREST IN TRADEMARK COLLATERAL. Each Grantor hereby unconditionally grants and pledges to the Collateral Agent, and its successors and permitted assigns, on behalf of and for the ratable benefit of the Secured Creditors, to secure the Secured Obligations, a continuing security interest (referred to in this Trademark Security Agreement as the “Security Interest”) in such Grantor’s right, title and interest in, to the following, whether now owned by or hereafter acquired by or arising in favor of such Grantor (collectively, the “Trademark Collateral”):

(a) all of its trademarks, trade names, service marks, trade dress, logos, slogans, designs or fictitious business names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) those marks listed on Schedule I; (ii) all renewals thereof; (iii) all rights corresponding thereto, and (iv) the goodwill of the businesses with which the Trademark Collateral is associated; and

(b) all products and proceeds (as that term is defined in the Code) of the foregoing, including any claim by such Grantor against third parties for past, present or future (i) infringement or dilution of any Trademark or (ii) injury to the goodwill associated with any Trademark.

3. SECURITY FOR OBLIGATIONS. The Security Interest created hereby secures the payment and performance of all the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Trademark Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by the Grantors, or any of them, to the Collateral Agent or any Secured Creditor, whether or not they are unenforceable or not allowable due to the existence of an Insolvency or Liquidation Proceeding involving any Grantor.

4. SECURITY AGREEMENT. The Security Interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interests granted to the Collateral Agent, for the benefit of the Secured Creditors, pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Trademark Security Agreement and the Security Agreement, the Security Agreement shall control.

5. AUTHORIZATION TO SUPPLEMENT. If any Grantor shall obtain rights to any new trademarks, the provisions of this Trademark Security Agreement shall automatically apply thereto. Without limiting the Grantors’ obligations under this Section, the Grantors hereby authorize the Collateral Agent unilaterally to modify this Trademark Security Agreement by amending Schedule I to include any such new trademark rights of the Grantors. Notwithstanding the foregoing, no failure to so modify this Trademark Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from the Collateral Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6. TERMINATION. This Trademark Security Agreement shall terminate upon termination of the Security Agreement.

7. COUNTERPARTS. This Trademark Security Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Trademark

Exh. D-2

Security Agreement or any other Credit Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

8. GOVERNING LAW. THE VALIDITY OF THIS TRADEMARK SECURITY AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9. CONSTRUCTION. Unless the context of this Trademark Security Agreement or any other Credit Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Trademark Security Agreement or any other Credit Document refer to this Trademark Security Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Trademark Security Agreement or such other Credit Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Trademark Security Agreement unless otherwise specified. Any reference in this Trademark Security Agreement or in any other Credit Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein or in any other Credit Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms of the Credit Agreement) of all Obligations other than unasserted contingent indemnification and expense reimbursement Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Credit Document shall be satisfied by the transmission of a Record.

10. INTERCREDITOR AGREEMENT. Notwithstanding anything herein to the contrary, the Liens and Security Interests granted to the Collateral Agent pursuant to this Trademark Security Agreement in any Collateral and the exercise of any right or remedy by the Collateral Agent with respect to any Collateral hereunder are subject to the provisions of the Initial Intercreditor Agreement. In the event of any conflict between the terms of the Initial Intercreditor Agreement and this Trademark Security Agreement, the terms of the Initial Intercreditor Agreement shall govern and control.

[Remainder of this page intentionally left blank.]

Exh. D-3

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTORS:	[Name of Grantor]

By:
Name:
Title:

[Name of Grantor]

By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED BY:

COLLATERAL AGENT:	CIT FINANCE LLC

By:
Name:
Title:

Exh. D-4

SCHEDULE I

TO

TRADEMARK SECURITY AGREEMENT

UNITED STATES TRADEMARK REGISTRATIONS/APPLICATIONS

Grantor	Mark	Application/ Registration No.	App/Reg Date

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

May 8, 2015

This Solvency Certificate is being executed and delivered pursuant to Section 6.13 of that certain ABL Credit Agreement (the “ABL Credit Agreement”) dated as of May 8, 2015, among Jill Holdings LLC, a Delaware limited liability company (“Holdings”), Jill Acquisition LLC, a Delaware limited liability company (the “Borrower”), J. Jill Gift Card Solutions, Inc., a Florida corporation, the Lenders from time to time party thereto and CIT Finance LLC, as administrative agent and collateral agent, and Section 5.14 of that certain Term Loan Credit Agreement (the “Term Loan Credit Agreement” and together with the ABL Credit Agreement, collectively, the “Credit Agreements,” and each a “Credit Agreement”) dated as of May 8, 2015, among Holdings, the Borrower, the Lenders from time to time party thereto, and Jefferies Finance LLC, as administrative agent and collateral agent. Unless otherwise defined herein, capitalized terms used in this Solvency Certificate shall have the meanings set forth in the Term Loan Credit Agreement.

I, [    ], the [chief financial officer/equivalent officer] of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Borrower and that I am generally familiar with the businesses and assets of Holdings, the Borrower and its Restricted Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to each of the Credit Agreements.

I further certify, solely in my capacity as [chief financial officer/equivalent officer] of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transaction and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreements and the Transaction on the date hereof, that, (i) the sum of the debt (including contingent liabilities) of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the capital of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings, the Borrower or its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

Exhibit G

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title:

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 9.01(e) of the ABL Credit Agreement dated as of May 8, 2105 (as it may be amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, the “ABL Credit Agreement”) among Jill Holdings LLC (“Parent”), the other Guarantors from time to time party thereto, Jill Acquisition LLC (the “Company”), J. Jill Gift Card Solutions, Inc. (“Gift Card”), certain other Subsidiaries of the Company from time to time party thereto as borrowers (together with Gift Card and the Company, each a “Borrower” and collectively the “Borrowers”), and CIT Finance LLC, as Administrative Agent and Collateral Agent. Terms defined in the ABL Credit Agreement and not otherwise defined herein are used herein as therein defined.

I, the [Chief Executive Officer/Chief Financial Officer/Treasurer/Principal Accounting Officer/President] of the Company, hereby certify that:

a. Attached hereto as Annex I are the financial statements required to be delivered in accordance with Section [9.01(a)][9.01(b)][9.01(c)] of the ABL Credit Agreement.

b. No Default or Event of Default has occurred or is continuing under the ABL Credit Agreement.1

c. [Attached hereto as Annex II are detailed calculations demonstrating compliance by the Company and its Restricted Subsidiaries with the covenant contained in Section 10.11 of the ABL Credit Agreement for the Test Period ended [                    ]. The Company and its Subsidiaries are in compliance with such Section as of the fiscal quarter end with respect to which this Compliance Certificate is delivered in accordance with Section 9.01(e) of the ABL Credit Agreement.]2

d. [Attached hereto as Annex III is a list of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as of the [Fiscal Quarter][Fiscal Year] with respect to which this Compliance Certificate is delivered in accordance with Section 9.01(e) of the ABL Credit Agreement, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent [Fiscal Year][Fiscal Quarter].]3

e. [Attached hereto as Annex IV is the opinion of [accounting firm.]]4

IN WITNESS WHEREOF, I have executed this Compliance Certificate this     day of                     , 20    .

JILL ACQUISITION LLC

By:
Name:
Title:	[Chief Executive Officer/Chief Financial
Officer/Treasurer/Principal Accounting Officer/President]

[1]	If a Default or Event of Default has occurred and is continuing, an explanation specifying the nature and extent of such Default or Event of Default shall be provided on a separate page.
[2]	To accompany financial statements required by Section 9.01(a) and 9.01(b) of the ABL Credit Agreement. All calculations shall be in reasonable detail satisfactory to the Administrative Agent and shall include, among other things, an explanation of the methodology used in such calculations and a breakdown of the components of such calculations.
[3]	To accompany financial statements required by Section 9.01(a) and 9.02(b) of the ABL Credit Agreement.
[4]	To accompany financial statements required by Section 9.01(a) of the ABL Credit Agreement.

ANNEX I

[Annual] [Quarterly] [Monthly] Financial Statements

ANNEX II

The information described herein is as of [                    ], 20[    ]5 (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [first day of applicable Test Period] to the Computation Date (the “Relevant Period”).

Financial Covenants	Amount
Fixed Charge Coverage Ratio (Section 10.11)

a. Consolidated EBITDA[6] for the Test Period ended on the Computation Date, determined on a Pro Forma Basis.	$

b. Fixed Charges[7] for the Test Period ended on the Computation Date, determined on a Pro Forma Basis.	$

c. Ratio of line a to line b		:1.00

d. Minimum required pursuant to Section 10.11 of the ABL Credit Agreement (during a Financial Covenant Compliance Period only).		1.00:1.00

[5]	Insert the last day of the respective Fiscal Month, Fiscal Quarter or Fiscal Year covered by the financial statements which are required to be accompanied by this Compliance Certificate.
[6]	Attach as Exhibit A hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA for purposes of the Fixed Charge Coverage Ratio.
[7]	Attach as Exhibit B hereto in reasonable detail the calculations required to arrive at Fixed Charges for purposes of the Fixed Charge Coverage Ratio.

Exhibit A to Annex II

Consolidated EBITDA

	(a)	Consolidated Net Income for the Test Period most recently ended [ ], 20[ ]

Plus:

	(b)	an amount which, in the determination of Consolidated Net Income for such period, has been deducted (and not added back) (or, in the case of amounts pursuant to clause (vii) below, not already included in Consolidated Net Income) for, without duplication:

(i)          Consolidated Interest Expense, (and to the extent not included in interest expense, (A) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Equity or Disqualified Equity Interests and (B) costs of surety bonds in connection with financing activities) for such period,

(ii)        provision for Taxes based on income, profits or capital of the Company and its Restricted Subsidiaries, including federal, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period including (A) penalties and interest related to such taxes or arising from any tax examinations and (B) in respect of repatriated funds,

(iii)       depreciation and amortization expense and impairment charges (including amortization of intangible assets (including goodwill), deferred financing fees or costs), Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits),

(iv)       net unusual, extraordinary or nonrecurring charges, expenses or losses (including accruals and payments for amounts payable under executive employment agreements, severance costs, relocation costs, strategic review costs, store/office closure costs, legal settlement costs, retention or completion bonuses, losses realized on disposition of property outside of the ordinary course of business, and losses relating to activities constituting a business that is being terminated or discontinued),

(v)         other non-cash charges, expenses or losses (excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period, or write-off or write-down or reserves with respect to Consolidated Current Assets) including (A) any non-cash increase in expenses resulting from the revaluation of Inventory (including any impact of changes to Inventory valuation policy methods including changes in capitalization and variances), (B) losses recognized in respect of post-retirement benefits as a result of the application of FASB ASC 715, (C) losses on minority interests owned by any Person, (D) all losses from Investments recorded using the equity method, (E) the non-cash impact of accounting changes or restatements, (F) non-cash fair value adjustments in Investments, and (G) the non-cash portion of rent expense,

(vi)       restructuring charges (including any unusual, extraordinary or non-recurring operating expenses directly attributable to the implementation of any cost savings initiatives), accruals or reserves and business optimization expense (including any restructuring costs and integration costs incurred in connection with Permitted Acquisitions after the Effective Date), costs associated with strategic reviews, project start-up costs, transition costs, costs related to the opening, closure and/or consolidation of offices, facilities and stores (including the termination or discontinuance of activities constituting a business) (and proposals in connection therewith, whether or not successful), retention charges, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs, excess pension charges and consulting fees, and Pre-Opening Expenses,

(vii)      the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Company in good faith to be realized (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with the Transaction, any acquisition or disposition by the Company or any Restricted Subsidiary (including the termination or discontinuance of activities constituting a business, any New Project, the termination of senior management and other headcount reductions, the closure of stores/offices domestically and internationally and product sample reductions) or any operational change taken or committed to be taken during such period, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided, that (A) a duly completed certificate signed by an Authorized Officer of the Company shall be delivered to the Administrative Agent, certifying that (1) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized within the timeframes set forth in clauses (I) and (II) below and factually supportable as determined in good faith by the Company, and (2) such cost savings, operating expense reductions, other operating improvements and synergies are to be realized within (I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transaction, 18 months after the Effective Date and (II) in all other cases, within 18 months after the consummation of the acquisition, disposition or operational change which is expected to result in such cost savings, expense reductions, operating improvements or synergies, (B) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, and (C) projected amounts (that are not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (vii) to the extent occurring more than eight full Fiscal Quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, operating improvements and synergies,[8]

[8]	Subject to delivery of completed certificate in accordance with clause (A) of the proviso to clause (b)(vii) of the definition of “Consolidated EBITDA”.

(viii)     non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options or other Equity Interests to employees of Parent, the Company or any Restricted Subsidiary pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options prior to the Effective Date) or the treatment of such options or other Equity Interests under variable plan accounting,

(ix) Transaction Costs,

(x)         the amount of expenses relating to payments made to option holders or related equity holders of Parent or any parent holding company in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted by the ABL Credit Agreement,

(xi)       any costs or expenses incurred pursuant to any management equity plan or share or unit option plan or any other management or employee benefit plan or agreement or share or unit subscription or shareholder or similar agreement, to the extent such costs or expenses are funded with cash proceeds contributed to the capital of the Company or the Net Cash Proceeds of any issuance of Equity Interests (other than Disqualified Equity Interests) of Parent or the Company (or any parent holding company thereof),

(xii)      transaction fees and expenses incurred, or amortization thereof, in connection with, to the extent permitted hereunder, any Investment, any debt issuance, any issuance of Qualified Equity Interests (including without limitation costs associated with an IPO of the Company or any parent holding company), any acquisition, any disposition, any casualty event, or any amendments or waivers of the Credit Documents and Permitted Refinancings in connection therewith, in each case, whether or not consummated,

(xiii)     proceeds from business interruption insurance (to the extent not reflected as revenue or income in Consolidated Net Income and to the extent that the related loss was deducted in the determination of Consolidated Net Income),

(xiv)     charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in connection with the Transaction, a Permitted Acquisition or any other acquisition permitted by the Credit Documents or any transaction permitted by the Credit Documents, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed to the Company or any Restricted Subsidiary in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (xiv) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next measurement period),

(xv)      cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back, and

(xvi)     the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Sponsor or any Affiliate of the Sponsor (or any accruals related to such fees and related expenses) during such period not in contravention of this Agreement,

(xvii)    the amount of any loss attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided, that (A) such losses are reasonably identifiable and factually supportable and certified by an Authorized Officer of the Company and (B) losses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this clause (xvii), and

(xviii) net realized losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830,

Minus:

	(c)	an amount which, in the determination of Consolidated Net Income, has been included for:

(i) all non-recurring, extraordinary or unusual gains and non-cash income during such period (including income related to any purchase of Term Loans by any Affiliated Person),

(ii)        other non-cash income or gains including (A) any non-cash increase in income resulting from the revaluation of Inventory (including any impact of changes to Inventory valuation policy methods including changes in capitalization and variances and the non-cash portion of rent expense), (B) gains recognized in respect of postretirement benefits as a result of the application of FASB ASC 715 or FASB 106, (C) gains on minority interests owned by any Person, (D) all gains from Investments recorded using the equity method, (E) the non-cash impact of accounting changes or restatements and (F) non-cash fair value adjustments in Investments but excluding (x) accrual of revenue in the ordinary course, (y) any such items in respect of which cash was received in a prior period or will be received in a future period (and, in the case of cash that was received in a prior period, such amounts previously reduced Consolidated Net Income in a prior period (and would not have been required to be added back pursuant to preceding clause (b))) or (z) any such items which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required (and where such accrual or reserve previously reduced Consolidated Net Income in a prior period (and would not have been required to be added back pursuant to preceding clause (b))), all as determined on a consolidated basis,

(iii)       the amount of cash received in such period in respect of any non-cash income or gain in a prior period (to the extent such non-cash income or gain previously increased Consolidated Net Income in a prior period (and would not have been required to be deducted pursuant to preceding clause (c)(ii)),

(iv)       any gains realized upon the disposition of property outside of the ordinary course of business or gains relating to activities constituting a business that is being terminated or discontinued, and

(v) all cash payments made during the respective period in respect of any amounts that previously were added under preceding clause (b) on basis that they were non-cash items

Minus:

	(d)	the amount of Dividends paid (i) to Parent or any parent entity of Parent for operating expenses or (ii) as fees to and indemnities to directors of Parent or any parent entity of Parent or of the Company or its Restricted Subsidiaries to the extent (x) such amount, if paid directly by the Company, would have reduced Consolidated Net Income (assuming such amount was paid by the Company) and would not otherwise have been required to be added back pursuant to preceding clause (b) or (y) such Dividend payment is paid by the Company in respect of an expense or other item that has resulted in, or will result in, a reduction of Consolidated EBITDA

Consolidated EBITDA for the Test Period most recently ended[9]

[9]	Notwithstanding anything to the contrary, (I) to the extent that such amounts were included in the determination of Consolidated Net Income, any calculation of Consolidated EBITDA shall exclude for any period, any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, or (ii) obligations under any Interest Rate Protection Agreement and (II) Consolidated EBITDA shall be deemed to be amounts as set forth in the definition of “Test Period” with respect to certain Fiscal Quarters for periods ending on or prior to the Effective Date (subject to adjustments for determinations on a Pro Forma Basis with respect to events occurring after the Effective Date).

Exhibit B to Annex II

Fixed Charges

(i) Consolidated Interest Expense for the Test Period most recently ended [ ], 20[ ],

Plus:

(ii)    all cash Dividends, distributions and other payments made in respect of any Equity Interests (excluding items eliminated in consolidation) of Parent, other than Dividends deducted in calculating Consolidated EBITDA,

Plus:

(iii) scheduled principal payments made on Indebtedness of the Company and its Restricted Subsidiaries,

Plus:

(iv) cash taxes paid by the Company and its Restricted Subsidiaries,

Plus:

(v) except to the extent financed with long-term Indebtedness, but not under revolving or similar facilities, Capital Expenditures.

Fixed Charges for the Test Period most recently ended

[ANNEX III

Subsidiaries]

[ANNEX IV

Attach opinion of Accounting Firm]

Exhibit I

FORM OF ASSIGNMENT AND

ASSUMPTION AGREEMENT1

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, amended and extended, supplemented and/or modified from time to time, the “Credit Agreement”; the capitalized terms being used herein as therein defined). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches identified below (including, to the extent included in any such Tranches, Letters of Credit and Swingline Loans) ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:

2.	Assignee:	][2]

[1][3].	Credit Agreement:	The ABL Credit Agreement, dated as of May 8, 2015, among Jill Holdings LLC, the other Guarantors from time to time party thereto, Jill Acquisition LLC (the “Company”), J. Jill Gift Card Solutions, Inc., (“Gift Card”), certain other Subsidiaries of the Company from time to time party thereto as borrowers (together with Gift Card and the Company, each a “Borrower” and collectively the “Borrowers”), the Lenders party thereto from time to time, and CIT Finance LLC, as Administrative Agent and Collateral Agent.

[1]	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.
[2]	If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Exhibit I

[2.	Assigned Interest:[3]

Assignor	Assignee	Aggregate Amount of Total Revolving Loan Commitment for all Lenders	Amount of Revolving Loan Commitment/ Revolving Loans Assigned	Percentage Assigned
[Name of Assignor]	[Name of Assignee]	$	$	%
[Name of Assignor]	[Name of Assignee]	$	$	%

[4.         Assigned Interest:4

Aggregate Amount of Total Revolving Loan Commitment for all Lenders	Amount of Revolving Loan Commitment/ Revolving Loans Assigned	Percentage Assigned
$	$	%

Effective Date             ,         .

[3]	Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.
[4]	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

Exhibit I

Assignor[s] Information		Assignee[s] Information
Payment Instructions:		Payment Instructions:

	Reference		Reference

Notice Instructions:		Notice Instructions:

	Reference		Reference

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE][5]

By:	By:
Name:	Name:
Title:	Title:

[5]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit I

[Consented to and][6] Accepted:
CIT FINANCE LLC, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[JILL ACQUISITION LLC]

By:
Name:
Title:][7]

[J. JILL GIFT CARD SOLUTIONS, INC.]

By:
Name:
Title:][8]

[NAME OF EACH ISSUING LENDER, as Issuing Lender

By:
Name:
Title:][9]

[6]	Insert only if assignment is being made to an Eligible Transferee pursuant to Section 13.04(b)(ii) of the Credit Agreement. Consent of the Administrative Agent shall not be unreasonably withheld or delayed.
[7]	Insert only if (i) no Event of Default is then in existence under Section 11.01(a) or 11.01(e) of the Credit Agreement and (ii) the assignment is being made to an Eligible Transferee pursuant to 13.04(b)(ii) of the Credit Agreement. Consent of the Company shall not be unreasonably withheld, delayed or conditioned (such consent deemed to have been made with respect to any assignment if the Borrower has not responded within ten Business Days after delivery of notice of such assignment.
[8]	Insert only if (i) no Event of Default is then in existence under Section 11.01(a) or 11.01(e) of the Credit Agreement and (ii) the assignment is being made to an Eligible Transferee pursuant to 13.04(b)(ii) of the Credit Agreement. Consent of the Company shall not be unreasonably withheld, delayed or conditioned (such consent deemed to have been made with respect to any assignment if the Borrower has not responded within ten Business Days after delivery of notice of such assignment.
[9]	Insert for any assignment of a Revolving Loan Commitment pursuant to Section 13.04(b)(ii) of the Credit Agreement. Consent of the Issuing Lender shall not be unreasonably withheld or delayed.

ANNEX I

TO

EXHIBIT I

JILL ACQUISITION LLC

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is (A) a Lender, (B) a parent company and/or an affiliate of [the][each] Assignor which is at least 50% owned by [the][each] Assignor or its parent company, (C) a fund that invests in bank loans and is managed by the same investment advisor as a Lender, by an affiliate of such investment advisor or by a Lender or (D) an Eligible Transferee under Section 13.04(b)(ii) of the Credit Agreement; (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will be bound by the provisions of the Credit Documents and perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

Annex I

to

Exhibit I

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).

*    *    *

EXHIBIT J

FORM OF INITIAL INTERCREDITOR AGREEMENT

[SEE ATTACHED]

Execution Version

INTERCREDITOR AGREEMENT

dated as of May 8, 2015

among

JILL HOLDINGS LLC,

JILL ACQUISITION LLC

and

the other GRANTORS from time to time party hereto,

CIT FINANCE LLC,

as ABL Facility Administrative Agent and as ABL Facility Collateral Agent,

and

JEFFERIES FINANCE LLC,

as Term Loan Administrative Agent and as Term Loan Collateral Agent

(i)

Table of Contents

(continued)

(ii)

This INTERCREDITOR AGREEMENT is dated as of May 8, 2015, and is by and among Jill Holdings LLC, a Delaware limited liability company (“Holdings”), Jill Acquisition LLC, a Delaware limited liability company (the “Borrower”), the other Grantors (as defined in Section 1.1) from time to time party hereto, CIT Finance LLC (“CIT”), as ABL Facility Administrative Agent and as ABL Facility Collateral Agent (each, as defined below), and Jefferies Finance LLC (“Jefferies Finance”), as Term Loan Administrative Agent and as Term Loan Collateral Agent (each, as defined below). Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in Section 1 below.

RECITALS:

WHEREAS, Holdings, the Borrower and each other Grantor (as a co-borrower or guarantor, as applicable) have entered into an ABL Credit Agreement, dated as of May 8, 2015 (as succeeded by (and including) any new ABL Facility Credit Agreement in accordance with Section 8.19, in each case as the same may be amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, the “ABL Facility Credit Agreement”), among Holdings, the Borrower, each other Grantor party thereto, the lenders from time to time party thereto, CIT, as administrative agent (in such capacity and together with its successors and assigns in such capacity, the “ABL Facility Administrative Agent”), CIT, as collateral agent (in such capacity and together with its successors and assigns in such capacity, the “Initial ABL Facility Collateral Agent”) and the other parties referred to therein;

WHEREAS, pursuant to the various ABL Facility Documents, the Grantors have provided security for the ABL Facility Obligations;

WHEREAS, Holdings and the Borrower have entered into a term loan agreement, dated as of the date hereof (as succeeded by (and including) any new Term Loan Credit Agreement in accordance with Section 8.19, in each case as the same may be amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, the “Term Loan Credit Agreement”), among Holdings, the Borrower, the lenders from time to time party thereto, Jefferies Finance, as administrative agent (in such capacity and together with its successors and assigns in such capacity, the “Term Loan Administrative Agent”), Jefferies Finance, as collateral agent (in such capacity and together with its successors and assigns in such capacity, the “Initial Term Loan Collateral Agent”) and the other parties referred to therein;

WHEREAS, pursuant to the various Term Loan Documents, (i) certain of the Grantors have provided guarantees for the Term Loan Obligations and (ii) the Grantors have provided security for the Term Loan Obligations;

WHEREAS, Holdings, the Borrower and the other Grantors intend to secure the ABL Facility Obligations under the ABL Facility Credit Agreement and any other ABL Facility Documents (including any Permitted Refinancing thereof) with a First Priority Lien on the ABL Facility Priority Collateral and a Second Priority Lien on the Term Loan Priority Collateral;

WHEREAS, Holdings, the Borrower and the other Grantors intend to secure the Term Loan Obligations under the Term Loan Credit Agreement and any other Term Loan Documents (including any Permitted Refinancing thereof) with a First Priority Lien on the Term Loan Priority Collateral and a Second Priority Lien on the ABL Facility Priority Collateral;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. Definitions.

1.1. Defined Terms. The following terms when used in this Agreement, including its preamble and recitals, shall have the following meanings:

“ABL Facility Administrative Agent” shall have the meaning set forth in the recitals hereto.

“ABL Facility Cash Management Creditor” shall mean each provider of “Cash Management Services” (as that term is defined in the ABL Facility Credit Agreement (as in effect on the date hereof)) pursuant to an ABL Facility Secured Cash Management Agreement.

“ABL Facility Cash Management Obligations” shall mean the “Cash Management Obligations” (as that term is defined in the ABL Facility Credit Agreement (as in effect on the date hereof)) outstanding from time to time pursuant to one or more ABL Facility Secured Cash Management Agreements.

“ABL Facility Collateral Agent” shall mean, as applicable, the Initial ABL Facility Collateral Agent and any New ABL Facility Collateral Agent to the extent set forth in Section 8.19(f).

“ABL Facility Credit Agreement” shall have the meaning set forth in the recitals hereto.

“ABL Facility Credit Bid Rights” shall mean, in respect of any order relating to a sale of assets constituting Term Loan Priority Collateral in any Insolvency or Liquidation Proceeding, that (i) such order grants the ABL Facility Collateral Agent and the ABL Facility Secured Parties (individually and in any combination, subject to the terms of the ABL Facility Documents) the right to bid at the sale of such assets and the right to offset its claims secured by ABL Facility Liens upon such assets against the purchase price of such assets if (A) the bid of the ABL Facility Collateral Agent or such ABL Facility Secured Parties is the highest bid or otherwise determined by a court to be the best offer at a sale, (B) the ABL Facility Collateral Agent or such ABL Facility Secured Parties provide evidence of financing adequate to close the sale and (C) the bid of the ABL Facility Collateral Agent or such ABL Facility Secured Parties includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay or satisfy in full in cash all unpaid Term Loan Priority Obligations (except unasserted contingent obligations in respect of indemnities and expense reimbursement) and to satisfy all Liens entitled to priority over the Term Liens that attach to the Proceeds of the sale, and such order requires such amount to be so applied and (ii) such order allows the claims of the ABL Facility Collateral Agent and the ABL Facility Secured Parties in such Insolvency or Liquidation Proceeding to the extent required for the grant of such rights.

“ABL Facility Debt Cap” shall mean the greater of (a) the sum of (i) $46,000,000, plus (ii) 115% of such additional amounts permitted to be incurred by the Grantors under, or pursuant to, all increases to the existing Revolving Loan Commitments (as defined in the ABL Facility Credit Agreement) pursuant to Section 2.15 of the ABL Credit Agreement (as in effect on the date hereof) or pursuant to any corresponding provisions in any Refinancing thereof to the extent such similar or corresponding provisions do not permit an aggregate principal amount of Indebtedness in excess of an amount permitted under the ABL Credit Agreement (as in effect on the date hereof), plus (iii) the amount incurred pursuant to an ABL Facility DIP Financing not to exceed 15% of the sum of (x) the aggregate outstanding principal amount of ABL Facility Obligations (excluding ABL Facility Cash Management Obligations and ABL Facility Hedging Obligations), plus (y) the maximum aggregate amount of additional Indebtedness that would be permitted to be incurred at such time under the ABL Facility Credit

Agreement without violating the terms of the Term Loan Credit Agreement or any Additional Term Priority Obligations Agreement (in each case as then in effect, and for this purpose ignoring any requirement that there exist no default or event of default), plus (iv) the amount of any accrued and unpaid interest, paid in kind amounts and premium on any Indebtedness under the ABL Facility Credit Agreement in connection with a Permitted Refinancing thereof plus fees and expenses incurred in connection therewith, plus (v) the amount of any Recovery with respect to the ABL Facility Obligations, plus (vi) the aggregate amount of all ABL Facility Cash Management Obligations and ABL Facility Hedging Obligations, minus (vii) the aggregate amount of all permanent reductions in the Revolving Loan Commitments (as defined in the ABL Facility Credit Agreement) under the ABL Facility Credit Agreement (in each case, excluding any such reduction of such Revolving Loan Commitments (as defined in the ABL Credit Agreement) in connection with a Permitted Refinancing thereof) and (b) any Indebtedness and other obligations that otherwise constitute ABL Facility Obligations then permitted to be incurred pursuant to the terms of the Term Loan Credit Agreement and any Additional Term Priority Obligations Agreement, each as then in effect (assuming the full utilization of any revolving commitments thereunder). With respect to clause (b) above, the creditors extending the respective ABL Facility Obligations shall be entitled to rely in good faith on an opinion of counsel and, to the extent financial calculations are required, an officer’s certificate of the Borrower to the effect that the incurrence does not violate the terms of the then existing Term Loan Credit Agreement or Additional Term Priority Obligations Agreement and for purposes only of determining whether the respective ABL Facility Obligations constitute Excess ABL Facility Obligations for purposes of this Agreement, such reliance shall be conclusive (and any ABL Facility Obligations extended by such creditors in reliance thereon shall not constitute Excess ABL Facility Obligations to the extent covered by such legal opinion and/or officer’s certificate, as appropriate).

“ABL Facility DIP Financing” shall have the meaning set forth in Section 4.5(a).

“ABL Facility Documents” shall mean (x) each ABL Facility Credit Agreement and the other Credit Documents (as defined in the respective ABL Facility Credit Agreement) or a similar term as used therein, (y) the ABL Facility Secured Cash Management Agreements and (z) the ABL Facility Secured Hedging Agreements (but excluding, for the avoidance of doubt, any documents entered into in connection with an ABL Facility DIP Financing, a Term Loan DIP Financing).

“ABL Facility Hedging Creditor” shall mean each counterparty to any ABL Facility Secured Hedging Agreement (other than a Grantor).

“ABL Facility Hedging Obligations” shall mean the “Secured Obligations” (as that term is defined in the ABL Facility Credit Agreement (as in effect on the date hereof)) in respect of the ABL Facility Secured Hedging Agreements.

“ABL Facility Lien” shall mean any Lien created by the ABL Facility Documents.

“ABL Facility Obligations” shall mean all (a) obligations (including guaranty obligations) of every nature of each Grantor from time to time owed to the ABL Facility Secured Parties or any of them, under any ABL Facility Document, including all “Secured Obligations” or similar term as defined in the ABL Facility Credit Agreement and whether for principal, premium, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Holdings or any of its Subsidiaries, would have accrued on any ABL Facility Obligation, at the rate provided in the respective documentation, whether or not a claim is allowed against such Person for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under (and obligations to cash collateralize) letters of credit, fees, expenses, indemnification or otherwise, (b) ABL Facility Cash Management Obligations and (c) ABL Facility Hedging Obligations (excluding all Excluded Swap Obligations (as defined in the ABL Facility Credit Agreement).

“ABL Facility Permitted Liens” shall mean the “Permitted Liens” under, and as defined in, the ABL Facility Credit Agreement.

“ABL Facility Priority Collateral” shall mean all interests of each Grantor in the following Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, including (1) all rights of each Grantor to receive moneys due and to become due under or pursuant to the following, (2) all rights of each Grantor to receive return of any premiums for or Proceeds of any Insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation Proceeds with respect to the following, (3) all claims of each Grantor for damages arising out of or for breach of or default under any of the following, and (4) all rights of each Grantor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(i) all Accounts, but for purposes of this clause (i) excluding rights to payment for any property which specifically constitutes Term Loan Priority Collateral which has been or is to be sold, leased, licensed, assigned or otherwise disposed of; provided, however, that all rights to payment arising from any sale of Inventory shall constitute ABL Facility Priority Collateral;

(ii) all Chattel Paper;

(iii) all Deposit Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained with any bank or other financial institution and all monies, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing (in each case, other than an Account holding only Proceeds which constitute identifiable Proceeds of any Term Loan Priority Collateral);

(iv) all Inventory;

(v) all other cash and Cash Equivalents (as defined in the ABL Facility Credit Agreement) (other than identifiable Proceeds of any Term Loan Priority Collateral);

(vi) to the extent evidencing or governing any of the items referred to in the preceding clauses (i) through (v), all General Intangibles, letters of credit (whether or not the respective letter of credit is evidenced by a writing), Letter-of-Credit Rights, Instruments and Documents; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (v) as being included in the ABL Facility Priority Collateral shall be included in the ABL Facility Priority Collateral;

(vii) to the extent relating to any of the items referred to in the preceding clauses (i) through (vi), all Insurance; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (vi) as being included in the ABL Facility Priority Collateral shall be included in the ABL Facility Priority Collateral;

(viii) to the extent relating to any of the items referred to in the preceding clauses (i) through (vii), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (vii) as being included in the ABL Facility Priority Collateral shall be included in the ABL Facility Priority Collateral;

(ix) to the extent relating to any of the items referred to in the preceding clauses (i) through (viii), all Commercial Tort Claims; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (viii) as being included in the ABL Facility Priority Collateral shall be included in the ABL Facility Priority Collateral;

(x) all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing; and

(xi) all Cash Proceeds and all non-Cash Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (including all Insurance Proceeds) and all collateral security, guarantees and other Collateral Support given by any Person with respect to any of the foregoing.

“ABL Facility Priority Collateral Enforcement Actions” shall have the meaning set forth in Section 6.3(a).

“ABL Facility Priority Collateral Lien” shall have the meaning set forth in Section 4.4(a)(iv).

“ABL Facility Priority Collateral Processing and Sale Period” shall have the meaning set forth in Section 6.3(a).

“ABL Facility Priority Obligations” shall mean all ABL Facility Obligations exclusive of any Excess ABL Facility Obligations.

“ABL Facility Secured Cash Management Agreement” shall mean any “Cash Management Agreement” (as that term is defined in the ABL Facility Credit Agreement (as in effect on the date hereof)) which is at any time secured pursuant to the ABL Facility Documents referenced in clause (y) of the definition of “ABL Facility Documents” contained herein.

“ABL Facility Secured Hedging Agreement” shall mean each Hedge Agreement which is at any time secured pursuant to the ABL Facility Documents referenced in clause (z) of the definition of “ABL Facility Documents” contained herein.

“ABL Facility Secured Parties” shall mean (a) the lenders (including, in any event, each letter of credit issuer and each swingline lender), agents and arrangers from time to time under the ABL Facility Credit Agreement and shall include all former lenders, agents and arrangers under the ABL Facility Credit Agreement to the extent that any ABL Facility Obligations owing to such Persons were incurred while such Persons were lenders, agents or arrangers under the ABL Facility Credit Agreement and such ABL Facility Obligations have not been paid or satisfied in full, (b) the ABL Facility Cash Management Creditors and (c) the ABL Facility Hedging Creditors.

“ABL Facility Security Agreement” shall mean that certain Security Agreement dated as of the date hereof, among Holdings, the Borrower, the other Grantors party thereto and the ABL Facility Collateral Agent, as amended, restated, amended and restated, modified or supplemented from time to time, in each case, in accordance with the terms hereof.

“ABL Facility Security Documents” shall mean the ABL Facility Security Agreement, the other Security Documents (as defined in the ABL Facility Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Facility Obligations or under which rights or remedies with respect to such Liens are governed, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements or amendments and restatements of, any of the foregoing.

“ABL Facility Standstill Period” shall have the meaning set forth in Section 3.1(a)(i).

“Account” shall have the meaning set forth in Article 9 of the UCC.

“Administrative Agents” shall have the meaning set forth in the recitals hereto.

“Additional Term Priority Obligations” shall mean obligations with respect to Indebtedness of the Borrower or any other Grantor (other than pursuant to one or more Term Loan Secured Hedging Agreements) issued following the date of this Agreement and documented in an agreement other than the Term Loan Credit Agreement and the related Term Loan Documents (which, for the absence of doubt, may include any “Incremental Term Loans” permitted by, but not incurred pursuant to, the Term Loan Credit Agreement and/or “Permitted Pari Passu Refinancing Debt” (each, as defined in the Term Loan Credit Agreement) to the extent (a) such Indebtedness is not prohibited by the terms of the Term Loan Credit Agreement, the ABL Facility Credit Agreement or any then extant Additional Term Priority Obligations Agreement from being secured by Liens on the Collateral ranking pari passu in right of security with the Liens securing the Term Loan Obligations, (b) the Grantors have granted Liens on the Collateral to secure the obligations in respect of such Indebtedness and (c) the Additional Term Priority Obligations Agent, for the holders of such Indebtedness, has entered into (I) an Intercreditor Agreement Joinder on behalf of the holders of such indebtedness pursuant to Section 8.19 and (II) a Pari Passu Intercreditor Agreement, in each case, acknowledging that such holders shall be bound by the terms hereof and thereof applicable to Term Loan Secured Parties.

“Additional Term Priority Obligations Agent” shall mean any Person appointed to act as trustee, agent or representative for the holders of Additional Term Priority Obligations pursuant to any Additional Term Priority Obligations Agreement, together with its successors and assigns in such capacity.

“Additional Term Priority Obligations Agreement” shall mean (i) any indenture, credit agreement or other agreement under which any Additional Term Priority Obligations are incurred that are designated as Additional Term Priority Obligations pursuant to Section 8.19 and (ii) any other “Credit Documents” (or similar term as may be defined or referred to in the foregoing or other agreements, documents and instruments executed in connection therewith, in each case, as amended, restated, amended and restated, amended and extended, supplemented or modified from time to time in accordance with the terms thereof so long as same do not violate the terms of the Term Loan Credit Agreement, the ABL Facility Credit Agreement or any Additional Term Priority Obligations Agreement, in each case then in effect).

“Additional Term Priority Obligations Secured Parties” shall mean, at any relevant time, the lenders, creditors and secured parties under any Additional Term Priority Obligations Agreements, any Additional Term Priority Obligations Agents and the other agents under any such Additional Term Priority Obligations Agreement, in each case, in their capacities as such.

“Agreement” shall mean this Intercreditor Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Proceeds” shall mean all Proceeds of any Collateral received by any Grantor or Secured Party consisting of cash and checks.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC. Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

“CIT” shall have the meaning set forth in the introductory paragraph hereof.

“Collateral” shall mean all property (whether real, personal, movable or immovable) now or hereafter acquired and wherever located (and Proceeds thereof) with respect to which any security interests have been granted (or purported to be granted) by any Grantor pursuant to any Security Document.

“Collateral Agent” shall mean, as applicable, the ABL Facility Collateral Agent and/or any Term Loan Collateral Agent.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claim” shall have the meaning set forth in Article 9 of the UCC.

“Comparable ABL Facility Security Document” shall mean, in relation to any Collateral subject to any Lien created under any Term Loan Security Document, that ABL Facility Document which creates (or purports to create) a Lien on the same Collateral, granted by the same Grantor.

“Comparable Term Loan Security Document” shall mean, in relation to any Collateral subject to any Lien created under any ABL Facility Security Document, that Term Loan Document which creates (or purports to create) a Lien on the same Collateral, granted by the same Grantor.

“Contract Rights” shall mean all rights of any Grantor under each Contract, including (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” shall mean all contracts between any Grantor and one or more additional parties (including any Hedge Agreements (as defined in the Term Loan Credit Agreement in effect on the date hereof) or contracts for Cash Management Services (as defined in the ABL Facility Credit Agreement as in effect on the date hereof), licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Copyrights” shall mean, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Credit Bid Rights” shall mean each of the Term Loan Credit Bid Rights and the ABL Facility Credit Bid Rights, as the case may be.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Defaulting ABL Facility Secured Party” shall have the meaning set forth in Section 4.4(g)(iv).

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“Directing Collateral Agent” shall mean any of the Directing Term Loan Collateral Agent or the ABL Facility Collateral Agent, as the case may be.

“Directing Term Loan Collateral Agent” shall mean (a) the Term Loan Collateral Agent under the Term Loan Credit Agreement unless (and until) the Discharge of Term Loan Obligations has occurred solely with respect to the Term Loan Obligations under the Term Loan Credit Agreement and the Term Loan Documents with respect thereto and (b) thereafter, the Person designated in writing by the holders of a majority of the Term Loan Obligations constituting principal from time to time to act as Directing Term Loan Collateral Agent hereunder.

“Discharge of ABL Facility Obligations” shall mean, except to the extent otherwise provided in Section 4.4(f), the occurrence of all of the following:

(i) termination or expiration of all commitments to extend credit that would constitute ABL Facility Priority Obligations;

(ii) payment in full in cash of the principal of and interest (including any Post-Petition Interest) and premium (if any) on all ABL Facility Priority Obligations (other than any undrawn letters of credit) and all amounts then due and payable in respect of any ABL Facility Cash Management Obligations and any ABL Facility Hedging Obligations;

(iii) discharge, cash collateralization or back-stopping (in an amount equal to 105% of the aggregate undrawn amount) of all outstanding letters of credit constituting ABL Facility Priority Obligations;

(iv) payment in full in cash of all other ABL Facility Priority Obligations that are outstanding and unpaid at the time the termination, expiration, discharge, cash collateralization and/or back-stopping set forth in clauses (i) through (iii) above have occurred (other than any obligations for taxes, costs, indemnifications and other contingent liabilities in respect of which no claim or demand for payment has been made at such time); and

(v) adequate provision has been made for any contingent or unliquidated ABL Facility Obligations related to claims, causes of action or liabilities that have been asserted against the ABL Facility Secured Parties for which indemnification is required under the ABL Facility Documents;

provided that the Discharge of ABL Facility Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other ABL Facility Priority Obligations that constitute an exchange or replacement for or a Refinancing of such ABL Facility Priority Obligations.

“Discharge of Term Loan Obligations” shall mean, except to the extent otherwise provided in Section 3.4(f), the occurrence of all of the following:

(i) termination or expiration of all commitments to extend credit that would constitute Term Loan Priority Obligations;

(ii) payment in full in cash of the principal of and interest (including any Post-Petition Interest) and premium (if any) on all Term Loan Priority Obligations and all amounts then due and payable under any Term Loan Secured Hedging Agreements;

(iii) payment in full in cash of all other Term Loan Priority Obligations that are outstanding and unpaid at the time the termination, expiration and/or discharge set forth in clauses (i) and (ii) above have occurred (other than any obligations for taxes, costs, indemnifications and other contingent liabilities in respect of which no claim or demand for payment has been made at such time); and

(iv) adequate provision has been made for any contingent or unliquidated Term Loan Priority Obligations related to claims, causes of action or liabilities that have been asserted against the Term Loan Secured Parties for which indemnification is required under the Term Loan Documents;

provided that the Discharge of Term Loan Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Term Loan Priority Obligations that constitute an exchange or replacement for or a Refinancing of such Term Loan Priority Obligations. Upon the satisfaction of the conditions set forth in clauses (i) through (iv) with respect to any Term Loan Priority Obligations, the applicable Term Loan Collateral Agent agrees to promptly deliver to the other Term Loan Collateral Agents and the ABL Facility Collateral Agent written notice of the same.

“Document” shall have the meaning set forth in Article 9 of the UCC.

“Electronic Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Eligible ABL Facility Purchaser” shall have the meaning set forth in Section 4.4(g).

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred equity, any limited or general partnership interest and any limited liability company membership interest.

“Excess ABL Facility Obligations” shall mean that portion of the principal amount of ABL Facility Obligations under the ABL Facility Credit Agreement that exceeds the ABL Facility Debt Cap (together with any accrued and unpaid interest and premium on such excess amount). Notwithstanding the foregoing, (x) the creditors extending the respective ABL Facility Obligations shall be entitled to rely in good faith on an opinion of counsel and, to the extent financial calculations are required, an officer’s certificate of the Borrower to the effect that the incurrence does not violate the terms of the then existing Term Loan Credit Agreement or Additional Term Priority Obligations Agreement and for purposes only of determining whether the respective ABL Facility Obligations constitute Excess ABL Facility Obligations for purposes of this Agreement, such reliance shall be conclusive (and any ABL Facility Obligations extended by such creditors in reliance thereon shall not constitute Excess ABL Facility Obligations to the extent covered by the respective such legal opinion and/or officer’s certificate, as appropriate) and (y) no portion of any ABL Facility Cash Management Obligations or ABL Facility Hedging Obligations shall constitute Excess ABL Facility Obligations.

“Excess Term Loan Obligations” shall mean that portion of the principal amount of Term Loan Obligations that exceeds the Term Loan Debt Cap (together with any accrued and unpaid interest and premium on such excess amount). Notwithstanding the foregoing, (x) the creditors extending the respective Term Loan Obligations shall be entitled to rely in good faith on an opinion of counsel and, to the extent financial calculations are required, an officer’s certificate of the Borrower to the effect that the incurrence does not violate the terms of the then existing ABL Facility Credit Agreement or Additional Term Priority Obligations Agreement and for purposes only of determining whether the respective Term Loan Obligations constitute Excess Term Loan Obligations for purposes of this Agreement, such reliance shall be conclusive (and any Term Loan Obligations extended by such creditors in reliance thereon shall not constitute Excess Term Loan Obligations to the extent covered by the respective such legal opinion and/or officer’s certificate, as appropriate) and (y) no portion of any Term Loan Hedging Obligations shall constitute Excess Term Loan Obligations.

“First Priority” shall mean, (i) with respect to any Lien purported to be created on any ABL Facility Priority Collateral pursuant to any ABL Facility Security Document, that such Lien is prior in right to any other Lien thereon, other than any ABL Facility Permitted Liens (excluding ABL Facility Permitted Liens securing Term Loan Obligations) applicable to such ABL Facility Priority Collateral which have priority over the respective Liens on such ABL Facility Priority Collateral created pursuant to the relevant ABL Facility Security Document and (ii) with respect to any Lien purported to be created on any Term Loan Priority Collateral pursuant to any Term Loan Security Document, that such Lien is prior in right to any other Lien thereon, other than any Term Loan Permitted Liens (excluding Term Loan Permitted Liens securing ABL Facility Obligations) applicable to such Term Loan Priority Collateral which have priority over the respective Liens on such Term Loan Priority Collateral created pursuant to the relevant Term Loan Security Document.

“Fixtures” shall have the meaning set forth in Article 9 of the UCC.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“General Intangible” shall have the meaning set forth in Article 9 of the UCC.

“Grantors” shall mean Holdings, the Borrower and each Subsidiary of Holdings that has executed and delivered, or may from time to time hereafter execute and deliver, an ABL Facility Security Document or a Term Loan Security Document.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (f) any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the date hereof or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hedge Agreement” shall mean any Interest Rate Protection Agreement or Other Hedging Agreements between the Borrower or any Grantor and any other Person.

“Holdings” shall have the meaning set forth in the introductory paragraph hereof.

“Indebtedness” shall mean and include all Term Loan Obligations and ABL Facility Obligations, as applicable, that constitute “Indebtedness” within the meaning of the Term Loan Credit Agreement or ABL Facility Credit Agreement, respectively. For the avoidance of doubt, “Indebtedness” shall not include any Term Loan Hedging Obligations or any ABL Facility Cash Management Obligations or ABL Facility Hedging Obligations.

“Initial ABL Facility Collateral Agent” shall have the meaning set forth in the recitals hereto.

“Initial Term Loan Collateral Agent” shall have the meaning set forth in the recitals hereto.

“Insolvency or Liquidation Proceeding” shall mean any of the following: (i) the filing by any Grantor of a voluntary petition in bankruptcy under any provision of any Debtor Relief Law (including the Bankruptcy Code) or a petition to take advantage of any receivership or insolvency laws, including any petition seeking the dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, adjustment or readjustment or other relief of such Grantor, such Grantor’s debts or such Grantor’s assets or the appointment of a trustee, receiver, liquidator, custodian or similar official for such Grantor or a material part of such Grantor’s property; (ii) the admission in writing by such Grantor of its inability to pay its debts generally as they become due; (iii) the appointment of a receiver, liquidator, trustee, custodian or other similar official for such Grantor or all or a material part of such Grantor’s assets; (iv) the filing of any petition against such Grantor under any Debtor Relief Law (including the Bankruptcy Code) or other receivership or insolvency law, including any petition seeking the dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, adjustment or readjustment or other relief of such Grantor, such Grantor’s debts or such Grantor’s assets or the appointment of a trustee, receiver, liquidator, custodian or similar official for such Grantor or a material part of such Grantor’s property; or (v) the general assignment by such Grantor for the benefit of creditors or any other marshalling of the assets and liabilities of such Grantor.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the ABL Facility Collateral Agent or the Term Loan Collateral Agent is the loss payee or additional insured thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean any and all Licenses, Patents, Copyrights, Trademarks, the goodwill associated with such Trademarks, Trade Secrets and customer lists and all rights to sue at law or in equity for any past, present or future infringement, misappropriation, violation, misuse or other impairment thereof, including the right to receive injunctive relief and all Proceeds and damages therefrom.

“Intercreditor Agreement Joinder” shall mean an agreement substantially in the form of Exhibit A hereto.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Instrument” shall have the meaning set forth in Article 9 of the UCC.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Jefferies Finance” shall have the meaning set forth in the introductory paragraph hereof.

“Investment Related Property” shall mean (i) any and all Investment Property and (ii) any and all Pledged Collateral (regardless of whether classified as investment property under the UCC).

“Letter-of-Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

“Licenses” shall mean, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its owned (1) Patents, (2) Copyrights, (3) Trademarks, (4) Trade Secrets or (5) software, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any leases evidencing Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing) in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed a Lien.

“New ABL Facility Collateral Agent” shall have the meaning set forth in Section 8.19(c)(ii).

“New Term Priority Agent” shall have the meaning set forth in Section 8.19(c)(ii).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements (including commodity futures or forward purchase contracts), or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Pari Passu Intercreditor Agreement” shall mean an agreement among each Term Loan Collateral Agent at such time allocating rights among the various Term Loan Secured Parties.

“Patents” shall mean, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Permitted Refinancing” shall mean, with respect to any Indebtedness under the Term Loan Documents or the ABL Facility Documents, the Refinancing of such Indebtedness (“Refinancing Indebtedness”) in accordance with the requirements of this Agreement, the Term Loan Credit Agreement and the ABL Facility Credit Agreement.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Pledged ABL Facility Priority Collateral” shall have the meaning set forth in Section 4.4(e)(i).

“Pledged Collateral” shall mean Pledged Shares, Pledged Notes or other Instruments, Securities and other Investment Property owned by any Grantor, whether or not physically delivered to an Agent pursuant to an ABL Facility Security Document or a Term Loan Security Document, excluding any items specifically excluded from the definition of Collateral.

“Pledged Notes” shall mean, with respect to any Grantor, all promissory notes at any time issued by a Borrower or any Subsidiary thereof and held or owned by such Grantor that constitute Collateral.

“Pledged Shares” shall mean all of each Grantor’s right, title and interest in and to all of the Equity Interests now or hereafter owned by such Grantor that constitute Collateral, regardless of class or designation, and all substitutions therefor and replacements thereof, all Proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interest, the right to receive any certificates representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

“Pledged Term Loan Priority Collateral” shall have the meaning set forth in Section 3.4(e)(i).

“Post-Petition Interest” shall mean interest, fees, expenses and other charges that, pursuant to the ABL Facility Documents or Term Loan Documents, as the case may be, accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under any Debtor Relief Law or in any such Insolvency or Liquidation Proceeding.

“Proceeds” shall have the meaning assigned in Article 9 of the UCC and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any Insurance, indemnity, warranty or guaranty payable to any Agent or any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority), (iii) any and all proceeds of Pledged Collateral including dividends or other income from, and proceeds of, Pledged Collateral, collection thereon or distributions or payments with respect thereto and (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Recovery” shall have the meaning set forth in Section 8.17.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, retire, defease, amend, modify, supplement, amend and restate, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” shall have the meaning set forth in the definition of “Permitted Refinancing”.

“Second Priority” shall mean, (i) with respect to any Lien purported to be created on any Term Loan Priority Collateral pursuant to the ABL Facility Security Documents, that such Lien is junior in right to the Liens in respect of such Term Loan Priority Collateral created pursuant to the relevant Term Loan Security Document and (ii) with respect to any Lien purported to be created on any ABL Facility Priority Collateral pursuant to the Term Loan Security Documents, that such Lien is junior in right to the Liens in respect of such ABL Facility Priority Collateral created pursuant to the relevant ABL Facility Security Document.

“Secured Parties” shall mean, collectively, the ABL Facility Secured Parties and the Term Loan Secured Parties.

“Securities” shall have the meaning set forth in Article 8 of the UCC.

“Securities Accounts” shall have the meaning set forth in Article 8 of the UCC.

“Securities Entitlements” shall have the meaning set forth in Article 8 of the UCC.

“Security Document” shall mean any ABL Facility Security Document or any Term Loan Security Document.

“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned by such Person and/or one or more Subsidiaries of such Person or (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Supporting Obligations” shall have the meaning set forth in Article 9 of the UCC.

“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in Article 9 of the UCC.

“Term Lien” shall mean any Lien created by the Term Loan Documents.

“Term Loan Administrative Agent” shall have the meaning set forth in the recitals hereto.

“Term Loan Collateral Agent” shall mean, as applicable, the Initial Term Loan Collateral Agent and/or any (a) New Term Priority Agent to the extent set forth in Section 8.19(e) and (b) Additional Term Priority Obligations Agent.

“Term Loan Collateral Priority Lien” shall have the meaning set forth in Section 3.4(a)(iv).

“Term Loan Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Term Loan Credit Bid Rights” shall mean, in respect of any order relating to a sale of assets constituting ABL Facility Priority Collateral in any Insolvency or Liquidation Proceeding, that (i) such order grants the Term Loan Collateral Agent and the Term Loan Secured Parties (individually and in any combination, subject to the terms of the Term Loan Documents) the right to bid at the sale of such assets and the right to offset its claims secured by Liens upon such assets against the purchase price of such assets if (A) the bid of the Term Loan Collateral Agent or such Term Loan Secured Parties is the highest bid or otherwise determined by a court to be the best offer at a sale, (B) the Term Loan Collateral Agent or such Term Loan Secured Parties provide evidence of financing adequate to close the sale and (C) the bid of the Term Loan Collateral Agent or such Term Loan Secured Parties includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay or satisfy in full in cash all unpaid ABL Facility Priority Obligations (including the discharge, cash collateralization in an amount equal to 105% of the aggregate undrawn amount thereof or back-stopping of all outstanding letters of credit constituting ABL Facility Priority Obligations and all ABL Facility Cash Management Obligations and all ABL Facility Hedging Obligations, but excluding unasserted contingent obligations in respect of indemnities and expense reimbursement) and to satisfy all Liens entitled to priority over the ABL Facility Liens that attach to the Proceeds of the sale, and such order requires such amount to be so applied and (ii) such order allows the claims of the Term Loan Collateral Agent and the Term Loan Secured Parties in such Insolvency or Liquidation Proceeding to the extent required for the grant of such rights.

“Term Loan Debt Cap” shall mean the greater of (a) result of (i) $287,500,000, plus (ii) 115% of such additional amounts permitted to be incurred under, or pursuant to, Section 2.14 of the Term Loan Credit Agreement (as in effect on the date hereof) or pursuant to any similar terms in any Additional Term Priority Obligations Agreement and any corresponding provisions in any Refinancing thereof to the extent such similar or corresponding provisions do not permit an aggregate principal amount of Indebtedness in excess of an amount permitted under the Term Loan Credit Agreement (as in effect on the date hereof), plus (iii) the amount incurred pursuant to a Term Loan DIP Financing not to exceed 15% of the sum of (x) the aggregate outstanding principal amount of Term Loan Obligations (excluding Term Loan Hedging Obligations), plus (y) the maximum aggregate amount of additional Indebtedness that would be permitted to be incurred at such time under the Term Loan Credit Agreement without violating the terms of the ABL Facility Credit Agreement or any Additional Term Priority Obligations Agreement (in each case as then in effect, and for this purpose ignoring any requirement that there exist no default or event of default), plus (iv) the amount of any accrued and unpaid interest, paid in kind amounts and premium on any Indebtedness under the Term Loan Credit Agreement or any Additional Term Priority Obligations Agreement in connection with a Permitted Refinancing thereof plus fees and expenses incurred in connection with such Permitted Refinancing, plus (v) the amount of any Recovery with respect to the Term Loan Obligations, plus (vi) the aggregate amount of all Term Loan Hedging Obligations, minus (vii) the aggregate amount of all prepayments, repayments, repurchases and redemptions of the principal of the Term Loan Obligations under the Term Loan Credit Agreement or any Additional Term Priority Obligations Agreement (in each case, excluding any prepayment or repayment of such Term Loan Obligations in connection with a Permitted Refinancing thereof) and (b) any Indebtedness and other obligations that otherwise constitute Term Loan Obligations then permitted to be incurred pursuant to the terms of the ABL Facility Credit Agreement and any Additional Term Priority Obligations Agreement, each as then in effect. With respect to clause (b) above, the creditors extending the respective Term Loan Obligations shall be entitled to rely in good faith on an opinion of counsel and, to the extent financial calculations are required, an officer’s certificate of the Borrower to the effect that the incurrence does not violate the terms of the then existing ABL Facility Credit Agreement or Additional Term Priority Obligations Agreement and for purposes only of determining whether the respective Term Loan Obligations constitute Excess Term Loan Obligations for purposes of this Agreement, such reliance shall be conclusive (and any Term Loan Obligations extended by such creditors in reliance thereon shall not constitute Excess Term Loan Obligations to the extent covered by such legal opinion and/or officer’s certificate, as appropriate).

“Term Loan DIP Financing” shall have the meaning set forth in Section 3.5(a).

“Term Loan Documents” shall mean (x) the Term Loan Credit Agreement and the other Credit Documents (or comparable term, as defined in the Term Loan Credit Agreement, as in effect from time to time), (y) each Term Loan Secured Hedging Agreement and (z) each of the other agreements, documents and instruments (including any Additional Term Priority Obligations Agreement) providing for or evidencing any Term Loan Obligation, as each may be amended, restated, amended and restated, amended and extended, supplemented or modified from time to time (but excluding, for the avoidance of doubt, any documents entered into in connection with an ABL Facility DIP Financing, a Term Loan DIP Financing).

“Term Loan Hedging Creditor” shall mean each counterparty to any Term Loan Secured Hedging Agreement (other than a Grantor).

“Term Loan Hedging Obligations” shall mean the “Secured Obligations” (or comparable term, as defined in the Term Loan Credit Agreement (as in effect from time to time)) in respect of the Term Loan Secured Hedging Agreements.

“Term Loan Obligations” shall mean (i) all obligations (including guaranty obligations) of every nature of each Grantor, from time to time owed to the Term Loan Secured Parties or any of them, under any Term Loan Document, including all “Secured Obligations” or similar term as defined in the Term Loan Credit Agreement and including all Additional Term Priority Obligations, in each case whether for principal, premium, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Person, would have accrued on any Term Loan Obligation at the rate provided in the respective documentation, whether or not a claim is allowed against Holdings or any of its Subsidiaries for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise and (ii) Term Loan Hedging Obligations (excluding all Excluded Swap Obligations (as defined in the Term Loan Credit Agreement)).

“Term Loan Permitted Liens” shall mean the “Permitted Liens” under, and as defined in, the Term Loan Credit Agreement and/or, as to any Additional Term Priority Obligations Agreement, the Liens permitted to be incurred by the Grantors in accordance therewith.

“Term Loan Priority Collateral” shall mean all interests of each Grantor in the following Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, including (1) all rights of each Grantor to receive moneys due and to become due under or pursuant to the following, (2) all rights of each Grantor to receive return of any premiums for or Proceeds of any Insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation Proceeds with respect to the following, (3) all claims of each Grantor for damages arising out of or for breach of or default under any of the following, and (4) all rights of each Grantor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(i) any Term Proceeds Account, and all cash, money, securities and other investments deposited therein;

(ii) all Equipment;

(iii) all Fixtures;

(iv) all General Intangibles, including Contracts, together with all Contract Rights arising thereunder (in each case other than General Intangibles evidencing or governing ABL Facility Priority Collateral);

(v) all letters of credit (whether or not the respective letter of credit is evidenced by a writing), Letter-of-Credit Rights (to the extent perfected by the filing of a UCC financing statement as a Supporting Obligation), Instruments and Documents (except to the extent evidencing or governing or attached or related to (to the extent so attached or related) ABL Facility Priority Collateral);

(vi) without duplication, all Investment Related Property, all Securities, all Securities Entitlements and all Securities Accounts (in each case, other than any Collateral specifically listed as ABL Facility Priority Collateral and other than any Supporting Obligations supporting ABL Facility Priority Collateral);

(vii) all Intellectual Property;

(viii) except to the extent constituting, or relating to, ABL Facility Priority Collateral, all Commercial Tort Claims;

(ix) all real property (including, if any, leasehold interests) on which the Grantors are required to provide a Lien to the Term Loan Secured Parties pursuant to the Term Loan Credit Agreement and any title insurance with respect to such real property (other than title insurance actually obtained by the ABL Facility Collateral Agent in respect of such real property) and the Proceeds thereof;

(x) except to the extent constituting, or relating to, the ABL Facility Priority Collateral, all other personal property (whether tangible or intangible) of such Grantor;

(xi) to the extent constituting, or relating to, any of the items referred to in the preceding clauses (i) through (x), all Insurance; provided that to the extent any of the foregoing also relates to ABL Facility Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (x) as being included in the Term Loan Priority Collateral shall be included in the Term Loan Priority Collateral;

(xii) to the extent relating to any of the items referred to in the preceding clauses (i) through (xi), all Supporting Obligations; provided that to the extent any of the foregoing also relates to ABL Facility Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (xi) as being included in the Term Loan Priority Collateral shall be included in the Term Loan Priority Collateral;

(xiii) all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing; provided that to the extent any of such material also relates to ABL Facility Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (xii) as being included in the Term Loan Priority Collateral shall be included in the Term Loan Priority Collateral; and

(xiv) all Cash Proceeds and, solely to the extent not constituting ABL Facility Priority Collateral, non-Cash Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing and all collateral security, guarantees and other Collateral Support given by any Person with respect to any of the foregoing;

provided, however that, upon the occurrence or continuance of an event of default (i) if Collateral of any type is received in exchange for ABL Facility Priority Collateral in accordance with the terms of the ABL Facility Documents, such Collateral will be treated as ABL Facility Priority Collateral and (ii) if Collateral of any type is received in exchange for Term Loan Priority Collateral in accordance with the terms of the Term Loan Documents, such Collateral will be treated as Term Loan Priority Collateral.

“Term Loan Priority Collateral Enforcement Action Notice” shall have the meaning set forth in Section 6.3(a)(i).

“Term Loan Priority Collateral Enforcement Actions” shall have the meaning set forth in Section 6.3(a)(i).

“Term Loan Priority Obligations” shall mean all Term Loan Obligations exclusive of any Excess Term Loan Obligations.

“Term Loan Secured Hedging Agreement” shall mean each Hedge Agreement which is at any time secured pursuant to the Term Loan Documents referred to in clause (y) of the definition of “Term Loan Documents” contained herein.

“Term Loan Secured Parties” shall mean (a) the lenders, agents and arrangers from time to time under the Term Loan Credit Agreement and shall include all former lenders, agents and arrangers under the Term Loan Credit Agreement to the extent that any Term Loan Obligations owing to such Persons were incurred while such Persons were lenders, agents or arrangers under the Term Loan Credit Agreement and such Term Loan Obligations have not been paid or satisfied in full, (b) the Term Loan Hedging Creditors and (c) any Additional Term Priority Obligations Secured Parties.

“Term Loan Security Agreement” shall mean that certain Security Agreement dated as of the date hereof, among Holdings, the Borrower, the Grantors party thereto and the Term Loan Collateral Agent under the Term Loan Credit Agreement, as same may be amended, restated, amended and restated, modified or supplemented from time to time, in each case, in accordance with the terms hereof.

“Term Loan Security Documents” shall mean the Term Loan Security Agreement, the other Security Documents (as defined in the Term Loan Credit Agreement as in effect on the date hereof) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Loan Obligations or under which rights or remedies with respect to such Liens are governed, together with any amendments, restatements, amendments and restatements, replacements, modifications, extensions, renewals or supplements to, or restatements or amendments and restatements of, any of the foregoing.

“Term Loan Standstill Period” shall have the meaning set forth in Section 4.1(a)(i).

“Term Proceeds Account” shall mean one or more Deposit Accounts or Securities Accounts established by the Directing Term Loan Collateral Agent into which there may be deposited Proceeds of sales or dispositions of Term Loan Priority Collateral (to the extent such Proceeds constitute Term Loan Priority Collateral).

“Trade Secrets” shall mean any (a) trade secrets or other confidential and proprietary information, including unpatented inventions, invention disclosures, engineering or other data, information, production procedures, know-how, financial data, customer lists, supplier lists, business and marketing plans, processes, schematics, algorithms, techniques, analyses, proposals, source code, and data collections; (b) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including damages, claims and payments for past and future infringements thereof; (c) all rights to sue for past, present and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (d) all rights corresponding to any of the foregoing throughout the world.

“Trademarks” shall mean, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and logos, slogans and other indicia of origin and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, renewed, extended, refunded, replaced or Refinanced or otherwise modified to the extent not prohibited hereby, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement, (d) all references herein to Exhibits or Sections shall be construed to refer to Exhibits or Sections of this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) terms defined in the UCC but not otherwise defined herein shall have the same meanings herein as are assigned thereto in the UCC, (g) reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, and (h) references to Sections or clauses shall refer to those portions of this Agreement, and any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. When performance of any obligation is stated to be due or performance is required on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.

Section 2. Lien Priorities.

(a) Lien Priorities.

(i) Relative Priorities. Notwithstanding (i) the time, manner, order or method of grant, creation, attachment or perfection of any Liens securing the ABL Facility Obligations granted on the Collateral or of any Liens securing the Term Loan Obligations granted on the Collateral, (ii) the validity or enforceability of the security interests and Liens granted in favor of any Collateral Agent or any Secured Party on the Collateral, (iii) the date on which any ABL Facility Obligations or Term Loan Obligations are extended, (iv) any provision of the UCC or any other applicable law, including any rule for determining priority thereunder or under any other law or rule governing the relative priorities of secured creditors, including with respect to real property or fixtures, (v) any provision set forth in any ABL Facility Document or any Term Loan Document (other than this Agreement), (vi) the possession or control by any Collateral Agent or any Secured Party or any bailee of all or any part of any Collateral as of the date hereof or otherwise, (vii) any failure by any Collateral Agent or Secured Party to perfect its security interests in the Collateral or (viii) any other circumstance whatsoever, each Collateral Agent, on behalf of itself and its respective Secured Parties, hereby agrees that:

(A) any Lien on the Term Loan Priority Collateral securing any Term Loan Priority Obligations now or hereafter held by or on behalf of the Term Loan Collateral Agent or the other Term Loan Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Term Loan Priority Collateral securing any of the ABL Facility Obligations;

(B) any Lien on the Term Loan Priority Collateral securing any of the ABL Facility Obligations now or hereafter held by or on behalf of the ABL Facility Collateral Agent or any other ABL Facility Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law or court order, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Term Loan Priority Collateral securing any Term Loan Priority Obligations;

(C) any Lien on the ABL Facility Priority Collateral securing any ABL Facility Priority Obligations now or hereafter held by or on behalf of the ABL Facility Collateral Agent or any other ABL Facility Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, in each case, shall be senior in all respects and prior to any Lien on the ABL Facility Priority Collateral securing any Term Loan Obligations; and

(D) any Lien on the ABL Facility Priority Collateral securing any Term Loan Obligations, now or hereafter held by or on behalf of the Term Loan Collateral Agent or any other Term Loan Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law or court order, subrogation or otherwise, in each case, shall be junior and subordinate in all respects to all Liens on the ABL Facility Priority Collateral securing any ABL Facility Priority Obligations.

(ii) Subordination. The priority and subordination provisions set forth in clauses (A) through (D) above with respect to Liens on Collateral securing all or any portion of the ABL Facility Obligations or the Term Loan Obligations are intended to be effective whether or not such Liens are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person. The parties hereto acknowledge and agree that it is their intent that each of the ABL Facility Obligations (and the security therefor) and the Term Loan Obligations (and the security therefor) constitute a separate and distinct class of obligations (and separate and distinct claims) from each other.

(b) Prohibition on Contesting Liens. Each of the ABL Facility Collateral Agent, for itself and on behalf of each other ABL Facility Secured Party and the Term Loan Collateral Agent, for itself and on behalf of each other Term Loan Secured Party agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the priority, validity, extent, perfection or enforceability of a Lien held by or on behalf of the Term Loan Secured Parties or the ABL Facility Secured Parties in either the Term Loan Priority Collateral or the ABL Facility Priority Collateral, as the case may be, (ii) the validity or enforceability of any ABL Facility Security Document (or any ABL Facility Obligations thereunder) or any Term Loan Security Document (or any Term Loan Obligations thereunder), or (iii) the relative rights and duties of the holders of the ABL Facility Obligations and the Term Loan Obligations granted and/or established in this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agents or any Secured Party to enforce this Agreement, including the priority of the Liens on the Term Loan Priority Collateral or the ABL Facility Priority Collateral, as the case may be, securing the Term Loan Obligations and the ABL Facility Obligations as provided in Section 2(a).

(c) No New Liens.

(i) Term Loan Obligations. So long as the Discharge of Term Loan Obligations has not occurred, except as contemplated by Section 3.5(c), the parties hereto agree that neither the Borrower nor any other Grantor shall grant or permit any additional Liens on any asset or property of any Grantor to secure any ABL Facility Obligation unless it has granted or contemporaneously grants a similarly perfected Lien on such asset or property to secure the Term Loan Obligations, which Lien shall be subject to the provisions of this Agreement. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other rights and remedies available to the Term Loan Collateral Agent and/or the Term Loan Secured Parties, the ABL Facility Collateral Agent, on behalf of the ABL Facility Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens on the Term Loan Priority Collateral granted in contravention of this Section 2(c)(i) shall be subject to Section 3.3.

(ii) ABL Facility Obligations. So long as the Discharge of ABL Facility Obligations has not occurred, except as contemplated by Section 4.5(c), the parties hereto agree that neither the Borrower nor any other Grantor shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Term Loan Obligations unless it has granted or contemporaneously grants a similarly perfected Lien on such asset or property to secure the ABL Facility Obligations, which Lien shall be subject to the provisions of this Agreement. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other rights and remedies available to the ABL Facility Collateral Agent and/or the ABL Facility Secured Parties, and the Term Loan Collateral Agent, on behalf of Term Loan Secured Parties, agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens on the ABL Facility Priority Collateral granted in contravention of this Section 2(c)(ii) shall be subject to Section 4.3.

(d) Effectiveness of Lien Priorities. Each of the parties hereto acknowledges that the Lien priorities provided for in this Agreement shall not be affected or impaired in any manner whatsoever, including on account of: (i) the invalidity, irregularity or unenforceability of all or any part of the ABL Facility Documents or the Term Loan Documents; (ii) any amendment, change or modification of any ABL Facility Documents or the Term Loan Documents not in contravention of the terms of this Agreement; or (iii) any impairment, modification, change, exchange, release or subordination of or limitation on, any liability of, or stay of actions or lien enforcement proceedings against any Grantor under the ABL Facility Documents or the Term Loan Documents, any property of any Grantor, or any Grantor’s estate in bankruptcy resulting from any bankruptcy, arrangement, readjustment, composition, liquidation, rehabilitation, similar proceeding or otherwise involving or affecting any Secured Party.

(e) Similar Liens and Agreements. The parties hereto agree that it is their intention that the Collateral securing each of the ABL Facility Obligations and the Term Loan Obligations be the same (and perfected to the same extent). In furtherance of the foregoing and of Section 8.7, each Collateral Agent and each Secured Party agrees, subject to the other provisions of this Agreement:

(i) upon request by any Directing Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Collateral securing the ABL Facility Obligations or the Term Loan Obligations, as the case may be, and the steps taken to perfect the Liens thereon and the identity of the respective parties obligated under the ABL Facility Documents or the Term Loan Documents, as the case may be; and

(ii) that the Term Loan Security Documents and the ABL Facility Security Documents creating Liens on the Collateral shall be in all material respects the same forms of documents other than with respect to the priority of the Liens created thereunder in such Collateral (it being understood that the Term Loan Security Documents and ABL Facility Security Documents (in each case, as in effect on the date hereof) satisfy this provision as of the date hereof).

Section 3. Term Loan Priority Collateral.

3.1. Exercise of Remedies – Prior to Discharge of Term Loan Obligations.

(a) So long as the Discharge of Term Loan Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor:

(i) None of the ABL Facility Collateral Agent or any of the ABL Facility Secured Parties (x) will exercise or seek to exercise any rights or remedies (including set-off) with respect to any Term Loan Priority Collateral (including the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement in respect of Term Loan Priority Collateral to which the ABL Facility Collateral Agent or any ABL Facility Secured Party is a party) or institute or commence, or join with any Person (other than the Term Loan Collateral Agent and the Term Loan Secured Parties) in commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution); provided, however, that the ABL Facility Collateral Agent may exercise any or all such rights in accordance with the ABL Facility Documents after a period of 180 days has elapsed since the date of delivery of a notice in writing to the Directing Term Loan Collateral Agent with respect to any of the following (and requesting that enforcement action be taken with respect to the Term Loan Priority Collateral) and so long as the respective payment default shall not have been cured or waived (or the respective acceleration rescinded): (I) a payment default exists with respect to the ABL Facility Obligations following the final maturity of the ABL Facility Obligations or (II) after the acceleration by the relevant ABL Facility Secured Parties of the maturity of all then outstanding ABL Facility Obligations (the “ABL Facility Standstill Period”); provided, further, however, notwithstanding anything herein to the contrary, none of the ABL Facility Collateral Agent or any ABL Facility Secured Party will exercise any rights or remedies with respect to any Term Loan Priority Collateral if, notwithstanding the expiration of the ABL Facility Standstill Period, the Directing Term Loan Collateral Agent or Term Loan Secured Parties shall have commenced and be diligently pursuing in good faith the exercise of any of their rights or remedies with respect to the Term Loan Priority Collateral (prompt notice of such exercise to be given by the respective enforcing Directing Collateral Agent to the other Directing Collateral Agent), (y) will contest, protest or object to any foreclosure proceeding or action brought by the Directing Term Loan Collateral Agent or any Term Loan Secured Party with respect to, or any other exercise by the Directing Term Loan Collateral Agent or any Term Loan Secured Party of any rights and remedies relating to, the Term Loan Priority Collateral under the Term Loan Documents or otherwise, and (z) subject to its rights under clause (i)(x) above, will object to the forbearance by the Directing Term Loan Collateral Agent or the Term Loan Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Term Loan Priority Collateral, in each case so long as the interests of the ABL Facility Secured Parties attach to the Proceeds thereof subject to the relative priorities described in Section 2; and

(ii) subject to Section 6 and clause (i)(x) above, the Directing Term Loan Collateral Agent and the Term Loan Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set-off and the applicable Credit Bid Rights) and make determinations regarding the disposition of, or restrictions with respect to, the Term Loan Priority Collateral without any consultation with or the consent of the ABL Facility Collateral Agent or any ABL Facility Secured Party; provided that:

(A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, the ABL Facility Collateral Agent or any ABL Facility Secured Party may file a claim or statement of interest with respect to the ABL Facility Obligations;

(B) the ABL Facility Collateral Agent and any ABL Facility Secured Party may take any action (not adverse to the priority status of the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations, or the rights of any Term Loan Collateral Agent or the Term Loan Secured Parties to exercise remedies in respect thereof) in accordance with the ABL Facility Documents, and the terms of this Agreement in order to preserve or protect its Lien on the Term Loan Priority Collateral;

(C) the ABL Facility Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the ABL Facility Secured Parties, including any claims secured by the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(D) the ABL Facility Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the Debtor Relief Laws or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement and to the extent not inconsistent with any other provision of this Agreement;

(E) the ABL Facility Secured Parties shall be entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Term Loan Priority Collateral; and

(F) the ABL Facility Collateral Agent or any ABL Facility Secured Party may exercise any of its rights or remedies with respect to the Term Loan Priority Collateral in accordance with the ABL Facility Documents after the termination of the ABL Facility Standstill Period to the extent permitted by clause (i)(x) above.

Subject to Section 6 and clause (i)(x) above, in exercising rights and remedies with respect to the Term Loan Priority Collateral, the Directing Term Loan Collateral Agent and the Term Loan Secured Parties may enforce the provisions of the Term Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of

Term Loan Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under any other applicable law.

(b) The ABL Facility Collateral Agent, on behalf of itself and the other ABL Facility Secured Parties, agrees that it will not take or receive any Term Loan Priority Collateral or any Proceeds of Term Loan Priority Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any Term Loan Priority Collateral unless and until the Discharge of Term Loan Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x) of Section 3.1(a) or in the proviso in clause (ii) of Section 3.1(a) or in Section 6. Without limiting the generality of the foregoing, unless and until the Discharge of Term Loan Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x) of Section 3.1(a) or in the proviso in clause (ii) of Section 3.1(a) or in Section 6, the sole right of the ABL Facility Collateral Agent and the ABL Facility Secured Parties with respect to the Term Loan Priority Collateral is to hold a Lien on the Term Loan Priority Collateral pursuant to the ABL Facility Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Term Loan Obligations has occurred in accordance with the terms hereof, the Term Loan Documents and applicable law.

(c) Subject to the first proviso in clause (i)(x) of Section 3.1(a), the proviso in clause (ii) of Section 3.1(a) and Section 6:

(i) The ABL Facility Collateral Agent, for itself and on behalf of the other ABL Facility Secured Parties, agrees that it will not take any action that would hinder, delay, limit or prohibit any exercise of remedies under the Term Loan Documents with respect to the Term Loan Priority Collateral, including any collection, sale, lease, exchange, transfer or other disposition of the Term Loan Priority Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien or Term Loan Security Document with respect to the Term Loan Priority Collateral or subordinate the priority of the Term Loan Obligations to the ABL Facility Obligations with respect to the Term Loan Priority Collateral or grant the Liens with respect to the Term Loan Priority Collateral securing the ABL Facility Obligations equal ranking to the Liens with respect to the Term Loan Priority Collateral securing the Term Loan Obligations, and

(ii) The ABL Facility Collateral Agent, for itself and on behalf of the other ABL Facility Secured Parties, hereby waives any and all rights it or the ABL Facility Secured Parties may have as a junior Lien creditor with respect to the Term Loan Priority Collateral or otherwise to object to the manner in which the Term Loan Collateral Agent or the Term Loan Secured Parties seek to enforce or collect the Term Loan Obligations or the Liens granted in any of the Term Loan Priority Collateral, in any such case except to the extent such enforcement or collection is in violation of the terms of this Agreement, regardless of whether any action or failure to act by or on behalf of the Term Loan Collateral Agent or Term Loan Secured Parties is adverse to the interest of the ABL Facility Secured Parties.

(d) The ABL Facility Collateral Agent, for itself and on behalf of the other ABL Facility Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any ABL Facility Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Term Loan Collateral Agent or the Term Loan Secured Parties with respect to the Term Loan Priority Collateral as set forth in this Agreement and the Term Loan Documents.

3.2. [Reserved].

3.3. Payments Over Prior to Discharge of Term Loan Obligations. So long as the Discharge of Term Loan Obligations has not occurred, any Term Loan Priority Collateral, Cash Proceeds thereof or non-Cash Proceeds constituting Term Loan Priority Collateral (or any distribution in respect of the Term Loan Priority Collateral, whether or not expressly characterized as such) received by (i) the ABL Facility Collateral Agent or any ABL Facility Secured Parties or (ii) any Term Loan Collateral Agent or other Term Loan Secured Party (other than the Directing Term Loan Collateral Agent), in each case, in connection with the exercise of any right or remedy (including set-off) relating to the Term Loan Priority Collateral shall be segregated and held in trust and forthwith paid over to the Directing Term Loan Collateral Agent, for the benefit of the Term Loan Secured Parties, for application in accordance with Section 7.1 below, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Directing Term Loan Collateral Agent is hereby authorized to make any such endorsements as agent for the ABL Facility Collateral Agent, any such ABL Facility Secured Parties and the other Term Loan Collateral Agents or any such Term Loan Secured Parties. This authorization is coupled with an interest and is irrevocable until the Discharge of Term Loan Obligations.

3.4. Other Agreements.

(a) Releases – Term Loan Obligations.

(i) If, in connection with:

(A) the exercise of any Directing Term Loan Collateral Agent’s remedies in respect of the Term Loan Priority Collateral provided for in Section 3.1(a) (with the Proceeds thereof being applied to the Term Loan Priority Obligations), including any sale, lease, exchange, transfer or other disposition of any such Term Loan Priority Collateral; or

(B) any sale, lease, exchange, transfer or other disposition (to a Person other than Holdings, the Borrower or any other Grantor) of any Term Loan Priority Collateral permitted under the terms of the Term Loan Documents and the ABL Facility Documents,

the Directing Term Loan Collateral Agent, for itself or on behalf of any of the other Term Loan Secured Parties, releases any of its Liens on any part of the Term Loan Priority Collateral, then the Liens, if any, of the ABL Facility Collateral Agent, for itself or for the benefit of the ABL Facility Secured Parties, on such Term Loan Priority Collateral (but not in the Proceeds thereof, which shall be subject to the priorities set forth in this Agreement) shall be automatically, unconditionally and simultaneously released and the Directing Term Loan Collateral Agent is irrevocably authorized to execute and deliver or enter into any release of such Liens or claims that may, in the discretion of the Directing Term Loan Collateral Agent, be necessary or reasonably desirable in connection with such releases; and the ABL Facility Collateral Agent, for itself or on behalf of the other ABL Facility Secured Parties, promptly shall execute and deliver to the Directing Term Loan Collateral Agent or such Grantor (at the expense of such Grantor) such termination statements, releases and other documents as the Directing Term Loan Collateral Agent or such Grantor may reasonably request to effectively confirm such release. Similarly, if the equity interests of any Person are foreclosed upon or otherwise disposed of (to a Person other than Holdings, the Borrower or any other Grantor) and in connection therewith the Directing Term Loan Collateral Agent releases the Term Liens on the property or assets of such Person or releases such Person from its guarantee of Term Loan Obligations, then the ABL Facility Liens on such property or assets of such Person and such Person’s guarantee of the ABL Facility Obligations shall be automatically released to the same extent; provided, however, that the release of ABL Facility Liens and any Person’s guarantee of ABL Facility Obligations shall only occur pursuant to this Section 3.4(a)(i) if the net Cash Proceeds received by the Directing Term Loan Collateral Agent from the disposition of such equity interests equal or exceed an amount equal to the sum of the face amount of the Accounts (as described in clause (i) of the definition of ABL Facility Priority Collateral, and excluding any Accounts to the extent excluded pursuant to said clause (i)) of such Person and the net book value of the Inventory owned by such Person, in each case at the time of such release and such net Cash Proceeds are applied as provided in Section 7.3.

(ii) Until the Discharge of Term Loan Obligations occurs, the ABL Facility Collateral Agent, for itself and on behalf of the other ABL Facility Secured Parties, hereby irrevocably constitutes and appoints the Directing Term Loan Collateral Agent and any officer or agent of the Directing Term Loan Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the ABL Facility Collateral Agent or such ABL Facility Secured Party, as the case may be, or in the Directing Term Loan Collateral Agent’s own name, from time to time in the Directing Term Loan Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 3.4(a) with respect to Term Loan Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 3.4(a) with respect to Term Loan Priority Collateral, including any endorsements or other instruments of transfer or release.

(iii) Until the Discharge of Term Loan Obligations occurs, to the extent that the Term Loan Secured Parties (A) have released any Lien on Term Loan Priority Collateral and any such Lien is later reinstated or (B) obtain any new Liens on assets constituting Term Loan Priority Collateral from Grantors, then the ABL Facility Secured Parties shall be granted similarly perfected Liens on any such Term Loan Priority Collateral, which Liens shall be subject to this Agreement; provided, however, that this provision will not be violated if the ABL Facility Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property and the ABL Facility Collateral Agent states in writing that the ABL Facility Documents prohibit the ABL Facility Collateral Agent from accepting a Lien on such asset or property or the ABL Facility Collateral Agent otherwise expressly declines to accept a Lien on such asset or property.

(iv) If, prior to the Discharge of Term Loan Obligations, a subordination of the Term Loan Collateral Agent’s Lien on any Term Loan Priority Collateral is permitted (or in good faith believed by the Directing Term Loan Collateral Agent to be permitted) under the Term Loan Credit Agreement and the ABL Facility Credit Agreement to another Lien permitted under the Term Loan Credit Agreement and the ABL Facility Credit Agreement (a “Term Loan Collateral Priority Lien”), then (x) the Directing Term Loan Collateral Agent is authorized to execute and deliver a subordination agreement with respect thereto in form and substance satisfactory to it, and (y) the ABL Facility Collateral Agent, for itself and on behalf of the other ABL Facility Secured Parties, shall promptly execute and deliver to the Directing Term Loan Collateral Agent an identical subordination agreement subordinating the Liens of the ABL Facility Collateral Agent, for the benefit of (and on behalf of) the ABL Facility Secured Parties to such Term Loan Collateral Priority Lien.

(b) Insurance – Prior to Discharge of Term Loan Obligations. Unless and until the Discharge of Term Loan Obligations has occurred, the Directing Term Loan Collateral Agent shall have the sole and exclusive right, subject to the rights of the Grantors under the Term Loan Documents, to adjust settlement for any Insurance policy covering the Term Loan Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the Term Loan Priority Collateral; provided that, if any

Insurance claim includes both ABL Facility Priority Collateral and Term Loan Priority Collateral, the insurer will not settle such claim separately with respect to ABL Facility Priority Collateral and Term Loan Priority Collateral, and if the ABL Facility Collateral Agent and Directing Term Loan Collateral Agent are unable after negotiating in good faith to agree on the settlement for such claim, either Directing Collateral Agent may apply to a court of competent jurisdiction to make a determination as to the settlement of such claim, and the court’s determination shall be binding upon the parties. If the ABL Facility Collateral Agent or any ABL Facility Secured Party shall, at any time, receive any Proceeds of any such Insurance policy or any such award or payment in contravention of this Section 3.4(b), it shall pay such Proceeds over to the Directing Term Loan Collateral Agent in accordance with the terms of Section 3.3.

(c) Amendments to, and Refinancing of, Term Loan Documents.

(i) The Term Loan Documents may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with their terms and the Term Loan Obligations may (subject to compliance with Section 8.19) be Refinanced with replacement Term Loan Obligations, in each case, without notice to, or the consent of, the ABL Facility Collateral Agent or the other ABL Facility Secured Parties, all without affecting the Lien subordination or other provisions of this Agreement; provided, however, that any such amendment, restatement, amendment and restatement, supplement, modification or Refinancing of the Term Loan Documents shall not, without the consent of the ABL Facility Collateral Agent:

(A) contravene the provisions of this Agreement;

(B) add any limitation (materially more restrictive than that originally contained in the Term Loan Credit Agreement) on the optional or mandatory prepayment of the loans under the ABL Facility Credit Agreement or any other ABL Facility Document; or

(C) except as otherwise contemplated or required by the Term Loan Documents (as in effect on the date hereof) and except in connection with any Term Loan DIP Financing permitted hereunder, expressly subordinate the Lien on all or substantially all of the Term Loan Priority Collateral to the Lien of any other creditor on the Term Loan Priority Collateral;

provided that, subject to clauses (A) through (C) above, (x) the Term Loan Documents may be amended, restated, amended and restated, supplemented or otherwise modified and/or Refinanced from time to time in accordance with their terms in order to effect the making or provision of (i) any “Incremental Term Loans”, (ii) any “Credit Agreement Refinancing Indebtedness” or (iii) any “Extended Term Loans”, in each case without notice to, or the consent of, the ABL Facility Collateral Agent or any ABL Facility Secured Party, (y) Term Loan Hedging Obligations may be incurred from time to time and (z) Additional Term Priority Obligations may be incurred from time to time as permitted by Section 8.19.

Subject to the provisions of the ABL Facility Documents, the Term Loan Documents may be Refinanced with Term Loan Obligations to the extent the terms and conditions of such Refinancing Indebtedness meet the requirements of this Section 3.4(c) and the holders of such Refinancing Indebtedness comply with Section 8.19.

(ii) In the event the Term Loan Collateral Agent or the Term Loan Secured Parties and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the Term Loan Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Loan Security Document or changing in any manner the rights of the Term Loan Collateral Agent, such Term Loan Secured Parties, the Borrower or any other Grantor thereunder, in each case with respect to or relating to the Term Loan Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable ABL Facility Security Document without the consent of the ABL Facility Collateral Agent or the ABL Facility Secured Parties and without any action by the ABL Facility Collateral Agent, the Borrower or any other Grantor, provided, that (A) no such amendment, waiver or consent shall have the effect of (x) removing assets that constitute Term Loan Priority Collateral subject to the Lien of the ABL Facility Security Documents, except to the extent that a release of such Lien is permitted or required by Section 3.4(a) (and provided that there is a corresponding release of such Lien securing the Term Loan Obligations), (y) imposing duties on the ABL Facility Collateral Agent without its consent or (z) permitting other liens on the Term Loan Priority Collateral not permitted under the terms of the ABL Facility Documents or Section 3.5 and (B) notice by the Term Loan Collateral Agent of such amendment, waiver or consent shall have been given to the ABL Facility Collateral Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

(iii) The Term Loan Collateral Agent shall endeavor to give prompt notice of any amendment, waiver or consent of a Term Loan Document to the ABL Facility Collateral Agent after the effective date of such amendment, waiver or consent; provided that the failure of the Term Loan Collateral Agent to give any such notice shall not affect the priority of the Term Loan Collateral Agent’s Liens as provided herein or the validity or effectiveness of any such notice as against the Grantors or any of their Subsidiaries.

(d) Rights As Unsecured Creditors.

(i) Except as otherwise set forth in this Agreement, the ABL Facility Collateral Agent and the ABL Facility Secured Parties may exercise rights and remedies as unsecured creditors against the Borrower or any other Grantor in accordance with the terms of the ABL Facility Documents to which it is a party and applicable law to the extent that the exercise of such rights and remedies is not inconsistent with the terms of this Agreement. Except as otherwise set forth in this Agreement, nothing in this Agreement shall prohibit the receipt by the ABL Facility Collateral Agent or any ABL Facility Secured Parties of the required payments of interest, principal and other amounts in respect of the ABL Facility Obligations so long as such receipt is not the direct or indirect result of the exercise by the ABL Facility Collateral Agent or any ABL Facility Secured Parties of rights or remedies as a secured creditor (including set-off) in respect of the Term Loan Priority Collateral in contravention of this Agreement or enforcement in contravention of this Agreement of any Lien held by any of them. In the event the ABL Facility Collateral Agent or any other ABL Facility Secured Party becomes a judgment Lien creditor in respect of Term Loan Priority Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the Liens securing Term Loan Obligations on the same basis as the other Liens on the Term Loan Priority Collateral securing the ABL Facility Obligations are so subordinated to such Term Loan Obligations under this Agreement.

(ii) Except as otherwise set forth in this Agreement (including under Sections 3.1(a)), nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Term Loan Collateral Agent or the other Term Loan Secured Parties may have with respect to the Term Loan Priority Collateral.

(e) Bailee for Perfection – Term Loan Collateral Agent.

(i) The Directing Term Loan Collateral Agent agrees to hold or control that part of the Term Loan Priority Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or other applicable law (such Term Loan Priority Collateral being the “Pledged Term Loan Priority Collateral”) as collateral agent for the Term Loan Secured Parties and as bailee for and, with respect to any Term Loan Priority Collateral that cannot be perfected in such manner, as agent for, the ABL Facility Collateral Agent (on behalf of itself and the other ABL Facility Secured Parties) and any assignee thereof solely for the purpose of perfecting the security interest granted under the Term Loan Documents and the ABL Facility Documents, respectively, subject to the terms and conditions of this Section 3.4(e).

(ii) Subject to the terms of this Agreement, until the Discharge of Term Loan Obligations has occurred, the Directing Term Loan Collateral Agent shall be entitled to deal with the Pledged Term Loan Priority Collateral in accordance with the terms of the Term Loan Documents as if the Liens of the ABL Facility Collateral Agent under the ABL Facility Security Documents did not exist. The rights of the ABL Facility Collateral Agent shall at all times be subject to the terms of this Agreement and to the Term Loan Collateral Agent’s rights under the Term Loan Documents.

(iii) The Directing Term Loan Collateral Agent shall have no obligation whatsoever to any Term Loan Secured Party, the ABL Facility Collateral Agent or any ABL Facility Secured Party to ensure that the Pledged Term Loan Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 3.4(e). The duties or responsibilities of the Directing Term Loan Collateral Agent under this Section 3.4(e) shall be limited solely to holding the Pledged Term Loan Priority Collateral as bailee or agent in accordance with this Section 3.4(e).

(iv) The Directing Term Loan Collateral Agent acting pursuant to this Section 3.4(e) shall not have by reason of the Term Loan Security Documents, the ABL Facility Documents, this Agreement or any other document a fiduciary relationship in respect of any Term Loan Secured Party, the ABL Facility Collateral Agent or any ABL Facility Secured Party.

(v) Upon the Discharge of Term Loan Obligations, the Directing Term Loan Collateral Agent shall deliver or cause to be delivered the remaining Pledged Term Loan Priority Collateral (if any) in its possession or in the possession of its agents or bailees, together with any necessary endorsements, (A) first, to the ABL Facility Collateral Agent to the extent ABL Facility Obligations remain outstanding and (B) second, to the applicable Grantor to the extent no Term Loan Obligations or ABL Facility Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged Term Loan Priority Collateral) and will cooperate with the ABL Facility Collateral Agent or such Grantor, as the case may be, in assigning (without recourse to or warranty by the Directing Term Loan Collateral Agent or any other Term Loan Secured Party or agent or bailee thereof) control over any other Pledged Term Loan Priority Collateral under its control. The Directing Term Loan Collateral Agent further agrees to take all other action reasonably requested by such Person (at the sole cost and expense of the Grantors or such Person) in connection with such Person obtaining a perfected security interest in the Pledged Term Loan Priority Collateral or as a court of competent jurisdiction may otherwise direct.

(vi) Notwithstanding anything to the contrary herein, if, for any reason, any ABL Facility Obligations remain outstanding upon the Discharge of Term Loan Obligations, all rights of any Term Loan Collateral Agent hereunder (1) with respect to the delivery and control of any part of the Term Loan Priority Collateral, and (2) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such Term Loan Priority Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of the ABL Facility Collateral Agent or any Term Loan Collateral Agent, pass to the ABL Facility Collateral Agent, who shall thereafter hold such rights for the benefit of the ABL Facility Secured Parties. Each of the Directing Term Loan Collateral Agent and the Grantors agrees that it will, if any ABL Facility Obligations remain outstanding upon the Discharge of Term Loan Obligations, take any other action required by any law or reasonably requested by the ABL Facility Collateral Agent (subject to any limitations set forth in the ABL Facility Documents), in connection with the ABL Facility Collateral Agent’s establishment and perfection of a security interest in the Term Loan Priority Collateral.

(vii) Notwithstanding anything to the contrary contained herein, if for any reason, prior to the Discharge of ABL Facility Obligations, the Directing Term Loan Collateral Agent acquires possession of any Pledged ABL Facility Priority Collateral, the Directing Term Loan Collateral Agent shall hold same as bailee and/or agent to the same extent as is provided in preceding clause (i) with respect to Pledged Term Loan Priority Collateral, provided that as soon as is practicable the Directing Term Loan Collateral Agent shall deliver or cause to be delivered such Pledged ABL Facility Priority Collateral to the ABL Facility Collateral Agent in a manner otherwise consistent with the requirements of preceding clause (v).

(f) When Discharge of Term Loan Obligations Deemed to Not Have Occurred. Notwithstanding anything to the contrary herein, if concurrently with (or immediately after) the Discharge of Term Loan Obligations, the Borrower or any other Grantor enters into any Permitted Refinancing of any Term Loan Priority Obligations pursuant to a new Term Loan Credit Agreement or Additional Term Priority Obligations Agreement in accordance with Section 8.19, then such Discharge of Term Loan Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, and the obligations under such Permitted Refinancing shall automatically be treated as Term Loan Priority Obligations (together with the Term Loan Secured Hedging Agreements on the basis provided in the definition of “Term Loan Documents” contained herein) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, the term “Term Loan Credit Agreement” or “Additional Term Priority Obligations Agreement”, as appropriate, shall be deemed appropriately modified to refer to such Permitted Refinancing and the Term Loan Collateral Agent under such Term Loan Documents (who shall be the Directing Term Loan Collateral Agent for all purposes hereof if the Permitted Refinancing is pursuant to a replacement Term Loan Credit Agreement) and the new secured parties under such Term Loan Documents shall automatically be treated as Term Loan Secured Parties for all purposes of this Agreement.

3.5. Insolvency or Liquidation Proceedings.

(a) Finance and Sale Issues – Term Loan Obligations. Until the Discharge of Term Loan Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Directing Term Loan Collateral Agent shall desire to permit the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting Term Loan Priority Collateral or to permit the Borrower or any other Grantor to obtain financing, whether from the Term Loan Secured Parties or any other entity under Section 364 of the Bankruptcy Code or any similar Debtor Relief Law that is secured by a Lien that is (I) senior or pari passu with the Liens on the Term Loan Priority Collateral securing the Term Loan Priority Obligations, and (II) junior to the Liens on the

ABL Facility Priority Collateral securing the ABL Facility Priority Obligations (each, a “Term Loan DIP Financing”), then the ABL Facility Collateral Agent, on behalf of itself and the other ABL Facility Secured Parties, agrees that it will not oppose or raise any objection to or contest (or join with or support any third party opposing, objecting or contesting) such use of cash collateral constituting Term Loan Priority Collateral or to the fact that the providers of such Term Loan DIP Financing may be granted Liens on the Collateral and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the Directing Term Loan Collateral Agent or to the extent permitted by Section 3.5(c)) and, the ABL Facility Collateral Agent will subordinate its Liens in the Term Loan Priority Collateral to the Liens securing such Term Loan DIP Financing (and all interest and other obligations relating thereto); provided that (A) the aggregate principal amount of the Term Loan DIP Financing shall not exceed the amount set forth in clause (iii) of the definition of “Term Loan Debt Cap” herein and (B) (w) each of the ABL Facility Collateral Agent and the other ABL Facility Secured Parties retain a Lien on the Collateral to secure the ABL Facility Priority Obligations, and, with respect to the Liens of the ABL Facility Secured Parties on ABL Facility Priority Collateral only, with the same priority as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (x) to the extent that the Term Loan Collateral Agent is granted adequate protection in the form of a Lien, the ABL Facility Collateral Agent is permitted to seek a Lien (without objection from the Term Loan Collateral Agent or any Term Loan Secured Party) on Collateral arising after the commencement of the Insolvency or Liquidation Proceeding (so long as, with respect to Term Loan Priority Collateral, such Lien is junior to the Liens securing such Term Loan DIP Financing and the Term Loan Priority Obligations), (y) the foregoing provisions of this Section 3.5(a) shall not prevent the ABL Facility Collateral Agent and the ABL Facility Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization or other plan of similar effect under any Debtor Relief Laws and (z) the terms of such Term Loan DIP Financing or use of cash collateral do not require any Grantor to seek any approval for any plan of reorganization or other plan of similar effect under any Debtor Relief Laws. The ABL Facility Collateral Agent, on behalf of the ABL Facility Secured Parties, agrees that it will not raise any objection or oppose a sale or other disposition of any Term Loan Priority Collateral free and clear of its Liens (subject to attachment of Proceeds with respect to the Second Priority Lien on the Term Loan Priority Collateral in favor of the ABL Facility Collateral Agent, in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code; provided that the ABL Facility Collateral Agent and the other ABL Facility Secured Parties shall be entitled to seek and exercise Credit Bid Rights in respect of any such sale or disposition.

(b) Relief from the Automatic Stay. Until the Discharge of Term Loan Obligations has occurred, the ABL Facility Collateral Agent, on behalf of itself and the other ABL Facility Secured Parties, agrees that none of them shall seek (or support any other person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Term Loan Priority Collateral without the prior written consent of the Directing Term Loan Collateral Agent.

(c) Adequate Protection. The ABL Facility Collateral Agent, on behalf of itself and the other ABL Facility Secured Parties, agrees that none of them shall contest (or support any other Person contesting) (A) any request by the Term Loan Collateral Agent or the Term Loan Secured Parties for adequate protection or similar protection under any Debtor Relief Law with respect to any Term Loan Priority Collateral, (B) so long as the request of adequate protection is in the form of a replacement Lien on the ABL Facility Priority Collateral that is junior to the Liens on the ABL Facility Priority Collateral securing the ABL Facility Priority Obligations, any request by the Term Loan Collateral Agent or the Term Loan Secured Parties for adequate protection with respect to any ABL Facility Priority Collateral, or (C) any objection by the Term Loan Collateral Agent or the Term Loan Secured Parties to any motion, relief, action or proceeding based on the Term Loan Collateral Agent or the Term Loan Secured Parties claiming a lack of adequate protection with respect to the Term Loan Priority Collateral. Notwithstanding the foregoing provisions in this Section 3.5(c), in any Insolvency or Liquidation Proceeding, (A) if the

Term Loan Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in the nature of assets constituting Term Loan Priority Collateral in connection with any Term Loan DIP Financing or use of cash collateral constituting Term Loan Priority Collateral, then the ABL Facility Collateral Agent, on behalf of itself or any of the other ABL Facility Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Term Loan Obligations and such Term Loan DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on Term Loan Priority Collateral securing the ABL Facility Obligations are so subordinated to the Term Loan Obligations under this Agreement, and (B) in the event the ABL Facility Collateral Agent, on behalf of itself and the other ABL Facility Secured Parties, seeks or requests adequate protection in respect of ABL Facility Obligations and such adequate protection is granted in the form of additional collateral in the nature of assets constituting Term Loan Priority Collateral, then the ABL Facility Collateral Agent, on behalf of itself or any of the other ABL Facility Secured Parties, agrees that the Term Loan Collateral Agent shall also be granted a senior Lien on such additional collateral as security for the Term Loan Obligations and for any such Term Loan DIP Financing and that any Lien on such additional collateral securing the ABL Facility Obligations shall be subordinated to the Liens on such collateral securing the Term Loan Obligations and any such Term Loan DIP Financing (and all obligations relating thereto) and to any other Liens granted to the Term Loan Secured Parties as adequate protection on the same basis as the other Liens on the Term Loan Priority Collateral securing the ABL Facility Obligations, as the case may be, are so subordinated to such Term Loan Obligations under this Agreement.

(d) No Waiver. Subject to the proviso in clause (ii) of Section 3.1(a), nothing contained herein shall prohibit or in any way limit the Term Loan Collateral Agent or any Term Loan Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the ABL Facility Collateral Agent or any of the ABL Facility Secured Parties in respect of the Term Loan Priority Collateral, including the seeking by the ABL Facility Collateral Agent or any ABL Facility Secured Parties of adequate protection in respect thereof or the asserting by the ABL Facility Collateral Agent or any ABL Facility Secured Parties of any of its rights and remedies under the ABL Facility Documents or otherwise in respect thereof.

(e) Waiver. The ABL Facility Collateral Agent, for itself and on behalf of the other ABL Facility Secured Parties, waives any claim it may hereafter have against any Term Loan Secured Party arising out of the election of any Term Loan Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Term Loan Priority Collateral in any Insolvency or Liquidation Proceeding.

3.6. Reliance; Waivers; Etc. Other than any reliance on the terms of this Agreement, the ABL Facility Collateral Agent, on behalf of itself and the other ABL Facility Secured Parties, acknowledges that it and such ABL Facility Secured Parties, as the case may be, have, independently and without reliance on the Term Loan Collateral Agent or any Term Loan Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the ABL Facility Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the ABL Facility Credit Agreement or this Agreement.

(a) No Warranties or Liability. The ABL Facility Collateral Agent, on behalf of itself and the other ABL Facility Secured Parties, acknowledges and agrees that the Term Loan Collateral Agent and the Term Loan Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Term Loan Documents, the ownership of any Collateral or the perfection or priority of any

Liens thereon. The Term Loan Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective Term Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Term Loan Collateral Agent and the Term Loan Secured Parties shall have no duty to the ABL Facility Collateral Agent or any of the ABL Facility Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower or any Grantor (including the Term Loan Documents and the ABL Facility Documents), regardless of any knowledge thereof which they may have or be charged with.

(b) No Waiver of Lien Priorities – Term Loan Obligations.

(i) No right of the Term Loan Secured Parties, the Term Loan Collateral Agent or any of them to enforce any provision of this Agreement or any Term Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or any other Grantor or by any act or failure to act by any Term Loan Secured Party or the Term Loan Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Term Loan Documents or any of the ABL Facility Documents, regardless of any knowledge thereof which the Term Loan Collateral Agent or the Term Loan Secured Parties, or any of them, may have or be otherwise charged with.

(ii) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Borrower and the other Grantors under the Term Loan Documents and subject to the provisions of Section 3.4(c) and Section 3.5(c)), the Term Loan Secured Parties, the Term Loan Collateral Agent and any of them may, at any time and from time to time in accordance with the Term Loan Documents and/or applicable law, without the consent of, or notice to, the ABL Facility Collateral Agent or any ABL Facility Secured Party, without incurring any liabilities to the ABL Facility Collateral Agent or any ABL Facility Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the ABL Facility Collateral Agent or any ABL Facility Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(A) make loans and advances to any Grantor or issue, guaranty or obtain letters of credit for account of any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(B) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Term Loan Obligations or any Term Lien on any Term Loan Priority Collateral or, after the Discharge of ABL Facility Obligations, any ABL Facility Priority Collateral, or guaranty thereof or any liability of any of the Borrower or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Term Loan Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Term Lien on the Term Loan Priority Collateral, or after the Discharge of ABL Facility Obligations, the ABL Facility Priority Collateral, held by the Term Loan Collateral Agent or any of the Term Loan Secured Parties, the Term Loan Obligations or any of the Term Loan Documents;

(C) sell, exchange, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof) and in any order any part of the Term Loan Priority

Collateral or, after the Discharge of ABL Facility Obligations, the ABL Facility Priority Collateral, or any liability of the Borrower or any other Grantor to the Term Loan Secured Parties or the Term Loan Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(D) settle or compromise any Term Loan Obligation or any other liability of the Borrower or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof; and

(E) exercise or delay in or refrain from exercising any right or remedy against the Borrower or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Borrower, any other Grantor or any Term Loan Priority Collateral or, after the Discharge of ABL Facility Obligations, the ABL Facility Priority Collateral, and any security and any guarantor or any liability of the Borrower or any other Grantor to the Term Loan Secured Parties or any liability incurred directly or indirectly in respect thereof.

(iii) The ABL Facility Collateral Agent, on behalf of itself and the other ABL Facility Secured Parties, also agrees that the Term Loan Secured Parties and the Term Loan Collateral Agent shall have no liability to the ABL Facility Collateral Agent and any ABL Facility Secured Party, and the ABL Facility Collateral Agent, on behalf of itself and each of the other ABL Facility Secured Parties, hereby waives any claim against any Term Loan Secured Party or the Term Loan Collateral Agent, arising out of any and all actions which the Term Loan Secured Parties or the Term Loan Collateral Agent may take or permit or omit to take with respect to:

(A) the Term Loan Documents (other than this Agreement), including any failure to perfect or obtain perfected security interests in the Term Loan Priority Collateral;

(B) the collection of the Term Loan Obligations; or

(C) the foreclosure upon, or sale, liquidation or other disposition of, any Term Loan Priority Collateral or, after Discharge of ABL Facility Obligations, the ABL Facility Priority Collateral.

Except as otherwise required by this Agreement, the ABL Facility Collateral Agent, on behalf of itself and the other ABL Facility Secured Parties, agrees that the Term Loan Secured Parties and the Term Loan Collateral Agent have no duty to the ABL Facility Collateral Agent or the ABL Facility Secured Parties in respect of the maintenance or preservation of the Term Loan Priority Collateral, or, after the Discharge of ABL Facility Obligations, the ABL Facility Priority Collateral.

(iv) The ABL Facility Collateral Agent, on behalf of itself and the other ABL Facility Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Loan Priority Collateral or, after the Discharge of ABL Facility Obligations, the ABL Facility Priority Collateral, or any other similar rights a junior secured creditor may have under applicable law.

Section 4. ABL Facility Priority Collateral.

4.1. Exercise of Remedies – Prior to Discharge of ABL Facility Obligations.

(a) So long as the Discharge of ABL Facility Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor:

(i) none of the Term Loan Collateral Agent or any of the Term Loan Secured Parties (x) will exercise or seek to exercise any rights or remedies (including set-off) with respect to any ABL Facility Priority Collateral (including the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement in respect of ABL Facility Priority Collateral to which the Term Loan Collateral Agent or any Term Loan Secured Party, as the case may be, is a party) or institute or commence or join with any Person (other than the ABL Facility Collateral Agent and the ABL Facility Secured Parties) in commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution); provided, however, that the Directing Term Loan Collateral Agent may exercise any or all such rights in accordance with the Term Loan Documents after a period of 180 days has elapsed since the date of delivery of a notice in writing to the ABL Facility Collateral Agent with respect to any of the following (and requesting that enforcement actions be taken with respect to the ABL Facility Priority Collateral) and so long as the respective payment default shall not have been cured or waived (or the respective acceleration rescinded): (I) a payment default exists with respect to the Term Loan Obligations following the final maturity of the Term Loan Obligations or (II) after the acceleration by the relevant Term Loan Secured Parties of the maturity of all then outstanding Term Loan Obligations (the “Term Loan Standstill Period”); provided, further, however, notwithstanding anything herein to the contrary, none of the Term Loan Collateral Agent or any Term Loan Secured Party will exercise any rights or remedies with respect to any ABL Facility Priority Collateral if, notwithstanding the expiration of the Term Loan Standstill Period, the ABL Facility Collateral Agent or ABL Facility Secured Parties shall have commenced and be diligently pursuing in good faith the exercise of any of their rights or remedies with respect to the ABL Facility Priority Collateral (prompt notice of such exercise to be given by the respective Directing Collateral Agent to the other Directing Collateral Agent), (y) will contest, protest or object to any foreclosure proceeding or action brought by the ABL Facility Collateral Agent or any ABL Facility Secured Party with respect to, or any other exercise by the ABL Facility Collateral Agent or any ABL Facility Secured Party of any rights and remedies relating to, the ABL Facility Priority Collateral under the ABL Facility Documents or otherwise, and (z) subject to its rights under clause (i)(x) above, will object to the forbearance by the ABL Facility Collateral Agent or the ABL Facility Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the ABL Facility Priority Collateral, in each case so long as the respective interests of the Term Loan Secured Parties attach to the Proceeds thereof subject to the relative priorities described in Section 2; and

(ii) subject to clause (i)(x) above, the ABL Facility Collateral Agent and the ABL Facility Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set-off and applicable Credit Bid Rights) and make determinations regarding the disposition of, or restrictions with respect to, the ABL Facility Priority Collateral without any consultation with or the consent of the Term Loan Collateral Agent or any Term Loan Secured Party; provided that:

(A) in any Insolvency or Liquidation Proceeding commenced by or against Holdings, the Borrower or any other Grantor, the Term Loan Collateral Agent or any Term Loan Secured Party may file a claim or statement of interest with respect to the Term Loan Obligations;

(B) any of the Term Loan Collateral Agent and any Term Loan Secured Party may take any action (not adverse to the priority status of the Liens on the ABL Facility Priority Collateral securing the ABL Facility Obligations, or the rights of the ABL Facility Collateral Agent or the ABL Facility Secured Parties to exercise remedies in respect thereof) in accordance with the Term Loan Documents and the terms of this Agreement in order to preserve or protect its Lien on the ABL Facility Priority Collateral;

(C) the Term Loan Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Term Loan Secured Parties, including without limitation any claims secured by the ABL Facility Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(D) the Term Loan Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the Debtor Relief Laws or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement and to the extent not inconsistent with any other provision of this Agreement;

(E) the Term Loan Secured Parties shall be entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the ABL Facility Priority Collateral; and

(F) the Term Loan Collateral Agent or any Term Loan Secured Party may exercise any of its rights or remedies with respect to the ABL Facility Priority Collateral in accordance with the Term Loan Documents after the termination of the Term Loan Standstill Period to the extent permitted by clause (i)(x) above.

Subject to clause (i)(x) above, in exercising rights and remedies with respect to the ABL Facility Priority Collateral, the ABL Facility Collateral Agent and the ABL Facility Secured Parties may enforce the provisions of the ABL Facility Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of ABL Facility Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under any other applicable law.

(b) The Term Loan Collateral Agent, on behalf of itself and the other Term Loan Secured Parties, agrees that it will not take or receive any ABL Facility Priority Collateral or any Proceeds of ABL Facility Priority Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any ABL Facility Priority Collateral unless and until the Discharge of ABL Facility Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x) of Section 4.1(a) or in the proviso in clause (ii) of Section 4.1(a). Without limiting the generality of the foregoing, unless and until the Discharge of ABL Facility Obligations has occurred, except as expressly provided in the first proviso in clause (i)(x) of Section 4.1(a) or in the proviso in clause (ii) of Section 4.1(a), the sole right of the Term Loan Collateral Agent and the Term Loan Secured Parties with respect to the ABL Facility Priority Collateral is to hold a Lien on the ABL Facility Priority Collateral pursuant to the Term Loan Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of ABL Facility Obligations has occurred in accordance with the terms hereof, the Term Loan Documents and applicable law.

(c) Subject to the first proviso in clause (i)(x) of Section 4.1(a) and the proviso in clause (ii) of Section 4.1(a):

(i) the Term Loan Collateral Agent, for itself and on behalf of the other Term Loan Secured Parties, agrees that it will not take any action that would hinder, delay, limit or prohibit any exercise of remedies under the ABL Facility Documents with respect to the ABL Facility Priority Collateral, including any collection, sale, lease, exchange, transfer or other disposition of the ABL Facility Priority Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien or ABL Facility Security Document, in each case, with respect to the ABL Facility Priority Collateral or subordinate the priority of the ABL Facility Obligations to the Term Loan Obligations with respect to the ABL Facility Priority Collateral or grant the Liens with respect to the ABL Facility Priority Collateral securing the Term Loan Obligations equal ranking to the Liens with respect to the ABL Facility Priority Collateral securing the ABL Facility Obligations, and

(ii) the Term Loan Collateral Agent, for itself and on behalf of the other Term Loan Secured Parties, hereby waives any and all rights it or the Term Loan Secured Parties may have as a junior Lien creditor with respect to the ABL Facility Priority Collateral or otherwise to object to the manner in which the ABL Facility Collateral Agent or the ABL Facility Secured Parties seek to enforce or collect the ABL Facility Obligations or the Liens granted in any of the ABL Facility Priority Collateral in any such case except to the extent such enforcement or collection is in violation of the terms of this Agreement, regardless of whether any action or failure to act by or on behalf of the other ABL Facility Collateral Agent or ABL Facility Secured Parties is adverse to the interest of the Term Loan Secured Parties.

(d) The Term Loan Collateral Agent, for itself and on behalf of the other Term Loan Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Term Loan Document (other than this Agreement), shall be deemed to restrict in any way the rights and remedies of the ABL Facility Collateral Agent or the ABL Facility Secured Parties with respect to the ABL Facility Priority Collateral as set forth in this Agreement and the ABL Facility Documents.

4.2. [reserved]

4.3. Payments Over – Prior to Discharge of ABL Facility Obligations. So long as the Discharge of ABL Facility Obligations has not occurred, any ABL Facility Priority Collateral, Cash Proceeds thereof or non-Cash Proceeds constituting ABL Facility Priority Collateral (or any distribution in respect of the ABL Facility Priority Collateral, whether or not expressly characterized as such) received by (i) any Term Loan Collateral Agent or any Term Loan Secured Parties or (ii) any ABL Facility Secured Party (other than the ABL Facility Collateral Agent) in connection with the exercise of any right or remedy (including set-off) relating to the ABL Facility Priority Collateral shall be segregated and held in trust and forthwith paid over to the ABL Facility Collateral Agent, for the benefit of the ABL Facility Secured Parties, for application in accordance with Section 7.2 below, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The ABL Facility Collateral Agent is hereby authorized to make any such endorsements as agent for the Directing

Term Loan Collateral Agent, any such Term Loan Secured Parties and any such ABL Facility Secured Parties. This authorization is coupled with an interest and is irrevocable until the Discharge of ABL Facility Obligations.

4.4. Other Agreements.

(a) Releases – ABL Facility Obligations.

(i) If, in connection with:

(A) the exercise of the ABL Facility Collateral Agent’s remedies in respect of the ABL Facility Priority Collateral provided for in Section 4.1(a) (with the Proceeds thereof being applied to the ABL Facility Priority Obligations), including any sale, lease, exchange, transfer or other disposition of any such ABL Facility Priority Collateral; or

(B) any sale, lease, exchange, transfer or other disposition of (to a Person other than Holdings, the Borrower or any other Grantor) any ABL Facility Priority Collateral permitted under the terms of the ABL Facility Documents, the ABL Facility Collateral Agent, for itself or on behalf of any of the other ABL Facility Secured Parties, releases any of its Liens on any part of the ABL Facility Priority Collateral, then the Liens, if any, of the Term Loan Collateral Agent, for itself or for the benefit of the Term Loan Secured Parties, on such ABL Facility Priority Collateral (but not the Proceeds thereof, which shall be subject to the priorities set forth in this Agreement) shall be automatically, unconditionally and simultaneously released and the ABL Facility Collateral Agent is irrevocably authorized to execute and deliver or enter into any release of such Liens or claims that may, in the discretion of the ABL Facility Collateral Agent, be considered necessary or reasonably desirable in connection with such releases; and the Directing Term Loan Collateral Agent, for itself or on behalf of any such Term Loan Secured Parties, promptly shall execute and deliver to the ABL Facility Collateral Agent or such Grantor such termination statements, releases and other documents as the ABL Facility Collateral Agent or such Grantor (at the expense of such Grantor) may reasonably request to effectively confirm such release.

(ii) Until the Discharge of ABL Facility Obligations occurs, the Term Loan Collateral Agent, for itself and on behalf of the other Term Loan Secured Parties, hereby irrevocably constitutes and appoints the ABL Facility Collateral Agent and any officer or agent of the ABL Facility Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Term Loan Collateral Agent or such Term Loan Secured Party, as the case may be, or in the ABL Facility Collateral Agent’s own name, from time to time in the ABL Facility Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 4.4(a) with respect to ABL Facility Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 4.4(a) with respect to ABL Facility Priority Collateral, including any endorsements or other instruments of transfer or release.

(iii) Until the Discharge of ABL Facility Obligations occurs, to the extent that the ABL Facility Secured Parties (A) have released any Lien on ABL Facility Priority Collateral and any such Lien is later reinstated or (B) obtain any new Liens on assets constituting ABL Facility Priority Collateral from Grantors, then the Term Loan Secured Parties shall be granted a similarly perfected Lien on any such ABL Facility Priority Collateral, which Liens shall be subject to this Agreement; provided, however, that this provision will not be violated if the Term

Loan Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property and the Directing Term Loan Collateral Agent states in writing that the Term Loan Documents prohibit the Term Loan Collateral Agent from accepting a Lien on such asset or property or the Directing Term Loan Collateral Agent otherwise expressly declines to accept a Lien on such asset or property.

(iv) If, prior to the Discharge of ABL Facility Obligations, a subordination of the ABL Facility Collateral Agent’s Lien on any ABL Facility Priority Collateral is permitted (or in good faith believed by the ABL Facility Collateral Agent to be permitted) under the ABL Facility Credit Agreement and the Term Loan Credit Agreement to another Lien permitted under the ABL Facility Credit Agreement and the Term Loan Credit Agreement (for purposes of this clause (iv), an “ABL Facility Priority Collateral Lien”), then (x) the ABL Facility Collateral Agent is authorized to execute and deliver a subordination agreement with respect thereto in form and substance satisfactory to it, and (y) the Term Loan Collateral Agent, for itself and on behalf of the other Term Loan Secured Parties, shall promptly execute and deliver to the ABL Facility Collateral Agent an identical subordination agreement subordinating the Liens of the Term Loan Collateral Agent for the benefit of (and behalf of) the Term Loan Secured Parties to such ABL Facility Priority Collateral Lien.

(b) Insurance – Prior to Discharge of ABL Facility Obligations. Unless and until the Discharge of ABL Facility Obligations has occurred, the ABL Facility Collateral Agent shall have the sole and exclusive right, subject to the rights of the Grantors under the ABL Facility Documents, to adjust settlement for any Insurance policy covering the ABL Facility Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the ABL Facility Priority Collateral; provided that, if any Insurance claim includes both ABL Facility Priority Collateral and Term Loan Priority Collateral, the insurer will not settle such claim separately with respect to ABL Facility Priority Collateral and Term Loan Priority Collateral, and if the ABL Facility Collateral Agent and Directing Term Loan Collateral Agent are unable after negotiating in good faith to agree on the settlement for such claim, either Directing Collateral Agent may apply to a court of competent jurisdiction to make a determination as to the settlement of such claim, and the court’s determination shall be binding upon the parties. If the Term Loan Collateral Agent or any Term Loan Secured Party shall, at any time, receive any Proceeds of any such Insurance policy or any such award or payment in contravention of this Section 4.4(b), it shall pay such Proceeds over to the ABL Facility Collateral Agent in accordance with the terms of Section 4.3.

(c) Amendments to, and Refinancing of, ABL Facility Documents.

(i) The ABL Facility Documents may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with their terms and the ABL Facility Obligations may (subject to compliance with Section 8.19) be Refinanced with replacement ABL Facility Obligations, in each case, without notice to, or the consent of, the Term Loan Collateral Agent or the other Term Loan Secured Parties, all without affecting the Lien subordination or other provisions of this Agreement; provided, however, that any such amendment, restatement, amendment and restatement, replacement, supplement, modification or Refinancing of the ABL Facility Documents shall not, without the consent of the Directing Term Loan Collateral Agent:

(A) except as otherwise contemplated or required by the ABL Facility Documents (as in effect on the date hereof) and except in connection with any ABL Facility DIP Financing permitted hereunder, expressly subordinate the Lien on all or substantially all of the ABL Facility Priority Collateral to the Lien of any other creditor on the ABL Facility Priority Collateral;

(B) contravene the provisions of this Agreement;

(C) add any limitation (materially more restrictive than that originally contained in the Term Loan Credit Agreement) on the optional or mandatory prepayment of the loans under the Term Loan Credit Documents;

provided that, subject to clauses (A) through (C) above), the ABL Facility Documents may be amended, restated, amended and restated, supplemented or otherwise modified and/or Refinanced from time to time in accordance with their terms in order to effect the making or provision of (x) any “Incremental Commitments” or (y) any “Extended Revolving Loan Commitment” (each as defined in the ABL Facility Credit Agreement), in each case without notice to, or the consent of, any Term Loan Collateral Agent or Term Loan Secured Party.

Subject to the provisions of the Term Loan Documents, the ABL Facility Documents may be Refinanced with ABL Facility Obligations to the extent the terms and conditions of such Refinancing Indebtedness meet the requirements of this Section 4.4(c) and the holders of such Refinancing Indebtedness comply with Section 8.19.

(ii) In the event the ABL Facility Collateral Agent or the ABL Facility Secured Parties and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the ABL Facility Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any ABL Facility Security Document or changing in any manner the rights of the ABL Facility Collateral Agent, such ABL Facility Secured Parties, the Borrower or any other Grantor thereunder, in each case with respect to or relating to the ABL Facility Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Term Loan Security Document without the consent of the Term Loan Collateral Agent or the Term Loan Secured Parties and without any action by the Term Loan Collateral Agent, the Borrower or any other Grantor, provided, that (A) no such amendment, waiver or consent shall have the effect of (I) removing assets that constitute ABL Facility Priority Collateral subject to the Lien of the Term Loan Security Documents, except to the extent that a release of such Lien is permitted or required by Section 4.4(a) and provided that there is a corresponding release of such Lien securing the ABL Facility Obligations, (II) imposing duties on the Term Loan Collateral Agent without its consent or (III) permitting other liens on the ABL Facility Priority Collateral not permitted under the terms of the Term Loan Documents or Section 4.5 and (B) notice by the ABL Facility Collateral Agent of such amendment, waiver or consent shall have been given to the Term Loan Collateral Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

(iii) The ABL Facility Collateral Agent shall endeavor to give prompt notice of any amendment, waiver or consent of an ABL Facility Document to the Term Loan Collateral Agent after the effective date of such amendment, waiver or consent; provided that the failure of the ABL Facility Collateral Agent to give any such notice shall not affect the priority of the ABL Facility Collateral Agent’s Liens as provided herein or the validity or effectiveness of any such notice as against the Grantors or any of their Subsidiaries.

(d) Rights As Unsecured Creditors.

(i) Except as otherwise set forth in this Agreement, the Term Loan Collateral Agent and the Term Loan Secured Parties may exercise rights and remedies as unsecured creditors against the Borrower or any other Grantor in accordance with the terms of the Term Loan Documents to which it is a party and applicable law to the extent that the exercise of such rights and remedies is not inconsistent with the terms of this Agreement. Except as otherwise set forth in this Agreement, nothing in this Agreement shall prohibit the receipt by the Term Loan Collateral Agent or any Term Loan Secured Parties of the required payments of interest, principal and other amounts in respect of the Term Loan Obligations so long as such receipt is not the direct or indirect result of the exercise by the Term Loan Collateral Agent or any Term Loan Secured Parties of rights or remedies as a secured creditor (including set-off) in respect of the ABL Facility Priority Collateral in contravention of this Agreement or enforcement in contravention of this Agreement of any Lien held by any of them. In the event the Term Loan Collateral Agent or any other Term Loan Secured Party becomes a judgment Lien creditor in respect of ABL Facility Priority Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment Lien shall be subordinated to the Liens securing ABL Facility Obligations on the same basis as the other Liens on the ABL Facility Priority Collateral securing the Term Loan Obligations are so subordinated to such ABL Facility Obligations under this Agreement.

(ii) Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the ABL Facility Collateral Agent or the other ABL Facility Secured Parties may have with respect to the ABL Facility Priority Collateral.

(e) Bailee for Perfection – ABL Facility Collateral Agent.

(i) The ABL Facility Collateral Agent agrees to hold or control that part of the ABL Facility Priority Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or other applicable law (such ABL Facility Priority Collateral being the “Pledged ABL Facility Priority Collateral”) as collateral agent for the ABL Facility Secured Parties and as bailee for and, with respect to any ABL Facility Priority Collateral that cannot be perfected in such manner, as agent for, the Term Loan Collateral Agent (on behalf of the Term Loan Secured Parties) and any assignee thereof solely for the purpose of perfecting the security interest granted under the ABL Facility Documents and the Term Loan Documents, respectively, subject to the terms and conditions of this Section 4.4(e).

(ii) Subject to the terms of this Agreement, until the Discharge of ABL Facility Obligations has occurred, the ABL Facility Collateral Agent shall be entitled to deal with the Pledged ABL Facility Priority Collateral in accordance with the terms of the ABL Facility Documents as if the Liens of the Term Loan Collateral Agent under the Term Loan Security Documents did not exist. The rights of the Term Loan Collateral Agent shall at all times be subject to the terms of this Agreement and to the ABL Facility Collateral Agent’s rights under the ABL Facility Documents.

(iii) The ABL Facility Collateral Agent shall have no obligation whatsoever to any ABL Facility Secured Party, the Term Loan Collateral Agent or any Term Loan Secured Party to ensure that the Pledged ABL Facility Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 4.4(e). The duties or responsibilities of the ABL Facility Collateral Agent under this Section 4.4(e) shall be limited solely to holding the Pledged ABL Facility Priority Collateral as bailee or agent in accordance with this Section 4.4(e).

(iv) The ABL Facility Collateral Agent acting pursuant to this Section 4.4(e) shall not have by reason of the ABL Facility Security Documents, the Term Loan Security Documents, this Agreement or any other document a fiduciary relationship in respect of any ABL Facility Secured Party, the Term Loan Collateral Agent or any Term Loan Secured Party.

(v) Upon the Discharge of ABL Facility Obligations, the ABL Facility Collateral Agent shall deliver or cause to be delivered the remaining Pledged ABL Facility Priority Collateral (if any) in its possession or in possession of its agents or bailees, together with any necessary endorsements, (A) first, to the Directing Term Loan Collateral Agent to the extent Term Loan Obligations remain outstanding, and (B) second, to the applicable Grantor to the extent no ABL Facility Obligations or Term Loan Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged ABL Facility Priority Collateral) and will cooperate with the Directing Term Loan Collateral Agent and such Grantor, as the case may be, in assigning (without recourse to or warranty by the ABL Facility Collateral Agent or any other ABL Facility Secured Party or agent or bailee thereof) control over any other Pledged ABL Facility Priority Collateral under its control. The ABL Facility Collateral Agent further agrees to take all other action reasonably requested by such Person (at the sole cost and expense of the Grantors or such Person) in connection with such Person obtaining a perfected security interest in the Pledged ABL Facility Priority Collateral or as a court of competent jurisdiction may otherwise direct.

(vi) Notwithstanding anything to the contrary herein, if, for any reason, any Term Loan Obligations remain outstanding upon the Discharge of ABL Facility Obligations, all rights of the ABL Facility Collateral Agent hereunder (1) with respect to the delivery and control of any part of the ABL Facility Priority Collateral, and (2) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such ABL Facility Priority Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of any Term Loan Collateral Agent or the ABL Facility Collateral Agent, pass to the Directing Term Loan Collateral Agent, who shall thereafter hold such rights for the benefit of the Term Loan Secured Parties. Each of the ABL Facility Collateral Agent and the Grantors agrees that it will, if any Term Loan Obligations remain outstanding upon the Discharge of ABL Facility Obligations, take any other action required by any law or reasonably requested by the Directing Term Loan Collateral Agent (subject to any limitations set forth in the Term Loan Documents), in connection with the Term Loan Collateral Agent’s establishment and perfection of a security interest in the ABL Facility Priority Collateral; and

(vii) Notwithstanding anything to the contrary contained herein, if for any reason, prior to the Discharge of Term Loan Obligations, the ABL Facility Collateral Agent acquires possession of any Pledged Term Loan Priority Collateral, the ABL Facility Collateral Agent shall hold same as bailee and/or agent to the same extent as is provided in preceding clause (i) with respect to Pledged ABL Facility Priority Collateral, provided that as soon as is practicable the ABL Facility Collateral Agent shall deliver or cause to be delivered such Pledged Term Loan Priority Collateral to the Directing Term Loan Collateral Agent in a manner otherwise consistent with the requirements of preceding clause (v).

(f) When Discharge of ABL Facility Obligations Deemed to Not Have Occurred. Notwithstanding anything to the contrary herein, if concurrently with (or immediately after) the Discharge of ABL Facility Obligations, the Borrower and/or any Grantor enters into any Permitted Refinancing of any ABL Facility Obligations pursuant to a new ABL Facility Credit Agreement in accordance with Section 8.19, then such Discharge of ABL Facility Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, and the obligations under the new ABL Facility Credit Agreement shall automatically be treated as ABL Facility Obligations (together with the ABL Facility Cash Management Obligations and ABL Facility Hedging Obligations each on the basis provided in the definition of “ABL Facility Obligations” contained herein) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, the term “ABL Facility Credit Agreement” shall be deemed appropriately modified to refer to such new ABL Facility Credit Agreement and the ABL Facility Collateral Agent under such new ABL Facility Credit Agreement shall be the ABL Facility Collateral Agent for all purposes hereof and the new secured parties under such ABL Facility Documents (together with the ABL Facility Cash Management Creditors and ABL Facility Hedging Creditors as provided herein) shall automatically be treated as ABL Facility Secured Parties for all purposes of this Agreement.

(g) Option to Purchase ABL Facility Obligations.

(i) Without prejudice to the enforcement of remedies by the ABL Facility Collateral Agent and the ABL Facility Secured Parties, the Term Loan Secured Parties (in each case who must meet all eligibility standards contained in all relevant ABL Facility Documents) (each, an “Eligible ABL Facility Purchaser”) shall have the right to purchase on a pro rata basis by way of assignment (and shall thereby also assume all commitments and duties of the then extant ABL Facility Secured Parties under the ABL Facility Documents other than in respect of ABL Facility Cash Management Obligations and any ABL Facility Secured Hedging Agreements), at any time during the exercise period described in clause (ii) below of this Section 4.4(g), all, but not less than all, of the ABL Facility Obligations (inclusive of ABL Facility Priority Obligations and Excess ABL Facility Obligations but excluding ABL Facility Cash Management Obligations and any ABL Facility Hedging Obligations), including all principal of and accrued and unpaid interest and fees on and all prepayment or acceleration penalties and premiums in respect of all ABL Facility Obligations (excluding ABL Facility Cash Management Obligations and any ABL Facility Hedging Obligations) outstanding at the time of purchase. Any purchase pursuant to this Section 4.4(g) shall be made as follows:

(A) for (x) a purchase price equal to the sum of (1) in the case of all loans, advances or other similar extensions of credit that constitute ABL Facility Obligations (including unreimbursed amounts drawn in respect of letters of credit, but excluding the undrawn amount of then outstanding letters of credit and excluding ABL Facility Cash Management Obligations and ABL Facility Hedging Obligations), 100% of the principal amount thereof and all accrued and unpaid interest thereon through the date of purchase (without regard, however, to any acceleration or other prepayment penalties or premiums other than customary breakage costs), (2) in the case of any ABL Facility Cash Management Obligations, all amounts then due and owing thereunder and cash collateral in such amounts as the ABL Facility Collateral Agent reasonably determines is necessary to secure the ABL Facility Collateral Agent and the other ABL Facility Secured Parties in connection with such ABL Facility Cash Management Obligations, (3) in the case of any ABL Facility Secured Hedging Agreement, the aggregate amount then owing to each ABL Facility Hedging Creditor (which is an ABL Facility Secured Party) thereunder pursuant to the terms of the respective ABL Facility Secured Hedging Agreement, including all amounts owing to such ABL Facility Hedging Creditor as a result of the termination (or early termination) thereof (in each case, to the extent of its interest as an ABL Facility Secured Party), (4) in the case of the undrawn amount of then outstanding letters of credit, cash collateral in an amount equal to 105% of the aggregate undrawn amount of such letters of credit and the aggregate facing and similar fees which will accrue thereon through the stated maturity of the letters of credit (assuming no drawings thereon before stated maturity) and (5) all accrued and unpaid fees, expenses, indemnities and other amounts (other than any prepayment penalties or premiums or similar fees) through the date of purchase; it being understood and agreed that (x) if at any time those amounts (if any) then on deposit with the ABL Facility Collateral Agent as described in clause (4) above exceed 105% of the sum of the aggregate undrawn amount of all then outstanding letters of credit and the aggregate facing and similar fees accrued thereon before stated maturity, such excess shall be returned to the respective Eligible ABL Facility Purchaser or Eligible ABL Facility Purchasers (as their interests appear), (y) at such time as all letters of credit have been cancelled, expired or been fully drawn, as the case may be, any excess cash collateral deposited as described above in clause (4) (and not previously applied or released as provided above) shall be returned to the respective Eligible ABL Facility Purchaser or Eligible ABL Facility Purchasers, as their interests appear and (z) at such time as all ABL Facility Secured Cash Management Agreements have been terminated, any excess cash collateral deposited as described above in clause (2) (and not previously applied or released as provided above) shall be returned to the respective Eligible ABL Facility Purchaser or Eligible ABL Facility Purchasers, as their interests appear. It is understood and agreed that (x) at the time any facing or similar fees are owing to an issuer with respect to any letter of credit, the ABL Facility Collateral Agent may apply amounts deposited with it as described above to pay same and (y) upon any drawing under any letter of credit, the ABL Facility Collateral Agent shall apply amounts deposited with it as described above to repay the respective unpaid drawing;

(B) with the purchase price described in preceding clause (i)(A) payable in cash on the date of purchase against transfer to the respective Eligible ABL Facility Purchaser or Eligible ABL Facility Purchasers (without recourse and without any representations or warranties whatsoever, whether as to the enforceability of any ABL Facility Obligation or the validity, enforceability, perfection, priority or sufficiency of any Lien securing, or guarantee or other supporting obligation for, any ABL Facility Obligation or as to any other matter whatsoever, except the representations and warranties (1) that the transferor owns free and clear of all Liens and encumbrances (other than participation interests not prohibited by the ABL Facility Credit Agreement, in which case the purchase price described in preceding clause (i)(A) shall be appropriately adjusted so that the Eligible ABL Facility Purchaser or Eligible ABL Facility Purchasers do not pay amounts represented by any participation interest which remains in effect), and has the right to convey, whatever claims and interests it may have in respect of the ABL Facility Obligations) and (2) as to the amount of its portion of the ABL Facility Obligations being acquired);

(C) [reserved];

(D) with all amounts payable to the various ABL Facility Secured Parties in respect of the assignments described above to be distributed to them by the ABL Facility Collateral Agent in accordance with their respective holdings of the various ABL Facility Obligations; and

(E) with such purchase to be made pursuant to assignment documentation in form and substance reasonably satisfactory to, and prepared by counsel for, the ABL Facility Collateral Agent (with the cost of such counsel to be paid by the Grantors or, if the Grantors do not make such payment, by the respective Eligible ABL Facility Purchaser or Eligible ABL Facility Purchasers, who shall have the right to obtain reimbursement of same from the Grantors); it being understood and agreed that the ABL Facility Collateral Agent and each other ABL Facility Secured Party shall retain all rights to indemnification as provided in the relevant ABL Facility Documents for all periods prior to any assignment by them pursuant to the provisions of this Section 4.4(g).

(ii) The right to exercise the purchase option described in Section 4.4(g)(i) above shall be exercisable and legally enforceable upon at least ten (10) Business Days’ prior written notice of exercise (which notice, once given, (A) shall be irrevocable and fully binding on the respective Eligible ABL Facility Purchaser or Eligible ABL Facility Purchasers and (B) shall specify a date of purchase not less than five (5) Business Days, nor more than thirty (30) calendar days, after the date of the receipt by the ABL Facility Collateral Agent of such notice) given to the ABL Facility Collateral Agent by an Eligible ABL Facility Purchaser. Neither the ABL Facility Collateral Agent nor any ABL Facility Secured Party shall have any disclosure obligation to any Eligible ABL Facility Purchaser, the Term Loan Collateral Agent or any Term Loan Secured Party in connection with any exercise of such purchase option.

(iii) The right to purchase the ABL Facility Obligations as described in this Section 4.4(g) may be exercised (by giving the irrevocable written notice described in preceding clause (ii)) during the period that (1) begins on the date occurring three (3) Business Days after the first to occur of (x) the date of the acceleration of the final maturity of the loans under the ABL Facility Credit Agreement, (y) the failure to pay all outstanding loans and obligations in full in cash on the final maturity date of the ABL Facility Credit Agreement or (z) the occurrence of an Insolvency or Liquidation Proceeding with respect to the Borrower or any other Grantor which constitutes an event of default under the ABL Facility Credit Agreement (in each case, so long as the acceleration, failure to pay amounts due at final maturity or such Insolvency or Liquidation Proceeding constituting an event of default has not been rescinded or cured within ten (10) Business Days after any such event, and so long as any unpaid amounts constituting ABL Facility Obligations remain owing) and (2) ends on the tenth (10th) Business Day after the start of the period described in clause (1) above. If no Term Loan Secured Party timely exercises the aforementioned purchase option, the ABL Facility Collateral Agent and ABL Facility Secured Parties shall have no further obligations pursuant to this Section 4.4(g) and may take any further actions in their sole discretion in accordance with the ABL Facility Documents and this Agreement.

(iv) The obligations of the ABL Facility Secured Parties to sell their respective ABL Facility Obligations under this Section 4.4(g) are several and not joint and several. To the extent any ABL Facility Secured Party breaches its obligation to sell its ABL Facility Obligations under this Section 4.4(g) (a “Defaulting ABL Facility Secured Party”), nothing in this Section 4.4(g) shall be deemed to require the ABL Facility Collateral Agent or any other ABL Facility Secured Party to purchase such Defaulting ABL Facility Secured Party’s ABL Facility Obligations for resale to the holders of Term Loan Obligations and in all cases, the ABL Facility Collateral Agent and each ABL Facility Secured Party complying with the terms of this Section 4.4(g) shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting ABL Facility Secured Party; provided that nothing in this clause (iv) shall require any Eligible ABL Facility Purchaser to purchase less than all of the ABL Facility Obligations.

(v) Each Grantor irrevocably consents to any assignment effected to one or more Eligible ABL Facility Purchasers pursuant to this Section 4.4(g) (so long as they meet all eligibility standards contained in all relevant ABL Facility Documents, other than obtaining the consent of any Grantor to an assignment to the extent required by such ABL Facility Documents) for purposes of all ABL Facility Documents and hereby agrees that no further consent to any such assignment pursuant to this Section 4.4(g) from such Grantor shall be required.

4.5. Insolvency or Liquidation Proceedings.

(a) Finance and Sale Issues – ABL Facility Obligations. Until the Discharge of ABL Facility Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Facility Collateral Agent shall desire to permit the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting ABL Facility Priority Collateral or to permit the Borrower or any other Grantor to obtain a financing, whether from the ABL Facility Secured Parties or any other entity under Section 364 of the Bankruptcy Code or any similar Debtor Relief Law, that is secured by a Lien that is (I) senior or pari passu with the Liens on the ABL Facility Priority Collateral securing the ABL Facility Priority Obligations and (II) junior to the Liens on the Term Loan Priority Collateral securing the Term Loan Priority Obligations (an “ABL Facility DIP Financing”), then the Term Loan Collateral Agent, on behalf of itself and the other Term Loan Secured Parties, agrees that it will not oppose or raise any objection to or contest (or join with or support any third party opposing, objecting or contesting) such use of cash collateral constituting ABL Facility Priority Collateral or to the fact that the providers of such ABL Facility DIP Financing may be granted Liens on the Collateral and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the ABL Facility Collateral Agent or to the extent permitted by Section 4.5(c)) and, the Term Loan Collateral Agent will subordinate its Liens in the ABL Facility Priority Collateral to the Liens securing such ABL Facility DIP Financing (and all interest and other obligations relating thereto); provided that (A) the aggregate principal amount of the ABL Facility DIP Financing shall not exceed the amount set forth in clause (iii) of the definition of “ABL Facility Debt Cap” herein and (B) (w) each of the Term Loan Collateral Agent and the other Term Loan Secured Parties retain a Lien on the Collateral to secure the Term Loan Priority Obligations and, with respect to the Term Loan Priority Collateral only, with the same priority as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (x) to the extent that the ABL Facility Collateral Agent is granted adequate protection in the form of a Lien, the Directing Term Loan Collateral Agent is permitted to seek a Lien (without objection from the ABL Facility Collateral Agent or any ABL Facility Secured Party) on Collateral arising after the commencement of the Insolvency or Liquidation Proceeding (so long as, with respect to ABL Facility Priority Collateral, such Lien is junior to the Liens securing such ABL Facility DIP Financing and the ABL Facility Priority Obligations, (y) the foregoing provisions of this Section 4.5(a) shall not prevent the Term Loan Collateral Agent and the Term Loan Secured Parties from objecting to any provision in any ABL Facility DIP Financing relating to any provision or content of a plan of reorganization or other plan of similar effect under any Debtor Relief Laws and (z) the terms of such ABL Facility DIP Financing do not require any Grantor to seek approval for any plan of reorganization. The Term Loan Collateral Agent, on behalf of the Term Loan Secured Parties, agrees that it will not raise any objection or oppose a sale or other disposition of any ABL Facility Priority Collateral free and clear of its Liens (subject to attachment of Proceeds with respect to the Second Priority Lien on the ABL Facility Priority Collateral in favor of the Term Loan Collateral Agent in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code; provided that any of the Term Loan Collateral Agent and the other Term Loan Secured Parties shall be entitled to seek and exercise Credit Bid Rights in respect of any such sale or disposition.

(b) Relief from the Automatic Stay.

(i) Until the Discharge of ABL Facility Obligations has occurred, the Term Loan Collateral Agent, on behalf of itself and the other Term Loan Secured Parties, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Facility Priority Collateral, without the prior written consent of the ABL Facility Collateral Agent.

(c) Adequate Protection. The Term Loan Collateral Agent, on behalf of itself and the other Term Loan Secured Parties, agrees that none of them shall contest (or support any other Person contesting) (A) any request by the ABL Facility Collateral Agent or the ABL Facility Secured Parties for adequate protection with respect to any ABL Facility Priority Collateral, (B) so long as the request of adequate protection is in the form of a replacement Lien on the Term Loan Priority Collateral that is junior to the Liens on the Term Loan Priority Collateral securing the Term Loan Priority Obligations, any request by the ABL Facility Collateral Agent or the ABL Facility Secured Parties for adequate protection with respect to any Term Loan Priority Collateral or (C) any objection by the ABL Facility Collateral Agent or the ABL Facility Secured Parties to any motion, relief, action or proceeding based on the ABL Facility Collateral Agent or the ABL Facility Secured Parties claiming a lack of adequate protection with respect to the ABL Facility Priority Collateral. Notwithstanding the foregoing provisions in this Section 4.5(c), in any Insolvency or Liquidation Proceeding, (A) if the ABL Facility Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in the nature of assets constituting ABL Facility Priority Collateral in connection with any ABL Facility DIP Financing or use of cash collateral constituting ABL Facility Priority Collateral, then the Directing Term Loan Collateral Agent, on behalf of itself or any of the other Term Loan Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the ABL Facility Obligations and such ABL Facility DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on ABL Facility Priority Collateral securing the Term Loan Obligations are so subordinated to the ABL Facility Obligations under this Agreement, and (B) in the event the Directing Term Loan Collateral Agent, on behalf of itself and the other Term Loan Secured Parties, seeks or requests adequate protection in respect of ABL Facility Priority Collateral securing Term Loan Obligations and such adequate protection is granted in the form of additional collateral in the nature of assets constituting ABL Facility Priority Collateral, then the Term Loan Collateral Agent, on behalf of itself or any of the other Term Loan Secured Parties, agrees that the ABL Facility Collateral Agent shall also be granted a senior Lien on such additional collateral as security for the ABL Facility Obligations and for any such ABL Facility DIP Financing and that any Lien on such additional collateral securing the Term Loan Obligations shall be subordinated to the Liens on such collateral securing the ABL Facility Obligations and any such ABL Facility DIP Financing (and all obligations relating thereto) and to any other Liens granted to the ABL Facility Secured Parties as adequate protection on the same basis as the other Liens on ABL Facility Priority Collateral securing the Term Loan Obligations are so subordinated to such ABL Facility Obligations under this Agreement.

(d) No Waiver. Subject to the proviso in clause (ii) of Section 4.1(a), nothing contained herein shall prohibit or in any way limit the ABL Facility Collateral Agent or any ABL Facility Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Term Loan Collateral Agent or any of the Term Loan Secured Parties in respect of the ABL Facility Priority Collateral, including the seeking by the Term Loan Collateral Agent or any Term Loan Secured Parties of adequate protection in respect thereof or the asserting by the Term Loan Collateral Agent or any Term Loan Secured Parties of any of its rights and remedies under the Term Loan Documents or otherwise in respect thereof.

(e) Waiver. The Term Loan Collateral Agent, for itself and on behalf of the other Term Loan Secured Parties, waives any claim it may hereafter have against any ABL Facility Secured Party arising out of the election of any ABL Facility Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the ABL Facility Priority Collateral in any Insolvency or Liquidation Proceeding.

4.6. Reliance; Waivers; Etc.

(a) Reliance. Other than any reliance on the terms of this Agreement, the Term Loan Collateral Agent, on behalf of itself and the other Term Loan Secured Parties under its Term Loan Documents, acknowledges that it and the Secured Parties under the Term Loan Documents have, independently and without reliance on the ABL Facility Collateral Agent or any ABL Facility Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Term Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Term Loan Credit Agreement or this Agreement.

(b) No Warranties or Liability. The Term Loan Collateral Agent, on behalf of itself and the other Term Loan Secured Parties, acknowledges and agrees that the ABL Facility Collateral Agent and the ABL Facility Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the ABL Facility Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The ABL Facility Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective ABL Facility Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The ABL Facility Collateral Agent and the ABL Facility Secured Parties shall have no duty to the Term Loan Collateral Agent or any of the Term Loan Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower or any other Grantor (including the ABL Facility Documents and the Term Loan Documents), regardless of any knowledge thereof which they may have or be charged with.

(c) No Waiver of Lien Priorities – ABL Facility Obligations.

(i) No right of the ABL Facility Secured Parties, the ABL Facility Collateral Agent or any of them to enforce any provision of this Agreement or any ABL Facility Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or any other Grantor or by any act or failure to act by any ABL Facility Secured Party or the ABL Facility Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the ABL Facility Documents or any of the Term Loan Documents, regardless of any knowledge thereof which the ABL Facility Collateral Agent or the ABL Facility Secured Parties, or any of them, may have or be otherwise charged with.

(ii) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Borrower and the other Grantors under the ABL Facility Documents and subject to the provisions of Section 4.4(c) and Section 4.5(c)), the ABL Facility Secured Parties, the ABL Facility Collateral Agent and any of them may, at any time and from time to time in accordance with the ABL Facility Documents and/or applicable law, without the consent of, or notice to, the Term Loan Collateral Agent or any Term Loan Secured Party without incurring any liabilities to the Term Loan Collateral Agent or any Term Loan Secured Parties and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Term Loan Collateral Agent or any Term Loan Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(A) make loans and advances to any Grantor or issue, guaranty or obtain letters of credit for account of any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(B) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the ABL Facility Obligations or any Lien on any ABL Facility Priority Collateral or guaranty thereof or any liability of the Borrower or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the ABL Facility Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens on the ABL Facility Priority Collateral held by the ABL Facility Collateral Agent or any of the ABL Facility Secured Parties, the ABL Facility Obligations or any of the ABL Facility Documents;

(C) sell, exchange, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof) and in any order any part of the ABL Facility Priority Collateral or any liability of the Borrower or any other Grantor to the ABL Facility Secured Parties or the ABL Facility Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(D) settle or compromise any ABL Facility Obligation or any other liability of the Borrower or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof; and

(E) exercise or delay in or refrain from exercising any right or remedy against the Borrower or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Borrower, any other Grantor or any ABL Facility Priority Collateral and any security and any guarantor or any liability of the Borrower or any other Grantor to the ABL Facility Secured Parties or any liability incurred directly or indirectly in respect thereof.

(iii) The Term Loan Collateral Agent, on behalf of itself and the other Term Loan Secured Parties, also agrees that the ABL Facility Secured Parties and the ABL Facility Collateral Agent shall have no liability to the Term Loan Collateral Agent or any Term Loan Secured Party and the Term Loan Collateral Agent, on behalf of itself and the other Term Loan Secured Parties, hereby waives any claim against any ABL Facility Secured Party or the ABL Facility Collateral Agent, arising out of any and all actions which the ABL Facility Secured Parties or the ABL Facility Collateral Agent may take or permit or omit to take with respect to:

(A) the ABL Facility Documents (other than this Agreement), including any failure to perfect or obtain perfected security interests in the ABL Facility Priority Collateral;

(B) the collection of the ABL Facility Obligations; or

(C) the foreclosure upon, or sale, liquidation or other disposition of, any ABL Facility Priority Collateral.

Except as otherwise required by this Agreement, the Term Loan Collateral Agent, on behalf of itself and the other Term Loan Secured Parties, agrees that the ABL Facility Secured Parties and the ABL Facility Collateral Agent have no duty to the Term Loan Collateral Agent or the Term Loan Secured Parties in respect of the maintenance or preservation of the ABL Facility Priority Collateral.

(iv) The Term Loan Collateral Agent, on behalf of itself and the other Term Loan Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Facility Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Section 5. General.

5.1. Legends. The Grantors agree that each Credit Agreement and each Security Document shall include the following language (with any necessary modifications to give effect to applicable definitions) (or language to similar effect approved by the Directing Collateral Agents):

“Notwithstanding anything herein to the contrary, the liens and security interests granted to the [ABL Facility Collateral Agent] [Term Loan Collateral Agent] pursuant to this Agreement in any Collateral and the exercise of any right or remedy by the [ABL Facility Collateral Agent] [Term Loan Collateral Agent] with respect to any Collateral hereunder are subject to the provisions of the Intercreditor Agreement, dated as of May 8, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Jill Holdings LLC, Jill Acquisition LLC, the other Grantors from time to time party thereto, CIT Finance LLC (“CIT”), as ABL Facility Administrative Agent and as ABL Facility Collateral Agent, Jefferies Finance LLC (“Jefferies Finance”), as Term Loan Administrative Agent and as Term Loan Collateral Agent and certain other Persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, the Grantors agree that each mortgage or deed of trust in favor of any Secured Parties covering any Collateral shall also contain such other language as any Collateral Agent may reasonably request to reflect the subordination of such mortgage to the mortgage in favor of such Collateral Agent on behalf of the applicable Secured Parties covering such Collateral.

5.2. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Term Loan Obligations and the ABL Facility Obligations, then, to the extent the debt obligations distributed on account of the Term Loan Obligations or such ABL Facility Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

5.3. Post-Petition Interest.

(a) None of the ABL Facility Collateral Agent or any ABL Facility Secured Party shall oppose or seek to challenge any claim by the Term Loan Collateral Agent for allowance in any Insolvency or Liquidation Proceeding of Term Loan Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Term Loan Secured Party’s Lien on the Term Loan Priority Collateral (without regard to the existence of the junior Liens of the ABL Facility Collateral Agent on behalf of the ABL Facility Secured Parties on the Term Loan Priority Collateral) or the ABL Facility Priority Collateral (after taking into account the senior Lien of the ABL Facility Collateral Agent on behalf of the ABL Facility Secured Parties on the ABL Facility Priority Collateral).

(b) None of the Term Loan Collateral Agent or any Term Loan Secured Party shall oppose or seek to challenge any claim by the ABL Facility Collateral Agent or any ABL Facility Secured Party for allowance in any Insolvency or Liquidation Proceeding of ABL Facility Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the ABL Facility Collateral Agent on behalf of the ABL Facility Secured Parties on the Term Loan Priority Collateral (after taking into account the senior Liens of the Term Loan Collateral Agent, on behalf of the Term Loan Secured Parties, on the Term Loan Priority Collateral) or the ABL Facility Priority Collateral (without regard to the existence of the junior Liens of the Term Loan Collateral Agent, on behalf of the Term Loan Secured Parties, on the ABL Facility Priority Collateral).

5.4. Obligations Unconditional. All rights, interests, agreements and obligations of the Term Loan Collateral Agent and the Term Loan Secured Parties and the ABL Facility Collateral Agent and the ABL Facility Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any Term Loan Document or any ABL Facility Document;

(ii) except as otherwise set forth in the Agreement, any change permitted hereunder in the time, manner or place of payment of, or in any other terms of, all or any of the Term Loan Obligations or ABL Facility Obligations, or any amendment or waiver or other modification permitted hereunder, whether by course of conduct or otherwise, of the terms of any Term Loan Document or any ABL Facility Document;

(iii) except as otherwise set forth in the Agreement, any exchange of any security interest in any Term Loan Priority Collateral or any ABL Facility Priority Collateral or any amendment, waiver or other modification permitted hereunder, whether in writing or by course of conduct or otherwise, of all or any of the Term Loan Obligations or ABL Facility Obligations or any guarantee thereof;

(iv) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(v) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Borrower or any other Grantor in respect of the Term Loan Obligations or ABL Facility Obligations or of the ABL Facility Collateral Agent, any ABL Facility Secured Party, the Term Loan Collateral Agent or any Term Loan Secured Party in respect of this Agreement.

Section 6. Cooperation With Respect To ABL Facility Priority Collateral.

6.1. Consent to License to Use Intellectual Property. The Term Loan Collateral Agent (and any purchaser, assignee or transferee of assets as provided in Section 6.3) (a) consents (without any representation, warranty or obligation whatsoever) to the grant by any Grantor to the ABL Facility Collateral Agent of a non-exclusive royalty-free license to use, subject to any limitations and restrictions in any relevant Security Document for a period not to exceed 180 days (commencing with the initiation of any enforcement of Liens by the Directing Term Loan Collateral Agent (provided, that the ABL Facility Collateral Agent has received notice thereof) or the ABL Facility Collateral Agent) any Patent, Trademark or proprietary information of such Grantor that is subject to a Lien held by the Term Loan Collateral Agent (or any Patent, Trademark or proprietary information acquired by such purchaser, assignee or transferee from any Grantor, as the case may be) and (b) grants, in its capacity as a secured party (or as a purchaser, assignee or transferee, as the case may be), to the ABL Facility Collateral Agent a non-exclusive royalty-free license to use for a period not to exceed 180 days (commencing with (x) the initiation of any enforcement of Liens by any of the Directing Term Loan Collateral Agent or the ABL Facility Collateral Agent or (y) the purchase, assignment or transfer, as the case may be (provided, in each case, that the ABL Facility Collateral Agent has received notice thereof)) any Patent, Trademark or proprietary information that is subject to a Lien held by the Term Loan Collateral Agent (or subject to such purchase, assignment or transfer, as the case may be), in each case in connection with the enforcement of any Lien held by the ABL Facility Collateral Agent upon any Inventory or other ABL Facility Priority Collateral of any Grantor and to the extent the use of such Patent, Trademark or proprietary information is necessary or appropriate, in the good faith opinion of the ABL Facility Collateral Agent, to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any such Inventory in any lawful manner. The 180 day license periods shall be tolled during the pendency of any Insolvency or Liquidation Proceeding of any Grantor pursuant to which the ABL Facility Collateral Agent is effectively stayed from enforcing its rights and remedies with respect to the ABL Facility Priority Collateral.

6.2. Access to Information. If the Directing Term Loan Collateral Agent takes actual possession of any documentation of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of the Directing Term Loan Collateral Agent), then upon the reasonable request of the ABL Facility Collateral Agent and reasonable advance notice, the Directing Term Loan Collateral Agent will permit the ABL Facility Collateral Agent or its representative to inspect and copy such documentation.

6.3. Access to Property to Process and Sell Inventory. (a) (i) If the ABL Facility Collateral Agent commences any action or proceeding with respect to any of its rights or remedies (including, but not limited to, any action of foreclosure but excluding any exercise of rights solely in connection with the occurrence and continuation of a Dominion Period, as such term is defined in the ABL Facility Credit Agreement, as in effect from time to time), enforcement, collection or execution with respect to the ABL Facility Priority Collateral (“ABL Facility Priority Collateral Enforcement Actions”) or if the Directing Term Loan Collateral Agent commences any action or proceeding with respect to any of its rights or remedies (including any action of foreclosure), enforcement, collection or execution with respect to the Term Loan Priority Collateral and the Directing Term Loan Collateral Agent (or a purchaser at a foreclosure sale conducted in foreclosure of any Liens of the Term Loan Collateral Agent) takes actual or constructive possession of Term Loan Priority Collateral of any Grantor (“Term Loan Priority Collateral Enforcement Actions”), then the Term Loan Secured Parties and the Term Loan Collateral Agent shall (subject to, in the case of any Term Loan Priority Collateral Enforcement Action, a prior written request by the ABL Facility Collateral Agent to the Directing Term Loan Collateral Agent (the “Term Loan Priority Collateral Enforcement Action Notice”), and to the rights of any landlords under any real estate leases and to the limitations set forth in any applicable Term Loan Documents) (x) provide reasonable cooperation to the ABL Facility Collateral Agent (and with its officers, employees, representatives and agents) in connection with its efforts to conduct ABL Facility Priority Collateral Enforcement Actions in the ABL Facility Priority Collateral and to finish any work-in-process and process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with, assemble or dispose of, in any lawful manner, the ABL Facility Priority Collateral, (y) not hinder or restrict in any respect the ABL Facility Collateral Agent from conducting ABL Facility Priority Collateral Enforcement Actions in the ABL Facility Priority Collateral or from finishing any work-in-process or processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Facility Priority Collateral, and (z) permit the ABL Facility Collateral Agent, its employees, agents, advisers and representatives, at the cost and expense of the ABL Facility Secured Parties (but with the Grantors’ reimbursement and indemnity obligation with respect thereto), to enter upon and use the Term Loan Priority Collateral (including equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and intellectual property), for a period commencing on (I) the date of the initial ABL Facility Priority Collateral Enforcement Action or the date of delivery of the Term Loan Priority Collateral Enforcement Action Notice, as the case may be, and (II) ending on the earlier of the date occurring 180 days thereafter and the date on which all ABL Facility Priority Collateral (other than ABL Facility Priority Collateral abandoned by the ABL Facility Collateral Agent in writing) has been removed from the Term Loan Priority Collateral (such period, the “ABL Facility Priority Collateral Processing and Sale Period”), for purposes of:

(A) assembling and storing the ABL Facility Priority Collateral and completing the processing of and turning into finished goods any ABL Facility Priority Collateral consisting of work-in-process;

(B) selling any or all of the ABL Facility Priority Collateral located in or on such Term Loan Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise;

(C) removing and transporting any or all of the ABL Facility Priority Collateral located in or on such Term Loan Priority Collateral;

(D) otherwise processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Facility Priority Collateral; and/or

(E) taking reasonable actions to protect, secure, and otherwise enforce the rights or remedies of the ABL Facility Secured Parties and/or the ABL Facility Collateral Agent (including with respect to any ABL Facility Priority Collateral Enforcement Actions) in and to the ABL Facility Priority Collateral;

provided, however, that nothing contained in this Agreement shall restrict the rights of the Directing Term Loan Collateral Agent from selling, assigning or otherwise transferring any Term Loan Priority Collateral prior to the expiration of such ABL Facility Priority Collateral Processing and Sale Period if the purchaser, assignee or transferee thereof agrees in writing (for the benefit of the ABL Facility Collateral Agent and the ABL Facility Secured Parties) to be bound by the provisions of this Section 6. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Facility Priority Collateral has been entered by a court of competent jurisdiction, such ABL Facility Priority Collateral Processing and Sale Period shall be tolled during the pendency of any such stay or other order.

(ii) During the period of actual occupation, use and/or control by the ABL Facility Secured Parties and/or the ABL Facility Collateral Agent (or their respective employees, agents, advisers and representatives) of any Term Loan Priority Collateral, the ABL Facility Secured Parties and the ABL Facility Collateral Agent shall be obligated to repair at their expense any physical damage to such Term Loan Priority Collateral resulting from such occupancy, use or control, and to leave such Term Loan Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Notwithstanding the foregoing, in no event shall the ABL Facility Secured Parties or the ABL Facility Collateral Agent have any liability to the Term Loan Secured Parties or the Term Loan

Collateral Agent pursuant to this Section 6.3(a) as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Facility Secured Parties (or the ABL Facility Collateral Agent, as the case may be) of their rights under this Section 6.3(a) and the ABL Facility Secured Parties shall have no duty or liability to maintain the Term Loan Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Facility Secured Parties, or for any diminution in the value of the Term Loan Priority Collateral that results from ordinary wear and tear resulting from the use of the Term Loan Priority Collateral by the ABL Facility Secured Parties in the manner and for the time periods specified under this Section 6.3(a). Without limiting the rights granted in this Section 6.3(a), the ABL Facility Secured Parties and the ABL Facility Collateral Agent shall cooperate with the Term Loan Secured Parties and the Term Loan Collateral Agent in connection with any efforts made by the Term Loan Secured Parties and the Term Loan Collateral Agent to sell the Term Loan Priority Collateral.

(b) The ABL Facility Secured Parties shall (i) use the Term Loan Priority Collateral in accordance with applicable law; (ii) obtain Insurance for damage to property and liability to persons, including property and liability Insurance, substantially similar to the Insurance maintained by Grantors, naming the Term Loan Collateral Agent as mortgagee, loss payee and additional insured, at no cost to the Term Loan Secured Parties, but only to the extent such Insurance is not otherwise in effect; and (iii) indemnify the Term Loan Secured Parties from any claim, loss, damage, cost or liability arising out of any claim asserted by any third party as a direct result of any acts or omissions by the ABL Facility Collateral Agent, or any of its agents or representatives, in connection with the exercise by the ABL Facility Secured Parties of their rights of access set forth in this Section 6.3. In no event shall any ABL Facility Secured Party have any liability to the Term Loan Secured Parties pursuant to this Section 6.3(b) or otherwise as a result of any condition on or with respect to the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Facility Secured Parties of their access rights under this Section 6.3(b), and the ABL Facility Secured Parties shall have no duty or liability to maintain the Term Loan Priority Collateral in a condition or manner better than that in which it was maintained prior to the access and/or use thereof by the ABL Facility Secured Parties.

(c) The Term Loan Collateral Agent (x) shall, at the request of the ABL Facility Collateral Agent, provide reasonable cooperation to the ABL Facility Collateral Agent in connection with the manufacture, production, completion, handling, removal and sale of any ABL Facility Priority Collateral by the ABL Facility Collateral Agent as provided above and (y) shall be entitled to receive, from the ABL Facility Collateral Agent, fair compensation and reimbursement for their reasonable and documented out-of-pocket costs and expenses incurred in connection with such cooperation, support and assistance to the ABL Facility Collateral Agent. The Term Loan Collateral Agent and/or any such purchaser (or its transferee or successor) shall not otherwise be required to manufacture, produce, complete, remove, insure, protect, store, safeguard, sell or deliver any inventory subject to any First Priority Lien held by the ABL Facility Collateral Agent or to provide any support, assistance or cooperation to the ABL Facility Collateral Agent in respect thereof.

6.4. Grantor Consent. The Borrower and the other Grantors consent to the performance by the Term Loan Collateral Agent of the obligations set forth in this Section 6 and acknowledge and agree that neither the Term Loan Collateral Agent (nor any Term Loan Secured Party) shall be liable for any action taken or omitted to be taken by the ABL Facility Collateral Agent or any ABL Facility Secured Party or its or any of their officers, employees, agents successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by the ABL Facility Collateral Agent or any ABL Facility Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted to be taken by the ABL Facility Collateral Agent or its officers, employees, agents, successors or assigns, except in each case as a result of the Directing Term Loan Collateral Agent’s gross negligence, bad faith or willful misconduct.

Section 7. Application Of Proceeds.

7.1. Application of Proceeds in Distributions by the Directing Term Loan Collateral Agent.

(a) The Directing Term Loan Collateral Agent will apply the Proceeds of any collection, sale, foreclosure or other realization upon any Term Loan Priority Collateral and, after the Discharge of ABL Facility Obligations, the Proceeds of any collection, sale, foreclosure or other realization of any ABL Facility Priority Collateral by the Directing Term Loan Collateral Agent as expressly permitted hereunder, and, in each case, the Proceeds of any title insurance policy insuring any Term Loan Priority Collateral (or, after the Discharge of ABL Facility Obligations, any ABL Facility Priority Collateral) required under any Term Loan Document or ABL Facility Document, in the following order of application:

First, to the payment of all amounts payable under the Term Loan Documents on account of the Term Loan Collateral Agent’s or any Additional Term Priority Obligations Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Term Loan Collateral Agent, any Additional Term Priority Obligations Agent or any co-trustee or agent of the Term Loan Collateral Agent or any Additional Term Priority Obligations Agent in connection with any Term Loan Document;

Second, to the Term Loan Administrative Agent and any Additional Term Priority Obligations Agent, administrative agent or trustee for the Additional Term Priority Obligations for application to the payment of all outstanding Term Loan Priority Obligations that are then due and payable in such order as may be provided in the Term Loan Documents in an amount sufficient to pay in full in cash all outstanding Term Loan Priority Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the Term Loan Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding and including the discharge, cash collateralization or back stopping of all Term Loan Hedging Obligations, if any, constituting Term Loan Priority Obligations);

Third, to the payment of all amounts payable under the ABL Facility Documents on account of the ABL Facility Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the ABL Facility Collateral Agent or any co-trustee or agent of the ABL Facility Collateral Agent in connection with any ABL Facility Document;

Fourth, to the ABL Facility Administrative Agent, for application to the payment of all outstanding ABL Facility Priority Obligations that are then due and payable in such order as may be provided in the ABL Facility Documents in an amount sufficient to pay in full in cash all outstanding ABL Facility Priority Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the ABL Facility Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge, cash collateralization or back-stopping (in an amount equal to 105% of the aggregate undrawn amount) of all outstanding letters of credit, ABL Facility Hedging Obligations and ABL Facility Cash Management Obligations, if any, constituting ABL Facility Priority Obligations); and

Fifth, to the Term Loan Administrative Agent and any Additional Term Priority Obligations Agent, administrative agent or trustee for the Additional Term Priority Obligations for application to the payment of all outstanding Excess Term Loan Obligations that are then due and payable in such order as may be provided in the Term Loan Documents in an amount sufficient to pay in full in cash all outstanding Excess Term Loan Obligations that are then due and payable;

Sixth, to the ABL Facility Administrative Agent, for application to the payment of all outstanding Excess ABL Facility Obligations that are then due and payable in such order as may be provided in the ABL Facility Documents in an amount sufficient to pay in full in cash all outstanding Excess ABL Facility Obligations that are then due and payable; and

Seventh, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Borrowers or the applicable Grantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

(b) In connection with the application of Proceeds pursuant to Section 7.1(a), except as otherwise directed by the Required Lenders (or equivalent term) under (and as defined in) the Term Loan Documents, the Directing Term Loan Collateral Agent may sell any non-Cash Proceeds for cash prior to the application of the Proceeds thereof.

(c) If the Term Loan Collateral Agent or any Term Loan Secured Party collects or receives any Proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the ABL Facility Obligations in accordance with Section 7.2(a), whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such Term Loan Secured Party will forthwith deliver the same to the ABL Facility Collateral Agent, for the account of the holders of the ABL Facility Obligations, to be applied in accordance with Section 7.2(a). Until so delivered, such Proceeds will be held by that Term Loan Secured Party for the benefit of the holders of the ABL Facility Obligations.

7.2. Application of Proceeds in Distributions by the ABL Facility Collateral Agent.

(a) The ABL Facility Collateral Agent will apply the Proceeds of any collection, sale, foreclosure or other realization upon any ABL Facility Priority Collateral and, after the Discharge of Term Loan Obligations, the Proceeds of any collection, sale, foreclosure or other realization of any Term Loan Priority Collateral by the ABL Facility Collateral Agent as expressly permitted hereunder, and the Proceeds of any title insurance policy insuring any ABL Facility Priority Collateral (and, after the Discharge of Term Loan Obligations, any title insurance insuring any Term Loan Priority Collateral) required under any Term Loan Document or ABL Facility Document permitted to be received by it, in the following order of application:

First, to the payment of all amounts payable under the ABL Facility Documents on account of the ABL Facility Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the ABL Facility Collateral Agent or any co-trustee or agent of the ABL Facility Collateral Agent in connection with any ABL Facility Document;

Second, to the ABL Facility Administrative Agent, for application to the payment of all outstanding ABL Facility Priority Obligations that are then due and payable in such order as may be provided in the ABL Facility Documents in an amount sufficient to pay in full in cash all outstanding ABL Facility Priority Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the ABL Facility Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding and including the discharge, cash collateralization or back-stopping of all outstanding letters of credit (at 105% of the aggregate undrawn amount), ABL Facility Hedging Obligations and ABL Facility Cash Management Obligations (in such amount as the ABL Facility Collateral Agent reasonably determines is necessary to secure the ABL Facility Hedging Obligations and ABL Facility Cash Management Obligations), if any, constituting ABL Facility Priority Obligations);

Third, to the payment of all amounts payable under the Term Loan Documents on account of the Term Loan Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Term Loan Collateral Agent or any co-trustee or agent of the Term Loan Collateral Agent in connection with any Term Loan Document;

Fourth, to the Term Loan Administrative Agent and any Additional Term Priority Obligations Agent, administrative agent or trustee for the Additional Term Priority Obligations for application to the payment of all outstanding Term Loan Priority Obligations that are then due and payable in such order as may be provided in the Term Loan Documents in an amount sufficient to pay in full in cash all outstanding Term Loan Priority Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the Term Loan Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding and including the discharge, cash collateralization or back-stopping of all Term Loan Hedging Obligations, if any, constituting Term Loan Priority Obligations);

Fifth, to the ABL Facility Administrative Agent, for application to the payment of all outstanding Excess ABL Facility Obligations that are then due and payable in such order as may be provided in the ABL Facility Documents in an amount sufficient to pay in full in cash all outstanding Excess ABL Facility Obligations that are then due and payable;

Sixth, to the Term Loan Administrative Agent and any Additional Term Priority Obligations Agent, administrative agent or trustee for the Additional Term Priority Obligations for application to the payment of all outstanding Excess Term Loan Obligations that are then due and payable in such order as may be provided in the Term Loan Documents in an amount sufficient to pay in full in cash all outstanding Excess Term Loan Obligations that are then due and payable; and

Seventh, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Borrowers or the other applicable Grantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

(b) In connection with the application of Proceeds pursuant to Section 7.2(a), except as otherwise directed by the Required Lenders (or equivalent term) under (and as defined in) the ABL Facility Documents, the ABL Facility Collateral Agent may sell any non-Cash Proceeds for cash prior to the application of the Proceeds thereof.

(c) If the ABL Facility Collateral Agent or any ABL Facility Secured Party collects or receives any Proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the Term Loan Obligations in accordance with Section 7.1(a), whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such ABL Facility Secured Party will forthwith deliver the same to the Directing Term Loan Collateral Agent for the account of the holders of the Term Loan Obligations to be applied in accordance with Section 7.1(a). Until so delivered, such Proceeds will be held by that ABL Facility Secured Party for the benefit of the holders of the Term Loan Obligations.

7.3. Mixed Collateral Proceeds. Notwithstanding anything to the contrary contained above or in the definition of the ABL Facility Priority Collateral or Term Loan Priority Collateral, in the event that Proceeds of Collateral are received from (or are otherwise attributable to the value of) a sale or other disposition (whether voluntary or involuntary) of Collateral that involves a combination of ABL Facility Priority Collateral and Term Loan Priority Collateral, the portion of such Proceeds that shall be allocated as Proceeds of ABL Facility Priority Collateral for purposes of this Agreement shall be an amount equal to the net book value of such ABL Facility Priority Collateral (except in the case of Accounts which amount shall be equal to the face amount of such Accounts). In addition, notwithstanding anything to the contrary contained above or in the definition of the ABL Facility Priority Collateral or Term Loan Priority Collateral, to the extent Proceeds of Collateral are Proceeds received from (or are otherwise attributable to the value of) the sale or disposition of all or substantially all of the Equity Interests of any of the Subsidiaries of Holdings which is a Grantor or all or substantially all of the assets of any such Subsidiary, such Proceeds shall constitute (1) first, in an amount equal to the face amount of the Accounts (as described in clause (i) of the definition of ABL Facility Priority Collateral, and excluding any Accounts to the extent excluded pursuant to said clause (i)) and the net book value of the Inventory owned by such Subsidiary at the time of such sale, ABL Facility Priority Collateral and (2) second, to the extent in excess of the amounts described in preceding clause (1), Term Loan Priority Collateral. In the event that amounts are received in respect of Equity Interests of or intercompany loans issued by any Grantor in an Insolvency or Liquidation Proceeding, such amounts shall be deemed to be Proceeds received from a sale or disposition of ABL Facility Priority Collateral and Term Loan Priority Collateral and shall be allocated as Proceeds of ABL Facility Priority Collateral and Term Loan Priority Collateral in proportion to the ABL Facility Priority Collateral and Term Loan Priority Collateral owned at such time by the issuer of such Equity Interests.

Section 8. Miscellaneous.

8.1. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Term Loan Documents or the ABL Facility Documents, the provisions of this Agreement shall govern and control. Each Secured Party acknowledges and agrees that the terms and provisions of this Agreement do not violate any term or provision of its respective Term Loan Document or ABL Facility Document.

8.2. Effectiveness; Continuing Nature of this Agreement; Severability. (a) This Agreement shall become effective when executed and delivered by the parties hereto. Each Collateral Agent, on behalf of itself and the applicable Secured Parties, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Without limiting the generality of the foregoing, this Agreement is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to each Borrower or any other Grantor shall include such Borrower or such Grantor as debtor and debtor in possession and any receiver or trustee for each Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

(b) This Agreement shall terminate and be of no further force and effect:

(i) with respect to the ABL Facility Collateral Agent, the ABL Facility Secured Parties and the ABL Facility Obligations, upon the Discharge of ABL Facility Obligations, subject to the rights of the ABL Facility Secured Parties under Section 8.17; and

(ii) with respect to the Term Loan Collateral Agent, the Term Loan Secured Parties and the Term Loan Obligations, upon the Discharge of Term Loan Obligations, subject to the rights of the Term Loan Secured Parties under Section 8.17.

8.3. Amendments; Waivers. (a) Subject to the last sentence of this Section 8.3(a), no amendment, modification or waiver of any of the provisions of this Agreement shall be effective unless the same shall be in writing signed on behalf of each party hereto or its authorized agent; provided that (i) additional Grantors may be added as parties hereto in accordance with the provisions of Section 8.16 and (ii) parties (or any Additional Term Priority Obligations Agent) providing any Additional Term Priority Obligations may be added as parties hereto in accordance with the provisions of Section 8.19. Notwithstanding the provisions of any other Term Loan Document or ABL Facility Document, the Directing Term Loan Collateral Agent and the ABL Facility Collateral Agent may make any amendments, restatements, amendment and restatements, supplements or other modifications to this Agreement to correct any ambiguity, omission, mistake, defect or inconsistency contained herein without the consent of any other Person. Each waiver of the terms of this Agreement, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, neither the Borrower nor any other Grantor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights, obligations, interests or privileges are directly affected (including any amendment to the Grantors’ ability to cause Additional Term Priority Obligations to constitute Term Loan Obligations as the Borrower and/or any other Grantor may designate).

(b) It is understood that each Directing Collateral Agent, without the consent of any Secured Party, may in its discretion determine that a supplemental agreement (which may take the form of an amendment and restatement of this Agreement) is necessary or appropriate (i) to facilitate having any Additional Term Priority Obligations become Term Loan Obligations under this Agreement, (ii) to give effect to any amendments contemplated by Section 3.4(f) or Section 4.4(f) in connection with a Permitted Refinancing of Term Loan Obligations or ABL Facility Obligations, as applicable and (iii) to establish that the Liens on any Collateral securing such Additional Term Priority Obligations shall have the same priority (or junior priority) as the Liens on any Collateral securing the Term Loan Obligations, existing immediately prior to the incurrence of the Additional Term Priority Obligations. Each of the ABL Facility Collateral Agent and the Directing Term Loan Collateral Agent shall execute and deliver a supplemental agreement described in this Section 8.3(b) at the other’s request (or upon the request of the Borrower) and without the consent of any Term Loan Secured Party or ABL Facility Secured Party, and such supplemental agreement may contain additional intercreditor terms applicable solely to the holders of such Additional Term Priority Obligations vis-à-vis the holders of the relevant obligations hereunder.

8.4. Information Concerning Financial Condition of the Borrower and its Subsidiaries. The Term Loan Collateral Agent, the Term Loan Secured Parties, the ABL Facility Collateral Agent and the

ABL Facility Secured Parties, shall each be responsible for keeping themselves informed of (a) the financial condition of Holdings, the Borrower and its Subsidiaries and all endorsers and/or guarantors of the Term Loan Obligations and the ABL Facility Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the ABL Facility Obligations or the Term Loan Obligations. No Collateral Agent or its respective Secured Parties shall have any duty to advise the other Collateral Agents or their respective Secured Parties of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any of the Term Loan Collateral Agents or any of the Term Loan Secured Parties, or the ABL Facility Collateral Agent or any of the ABL Facility Secured Parties, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party hereto, it or they shall be under no obligation (w) to make, and such informing party shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5. Submission to Jurisdiction; Waivers.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND THE SECURED PARTIES RETAIN THE RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWER AND ANY OTHER GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(c) TO THE EXTENT PERMITTED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 8.6.

EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

8.6. Notices. All notices to the ABL Facility Secured Parties and the Term Loan Secured Parties under this Agreement shall also be sent to the ABL Facility Collateral Agent and the Directing Term Loan Collateral Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile, email or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or telex or email, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.7. Further Assurances. The Term Loan Collateral Agent, on behalf of itself and the other Term Loan Secured Parties, and the ABL Facility Collateral Agent, on behalf of itself and the other ABL Facility Secured Parties, and each Grantor, agrees that each of them shall take such further action and shall execute (without recourse or warranty) and deliver such additional documents and instruments (in recordable form, if requested) as the Directing Term Loan Collateral Agent and the ABL Facility Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.8. APPLICABLE LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.9. Binding on Successors and Assigns. This Agreement shall be binding upon the parties hereto, the Term Loan Secured Parties, the ABL Facility Secured Parties and their respective successors and assigns.

8.10. Specific Performance. Each of the Directing Term Loan Collateral Agent and the ABL Facility Collateral Agent may demand specific performance of this Agreement. The Term Loan Collateral Agent, on behalf of itself and the other Term Loan Secured Parties, and the ABL Facility Collateral Agent, on behalf of itself and the other ABL Facility Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Directing Term Loan Collateral Agent or the ABL Facility Collateral Agent, as the case may be.

8.11. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.12. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this

Agreement or any document or instrument delivered in connection herewith by telecopy or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.13. Authorization; No Conflict. Each of the parties hereto represents and warrants to all other parties hereto that the execution, delivery and performance by or on behalf of such party to this Agreement has been duly authorized by all necessary action, corporate or otherwise, does not violate any provision of law, governmental regulation, or any agreement or instrument by which such party is bound, and requires no governmental or other consent that has not been obtained and is not in full force and effect.

8.14. No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of the Term Loan Secured Parties and the ABL Facility Secured Parties and each of their respective successors and assigns. No other Person shall have or be entitled to assert rights or benefits hereunder other than the Grantors under Section 3.1 and Section 4.1 (in each case, solely with respect to the standstill periods referred to therein), Section 3.4(a) and Section 4.4(a) (in each case, solely with respect to the releases referred to therein), Section 8.3, this Section 8.14 and any other provision hereof pursuant to which rights are explicitly provided to the Grantors.

8.15. Provisions Solely to Define Relative Rights. (a) The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights and remedies of the Term Loan Secured Parties and the ABL Facility Secured Parties. Except as expressly provided in Section 8.14, none of the Grantors or any creditor thereof shall have any rights hereunder. Nothing in this Agreement is intended to or shall impair the obligations of the Grantors, which are absolute and unconditional, to pay the Term Loan Obligations and the ABL Facility Obligations as and when the same shall become due and payable in accordance with their respective terms.

(b) Nothing in this Agreement shall relieve the Borrower or any other Grantor from the performance of any term, covenant, condition or agreement on the Borrower’s or such Grantor’s part to be performed or observed under or in respect of any of the Collateral pledged by it or from any liability to any Person under or in respect of any of such Collateral or impose any obligation on any Collateral Agent to perform or observe any such term, covenant, condition or agreement on the Borrower’s or such other Grantor’s part to be so performed or observed or impose any liability on any Collateral Agent for any act or omission on the part of the Borrower or such other Grantor relative thereto or for any breach of any representation or warranty on the part of the Borrower or such other Grantor contained in this Agreement or any ABL Facility Document or Term Loan Document, or in respect of the Collateral pledged by it. The obligations of the Borrower and each other Grantor contained in this paragraph shall survive the termination of this Agreement and the discharge of the Borrower’s or such other Grantor’s other obligations hereunder.

(c) Each of the Collateral Agents acknowledges and agrees that it has not made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Facility Document or Term Loan Document. Except as otherwise provided in this Agreement, each of the Collateral Agents and the Administrative Agents will be entitled to manage and supervise their respective extensions of credit to the Borrower or any of its Subsidiaries in accordance with applicable law and their usual practices, modified from time to time as they deem appropriate.

8.16. Additional Grantors. The Borrower will cause each Person that becomes a Grantor to become a party to this Agreement, for all purposes of this Agreement, by causing such Person to execute and deliver to the parties hereto an Intercreditor Agreement Joinder, whereupon such Person will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. The Borrower shall promptly provide each Collateral Agent with a copy of each Intercreditor Agreement Joinder executed and delivered pursuant to this Section 8.16.

8.17. Avoidance Issues. If any ABL Facility Secured Party or Term Loan Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower or any other Grantor any amount (a “Recovery”), then such ABL Facility Secured Party or Term Loan Secured Party, as applicable, shall be entitled to a reinstatement of ABL Facility Obligations or Term Loan Obligations, as applicable, with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

8.18. Subrogation. (a) Subject to the Discharge of Term Loan Obligations, with respect to the value of any payments or distributions in cash, property or other assets that the ABL Facility Secured Parties or ABL Facility Collateral Agent pay over to the Directing Term Loan Collateral Agent or any of the other Term Loan Secured Parties under the terms of this Agreement with respect to any Term Loan Priority Collateral, the ABL Facility Secured Parties and the ABL Facility Collateral Agent shall be subrogated to the rights of the Directing Term Loan Collateral Agent and such other Term Loan Secured Parties; provided that, the ABL Facility Collateral Agent, on behalf of itself and the other ABL Facility Secured Parties, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Term Loan Obligations has occurred. The Borrower and each other Grantor acknowledges and agrees that, the value of any payments or distributions in cash, property or other assets received by the ABL Facility Collateral Agent or the other ABL Facility Secured Parties and paid over to the Directing Term Loan Collateral Agent or the other Term Loan Secured Parties pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the Term Loan Obligations owed by the Borrower or any other Grantor under the Term Loan Documents.

(b) Subject to the Discharge of ABL Facility Obligations, with respect to the value of any payments or distributions in cash, property or other assets that the Term Loan Secured Parties or Term Loan Collateral Agent pay over to the ABL Facility Collateral Agent or any of the other ABL Facility Secured Parties under the terms of this Agreement with respect to the ABL Facility Priority Collateral, the Term Loan Secured Parties and the Term Loan Collateral Agent shall be subrogated to the rights of the ABL Facility Collateral Agent and the other ABL Facility Secured Parties; provided that, the Term Loan Collateral Agent, on behalf of itself and the other Term Loan Secured Parties, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of ABL Facility Obligations has occurred. The Borrower and each other Grantor acknowledges and agrees that, the value of any payments or distributions in cash, property or other assets received by the Term Loan Collateral Agent or any other Term Loan Secured Parties and paid over to the ABL Facility Collateral Agent or the other ABL Facility Secured Parties pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the ABL Facility Obligations owed by each Borrower or any other Grantor under the ABL Facility Documents.

8.19. Refinancing and Additional Term Priority Obligations.

(a) Subject to compliance with following clause (c), upon any Refinancing in full of the ABL Facility Credit Agreement or the Term Loan Credit Agreement, the Grantors will be permitted to designate the respective agreement which refinances the ABL Facility Credit Agreement or the Term Loan Credit Agreement, as the case may be, as the replacement ABL Facility Credit Agreement or Term Loan Credit Agreement, as the case may be, in which case such designated agreement shall thereafter constitute the ABL Facility Credit Agreement or the Term Loan Credit Agreement, as the case may be, for purposes hereof; provided that the parties to each predecessor ABL Facility Credit Agreement and/or Term Loan Credit Agreement, as the case may be, shall continue to be bound by (and entitled to the benefits of) the provisions hereof (including without limitation Section 8.17 hereof) as applied to such agreements, the related agreements and all obligations thereunder prior to the Refinancing thereof.

(b) Subject to compliance with following clause (c), the Grantors shall also be permitted from time to time to designate as an additional holder of Term Loan Obligations hereunder each Person who is, or who becomes or who is to become, the holder of any Additional Term Priority Obligations.

(c) Upon the issuance or incurrence of any such Refinancing ABL Facility Credit Agreement or Term Loan Credit Agreement (as contemplated by preceding clause (a)) or any such Additional Term Priority Obligations (as contemplated by preceding clause (b)):

(i) the Borrower shall deliver to each Collateral Agent an officer’s certificate stating that the applicable Grantors (x) in the case of preceding clause (a), intend to enter or have entered into a Refinancing in full of the ABL Facility Credit Agreement or the Term Loan Credit Agreement, as the case may be, that the Refinancing of such agreement shall thereafter (upon such Refinancing in full) constitute the ABL Facility Credit Agreement or the Term Loan Credit Agreement, as the case may be, and certifying that the issuance or incurrence of such Refinancing is permitted by the ABL Facility Credit Agreement and the Term Loan Credit Agreement (exclusive of any such agreement which is then being Refinanced in full), or (y) in the case of preceding clause (b), intend to enter or have entered into an Additional Term Priority Obligations Agreement, and certifying that the issuance or incurrence of such Additional Term Priority Obligations and the Liens securing such Additional Term Priority Obligations are permitted by the Term Loan Credit Agreement, the ABL Facility Credit Agreement and each then extant Additional Term Priority Obligations Agreement, as applicable. Any Additional Term Priority Obligations Agent, Term Loan Collateral Agent and ABL Facility Collateral Agent shall be entitled to rely conclusively on the determination of the Borrower that such issuance and/or incurrence does not violate the provisions of the Term Loan Documents, the ABL Facility Documents or any Additional Term Priority Obligations Agreement that is set forth in such officer’s certificate delivered to the Term Loan Collateral Agent and the ABL Facility Collateral Agent; provided, however, that such determination will not affect whether or not the each applicable Grantor has complied with its undertakings in the Term Loan Documents, the ABL Facility Documents or the Additional Term Priority Obligations Agreements;

(ii) (x) in the case of preceding clause (a), the Borrower shall provide written notice to each then existing ABL Facility Collateral Agent and Term Loan Collateral Agent of the new ABL Facility Credit Agreement or Term Loan Credit Agreement, as the case may be, together with copies thereof, and identifying the new Collateral Agent thereunder (such new collateral agent, the “New ABL Facility Collateral Agent” or “New Term Priority Agent”, as the case may be), and providing its notice information for purposes hereof, and such New ABL Facility Collateral Agent or New Term Priority Agent, as the case may be, shall execute and deliver an Intercreditor Agreement Joinder, or (y) in the case of preceding clause (b), the Additional Term Priority Obligations Agent for such Additional Term Priority Obligations shall execute and deliver to the Collateral Agents an Intercreditor Agreement Joinder acknowledging that such holders shall be bound by the terms hereof to the extent applicable to Term Loan Secured Parties or the ABL Facility Secured Parties, as applicable;

(d) In each case above, each Collateral Agent shall promptly enter into such documents and agreements (including amendments, restatements, amendments and restatements, supplements or other modifications to this Agreement) as the Borrower, any Collateral Agent (but no other Secured Party) or any Additional Term Priority Obligations Agent may reasonably request in order to provide to it the rights, remedies and powers and authorities contemplated hereby, in each case consistent in all respects with the terms of this Agreement.

(e) In the case of a designation of a new Term Loan Credit Agreement pursuant to preceding clause (a), the ABL Facility Collateral Agent shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrower or such New Term Priority Agent shall reasonably request in order to provide to the New Term Priority Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (ii) deliver to the New Term Priority Agent any Pledged Term Loan Priority Collateral held by the ABL Facility Collateral Agent, together with any necessary endorsements (or otherwise allow the New Term Priority Agent to obtain control of such Pledged Term Loan Priority Collateral). The New Term Priority Agent shall agree to be bound by the terms of this Agreement. If the new Term Loan Priority Obligations under the new Term Loan Documents are secured by assets of the Grantors that do not also secure the ABL Facility Priority Obligations, then the ABL Facility Priority Obligations shall be secured at such time by a similarly perfected Lien on such assets, which Lien shall be subject to the provisions of this Agreement.

(f) In the case of a designation of a new ABL Facility Credit Agreement pursuant to preceding clause (a), the Directing Term Loan Collateral Agent shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrower and/or any Grantor or such New ABL Facility Collateral Agent shall reasonably request in order to provide to the New ABL Facility Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (ii) deliver to the New ABL Facility Collateral Agent any Pledged ABL Facility Priority Collateral held by the Directing Term Loan Collateral Agent, together with any necessary endorsements (or otherwise allow the New ABL Facility Collateral Agent to obtain control of such Pledged ABL Facility Priority Collateral). The New ABL Facility Collateral Agent shall agree to be bound by the terms of this Agreement. If the new ABL Facility Priority Obligations under the new ABL Facility Documents are secured by assets of the Grantors that do not also secure the Term Loan Priority Obligations, then the Term Loan Priority Obligations shall be secured at such time by a similarly perfected Lien on such assets, which Lien shall be subject to the provisions of this Agreement.

Notwithstanding the foregoing, nothing in this Agreement will be construed to permit or prohibit the incurrence of any additional Indebtedness by any Grantor, unless any such incurrence is otherwise permitted or prohibited, as the case may be, by the terms of each then applicable Term Loan Document and ABL Facility Document.

8.20. Agreement Among Secured Parties to Coordinate Enforcement.

(a) The Directing Term Loan Collateral Agent (solely as among the Term Loan Secured Parties in such capacity and solely for their mutual benefit) shall have the sole right and power, as among the Term Loan Collateral Agents and the Term Loan Secured Parties, to take and direct any right or remedy with respect to Collateral in accordance with the terms of this Agreement and the relevant Term Loan Documents. The Term Loan Secured Parties shall be deemed to have irrevocably appointed the Directing Term Loan Collateral Agent as their exclusive agent hereunder. Consistent with such appointment, the Term Loan Secured Parties further shall be deemed to have agreed that only the Directing Term Loan Collateral Agent (and not any individual claimholder or group of claimholders) as agent for the Term Loan Secured Parties, or any of the Directing Term Loan Collateral Agent’s agents shall have the right on their behalf to exercise any rights, powers, and/or remedies under or in connection with this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement); provided that Term Loan Secured Parties may exercise customary rights of set-off against depository or other accounts maintained with them in accordance with the terms of the relevant Term Loan Document or applicable law. Specifically, but without limiting the generality of the foregoing, no Term Loan Secured Party, other than the Directing Term Loan Collateral Agent, shall be entitled to take or file, but instead shall be precluded from taking or filing (whether in any Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement), except solely as provided in the proviso in the immediately preceding sentence.

(b) The ABL Facility Collateral Agent (solely as among the ABL Facility Secured Parties in such capacity and solely for their mutual benefit) shall have the sole right and power, as among the ABL Facility Collateral Agent and the ABL Facility Secured Parties, to take and direct any right or remedy with respect to Collateral in accordance with the terms of this Agreement and the relevant ABL Facility Documents. The ABL Facility Secured Parties shall be deemed to have irrevocably appointed the ABL Facility Collateral Agent as their exclusive agent hereunder. Consistent with such appointment, the ABL Facility Secured Parties further shall be deemed to have agreed that only the ABL Facility Collateral Agent (and not any individual claimholder or group of claimholders) as agent for the ABL Facility Secured Parties, or any of the ABL Facility Collateral Agent’s agents shall have the right on their behalf to exercise any rights, powers, and/or remedies under or in connection with this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement); provided that ABL Facility Secured Parties may exercise customary rights of set-off against depository or other accounts maintained with them in accordance with the terms of the relevant ABL Facility Document or applicable law. Specifically, but without limiting the generality of the foregoing, no ABL Facility Secured Party, other than the ABL Facility Collateral Agent, shall be entitled to take or file, but instead shall be precluded from taking or filing (whether in any Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement), except solely as provided in the proviso in the immediately preceding sentence.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement to be executed by their respective officers or representatives as of the day and year first above written.

JILL HOLDINGS LLC

By:
Name:
Title:

JILL ACQUISITION LLC

By:
Name:
Title:

[OTHER GRANTORS]

By:
Name:
Title:

Address:	CIT FINANCE LLC,
CIT Finance LLC 11 West 42nd Street New York, NY 10036	By:	as ABL Facility Administrative Agent and as ABL Facility Collateral Agent
Attention: Avinash Nainani		Name:
Facsimile No.: (212) 771-1759		Title:
E-mail: Avinash.Nainani@cit.com
By:
Name:
and		Title:

CIT Finance LLC
11 West 42nd Street
New York, NY 10036
Attention: Jorge Wagner, Chief Counsel
- Corporate Finance
Facsimile No.: (212) 461-5402
E-mail: jorge.wagner@cit.com

Address:	JEFFERIES FINANCE LLC, as Term Loan
Administrative Agent and as Term Loan Collateral
520 Madison Avenue		Agent
New York, New York 10022
Attention: Account Officer – Jill	By:
Acquisition LLC		Name:
Title:

By:
Name:
Title:

EXHIBIT A

to Intercreditor Agreement

FORM OF

INTERCREDITOR AGREEMENT JOINDER

Reference is made to the Intercreditor Agreement, dated as of May 8, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Jill Holdings LLC, a Delaware limited liability company (“Holdings”), Jill Acquisition LLC, a Delaware corporation (the “Borrower”), the other Grantors from time to time party thereto, CIT Finance LLC (“CIT”), as ABL Facility Administrative Agent and ABL Facility Collateral Agent, Jefferies Finance LLC (“Jefferies Finance”), as Term Loan Administrative Agent and Term Loan Collateral Agent and certain other Persons party or that may become party thereto from time to time. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

This Intercreditor Agreement Joinder, dated as of [●] [●], 20[●] (this “Joinder Agreement”), is being delivered pursuant to requirements of the Intercreditor Agreement.

1. Joinder. The undersigned, [●], [as a Grantor]1[as a [[New ABL Facility Collateral Agent, on behalf of itself and the ABL Facility Secured Parties][New Term Priority Agent, on behalf of itself and the Term Loan Secured Parties]]2[as an [Additional Term Priority Obligations Agent, on behalf of itself and the Additional Term Priority Obligations Secured Parties]],3 hereby becomes a party to the Intercreditor Agreement as a[n] [●] thereunder for all purposes thereof on the terms set forth therein, and to be bound by the terms, conditions and provisions of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

2. Agreements. The undersigned hereby agrees, for the enforceable benefit of all existing and future ABL Facility Secured Parties and all existing and future Term Loan Secured Parties that the undersigned is [(and the [ABL Facility Secured Parties][Term Loan Secured Parties][Additional Term Priority Obligations Secured Parties] represented by it are)]4 bound by the terms, conditions and provisions of the Intercreditor Agreement to the extent set forth therein.

3. Notice Information. The address of the undersigned for purposes of all notices and other communications hereunder and under the Intercreditor Agreement is [●], Attention of [●] (Facsimile No. [●][, electronic mail address: [●]]).

4. Counterparts. This Joinder Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed signature page to this Joinder by facsimile transmission or by email as a “.pdf” or “.tif” attachment shall be as effective as delivery of a manually signed counterpart of this Joinder.

5. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Credit Document. This Joinder shall constitute a Credit Document, under and as defined in, each of the ABL Facility Credit Agreement and Term Loan Credit Agreement.

[1]	Include if signing as Grantor.
[2]	Include if signing as new Collateral Agent pursuant to Section 8.19(c)(ii)(x) of the Intercreditor Agreement.
[3]	Include if signing as new Collateral Agent pursuant to Section 8.19(c)(ii)(y) of the Intercreditor Agreement.
[4]	Include if signing as a Collateral Agent and select appropriate secured party reference.

7. Miscellaneous. The provisions of Section 8 of the Intercreditor Agreement will apply with like effect to this Intercreditor Agreement Joinder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Intercreditor Agreement Joinder to be duly executed by its authorized representative, and each of the ABL Facility Collateral Agent and the Term Loan Collateral Agent has caused the same to be accepted by its authorized representative, as of the day and year first above written.

[NAME OF GRANTOR/ADDITIONAL SECURED PARTY], as [ ]

By:
Name:
Title:

Acknowledged and Agreed to by:

[ ], as ABL Facility Collateral Agent,

By:
Name:
Title:

[ ], as Term Loan Collateral Agent,

By:
Name:
Title:

EXHIBIT K

[RESERVED]

Exhibit L

FORM OF JOINDER AGREEMENT

THIS JOINDER TO CREDIT AGREEMENT [and NOTES], (this “Joinder”) is executed as of         ,          by [NAME OF NEW [BORROWER] [GUARANTOR]], a                      [corporation] [limited liability company] [partnership] (the “Joining Party”), and delivered to CIT FINANCE LLC, as Administrative Agent and as Collateral Agent, for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, Jill Holdings LLC, a Delaware limited liability company, J. Jill Gift Card Solutions, Inc., a Florida corporation, the other Guarantors from time to time party thereto, Jill Acquisition LLC, a Delaware limited liability company (the “Company”), certain of its Subsidiaries from time to time party thereto, the various lenders from time to time party thereto (the “Lenders”) and CIT Finance LLC, as Administrative Agent and as Collateral Agent, have entered into an ABL Credit Agreement, dated as of May 8, 2015 (as amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of Letters of Credit for the accounts of, the Borrowers as contemplated therein;

WHEREAS, the Joining Party is a direct or indirect Subsidiary of the Company and desires, or is required pursuant to the provisions of the Credit Agreement, to become a [Borrower] [Guarantor] under the Credit Agreement; and

WHEREAS, the Joining Party will obtain benefits from the incurrence of Loans by the Borrowers, and the issuance of, and participation in, Letters of Credit for the accounts of the Borrowers, in each case pursuant to the Credit Agreement, and, accordingly, desires to execute this Joinder in order to (i) satisfy the requirements described in the preceding paragraph and (ii) induce the Lenders to make Loans to the Borrowers and issue, and/or participate in, Letters of Credit for the accounts of the Borrowers;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to the Secured Creditors and hereby covenants and agrees with each Secured Creditor as follows:

1. By this Joinder, the Joining Party becomes a [Borrower] [Guarantor] for all purposes under the Credit Agreement, pursuant to Section 9.12(f) thereof.

2. The Joining Party agrees that, upon its execution hereof, it will become a [Borrower] [Guarantor] under the Credit Agreement, and will be bound by all terms, conditions and duties applicable to a [Borrower] [Guarantor] under the Credit Agreement and the other Credit Documents (including each Note, (if any) whether or not such Joining Party actually signs a counterpart thereof). Without limitation of the foregoing, and in furtherance thereof, the Joining Party agrees, on a joint and several basis with the other [Borrowers] [Guarantors], to irrevocably and unconditionally pay in full all of the [Obligations of the Borrowers] [Guaranteed Obligations] in accordance with the terms of the Credit Agreement and the other Credit Documents.

Exhibit L

3. The Joining Party hereby makes and undertakes, as the case may be, each covenant, representation and warranty made by, and as each [Borrower] [Guarantor] under the Credit Agreement, as of the date hereof (except to the extent any such representation or warranty relates solely to an earlier date in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date), and agrees to be bound by all covenants, agreements and obligations of a Borrower pursuant to the Credit Agreement and all other Credit Documents to which it is or becomes a party.

4. This Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided, however, that the Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders or as otherwise permitted by the Credit Documents. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Joinder may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder which shall remain binding on all parties hereto.

5. From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents.

6. Each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct in all material respects, both before and after giving effect to this Joinder on the date hereof, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date.

7. No event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default.

8. The effective date of this Joinder is             , 20    .

* * *

Exhibit L

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be duly executed as of the date first above written.

[NAME OF NEW [BORROWER]
[GUARANTOR]]

By:
Name:
Title:

Accepted and Acknowledged by:

CIT FINANCE LLC, as Administrative Agent and as
Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT M

FORM OF BORROWING BASE CERTIFICATE

The undersigned hereby certifies that:

(1) I am the duly elected                      of Jill Acquisition LLC a Delaware limited liability company (the “Company”).

(2) In accordance with Section 9.01(f) of that certain ABL Credit Agreement, dated as of May 8, 2015 (as amended, restated, amended and restated, amended and extended, supplemented or modified from time to time, the “Credit Agreement”), by and among Jill Holdings LLC, the other Guarantors from time to time party thereto, the Company, J. Jill Gift Card Solutions, Inc. (“Gift Card”), certain other Subsidiaries of the Company from time to time party thereto as borrowers (together with Gift Card and the Company, each a “Borrower” and collectively the “Borrowers”), the lenders from time to time party thereto and CIT Finance LLC, as administrative agent and collateral agent, attached hereto as Annex 1 is a true and accurate calculation of the Borrowing Base as of             , 20    , determined in accordance with the requirements of the Credit Agreement. Terms defined in the ABL Credit Agreement and not otherwise defined herein are used herein as therein defined.

(3) In accordance with Section 9.01(f) of the Credit Agreement, attached hereto as Annex 2, are the supporting documents as set forth on Schedule 9.01(f) to the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of             , 20    .

JILL ACQUISITION LLC

By:
Name:
Title:

EXHIBIT M

ANNEX 1

TO BORROWING BASE CERTIFICATE

Attach in reasonable detail the respective components of clauses (a), (b), (c), (d) and (e) of the definition of Borrowing Base and the respective calculations of the foregoing and of the aggregate Borrowing Base under clauses (a), (b), (c), (d) and (e)

EXHIBIT M

ANNEX 2

TO BORROWING BASE CERTIFICATE